As filed with the Securities and Exchange Commission on October 13, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TH International Limited
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
2501 Central Plaza
227 Huangpi North Road
Shanghai, People’s Republic of China, 200003
+86-021-6136-6616
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor,
New York, NY 10168
+1(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jesse Sheley Joseph Raymond Casey Ram Narayan Min Lu Kirkland & Ellis International LLP 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Tel: +852-3761-3300	Steve Lin Kirkland & Ellis International LLP 29th Floor, China World Office 2 No.1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 10-5737-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of Securities Act.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

The information contained in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission with respect to such securities has been declared effective. This prospectus is not an offer to sell these securities and no offers to buy these securities are being solicited in any jurisdiction where their offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 13, 2022
PRELIMINARY PROSPECTUS
Up to 22,900,000 Ordinary Shares issuable upon the exercise of warrants
Up to 62,151,365 Ordinary Shares and 5,650,000 Warrants to purchase Ordinary Shares offered by Selling Securityholders
OF
TH International Limited

This prospectus relates to the issuance by TH International Limited (“we,” “us,” the “Company” or “THIL”) of up to 22,900,000 ordinary shares, par value $0.00000939586994067732 per share, of the Company (“Ordinary Shares”), including (i) 17,250,000 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued on September 28, 2022 (the “Closing Date”) in exchange for the public warrants of Silver Crest Acquisition Corporation (“Silver Crest”) that were issued in the initial public offering of Silver Crest (the “Public Warrants”); (ii) 4,450,000 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 per share, which were issued to Silver Crest Management LLC (the “Sponsor”) on the Closing Date (the “Sponsor Warrants”) in exchange for the private placement warrants purchased by the Sponsor for a total consideration of $9,400,000 in a private placement concurrent with the initial public offering of Silver Crest; and (iii) 1,200,000 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 per share, which were issued on the Closing Date to certain investors (the “PIPE Investors”) who invested $10 million or more pursuant to separate subscription agreements dated March 9, 2022 (the “PIPE Subscription Agreements”) for no consideration (the “PIPE Warrants,” and collectively with the Public Warrants and the Sponsor Warrants, the “Warrants”).
This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the “Selling Securityholders”) of up to (A) 62,151,365 Ordinary Shares, which include (i) an aggregate of 35,186,824 Ordinary Shares beneficially owned by Pangaea Two Acquisition Holdings XXIIA Limited, Tencent Mobility Limited, SCC Growth VI Holdco D, Ltd., Eastern Bell International XXVI Limited and Pangaea Two Acquisition Holdings XXIII, Ltd. (the “Legacy Shares”), which were acquired by Pangaea Two Acquisition Holdings XXIIA Limited and Pangaea Two Acquisition Holdings XXIII, Ltd. for nominal consideration and by Tencent Mobility Limited, SCC Growth VI Holdco D, Ltd. and Eastern Bell International XXVI Limited at a price of approximately $2.10, $2.82 and $2.82 per share, respectively; (ii) 4,312,500 Ordinary Shares issued to the Sponsor (the “Sponsor Shares”) on the Closing Date in exchange for the Class B ordinary shares of Silver Crest, which were purchased by the Sponsor at a price of approximately $0.006 per share; (iii) 4,450,000 Ordinary Shares issuable upon the exercise of the Sponsor Warrants; (iv) 5,050,000 Ordinary Shares issued to the PIPE Investors pursuant to the PIPE Subscription Agreements on the Closing Date (the “PIPE Shares”), at a price of $10.00 per share for investors who invested less than $10 million and an effective price of $8.00 per share for investors who invested $10 million or more; (v) 1,200,000 Ordinary Shares issuable upon the exercise of the PIPE Warrants; (vi) 5,000,000 Ordinary Shares issued to Shaolin Capital Partners Master Fund Ltd, DS Liquid DIV RVA SCM LLC, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC (the “ESA Investors”) on the Closing Date pursuant to an Equity Support Agreement dated May 25, 2022 at a price of $10.00 per share (the “ESA Shares”); (vii) 6,752,041 Ordinary Shares issuable upon conversion of convertible notes (the “Notes”) issued to Sona Credit Master Fund Limited and Sunrise Partners Limited Partnership (the “Notes Investors”) pursuant to the Convertible Note Purchase Agreements that each of the Notes Investors entered into with THIL and Pangaea Two Acquisition Holdings XXIIA Limited (the “Conversion Shares”), whereby the Notes Investors purchased an aggregate principal amount of $50 million Notes for a purchase price of 98% of the principal amount thereof; and (viii) 200,000 Ordinary Shares held by Pangaea Two Acquisition Holdings XXIIA Limited that may be acquired by Sona Credit Master Fund Limited through its exercise of the option to purchase such shares at its discretion at a purchase price of $11.50 (the “Option Shares”) pursuant to an Option Agreement, dated August 19, 2022, by and between, on the one hand, THIL, Pangaea Two Acquisition Holdings XXIIB Limited and Pangaea Two Acquisition Holdings XXIIA Limited and, on the other hand, Sona Credit Master Fund Limited; and (B) 5,650,000 Warrants, which include (i) 4,450,000 Sponsor Warrants and (ii) 1,200,000 PIPE Warrants. We are registering these securities to satisfy certain registration rights we have granted to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering.
The Selling Securityholders may offer, sell or distribute all or a portion of these securities from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section titled “Plan of Distribution” for details. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”
The securities registered herein are identified in this prospectus as the Registered Securities. Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to 62,151,365 Ordinary Shares constituting (on a post-exercise basis) approximately 38.7% of our issued and outstanding Ordinary Shares as of September 28, 2022 (assuming the exercise of all of our outstanding Warrants and the conversion of the Notes). The sales of a substantial number of Registered Securities could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities.

Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the Registered Securities due to the lower price that they purchased the Registered Securities compared to other public investors and may be incentivized to sell our Ordinary Shares or Warrants when others are not. For example, based on the closing price of our Ordinary Shares on October 12, 2022, the Sponsor may experience a potential profit of up to $4.13 per share; holders of the Legacy Shares may experience a potential profit of up to $2.03 per share; the PIPE Investors and the ESA Investors may experience a potential profit if the price of our Ordinary Shares exceeds $10.00 per Ordinary Share; and the Sponsor and the PIPE Investors may experience a potential profit on their Warrants if the price of our Ordinary Shares exceeds $11.50 per Ordinary Share.
We will not receive any proceeds from any sale of the Registered Securities by the Selling Securityholders. We will receive proceeds from the exercise of Warrants if the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Our Ordinary Shares and Public Warrants are currently traded on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “THCH” and “THCHW,” respectively. Our Ordinary Shares and Public Warrants began trading on Nasdaq on September 29, 2022. On October 12, 2022, the closing price of our Ordinary Shares on Nasdaq was $4.13 per share, and the closing price of our Public Warrants on Nasdaq was $0.239 per warrant.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
In addition, as of the date of this prospectus, Peter Yu, our Chairman and the Managing Partner of Cartesian Capital Group, LLC (“Cartesian”), indirectly owns approximately 53.4% of our oustanding Ordinary Shares through entities controlled by him. As a result, we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. We currently do not intend to take advantage of these exemptions. However, we cannot guarantee that this may not change going forward. In addition, four out of the nine members of our board of directors, including Peter Yu, are executives of Cartesian.
THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. THIL is not a Chinese operating company and does not directly own any substantive business operations in mainland China. The securities registered hereby are securities of THIL, not those of its operating companies. Therefore, investors in THIL will not directly hold any equity interests in its operating companies. This holding company structure involves unique risks to investors. For example, PRC regulatory authorities could disallow this operating structure and limit or hinder THIL’s ability to conduct its business through, receive dividends from or transfer funds to the operating companies or maintain listing on a U.S. or other foreign exchange, which could cause the value of THIL’s securities to significantly decline or become worthless. In addition, THIL and its subsidiaries incorporated under the laws of the People’s Republic of China (the “PRC Subsidiaries”) face various legal and operational risks associated with doing business in China. For a detailed description of the risks related to THIL’s holding company structure and doing business in China, see “Risk Factors — Risks Related to Doing Business in China.” These risks arise from, among other things, PRC governmental authorities’ significant oversight and discretion over the business and financing activities of its PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, difficulties or delays in obtaining regulatory approvals for listing on a foreign stock exchange or conducting certain business activities and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. These risks could result in a material change in the operations of THIL’s PRC Subsidiaries and significantly limit or completely hinder THIL’s ability to maintain listing on a U.S. or other foreign stock exchange, to accept foreign investments and to offer or continue to offer securities to foreign investors. THIL and its PRC Subsidiaries are also subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. For example, THIL’s PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC government authorities. Due to the existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by THIL’s PRC Subsidiaries, such as Tim Hortons (China) Holdings Co., Ltd.

(“Tim Hortons China”) and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund THIL’s foreign currency needs or any foreign operations that THIL may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the Business Combination (as defined and described in greater detail in this prospectus under “Prospectus Summary — Recent Developments — Business Combination”) and related financings to fund the operations or liquidity needs of its PRC Subsidiaries. For a detailed description of the restrictions and related risks, see “Summary — Corporate Structure,” “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Risk Factors — Risks Related to Doing Business in China — Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the Business Combination and related financings and adversely affect the value of your investment.” Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by TH Hong Kong International Limited (“THHK”), a wholly-owned subsidiary of THIL incorporated under the laws of the Hong Kong Special Administrative Region (the “HKSAR”), is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor does THIL believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. As of the date of this prospectus, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any investor, and there has been no transfer of capital expenses among THIL and its subsidiaries. As of the date of this prospectus, THIL has transferred an aggregate of US$180.0 million in cash to THHK as capital injections and shareholder loans, and THHK has transferred an aggregate of US$143.0 million in cash to Tim Hortons China, a wholly-owned PRC subsidiary of THHK, and US$25.0 million in cash to Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., a wholly-owned PRC subsidiary of Tim Hortons China, as capital injections and shareholder loans. THIL currently does not have a specific timetable on when to settle the amounts owed within the Company and plans to distribute cash dividends after it becomes profitable. See pages F-11 and F-47 of this prospectus for additional information on the amount of cash balances held at financial institutions in mainland China, Hong Kong and the Cayman Islands as of December 31, 2020 and 2021 and June 30, 2022, respectively. Any determination to pay dividends in the future will be at the discretion of the Board. THIL does not currently have any cash management policy that dictates how funds shall be transferred between THIL and its subsidiaries, including its PRC Subsidiaries, THHK and any other non-PRC subsidiaries that it may have in the future, or among its subsidiaries.
In addition, on December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the Holding Foreign Companies Accountable Act (the “HFCAA”), pursuant to which the SEC will (i) identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of the position taken by the authority in the foreign jurisdiction and (ii) impose a trading prohibition on the issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The Accelerating Holding Foreign Companies Accountable Act, which was passed by the U.S. Senate in June 2021, (the “AHFCAA”), if enacted, would shorten the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduce the time before the potential trading prohibition against or delisting of THIL’s securities. On December 16, 2021, the Public Company Accounting Oversight Board (the “PCAOB”) issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong because of positions taken by local authorities. THIL’s auditors, who are headquartered in mainland China, are subject to the determinations announced by the PCAOB. As a result, the PCAOB has been and currently is unable to inspect THIL’s auditors. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The terms of the Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. However, it is uncertain whether and how the Protocol will be implemented and whether THIL’s auditors will be able to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. The fact that the PCAOB has been and currently is unable to inspect THIL’s auditors could deprive investors of the benefits of such inspections and cause THIL’s securities to be delisted under the HFCAA and the AHFCAA. The delisting of THIL’s securities, or the threat of such securities being delisted, may materially and adversely affect the value of your investment. For a detailed description of the related risks, see “Risk Factors — Risks Related to Doing Business in China — The PCAOB has been and currently is unable to inspect our auditor. Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for three consecutive years after we are identified by the SEC as a Commission-Identified Issuer, or two consecutive years if the AHFCAA is enacted. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives investors of the benefits of such inspections.”
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Registered Securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in such securities under “Risk Factors” beginning on page 26 of this prospectus.
The date of this prospectus is            , 2022.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor any of the Selling Securityholders has authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor nor any of the Selling Securityholders takes any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. Neither we nor any of the Selling Securityholders is making an offer to sell the Registered Securities in any jurisdiction where the offer or sale thereof is not permitted, nor have we or the Selling Securityholders taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Registered Securities and the distribution of this prospectus outside the United States.

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning the industry in which THIL’s subsidiaries operate, including market size and growth of the markets in which it participates, that are based on industry publications and reports and forecasts prepared by its management. In some cases, THIL does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. THIL has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which THIL’s subsidiaries operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
The sources of certain statistical data, estimates, and forecasts contained in this prospectus include independent industry reports from Global Market Trajectory & Analytics and the Department of Agriculture Foreign Agricultural Service.
Certain estimates of market opportunity, including internal estimates of the addressable market for THIL’s subsidiaries and forecasts of market growth, included in this prospectus, may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this prospectus relating to the size of THIL’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market THIL estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this prospectus, THIL could fail to successfully address or compete in such markets, if at all.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Certain other amounts that appear in this prospectus may not sum due to rounding.

STATEMENT REGARDING TIM HORTONS
TIM HORTONS® is a registered trademark of Tim Hortons Restaurants International GmbH (“THRI”), a subsidiary of Restaurant Brands International Inc. (“RBI”). The offering of the Registered Securities has not been endorsed by RBI or any its subsidiaries, affiliates, officers, directors, agents, employees or advisors; other than in their capacity, as applicable, as a director of THIL. The grant of a “Tim Hortons” franchise to THIL in mainland China, Hong Kong and Macau by THRI should not be construed as an express or implied approval or endorsement of any statement regarding performance of THIL and/or its subsidiaries (financial or otherwise) in this prospectus. In making an investment decision, an investor must rely on its own examination of THIL.
The enforcement or waiver of any obligation of THIL under the applicable franchise agreements is generally a matter of the franchisor’s sole discretion. No investor should rely on any representation, assumption or belief that THRI will enforce or waive particular obligations of THIL under those agreements.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
THIL has proprietary rights to trademarks used in this prospectus that are important to its business, many of which are registered under applicable intellectual property laws. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that THIL will not assert, to the fullest extent permitted under applicable law, its rights or the right of the applicable licensor to these trademarks, trade names and service marks. THIL does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of THIL by, any other parties.
IMPORTANT INFORMATION ABOUT EXCHANGE RATES
Certain information presented in this prospectus has been converted from Renminbi to U.S. dollars at a rate of RMB6.6981 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2022. Exchange rates fluctuate, and such fluctuation can be significant.

SELECTED DEFINITIONS
“Board” means the board of directors of THIL.
“Cayman Companies Law” means the Companies Act (as amended) of the Cayman Islands.
“DataCo” means Pangaea Data Tech (Shanghai) Co., Ltd.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Hong Kong Subsidiaries” means TH Hong Kong International Limited and any other Hong Kong-incorporated subsidiary that THIL may have in the future.
“PCAOB” means the Public Company Accounting Oversight Board.
“Plan of Merger” means the plan of merger for the First Merger pursuant to which Merger Sub will be merged with and into Silver Crest, following which the separate corporate existence of Merger Sub shall cease and Silver Crest shall continue as the surviving entity.
“PRC” means the People’s Republic of China.
“PRC Subsidiaries” means Tim Hortons (China) Holdings Co., Ltd., Shanghai Donuts Enterprise Management Co., Ltd., Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., Tim Hortons (Beijing) Food and Beverage Services Co., Ltd., Tim Coffee (Shenzhen) Co., Ltd., Tim Hortons (Shenzhen) Food and Beverage Co., Ltd. and/or any other PRC-incorporated subsidiary that THIL may have in the future.
“Same-store sales growth” means the percentage change in the sales of stores that have been operating for 12 months or longer during a certain period compared to the same period from the prior year. The same-store sales growth for any period of more than a month equals to the arithmetic average of the same-store sales growth of each month covered in the period. If a store was closed for seven days or more during any given month, its sales during that month and the same month in the comparison period are excluded for purposes of measuring same-store sales growth.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Silver Crest Management LLC.
“system-wide stores” means stores owned and operated by THIL and franchise stores.
“THIL” means TH International Limited and/or its subsidiaries. All references to “THIL” with respect to business operations shall mean THIL’s PRC Subsidiaries, unless otherwise indicated.
“THIL Articles” means the second amended and restated memorandum and articles of association of THIL
“U.S. dollars”, “U.S.$” or”$” means the legal currency of the United States.
“U.S. GAAP” means accounting principles generally accepted in the United States of America.

SUMMARY
This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus. For additional information, see “Where You Can Find More Information” on page 144. Each item in this summary refers to the page of this prospectus on which that subject is discussed in more detail.
Overview
THIL is an emerging coffee champion in China. THIL’s vision is as simple as it is ambitious: to build the premier coffee and bake shop in mainland China. Founded by affiliates of Cartesian Capital Group, LLC (“Cartesian”) and Tim Hortons Restaurants International GmbH, the owner of the Tim Hortons brand, THIL is the parent company of the master franchisee of, and holds the right to operate, Tim Hortons coffee shops in mainland China, Hong Kong and Macau. Tim Hortons, one of the largest coffee, donut, and tea restaurant chains in the world, is deeply rooted in core values of inclusivity and community. THIL opened its first coffee shop in China in February 2019 and has grown dramatically since then, selling high-quality coffee and freshly prepared food items at attractive price points through both company owned and operated stores and franchised stores. As of June 30, 2022, THIL had 440 system-wide stores across 24 cities in mainland China. As of the date of this prospectus, THIL does not have any stores outside of mainland China. In addition to its physical store network, THIL has built a rapidly expanding base of loyal customers and a robust technology infrastructure that facilitates digital ordering and supports the efficient growth of its business. In 2021, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 73.0% of THIL’s revenues from company owned and operated stores, representing an increase of 8.8 percentage points from approximately 64.2% in 2020. During the six months ended June 30, 2022, 77.0% of THIL’s revenues were generated from digital orders. THIL also has a popular loyalty program, which has experienced tremendous growth since its establishment in 2019, reaching 2.3 million, 6.0 million and 7.5 million as of December 31, 2020, December 31, 2021 and June 30, 2022, respectively. As of the date of this prospectus, the number of its loyalty program members has further grown to over 9.0 million. In February 2022, Tim Hortons China transferred control and possession of the personal data of THIL’s customers to Pangaea Data Tech (Shanghai) Co., Ltd. (the “DataCo”), a PRC-incorporated company, pursuant to a Business Cooperation Agreement. For a more detailed description, see the section of this prospectus titled “Business — Digital Technology and Information Systems.”
THIL provides customers with a distinctive value proposition, combining freshly prepared, high-quality and locally relevant food and beverages, priced attractively and served to its guests with an inviting customer experience. THIL’s business philosophy is anchored by four fundamental cornerstones: true local relevance, continuous innovation, genuine community, and absolute convenience, and THIL seeks to deliver these through world-class execution and data-driven decision making.
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True local relevance:   As a global brand, THIL strives to understand and embrace what its guests like, want and need. True localization is evident in its menu, store designs and digital identity, allowing it to create familiarity and grow rapidly in the Chinese market.

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Continuous innovation:   In China’s dynamic and demanding consumer market, THIL bolsters its strong core menu offering by continually updating its product offerings and innovating on its digital systems from customer facing elements like ordering to back-of-the-house systems like training and supply chain.

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Genuine community:   THIL is not just about caffeine but also connections. THIL’s physical and digital spaces allow its community to interact around its products, and its loyalty club offers incentives and discounts to build the community and drive sales.

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Absolute convenience:   THIL strives to make buying its products as simple and convenient as possible for guests. Towards this goal, THIL (i) strategically deploys three complementary store formats, namely flagship stores, classic stores and “Tims Go” stores, (ii) leverages mobile ordering to streamline the customer experience, and (iii) utilizes delivery to increase its reach and efficiency.

Building on these four cornerstones, THIL’s revenue has grown rapidly since its inception, and THIL has maintained positive adjusted store EBITDA for its company owned and operated stores for 2020, 2021 and the six months ended June 30, 2022. The fully-burdened gross profit of THIL’s company owned and operated stores, the most comparable GAAP measure to adjusted store EBITDA, for 2020, 2021 and the six months ended June 30, 2022 was negative RMB46.3 million, negative RMB157.4 million (US$23.5 million) and negative RMB148.5 million (US$22.2 million) , respectively. During the same periods, THIL’s adjusted store EBITDA was RMB13.5 million, RMB27.5 million (US$4.1 million) and negative RMB61.3 million (US$9.2 million), respectively. For more details regarding adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by THIL’s management and board of directors in evaluating THIL’s operating performance and making strategic decisions regarding capital allocation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure.” THIL’s revenues grew significantly from RMB57.3 million in 2019 to RMB212.1 million in 2020, and further grew to RMB643.4 million (US$96.1 million) in 2021, and maintained a year-over-year revenue growth of over 70% in the six months ended June 30, 2022 from RMB237.3 million for the six months ended June 30, 2021 to RMB403.9 million (US$60.3 million) for the same period in 2022. Its total costs and expenses increased from RMB148.5 million in 2019 to RMB353.3 million in 2020, and further increased to RMB1,017.8 million (US$152.0 million) in 2021. Its total costs and expenses increased from RMB369.4 million for the six months ended June 30, 2021 to RMB703.2 million (US$105.0 million) for the same period in 2022. Its net loss increased from RMB87.8 million in 2019 to RMB143.1 million in 2020, and further increased to RMB382.9 million (US$57.2 million) in 2021. Its net loss increased from RMB132.8 million for the six months ended June 30, 2021 to RMB326.9 million (US$48.8 million) for the same period in 2022.
Impact of COVID-19
THIL has demonstrated resilience and agility throughout the COVID-19 pandemic, but serious challenges endure. The COVID-19 pandemic has adversely affected THIL’s store operations and the sales of affected stores since 2020, primarily as a result of temporary store closures, reduced operating hours and decreased customer traffic. In late January and February 2020, its total sales dropped by approximately 20%-30% compared to pre-COVID levels. Its total sales began to gradually recover in March 2020, almost reaching pre-COVID levels by the end of June 2020. During the first half of 2020, home delivery of its products was very strong, which partially offset the impact from COVID-19. In late 2020, THIL’s dine-in business was again negatively affected for a brief period due to a moderate resurgence of COVID-19 cases. Beginning in March 2022, the outbreak of the Omicron variant of COVID-19 and the zero-COVID measures, such as lengthy city-wide lock-downs, undertaken in certain cities in which THIL’s PRC subsidiaries operate (including Shanghai, where we have the highest number of stores), have caused significant disruptions to the operations of THIL’s PRC Subsidiaries in these cities, such as temporary closure of certain stores as a result of the lock-downs imposed in these cities, restrictions on delivery services in locked-down areas, shortage of production, service and delivery staff, slower pace of store network expansion, and volatility in the supply and price of raw materials and intermediary products. During this period, THIL continued to offer home-delivery services through group buying and e-commerce sales to the extent permitted, which mitigated the impact of the disruptions to some extent and enabled us to further expand our customer base. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. For a more detailed discussion, see “— Inflation and Supply Chain Impacts.” Despite the challenges posed by COVID-19, its disruptive impact on other retail groups also provided an opportunity to access many attractive sites and expand rapidly. Overall, THIL believes that the impact of COVID-19 on its business is manageable. The revenues of THIL’s company owned and operated stores have continued to grow on a year-over-year basis since 2020, and the same-store sales growth of its company owned and operated stores was 7.4%, 15.7% and 0.7% in 2020, 2021 and the six months ended June 30, 2022, respectively. As the pandemic continues to rapidly evolve in China around the world, with several new COVID-19 variants continuing to be discovered, THIL is continuously assessing the impact of COVID-19 on its business operations and financial condition. While the rate of THIL’s same-store sales growth may continue to be adversely impacted by the COVID-19 pandemic and related public health measures, such as lock-downs, until such measures are largely relaxed or lifted, it cannot anticipate with certainty the length or severity of such impact. As of the date of this prospectus, the lock-downs in Shanghai and certain other cities in mainland China have eased to a substantial degree.

Inflation and Supply Chain Impacts
In addition to the COVID-19 pandemic and related control measures, rising inflation, geopolitical conflicts, including the recent war in Ukraine, and the related supply chain disruptions have also had a direct or indirect impact on THIL’s business, customer base, results of operations, profit margins and outlook.
Increases in the inflation rate of prices of commodities that are inputs to THIL’s products and services, such as agricultural and energy commodities, have led to higher raw material, fuel, freight, warehousing and labor costs and operating expenses. The unit purchase prices of THIL’s regionally sourced raw materials and other products, such as dairy, bakery and food ingredients and packing materials, have remained relatively stable, while the unit price of THIL’s coffee beans has continued to increase since its inception and was approximately 16.6% higher in January 2022 than January 2021. THIL has also enjoyed favorable discounts as its store network and procurement volume continue to grow. THIL anticipates that the average unit price of imported coffee beans will continue to increase in the foreseeable future and that continued inflationary pressure will continue to pressure its margins. Increased inflation rates could also cause discretionary purchases to decline and adversely affect THIL’s ability to attract and retain customers and encourage customer spending. In addition, if the disposable income of THIL’s customers does not increase at a similar rate as inflation does, its sales could suffer, which could materially and adversely affect its business and financial condition and cause it to have additional working capital needs. However, THIL cannot predict whether or how long these higher inflation rates will persist. For a more detailed disclosure on the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — We face risks related to the fluctuations in the cost, availability and quality of our raw materials and other products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations” and “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.”
In addition, although THIL does not have any operations outside of mainland China or any business relationships, connections to, or assets in, Russia, Belarus, or Ukraine, its business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. See “Risk Factors — Risks Related to THIL’s Business and Industry — We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.”
The impact on THIL’s supply chains from rising inflation and geopolitical tensions primarily consists of: (i) higher purchase prices and fuel, freight and warehousing costs for both imported and regionally sourced raw materials and other products, (ii) delays in the manufacturing, processing and transportation of raw materials and other products; and (iii) logistics and operational disruptions. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. Specifically, (i) the COVID-19 pandemic has resulted in disruptions to the operations of the supplier of THIL’s coffee beans, all of which are imported from the United States, and delays in the transportation of coffee beans from the United States to China; and (ii) measures taken by the PRC government to contain the spread of COVID-19, such as lock-downs and travel restrictions, have caused temporary supply shortages or unstable supplies of certain raw materials and other products, longer lead times, and increased transportation, freight and warehousing costs during the implementation of these measures. As many of THIL’s coffee condiments and pre-made products have a relatively short shelf life, the lack of availability of these products that meet THIL’s or THRI’s quality standards or timing requirements could have a material adverse impact on its business, financial condition and results of operations. The magnitude of such impact is difficult to predict, in part because it closely hinges on the outbreaks of COVID-19 and related measures, which are highly unpredictable.

Future interruptions or friction in THIL’s supply chains, as well as anticipation of interruptions or friction, may cause it to be unable to meet customer demand, retain extra inventory and make operational plans with less precision. Each of these impacts, if THIL is affected more than its competitors, could materially and adversely affect its business, adversely impact its prices and/or margins, and cause it to have additional working capital needs.
The increases in THIL’s costs and expenses described above have been mitigated to some extent by its growing economies of scale and operating efficiency as it continues to expand its store network and grow its business. As a result of favorable discounts granted in connection with bulk purchases of regionally sourced food ingredients and pre-made products, the profit margins for THIL’s food products have remained relatively stable.
Towards the goal of further mitigating the pressure on THIL’s overall cost structure as a result of price inflation, geopolitical tensions and additional costs and expenses associated with supply chain disruptions, since January 2022, THIL has raised the list price of its beverage products, including coffees, by RMB1 to RMB2 per cup (or approximately 5-8% of the list price) and reduced the rate of its promotional discounts by 3-5%. As a result of these mitigation efforts, THIL’s profit margins for these beverage products also have remained relatively stable. However, if the costs and expenses described above continue to increase, there can be no assurance that THIL can continue to increase prices to maintain its margins. Lower margins could adversely impact the profitability of THIL’s business and adversely impact its share price and prospects. If the amounts THIL charges its customers increase at a rate that is either unaffordable to its customers or insufficient to compensate for the rise in its material costs and operational expenses, its business may be materially and adversely affected, its product margin may deteriorate and it may have additional working capital needs. THIL does not believe that such mitigation efforts have introduced any other new material risks, including, but not limited to, those related to product quality or reliability or regulatory approval. For a more detailed discussion of the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — If we are unable to maintain or increase prices, we may fail to maintain a positive margin.” In order to mitigate the potential adverse impact of price increases on its financial condition and results of operations, THIL plans to continue to improve its operating efficiency and further strengthen its bargaining power with its suppliers through the continued expansion of its store network.
Corporate Structure
THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries and does not directly own any substantive business operations in mainland China. Therefore, investors in THIL will not directly hold any equity interests in its operating companies. This holding company structure involves unique risks to investors. For example, PRC regulatory authorities could disallow this operating structure and limit or hinder THIL’s ability to conduct its business through, receive dividends from or transfer funds to its operating subsidiaries or list on a U.S. or other foreign exchange, which could cause the value of THIL’s securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China” for more details.

The following diagram illustrates THIL’s corporate structure as of the date of this prospectus.

Cartesian Capital Group, LLC
100%
100%
SCC Growth VI Holdco D, Ltd.
Tencent Mobility Limited
Pangaea Two Acquisition Holdings XXIIA Limited
THC Hope IB Limited
Silver Crest Management LLC
Other shareholders
Cartesian Capital Management, LLC
9.8%
13.3%
48.4%
5.6%
2.9%
20.0%
100%
TH International Limited (PubCo)
100%
TH Hong Kong International Limited
Offshore
100%
Onshore
25%
Tim Hortons (China) Holdings Co., Ltd.
Pangaea Data Tech (Shanghai) Co., Ltd.(2)
40%
100%
100%
100%
100%
Shanghai Donuts Enterprise Management Co., Ltd.(1)
Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd.(1)
Tim Hortons (Beijing) Food and Beverage Services Co., Ltd.(1)
Tim Hortons (Shenzhen) Food and Beverage Co., Ltd.(1)
Tim Coffee Shenzhen Co., Ltd.(1)

Equity Interest

Contractual arrangement

(1) Operating companies

(2) Provider of data maintenance and management services to Tim Hortons (China) Holdings Co., Ltd. pursuant to a Business Cooperation Agreement. Pangaea Data Tech (Shanghai) Co., Ltd. is held 75% by Peng Zhang, an individual affiliated with Cartesian Capital Management, LLC.

On December 2, 2021, Tim Hortons China entered into a Business Cooperation Agreement with DataCo, the terms of which are set forth below:
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Tim Hortons China will assign, convey and transfer, and shall cause its affiliates to assign, convey and transfer, to DataCo all rights, title and interests in and to (a) all personal data of customers in mainland China that is used, or held for use, in the operation of the loyalty program, (b) all intellectual property in and to such data, (c) all tangible embodiments of such data in any form and in any media and all records and documentation relating thereto, (d) copies of any of the foregoing, and (e) all other aggregated, processed or other data arising from DataCo’s performance of the services under the Agreement and all intellectual property therein (collectively, “TH China Data”), which was completed in February 2022;

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DataCo will provide Tim Hortons China with various data maintenance and management services, technical support and consulting services (collectively, the “Services”) in support of the operation of the loyalty program;

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In consideration for the Services, Tim Hortons China shall pay a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the Services, (ii) the seniority of and time consumed by the employees of DataCo providing the Services; (iii) the specific contents, scope and value of the Services; and (iv) the market price for services similar to the Services; and

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DataCo will grant to Tim Hortons China a non-exclusive, non-assignable, generally non- sublicensable, fully paid-up and royalty-free license to access, use, reproduce, modify and prepare derivative works based upon TH China Data, solely on an aggregated or de-identified basis and solely for purposes of the operation of the loyalty program in mainland China.

Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that neither THIL nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the Cyberspace Administration of China (the “CAC”) under the applicable PRC cybersecurity laws and regulations with respect to this offering or the business operations of its PRC Subsidiaries, because neither THIL nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that THIL or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review or that THIL or any of its PRC Subsidiaries will be able to pass such review. In addition, THIL and its PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on their business, financial condition or results of operations.
In addition, because THIL and its PRC Subsidiaries rely, and expect to continue to rely, significantly on DataCo to provide data maintenance and management services, technical support and consulting services in support of the operation of its loyalty program, any failure by DataCo to provide these services to THIL’s satisfaction, whether in terms of quality or timeliness, could have a material adverse effect on the business, financial condition and results of operations of THIL and its PRC Subsidiaries. Should DataCo fail to meet THIL’s expectations or unreasonably charge THIL for the services, THIL may be unable to find an alternative service provider in a timely manner, or at all, and the failure to do so could have a material adverse effect on its business, financial condition and results of operations.
THIL and its PRC Subsidiaries are subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Due to the existing and/or potential interventions in or the imposition of restrictions and limitations detailed below by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by its PRC Subsidiaries, such as Tim Hortons China and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund THIL’s foreign currency needs or any foreign operations that THIL may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the Business Combination and related financings to fund the operations or liquidity needs of its PRC Subsidiaries. Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, an intermediary holding company with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor does THIL believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. THIL does not currently have any cash management policy that dictates show funds shall be transferred between THIL and its subsidiaries, including its PRC Subsidiaries, THHK and any other non-PRC subsidiaries that it may have in the future, or among its subsidiaries.
Dividends.   Dividends from its subsidiaries is an important source of financing for THIL. Restrictions on THIL’s PRC Subsidiaries’ ability to pay dividends to an offshore entity primarily include: (i) the PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; (ii) each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by the PRC subsidiary upon dividend remittance. Such restrictions under current PRC laws and regulations, or any new restrictions that could be imposed by new PRC laws and regulations that may come into effect in the future, could have a material and adverse effect on THIL’s ability to distribute profits to its shareholders. As of the date of this prospectus, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any U.S. investor. THIL is not subject to any restrictions under Cayman Islands law on dividend distribution to its shareholders and currently intends to distribute cash dividends after it becomes profitable. Any determination to pay dividends in the future will be at the discretion of the Board.
Capital expenses.   Approval from or registration with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, THIL’s PRC Subsidiaries are required to obtain approval from the State Administration of Foreign Exchange (the “SAFE”) or complete certain registration process in order to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi. As of the date of this prospectus, there has been no transfer of capital expenses among THIL and its subsidiaries.
Shareholder loans and capital contributions.   THIL’s subsidiaries may only access the proceeds from the Business Combination through loans or capital contributions from THIL. Loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. As of the date of this prospectus, THIL has transferred an aggregate of US$180.0 million in cash to TH Hong Kong International Limited (“THHK”) as capital injections and shareholder loans, and THHK has transferred an aggregate of US$143.0 million in cash to Tim Hortons China and US$25.0 million in cash to Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd. as capital injections and shareholder loans. See pages F-11 and F-47 of this prospectus for additional information on the amount of cash balances held at financial institutions in mainland China, Hong Kong and the Cayman Islands as of December 31, 2020 and 2021 and June 30, 2022, respectively.
THIL’s registered address is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The mailing address of THIL’s principal executive office is 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China and its telephone number is +86-021-6136-6616.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
THIL is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, THIL is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find THIL’s securities less attractive as a result, there may be a less active trading market for its securities and the prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. THIL does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, THIL, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of THIL’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
THIL will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which it has a total annual gross revenue of at least $1.07 billion or is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which it has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
THIL is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, THIL is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, THIL is not required to have a majority of the Board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. THIL intends to continue to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, THIL’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, THIL is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.
Controlled Company
As of the date of this prospectus, Peter Yu, THIL’s Chairman and the Managing Partner of Cartesian, indirectly owns approximately 53.4% of THIL’s outstanding Ordinary Shares through entities controlled by him. As a result of Peter Yu’s majority ownership and voting power, which would give him the ability to control the outcome of certain matters submitted to our shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this registration statement), THIL qualifies as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and has the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. THIL currently does not intend to take advantage of these exemptions. However, THIL cannot guarantee that this may not change going forward. In addition, four out of the nine members of the Board, including Peter Yu, are executives of Cartesian. For more details on related risks, see “Risk Factors — Risks Related to THIL’s Securities and this Offering — We are a “controlled company” within the meaning of Nasdaq corporate governance rules, which could exempt us from certain corporate governance requirements that provide protection to shareholders of companies that are not controlled companies.”
Recent Development
On September 28, 2022, THIL consummated the previously announced business combination (the “Business Combination”) with Silver Crest, pursuant to that certain the Agreement and Plan of Merger

(the “Merger Agreement”), dated as of August 13, 2021, by and among Silver Crest, THIL, and Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of THIL (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022, Amendment No. 2 to the Agreement and Plan of Merger, dated March 9, 2022, Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 27, 2022, and Amendment No. 4 to the Agreement and Plan of Merger, dated as of August 30, 2022, in each case by and among Silver Crest, THIL and Merger Sub.
Pursuant to the Merger Agreement, Merger Sub merged with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL (the “Surviving Entity”). Immediately following the consummation of the First Merger, the Surviving Entity merged with and into THIL (the “Second Merger”), with THIL surviving the Second Merger. As a result, the shareholders of Silver Crest became shareholders of THIL.
Immediately prior to the effective time of the First Merger (the “First Effective Time”), THIL effected a share split of each Ordinary Share in accordance with the terms of the Merger Agreement (the “Share Split”). Pursuant to the Merger Agreement, (i) immediately prior to the First Effective Time, each Class B ordinary share of Silver Crest, par value $0.0001 per share (“Silver Crest Class B Shares”), outstanding immediately prior to the First Effective Time was automatically converted into one Class A ordinary share of Silver Crest, par value $0.0001 per share (“Silver Crest Class A Shares”) and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each Silver Crest Class A Share outstanding immediately prior to the First Effective Time was automatically converted into the right of the holder thereof to receive one Ordinary Share, after giving effect to the Share Split; (ii) each issued and outstanding warrant to purchase Silver Crest Class A Shares was assumed by THIL and converted into a corresponding warrant to purchase Ordinary Share; and (iii) at the effective time of the Second Merger (the “Second Effective Time”) and as a result of the Second Merger, each ordinary share of the Surviving Entity issued and outstanding immediately prior to the Second Effective Time (all such ordinary shares being held by THIL) was automatically cancelled and extinguished without any conversion thereof or payment therefor.
Regulatory Matters
Substantially all of THIL’s revenue is derived from the operations of its PRC Subsidiaries in mainland China. THIL and its PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that the issuance of THIL’s securities to foreign investors does not require permission or approval from any PRC governmental authority. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions, there is no assurance that such approval or permission will not be required under existing PRC laws, regulations or policies if the relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Below is a summary of potential PRC laws and regulations that, in the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the in-charge PRC government authorities, namely, the China Securities Regulatory Commission (the “CSRC”), the CAC and their enforcement agencies, to require THIL to obtain permission or approval in order to issue securities to foreign investors. Based on the experience of THIL’s management team, THIL does not believe that any permission or approval is required under any laws or regulations of the HKSAR for it to issue securities to non-PRC investors or for any of its PRC Subsidiaries to conduct their business operations in mainland China. However, there is no assurance that such approval or permission will not be required under HKSAR laws, regulations or policies if the relevant HKSAR governmental authorities take a contrary position, nor can THIL predict whether or how long it will take to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, including the Ministry of Commerce of the PRC (the “MOFCOM”), the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the PRC State Administration for Market Regulation (the “SAMR”), the CSRC, and the SAFE in 2006 and amended in 2009, as well as some other regulations and rules concerning mergers and acquisitions (collectively, the “M&A Rules”) include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. While the application of the M&A Rules remains unclear, THIL believes, based on the advice of its PRC legal counsel and its understanding of the current PRC laws and regulations, that the CSRC approval is not required in the context of this offering because (i) its PRC Subsidiaries were established by means of direct investment, rather than by merger or acquisition, directly or indirectly, of the equity interest or assets of any “domestic company,” as defined under the M&A Rules, and (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether a transaction of the kind contemplated herein is subject to the M&A Rules. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as THIL’s PRC legal counsel.
On December 24, 2021, the CSRC released the draft Administrative Provisions on the Offshore Listing and Securities Issuance of PRC-Based Companies and the draft Administrative Measures on the Filing of Offshore Listing and Securities Issuance of PRC-Based Companies for public comments through January 23, 2022 (collectively, the “CSRC Draft Rules”), which seek to impose certain filing requirements on issuers that intend to list or offer securities on foreign stock exchanges through direct or indirect offshore listings. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL does not believe there will be any substantial obstacle in making the filings if it is deemed to be subject to the filing requirements, unless the relevant government authorities fail to issue any required regulatory opinions or approvals, including cybersecurity assessment review opinions. Failure to comply with the filing requirements or any other requirements under the CSRC Draft Rules (if enacted) could result in warnings, a fine ranging from RMB1 million to RMB10 million, suspension of certain business operations, orders of rectification and revocation of business license. If THIL fails to receive or maintain any requisite permission or approval from the CSRC for this offering or any future offerings, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines and penalties (the details of which are unknown at this point), limitations on its business activities in mainland China, delay or restrictions on the contribution of the proceeds from the Business Combination into the PRC, or other sanctions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects. The CSRC may also take actions requiring THIL, or making it advisable for THIL, to halt future offerings of THIL’s securities to foreign investors. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — The approval and/or other requirements of Chinese governmental authorities may be required in connection with this offering or our future issuance of securities to foreign investors under PRC laws, regulations or policies.”
Furthermore, in April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation”). Under the Draft Administrative Regulation, (i) data processors (i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion) that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where a data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that neither THIL nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to this offering or the business operations of its PRC Subsidiaries, because neither THIL nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that THIL or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review or that THIL or any of its PRC Subsidiaries will be able to pass such review. If THIL or any of its PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on its business, financial condition or results of operations. In addition, THIL and its PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on their business, financial condition or results of operations. For a more detailed analysis, see “Risk Factors — Risks Related to THIL’s Business and Industry — We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.”
In addition, with respect to their business operations, THIL’s PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company owned and operated stores and engage in commercial franchising activities in accordance with relevant PRC laws and regulations. In the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, THIL’s PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of THIL’s company owned and operated stores: (i) business licenses issued by the local SAMR, (ii) food operation licenses issued by the competent food safety supervision and administration department, and (iii) for some stores, fire safety inspection permits from the local fire department. These approvals, licenses and permits can be obtained upon satisfactory compliance with, among other things, the applicable laws and regulations. Any PRC Subsidiary that is engaged in commercial franchising is required to (i) register as a commercial franchisor with the commerce department of the local government within fifteen days after entering into a franchise agreement with a franchisee located in mainland China for the first time; (ii) file with the in-charge authority information regarding franchise agreements entered into, withdrawn, renewed or amended each year by March 31 of the following year; and (iii) report any changes to its previously filed registration information and information on its operational resources and the geographical distribution of its franchisees’ stores in mainland China within 30 calendar days following such change.

As of June 30, 2022, out of the 419 company owned and operated stores operated by THIL’s PRC Subsidiaries, seven stores had not obtained the requisite business licenses or the requisite food operation licenses, which stores represented less than 1% of THIL’s total revenues for the six months ended June 30, 2022. Local governments have significant discretion in promulgating, interpreting and implementing fire safety rules and policies. As a result, there is no assurance that the fire safety inspection permit will not be required for certain company owned and operated stores that THIL believes, based on evaluations conducted by external fire safety specialists, are not required to obtain a fire safety inspection permit under existing PRC laws, regulations or policies if relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on evaluations conducted by fire safety specialists engaged by THIL, five of THIL’s company owned and operated stores have not obtained those fire safety inspection permits that THIL believes are required under the applicable laws and regulations. THIL’s PRC Subsidiaries are still in the process of applying for these outstanding licenses and permits, and how soon these licenses and permits can be obtained is subject to regulatory approvals and certain other factors that are beyond their control. Failure to obtain the necessary licenses, permits and approvals could subject THIL’s PRC Subsidiaries to fines, confiscation of gains derived from the stores, or the suspension of operations of the stores. Specifically, (i) for stores without a business license, the in-charge government authorities may order such stores to rectify the non-compliance and impose a fine of up to RMB100,000 for each store; (ii) for stores without a food operation license, the in-charge government authorities may confiscate the income of such stores and their food and beverage products, raw materials and equipment and impose fines based on the value of the food and beverage products of such store; and (iii) for stores that operate without the requisite fire safety inspection permit, the in-charge government authorities may order such stores to rectify the non-compliance, suspend their operations and impose a fine ranging from RMB30,000 to RMB300,000 for each store. None of THIL’s PRC Subsidiaries have been denied of any of such approvals, licenses and permits for the company owned and operated stores that they operate, nor have they been subject to any fines or penalties with respect to the lack of such approvals, licenses and permits.
Tim Hortons China, the only PRC Subsidiary of THIL that is, or has been, engaged in commercial franchising, has received the requisite governmental approval to be registered as a commercial franchisor and has fulfilled its annual and ongoing reporting obligations up until March 2022, when the government reporting system was shut down due to the COVID-19 outbreak in Shanghai. In general, if a commercial franchisor fails to comply with the annual filing requirement by the filing deadline, it could be ordered by the in-charge authority to rectify the non-compliance and be subject to a fine ranging from RMB10,000 to RMB50,000. However, based on its discussions with local government officials, Tim Hortons China does not believe that it will be subject to any administrative penalty, including fines, as a result of its failure to timely file the 2021 annual report because the reporting system was closed to all local filers before the filing deadline.
THHK, a wholly-owned subsidiary of THIL incorporated under the laws of the HKSAR, does not currently have any business operations. THHK holds the requisite business license and has not been required by the HKSAR government to hold any other license, permit or approval under the laws and regulations of the HKSAR. Based on the experience of its management team, THIL does not believe that THHK is required to obtain such license, permit or approval. However, there is no assurance that the relevant HKSAR governmental authorities will not take a contrary position or that THHK can obtain such license, permit or approval, if required. If THHK fails to obtain such license, permit or approval in a timely manner, or at all, THIL’s business and results of operations could be materially and adversely affected. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business, financial condition and results of operations.”
Summary Risk Factors
You should consider all the information contained in this prospectus in before investing in our securities. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 26. Such risks include, but are not limited to:
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THIL has a limited operating history in China, which makes it difficult to predict its business, financial performance and prospects, and THIL may not be able to maintain its historical growth rates in future periods.

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THIL may not be able to successfully execute its strategies, sustain its growth or manage the increasing complexity of its business.

•
Economic conditions have adversely affected, and may continue to adversely affect, consumer discretionary spending, which could negatively impact THIL’s business, financial condition and results of operations.

•
Uncertainties relating to the growth of China’s coffee industry and food and beverage sector could adversely affect THIL’s results of operations and business prospects.

•
Food safety concerns and concerns about the health risk of THIL’s products may have an adverse effect on its business.

•
The COVID-19 pandemic has adversely affected and may from time to time adversely affect THIL’s financial condition and results of operations in the future.

•
If relations between China and the United States or China and Canada deteriorate, THIL’s business, results of operations and financial condition could be adversely affected.

•
If we are unable to maintain or increase prices, we may fail to maintain a positive margin.

In addition, THIL and its PRC Subsidiaries face various other legal and operational risks associated with doing business in China, which could result in a material change in the operations of THIL’s PRC Subsidiaries, cause the value of THIL’s securities to significantly decline or become worthless, and significantly limit or completely hinder its ability to accept foreign investments and offer or continue to offer securities to foreign investors. These risks include:
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The offering of THIL securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase THIL’s compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate its future securities offerings. See “Risk Factors — Risks Related to Doing Business in China — Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase its compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate its future securities offerings, making capital-raising more difficult.”

•
Regulatory developments in mainland China, in particular with respect to restrictions on companies based in mainland China raising capital offshore and the government-led cybersecurity reviews of certain companies, may lead to additional PRC regulatory review over THIL’s financing and capital raising activities in the United States. The approval and/or other requirements of PRC governmental authorities, such as the CSRC and the CAC, may be required under PRC laws, regulations or policies. See “Risk Factors — Risks Related to Doing Business in China — The approval and/or other requirements of Chinese governmental authorities may be required in connection with this offering or our future issuance of securities to foreign investors under PRC laws, regulations or policies.”

•
PRC governmental authorities have significant oversight and discretion over the business operations of THIL’s PRC Subsidiaries and may seek to intervene or influence such operations at any time that the government deems appropriate to further its regulatory, political and societal goals. In addition, the PRC governmental authorities may also exert more control over offerings that are conducted overseas and/or foreign investment in issuers based in mainland China. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — PRC governmental authorities’ significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our securities.”

•
THIL’s business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China, including, among others,

overall economic growth, level of urbanization and level of per capita disposable income. See “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.”
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THIL is subject to significant uncertainty and inconsistency regarding the interpretation and enforcement of many PRC laws and regulations, and these laws and regulations can change quickly with limited advance notice. See “Risk Factors — Risks Related to Doing Business in China — The business operations of our PRC Subsidiaries are subject to various PRC laws and regulations, the interpretation and enforcement of which involve significant uncertainties as the PRC legal system is evolving rapidly.”

•
Due to the existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, THIL’s cash and/or non-cash assets located in mainland China or held by THIL’s PRC Subsidiaries, such as Tim Hortons China and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund its foreign currency needs or any foreign operations that it may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the Business Combination and related financings to fund the operations or liquidity needs of its PRC Subsidiaries. For example, payment of dividends by THIL’s PRC Subsidiaries is subject to various restrictions, loans by THIL to its PRC Subsidiaries to finance their operations are subject to certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, a wholly-owned subsidiary of THIL incorporated under the laws of the HKSAR with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the Business Combination and related financings and adversely affect the value of your investment.”

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THIL’s auditors are headquartered in mainland China and are subject to the determinations announced by the PCAOB on December 16, 2021, which set out a list of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong that the PCAOB is unable to inspect or investigate completely because of positions taken by local authorities. As such, the PCAOB has been and currently is unable to inspect THIL’s auditors, which may cause THIL’s securities to be delisted under the HFCAA and the AHFCAA. See “Risk Factors — Risks Related to Doing Business in China — The PCAOB has been and currently is unable to inspect our auditor. Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for three consecutive years after we are identified by the SEC as a Commission-Identified Issuer, or two consecutive years if the AHFCAA is enacted. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives investors of the benefits of such inspections.”

•
THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. A majority of THIL’s assets, its entire management team and three of its directors are based in mainland China, and one of its directors are based in Hong Kong.

Therefore, it may be difficult or costly for you to effect service of process within the U.S., enforce judgments of U.S. courts against THIL, its officers or these directors based upon the civil liability provisions of the U.S. federal securities laws or bring an original action in an appropriate foreign court to enforce liabilities against THIL, its officers or these directors or any person based upon the U.S. federal securities laws. See “Risk Factors — Risks Related to Doing Business in China — Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the U.S. will be limited and addition costs may be required.”
In addition, this offering involves a number of risks, including:
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The price of our securities may be volatile, and the value of our securities may decline.

•
A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

•
If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.

•
Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our securities to fall.

•
Future issuance of our Ordinary Shares will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

THE REGISTERED SECURITIES
The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our securities.
We are registering the issuance by us of up to 22,900,000 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.
We are also registering the resale by the Selling Securityholders of up to 55,399,324 Ordinary Shares (including 5,650,000 Ordinary Shares underlying Warrants), 5,650,000 Warrants to purchase Ordinary Shares, and 6,752,041 Ordinary Shares underlying the Notes.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 26 of this prospectus.
Issuance of Ordinary Shares
Ordinary Shares outstanding prior to exercise of all Warrants and conversion of the Notes
148,355,092 Ordinary Shares.
Ordinary Shares issuable upon exercise of all Warrants
22,900,000 Ordinary Shares.
Ordinary Shares issuable upon the conversion of the Notes
6,752,041
Use of proceeds
We will receive up to an aggregate of approximately $263,350,000 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described herein, and the closing price of our Ordinary Shares on Nasdaq on October 12, 2022 was $4.13 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.
Resale of Ordinary Shares and Warrants
Ordinary Shares offered by the Selling Securityholders
Up to 62,151,365 Ordinary Shares consisting of:
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35,186,824 Legacy Shares;

•
4,312,500 Sponsor Shares;

•
4,450,000 Ordinary Shares issuable upon the exercise of the Sponsor Warrants;

•
5,050,000 PIPE Shares;

•
1,200,000 Ordinary Shares issuable upon the exercise of the PIPE Warrants;

•
5,000,000 ESA Shares;

•
6,752,041 Conversion Shares; and

•
200,000 Option Shares.

Warrants offered by the Selling Securityholders
Up to 5,650,000 Warrants consisting of:
•
4,450,000 Sponsor Warrants; and

•
1,200,000 PIPE Warrants.

Offering price
The Registered Securities offered by this prospectus may be offered, sold or distributed from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section titled “Plan of Distribution.”
Redemption
The Sponsor Warrants and PIPE Warrants are redeemable in certain circumstances. See the section titled “Description of Securities — Warrants” for further discussion.
Use of proceeds
We will not receive any proceeds from the sale of the securities to be offered by the Selling Securityholders. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. See the section titled “Use of Proceeds.”
Dividend policy
As of the date of this prospectus, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any investor. THIL plans to distribute cash dividends after it becomes profitable. See “Dividend Policy.”
Earn-out shares
If the trading price per share of our Ordinary Shares at any point during the trading hours of a trading day equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30 trading day period at any time commencing on or after the Closing Date and ending on or prior to the five-year anniversary of the Closing Date (the “Earn-out Expiration Date”), then the Company shall issue, as promptly as reasonably practicable following the date of the first occurrence of the foregoing, an aggregate of 7,000,000 Ordinary Shares to Pangaea Two Acquisition Holdings XXIIA Limited, Tencent Mobility Limited, SCC Growth VI Holdco D, Ltd., Eastern Bell International XXVI Limited, Pangaea Two Acquisition Holdings XXIII, Ltd., Tim Hortons Restaurants International GmbH, L&L Tomorrow Holdings Limited and Lord Winterfell Limited, pro rata to their shareholding as of October 12, 2022, provided that the share price milestone in the succeeding paragraph has been not achieved.
If the trading price per share of our Ordinary Shares at any point during the trading hours of a trading day equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30 trading day period at any time commencing on or after the Closing Date and ending on or prior to the Earn-out Expiration Date, then the Company shall issue, as promptly as reasonably practicable following the date of the first occurrence of the foregoing, an aggregate of 7,000,000 Ordinary Shares (if the share price milestone in the preceding paragraph has been achieved), or 14,000,000 Ordinary Shares (if the share price milestone in the preceding paragraph has not been achieved), to the aforementioned shareholders pro rata to their shareholding as of October 12, 2022.

Such Earn-out Shares may also be issued in connection with a transfer to or acquisition by a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering) (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, of the Company’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Company, provided that the per share value of the consideration to be received by our shareholders in such company sale equals or exceeds $12.50 or $15.00, as applicable, and certain other conditions are met.
Lock-up agreements
On August 13, 2021, we entered into the Sponsor Lock-Up Agreement with the Sponsor and the Lock-up and Support Agreement with Pangaea Two Acquisition Holdings XXIIB Limited, Tim Hortons Restaurants International GmbH, L&L Tomorrow Holdings Limited and Lord Winterfell Limited. On October 11, 2022, Pangaea Two Acquisition Holdings XXIIB Limited distributed all of its Ordinary Shares to its shareholders, namely, Pangaea Two Acquisition Holdings XXIIA Limited, Tencent Mobility Limited, SCC Growth VI Holdco D, Ltd. and Eastern Bell International XXVI Limited, each of which entered into a joinder agreement to the Lock-up and Support Agreement with us on the same day. On October 12, 2022, Tim Hortons Restaurants International GmbH transferred 6,191,018 Ordinary Shares to Pangaea Two Acquisition Holdings XXIII, Ltd., which entered into a joinder agreement to the Lock-up and Support Agreement with us on the same day. For a more detailed description of the lock-up restrictions, see the section titled “Plan of Distribution.”
Vesting conditions for certain Sponsor Shares
Pursuant to the Sponsor Lock-Up Agreement, 1,400,000 Ordinary Shares held by the Sponsor became unvested and subject to forfeiture upon the Closing, only to be vested again if certain share price milestones are achieved before the five-year anniversary of the Closing Date, subject to the terms and conditions contemplated by the Sponsor Lock-Up Agreement. If the trading price of our Ordinary Shares at any point during the trading hours of a trading day equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period, 700,000 of such Ordinary Shares shall vest. If the trading price of our Ordinary Shares at any point during the trading hours of a trading day equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period, 700,000 of such Ordinary Shares (if the $12.50 milestone has previously been achieved) or 1,400,000 of such Ordinary Shares (if the $12.50 milestone has not previously been achieved) shall vest.
Market for our securities
Our Ordinary Shares and Public Warrants are listed on The Nasdaq Stock Market LLC under the symbols “THCH” and “THCHW,” respectively.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
The following tables present the summary consolidated financial data of THIL. THIL prepares its consolidated financial statements in accordance with U.S. GAAP. Except for numbers in U.S. dollars, the summary consolidated statement of operations data for the years ended December 31, 2021, 2020 and 2019, the summary consolidated balance sheet data as of December 31, 2021 and 2020 and the summary consolidated statement of cash flows data for the years ended December 31, 2021, 2020 and 2019 have been derived from THIL’s audited consolidated financial statements, which are included elsewhere in this prospectus. The following summary consolidated statement of operations data and statement of cash flows data for the six months ended June 30, 2021 and 2022 and summary consolidated balance sheet data as of June 30, 2022 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. THIL’s historical results for any prior period are not necessarily indicative of results expected in any future period.
The financial data set forth below should be read in conjunction with, and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.
Summary Consolidated Statements of Operations Data
	Year ended December 31,				Six months ended June 30,
	2019	2020	2021		2021	2022
	(in thousands except per share data)
	RMB	RMB	RMB	US$	RMB	RMB	US$
Total revenues	57,257	212,085	643,372	96,053	237,266	403,864	60,295
Company owned and operated store costs and expenses	76,614	243,731	755,818	112,841	273,426	509,749	76,104
Costs of other revenues	7,842	5,208	16,731	2,498	4,642	16,994	2,537
Marketing expenses	8,020	16,986	50,317	7,512	15,213	31,865	4,757
General and administrative expenses	51,067	79,366	174,963	26,121	67,040	113,518	16,948
Franchise and royalty expenses	4,727	8,592	18,800	2,807	8,330	14,280	2,132
Other operating costs and expenses	439	2,713	2,135	319	66	4,568	682
Loss on disposal of property and equipment	—	—	1,546	231	741	7,360	1,099
Impairment losses of long-lived assets	—	—	1,002	149	—	5,473	817
Other income	(196)	(3,339)	(3,476)	(519)	(38)	(596)	(89)
Total costs and expenses, net	148,513	353,257	1,017,836	151,959	369,420	703,211	104,987
Operating loss	(91,256)	(141,172)	(374,464)	(55,906)	(132,154)	(299,347)	(44,691)
Interest income	2,272	511	316	47	266	334	50
Interest expenses	—	—	(1,902)	(284)	—	(6,018)	(898)
Foreign currency transaction gain / (loss)	1,156	(2,399)	(1,302)	(194)	(941)	(768)	(115)
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	—	—	(5,577)	(833)	—	(21,078)	(3,147)
Loss before income taxes	(87,828)	(143,060)	(382,929)	(57,170)	(132,829)	(326,877)	(48,801)
Income tax expenses	—	—	—	—	—	—	—
Net loss	(87,828)	(143,060)	(382,929)	(57,170)	(132,829)	(326,877)	(48,801)

	Year ended December 31,				Six months ended June 30,
	2019	2020	2021		2021	2022
	(in thousands except per share data)
	RMB	RMB	RMB	US$	RMB	RMB	US$
Less: Net Loss attributable to non-controlling interests	(174)	(1,060)	(1,208)	(180)	(447)	(2,480)	(370)
Net Loss attributable to shareholders of THIL	(87,654)	(142,000)	(381,721)	(56,989)	(132,382)	(324,397)	(48,431)
Basic and diluted loss per ordinary share	(877)	(1,416)	(3,340)	(499)	(1,183)	(2,780)	(415)

Summary Consolidated Balance Sheet Data
	As of December 31,			As of June 30,
	2020	2021		2022
	(in thousands)
	RMB	RMB	US$	RMB	US$
Total current assets	250,893	585,973	87,483	503,397	75,155
Total non-current assets	329,467	698,920	104,346	734,002	109,584
Total assets	580,360	1,284,893	191,829	1,237,399	184,739
Total current liabilities	128,244	567,290	84,694	803,621	119,977
Total non-current liabilities	19,064	378,508	56,510	420,899	62,839
Total liabilities	147,308	945,798	141,204	1,224,520	182,816
Total shareholders’ equity	433,052	339,095	50,625	12,879	1,923
Total liabilities and shareholders’ equity	580,360	1,284,893	191,829	1,237,399	184,739
Summary Consolidated Statements of Cash Flow Data
	Year ended December 31,				Six months ended June 30,
	2019	2020	2021		2021	2022
	(in thousands)
	RMB	RMB	RMB	US$	RMB	RMB	US$
Net cash used in operating activities	(77,121)	(145,773)	(244,966)	(36,573)	(114,727)	(154,942)	(23,132)
Net cash used in investing activities	(56,095)	(144,747)	(335,277)	(50,056)	(121,236)	(180,355)	(26,926)
Net cash provided by financing activities	212,802	221,125	797,997	119,138	287,470	226,606	33,831
Effect of foreign currency exchange rate changes on cash	4,730	(16,173)	(1,791)	(267)	(1,379)	2,988	446
Net increase/(decrease) in cash	84,316	(85,568)	215,963	32,242	50,128	(105,703)	(15,781)
Cash at beginning of year/period	176,126	260,442	174,874	26,108	174,874	390,837	58,350
Cash at end of year/period	260,442	174,874	390,837	58,350	225,002	285,134	42,569
Non-GAAP Financial Measure
In this prospectus, THIL has included adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by THIL’s management and board of directors in evaluating its operating performance and making strategic decisions regarding capital allocation.
Adjusted store EBITDA is a measure that results from the removal of certain items to reflect what THIL’s management and board of directors believe presents a clearer picture of store-level performance.

THIL believes that the exclusion of certain items in calculating adjusted store EBITDA facilitates store-level operating performance comparisons on a period-to-period basis. Accordingly, THIL believes that adjusted store EBITDA provides useful information to investors and others in understanding and evaluating THIL’s operating results in the same manner as its management and board of directors.
Adjusted store EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure.”
The following table reflects the reconciliation of revenues of company owned and operated stores to adjusted store EBITDA for the periods indicated.
	Year ended December 31,			Six months ended June 30,
	2020	2021		2022
	(in thousands)
	RMB	RMB	US$	RMB	US$
Revenues – company owned and operated stores	206,036	617,226	92,149	375,579	56,072
Food and packaging costs – company owned and operated stores	(74,402)	(207,948)	(31,046)	(128,466)	(19,180)
Rental expenses – company owned and operated stores	(54,719)	(148,152)	(22,118)	(98,014)	(14,633)
Payroll and employee benefits – company owned and operated stores	(50,314)	(199,330)	(29,759)	(136,166)	(20,329)
Delivery costs – company owned and operated stores	(12,233)	(38,605)	(5,764)	(28,109)	(4,197)
Other operating expenses – company owned and operated stores	(52,063)	(161,783)	(24,154)	(118,994)	(17,765)
Franchise and royalty expenses – company owned and operated stores	(8,592)	(18,800)	(2,806)	(14,280)	(2,132)
Fully-burdened gross profit – company owned and operated stores	(46,287)	(157,392)	(23,498)	(148,450)	(22,164)
Depreciation and amortization(1)	27,838	74,276	11,089	64,738	9,666
Pre-opening material and labor costs(2)	19,850	81,109	12,110	14,312	2,137
Pre-opening rental expenses(3)	12,118	29,474	4,400	8,072	1,205
Adjusted Store EBITDA	13,519	27,467	4,101	(61,328)	(9,156)

Notes:
(1)
Primarily consists of depreciation related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.

(2)
Primarily consists of material costs and labor costs incurred for training purposes during the store pre-opening period.

(3)
Primarily consists of rental expenses recognized under U.S. GAAP, using straight-line recognition, during the store pre-opening period.

RISK FACTORS
You should consider carefully the risks described below and the risks described under the heading “Risk Factors” in this prospectus. In addition, you should consider the risk factors in any prospectus supplement. Such risks are not exhaustive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Known and unknown risks and uncertainties may significantly impact and impair our business operations.
Risks Related to THIL’s Business and Industry
We have a limited operating history in China, which makes it difficult to predict our business, financial performance and prospects, and we may not be able to maintain our historical growth rates in future periods.
We opened our first coffee shop in China in February 2019. Although, as of June 30, 2022, we had grown to 440 system-wide stores across 24 cities in mainland China, our limited operating history may not be indicative of our future growth or financial results. Our growth rates may decline for any number of possible reasons, some of which are beyond our control. This includes changes to the general and specific market conditions, such as decreased customer spending, increased competition, declining growth in China’s coffee industry or China’s food and beverage sector in general, the emergence of alternative business models, COVID-19 outbreaks and the related control measures or changes in government policies or general economic conditions. We plan to continue to expand our store network and product offerings to bring greater convenience to our customers and to increase our customer base and number of transactions. However, we may decide to slow down the pace of our store network expansion, the execution of our expansion plan is subject to uncertainty and the number of orders and items sold may not grow at the rate we expect for the reasons stated above and the other reasons disclosed in this section. In addition, under our Amended and Restated Master Development Agreement with THRI, a subsidiary of RBI, dated August 13, 2021, the monthly royalty rate for stores owned and operated by THIL’s PRC Subsidiaries (the “company owned and operated stores”) and franchise stores opened from January 1, 2021 to August 30, 2021 will be higher than the monthly royalty rate for stores opened before January 1, 2021, and the monthly royalty rate for stores opened from September 2022 to August 2023, from September 2023 to August 2024 and from September 2024 to August 2025 will be higher than the monthly royalty rate for stores opened in the immediately prior 12-month period. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected, and the market price of our securities could decline.
We may not be able to successfully execute our strategies, sustain our growth or manage the increasing complexity of our business.
To maintain our growth, our business strategies must be effective in maintaining and strengthening customer appeal and delivering sustainable growth in guest traffic and spending. Whether these strategies can be successful depends mainly on our ability to:
•
capitalize on the Tim Hortons brand and localization expertise to enhance our ability to attract and retain customers;

•
contribute to the overall cultural acceptance of coffee as a daily consumption;

•
continue to innovate and differentiate our products and services;

•
continue to identify strong prospective sites for new store development and efficiently build stores in such areas;

•
integrate and augment our technology and digital initiatives, including mobile ordering and delivery;

•
continue to operate stores with high service levels, while creating efficiencies from greater scale and through innovative use of technology;

•
leverage our strategic partnerships and support from investors;

•
accelerate our existing strategies, including through organic growth opportunities and partnerships; and

•
continue to effectively hire, train, manage and integrate new employees.

If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.
Economic conditions have adversely affected, and may continue to adversely affect, consumer discretionary spending, which could negatively impact our business, financial condition and results of operations.
We believe that our store sales, guest traffic and profitability are strongly correlated to consumer discretionary spending on food and beverage in general and freshly-brewed coffee in particular, which is mainly influenced by general economic conditions, unemployment levels, the availability of discretionary income and, ultimately, consumer confidence. A protracted economic slowdown, increased unemployment and underemployment of our customer base, decreased salaries and wage rates, inflation, rising interest rates or other industry-wide cost pressures adversely affect consumer behavior by weakening consumer confidence and decreasing consumer discretionary spending. For instance, economic growth in China has been slowing in the past few years and China’s GDP growth dropped to 2.3% in 2020 due to the COVID-19 outbreak before recovering to 8.1% in 2021. Governmental or other responses to economic challenges may be unable to restore or maintain consumer confidence. As a result of these factors, we may experience reduced sales and profitability, which may cause our business, financial condition and results of operations to suffer.
We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.
The U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported, which has since caused significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.
Although we do not have any operations outside of mainland China nor any business relationships, connections to, or assets in, Russia, Belarus, or Ukraine, our business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. If the price of our products and services increases at a rate that is either unaffordable to our customers or insufficient to compensate for the rise in our costs and expenses, our business, financial condition, results of operations and prospects could be materially and adversely affected. In addition, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to increased instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.
The extent and duration of the military action, sanctions and resulting market and supply chain disruptions are highly unpredictable but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.
Uncertainties relating to the growth of China’s coffee industry and food and beverage sector could adversely affect our results of operations and business prospects.
The demand for our products and our future results of operations will depend on numerous factors affecting the development of China’s coffee industry and the food and beverage sector in general, many of which are beyond our control. These factors include governmental regulations and policies, investments in these industries, and the popularity and perception of coffee and foreign food in China. A decline in the popularity of coffee, especially freshly-brewed coffee, or any failure by us to adapt our strategies in response to trends in China’s coffee industry and food and beverage sector in general may adversely affect our results of operations and business prospects.

Food safety concerns and concerns about the health risk of our products may have an adverse effect on our business.
Food safety is a top priority for us, and we dedicate substantial resources to ensure that our customers enjoy safe and high-quality food products. However, foodborne illnesses and other food safety issues have occurred in the food industry in the past and could occur in the future. Also, our reliance on third-party food suppliers, distributors and food delivery aggregators increases the risk that foodborne illness incidents could be caused by factors outside of our control and that multiple locations would be affected rather than a single restaurant. Any report or publicity, including through social media, linking us or one of our sub-franchisees or suppliers to instances of foodborne illness or other food safety issues, including food tampering, adulteration or contamination, could adversely affect our image and reputation as well as our sales and profits. Such occurrences at restaurants of competitors could adversely affect sales as a result of negative publicity about the industry generally. The occurrence of foodborne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain, significantly increase costs and/or lower margins for us and our sub-franchisees.
In addition, there is increasing consumer awareness of, and increased media coverage on, the alleged adverse health impacts of consumption of various food products in China. Some of our products contain caffeine, dairy products, fats, sugar and other compounds and allergens, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of caffeine, dairy products, sugar and other compounds can lead to a variety of adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in our products, or negative publicity or litigation arising from other health risks such as obesity, could significantly reduce the demand for our beverages and food products. Additionally, there may be new laws and regulations that could impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings. A decrease in customer traffic as a result of these health concerns or negative publicity could materially and adversely affect our image and our business.
The COVID-19 pandemic has adversely affected and may from time to time adversely affect our financial condition and results of operations in the future.
A novel coronavirus, known as SARS-CoV-2, causes COVID-19. COVID-19 was first reported in December 2019 and was subsequently declared a pandemic by the World Health Organization in March 2020. In recent years, the pandemic continues to rapidly evolve around the world, with several new COVID-19 variants discovered. The COVID-19 pandemic has adversely affected our store operations and the sales of affected stores since 2020, primarily as a result of temporary store closures, reduced operating hours and decreased customer traffic. In late January and February 2020, our total sales dropped by approximately 20% — 30% compared to pre-COVID levels. In late 2020, our dine-in business was again negatively affected for a brief period due to a moderate resurgence of COVID-19 cases. Beginning in March 2022, the outbreak of the Omicron variant of COVID-19 and the zero-COVID measures, such as lengthy city-wide lock-downs, undertaken in certain cities in which our PRC Subsidiaries operate (including Shanghai, where we have the highest number of stores), have caused significant disruptions to our operations in these cities, such as temporary closure of certain stores as a result of the lock-downs imposed in these cities, restrictions on delivery services in locked-down areas, shortage of production, service and delivery staff, slower pace of store network expansion, and volatility in the supply and price of raw materials and intermediary products. See “— We face risks related to the fluctuations in the cost, availability and quality of our raw materials and pre-made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations.” Concerns about the transmission of COVID-19 and mandates or orders from government authorities could continue to affect consumer behaviors, such as less time spent commuting or outside the home, leading to fewer store visits and more food and beverage prepared and consumed at home. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain, including the availability and costs of certain raw materials, such as imported coffee beans.
We expect that our operations will continue to be impacted by the effects of the COVID-19 pandemic, including lock-downs in the cities in which our PRC Subsidiaries operate, the disruption of customer routines, changes to employer “work-from-home” policies, reduced business and recreational travel, and changes in consumer behavior and the ability or willingness to spend discretionary income on our products. The COVID-19 pandemic could fundamentally impact the way our PRC Subsidiaries work and the products and services that they provide. The extent to which our operations continue to be impacted by the COVID-19 pandemic will depend largely on future developments, including, but not limited to, the resurgence and further spread of COVID-19 cases, the actions taken by government authorities to mitigate the spread, the effectiveness of those efforts, and the availability and effectiveness of vaccines, which are highly uncertain and cannot be accurately predicted. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
If we fail to grow our customer base or are unable to encourage customers to make repeat purchases in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.
Our continued success depends on our ability to cost-effectively attract and retain customers. We have invested, and plan to continue to invest, significantly in branding, sales and marketing to acquire and retain customers since our inception. There can be no assurance that customers will stay with us or that the revenues from first-time customers will ultimately exceed the cost of acquiring these customers. In addition, if we reduce or discontinue our current promotions, if our existing customers no longer find our products appealing or if our competitors offer more attractive products, prices or discounts or better customer service, our sales could suffer. If we are unable to grow our customer base or encourage customers to make repeat purchases in a cost-effective manner, our revenues may decrease, and our results of operations will be adversely affected.
If we do not successfully develop new products or product extensions or otherwise enhance customer experience, our business could suffer.
New product development is a key driver of our long-term success. Our revenues are heavily influenced by our ability to develop and launch new and innovative products that are well received by consumers. We have devoted significant resources to launching and promoting new products from time to time, such as new coffee flavors and localized non-coffee beverages and food items, to serve a broader customer base and adapt to changes in market trends and shifts in customer tastes and preferences. However, our PRC Subsidiaries may not be successful in developing innovative new products, and our new products may not be favored by customers or commercially successful. To the extent that our PRC Subsidiaries are not able to respond to changes in consumer taste and preferences in a timely manner and successfully identify, develop and promote new or improved products, our business, financial condition and results of operations may be materially and adversely affected.
Our PRC Subsidiaries may not be able to operate our stores in the manner consistent with the procedures, requirements or standards set by our franchise agreements with THRI, which in turn could materially and adversely affect our business, financial condition and results of operations.
Our Amended and Restated Master Development Agreement, as amended (the “A&R MDA”) and our amended and restated company franchise agreement with THRI, among other things, set forth the procedures, requirements or standards for our store operations, including food safety, sanitation and workplace safety standards, and the obligations of THIL, its subsidiaries and all entities controlled by THIL. Our PRC Subsidiaries may not be able to successfully operate each of our stores in a manner consistent with such procedures, requirements or standards, or fulfill our obligations under such agreements, including with respect to store opening targets and quality control, and we may not be able to timely identify and rectify such issues, if at all. We also cannot assure you that we will be able to extend the term of the A&R MDA after the current term expires or that THRI will not unilaterally terminate the A&R MDA pursuant to its terms before the current term expires. If any of the foregoing were to occur, our business, financial condition and results of operations could be materially and adversely affected.
A failure by THRI, or us to assist THRI, in protecting the intellectual property rights critical to our success could adversely affect our business, financial condition and results of operations.
Our business depends in part on consumers’ perception of the strength of the Tim Hortons brand. Under the terms of the A&R MDA, we are required to assist THRI with protecting its intellectual property rights in the territories in which we operate. Nevertheless, any failure by THRI, or us to assist THRI, in protecting its intellectual property rights in the territories in which we operate or elsewhere could harm the brand image of Tim Hortons, which could adversely affect our competitive position, our business, financial condition and our results of operations.
Third parties may knowingly or unknowingly infringe, misappropriate or otherwise violate intellectual property rights critical to our success and competitive position despite efforts to prevent such infringement and may challenge such intellectual property rights before a judicial or administrative body. Litigation, which could result in substantial costs and diversion of our resources, may be necessary to enforce such intellectual property rights and protect our proprietary information. However, the interpretation and implementation of laws and regulations governing intellectual property rights in mainland China are still evolving and involve a significant degree of uncertainty. If litigation were to be pursued to assert or demand intellectual property or proprietary rights, an adverse decision could limit the value of such intellectual property or proprietary rights, while a favorable decision may not necessarily be successfully enforced or award adequate damages. As such, it may not be possible for THRI or us to timely and adequately protect the intellectual property rights critical to our success and competitive position, if at all, which could weaken our competitive advantage, harm our image and materially and adversely impact our business, financial condition and results of operations.
Our franchise business model presents a number of risks. Our results are affected by the success of independent sub-franchisees, over which we have limited control.
We have 21 franchise stores as of June 30, 2022, all of which are operated by independent operators with whom Tim Hortons China entered into franchise agreements. Under these franchise agreements, Tim Hortons China will receive monthly payments from the sub-franchisees, which are a percentage of the sub-franchised restaurant’s gross sales. In 2019, 2020, 2021 and the six months ended June 30, 2022, revenue attributable to such sub-franchisees accounted for approximately 0.7%, 0.4%, 0.3% and 0.5% of our total revenues, respectively. Our future prospects depend on (i) our ability to attract new sub-franchisees that meet our criteria and (ii) the willingness and ability of sub-franchisees to open stores in existing and new markets. We may be unable to identify sub-franchisees who meet our criteria, or if we identify such sub-franchisees, they may not successfully implement their expansion plans. Furthermore, sub-franchisees may not be willing or able to renew their franchise agreements with us due to low sales volumes, high real estate costs or regulatory issues. If our sub-franchisees fail to renew their franchise agreements, our revenues attributable to such sub-franchisees may decrease, which in turn could materially and adversely affect our business and operating results.
We have limited influence over sub-franchisees and the enforcement of sub-franchise obligations under our agreements with them may be limited due to bankruptcy or insolvency proceedings. While Tim Hortons China has the right to mandate certain strategic initiatives under the franchise agreements, we will need the active support of our sub-franchisees if the implementation of these initiatives is to be successful. The failure of these sub-franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition. In addition, our sub-franchisees are contractually obliged to operate restaurants in accordance with certain operating procedures and transact only with approved suppliers, distributors and products. However, sub-franchisees may not successfully operate stores in a manner consistent with THRI’s and our standards and requirements or standards set by applicable laws and regulations, including food handling procedures, product quality, sanitation and pest control standards. Any operational shortcoming of a sub-franchise store is likely to be attributed by guests to us, thus damaging our reputation and potentially affecting our revenues and profitability. Any lack of requisite approvals, licenses or permits applicable to our sub-franchisees’ business, while will not subject us to additional legal or administrative liabilities by law, could adversely affect our reputation and results of operations. We may not be able to identify problems and take effective action quickly enough, and as a result, our image and reputation may suffer, and our franchise revenues and results of operations could decline. Challenges in obtaining specific financial and operational results from our sub-franchisees in a consistent and timely manner could also negatively impact our business, financial condition and results of operations.

Our PRC Subsidiaries or sub-franchisees may not be able to secure desirable store locations to maintain and effectively grow our store portfolios.
The success of any quick-service restaurant depends in substantial part on its location. The current locations of any of our system-wide stores may not continue to be attractive as demographic patterns change. Neighborhood or economic conditions where any of our company owned and operated stores or franchised stores are currently located could decline in the future, resulting in potentially reduced sales in those locations. Competition for restaurant locations can also be intense, and there may be delay or cancellation of new site developments by developers and landlords, which may be exacerbated by factors related to the commercial real estate or credit markets. If our PRC Subsidiaries or sub-franchisees are unable to obtain desirable locations for our restaurants at reasonable prices due to, among other things, higher-than-anticipated construction and/or development costs, difficulty negotiating leases with acceptable terms, discontinuation of our strategic collaboration with Easy Joy, onerous land-use restrictions, or challenges in securing required governmental permits, then our ability to execute our growth strategies may be adversely affected. In addition, the competition for retail premises is intense in China. Based on their size advantage and/or their greater financial resources, some of our competitors may have the ability to negotiate more favorable lease terms than we can, and some landlords and developers may offer priority or grant exclusivity to some of our competitors for desirable locations. Failure to secure desirable store locations on commercially reasonable terms, or at all, could have a material adverse effect on our business, results of operations and ability to implement our growth strategy.
Opening new stores in existing markets may negatively affect sales at our existing stores.
The target customer base of our stores varies by location, depending on a number of factors, including population density, the presence of other stores and local demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have stores could adversely affect the restaurant sales of those existing stores. Cannibalization of restaurant sales within our system may become significant in the future as we continue to expand our operations, which could adversely affect our business, financial condition or results of operations.
We face risks related to the fluctuations in the cost, availability and quality of our raw materials and pre-made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations.
The cost, availability and quality of our principal raw materials, such as imported coffee beans, locally-sourced dairy products, and pre-made food and beverage items, are critical to the operations of our stores. The market for high-quality coffee beans is particularly volatile, both in terms of price changes and available supply. In particular, the COVID-19 pandemic, rising inflation and geopolitical tensions, including the recent war in Ukraine, have had, and could continue to have, an adverse impact on the global supply chain, including the availability and costs of certain raw materials, such as imported coffee beans. For example, the unit price of coffee beans has continued to increase since our inception and was approximately 16.6% higher in January 2022 than January 2021. If the cost of raw materials and pre-made products continues to increase due to seasonal shifts, climate conditions, industry demand, changes in international commodity markets or freight and logistics market, adverse trade policies, supply or labor shortages, rising transportation costs, higher inflation and other factors, we may not be able to fully offset such higher costs through price increases, and our inability or failure to do so could harm our business, financial condition and results of operations. In addition, as many of our coffee condiments and pre-made products have a relatively short shelf life, frequent and timely supply of these products is essential to our operations. Lack of availability of these products that meet our or THRI’s quality standards or timing requirements, whether due to shortages in supply, delays or interruptions in processing or transportation, failure of timely delivery or otherwise, could interrupt our operations and adversely affect our financial results.
In addition, we and our PRC Subsidiaries rely, and expect to continue to rely, significantly on DataCo to provide data maintenance and management services, technical support and consulting services in support of the operation of our loyalty program. For a more detailed description, see the section of this prospectus titled “Business — Digital Technology and Information Systems.” Any failure by DataCo to provide these services to our satisfaction, whether in terms of quality or timeliness, could have a material adverse effect on our business, financial condition and results of operations. Under our Business Cooperation Agreement with DataCo, Tim Hortons China shall pay a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the services, (ii) the seniority of and time consumed by the employees of DataCo providing the services; (iii) the specific content, scope and value of the services; and (iv) the market price for similar services. Should DataCo fail to meet our expectations or unreasonably charge us for the services, we may be unable to find an alternative service provider in a timely manner, or at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.
We face intense competition in China’s coffee industry and food and beverage sector. Failure to compete effectively could lower our revenues, margins and market share.
The coffee industry and food and beverage sector in China are intensely competitive, including with respect to product quality, innovation, service, convenience and price, and we face significant and increasing competition in all these areas from both new and well-established quick service restaurants and coffee chains, independent local coffee shop operators, convenience stores and grocery stores. Some of our competitors have substantially greater financial resources, higher revenues and greater economies of scale than we do. These advantages may allow them to implement their operational strategies or benefit from changes in technologies more quickly or effectively than we can. Continued competition from existing competitors or potential competition from new entrants could hinder growth and adversely affect our sales and results of operations. If we are unable to maintain our competitive position, we could experience decreased demand for products, downward pressure on prices and reduced margins, and we may not be able to take advantage of new business opportunities to grow our market share.
If we are unable to maintain or increase prices, we may fail to maintain a positive margin.
We rely in part on price increases to offset cost increases and improve the profitability of our business. Our ability to maintain prices or effectively implement price increases may be affected by a number of factors, including raw material market price fluctuation, competition, effectiveness of our marketing programs, the continuing strength of our brand, market demand and general economic conditions, including inflationary pressures. In particular, in response to increased promotional activity by our competitors, we may have to increase our promotional spending, which may adversely impact our gross margins. If we are unable to maintain or increase prices for our products or must increase promotional activity, our margins could be adversely affected. Furthermore, price increases generally result in volume losses, as consumers make fewer purchases. If such losses are greater than expected or if we lose sales due to price increases, our business, financial condition and results of operations may be materially and adversely affected. In January 2022, we raised the list price of our beverage products, including coffees, by RMB1 to RMB2 per cup (or approximately 5-8% of the list price) and reduced the rate of our promotional discounts by 3-5%. However, there can be no assurance that such price increases will be able to offset increased costs and expenses resulting from rising inflation, geopolitical tensions, COVID-19 outbreaks and related control measures, and supply chain disruptions.
Our e-commerce business and use of social media may expose us to new challenges and risks and may adversely affect our business, results of operations and financial condition.
Recognizing the rise of the digital economy in China, we have built a network of e-commerce partnerships that encompass online ordering, delivery and merchandise. Customers may place takeout orders for our products through online food ordering and delivery platforms or our Weixin mini programs. In addition, we have opened a store on the Alibaba Group’s Tmall online marketplace. These third-party online platforms have significant influence over how our products are displayed, reviewed and promoted and may provide our competitors with more favorable terms. As our business continues to grow, we expect to deepen our collaboration with e-commerce business partners and increase our investment in marketing, advertising and additional promotional activities in the e-commerce space. However, these relationships may expose us to new challenges and risks, divert management attention and adversely affect our business, financial condition and results of operations. If we fail to maintain or renew our agreements with third party aggregators or third party-mobile payment processors on acceptable terms, this may adversely affect our business, financial condition and results of operations. Moreover, damages, interruptions or failures in delivery services, which may be caused by unforeseen events that are beyond our control or the control of third-party aggregators and outsourced riders, could prevent the timely or successful delivery of our products. In addition, the usage of mobile internet and adoption of mobile payment may not continue to grow as quickly as we estimate.
We also rely heavily on social media to grow our business. As we expand our product offerings, we expect to make additional investment in advertising and promotional activities through social media. If consumer sentiment towards social media changes or a new medium of communication becomes more mainstream, we may be required to fundamentally change our current marketing strategies, which could require us to incur significantly more costs. Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about the Tim Hortons brand, exposure of personally identifiable information, fraud, hoaxes or malicious distribution of false information. The inappropriate use of social media by our customers, employees or former employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation and adversely affect our results of operations. Additionally, our competitors may spend significantly more on social media marketing and advertising than we are able to at this time, and our efforts to grow our social media presence may not be as effective as we expect. If the expenses that we incur in developing our social media presence do not deliver the expected returns, our business, results of operations and financial condition may be materially and adversely affected.
Our success is dependent on the strengths and market perception of the Tim Hortons brand, and any failure to maintain, protect and strengthen the Tim Hortons brand and its reputation would hurt our business and prospects.
Our success is dependent on the strengths and market perception of the Tim Hortons brand, which is owned by THRI. We have no control over the management or operations of THRI’s business or the businesses of THRI’s other franchisees. If THRI were to allocate resources away from the Tim Hortons brand or were not to succeed in preserving the value and relevance of the Tim Hortons brand, or if any other THRI’s franchisee acts in a way that harms the Tim Hortons brand, our business and prospects could be materially and adversely affected. Our ability to maintain, protect and strengthen the Tim Hortons brand in China also depends on a number of other factors, many of which are outside our control, including those set forth below:
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complaints or negative publicity about us, the features, safety and quality of our products, our senior management, our business partners or our business practices, even if factually incorrect or based on isolated incidents;

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negative reviews of our products or customer service on social media and crowdsourced review platforms;

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campaigns against the nutrition and health effects of coffee, tea, or sweets or negative perceptions of quick-service restaurants in general;

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illegal, negligent, reckless or otherwise inappropriate behavior by our employees, former employees, service providers or business partners;

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litigation over, or regulatory investigations into, our business; and

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any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of our industry as a whole.

Consumer demand for our products could diminish as a result of any of the foregoing, which could have a material adverse effect on our business, financial condition and results of operations.
Changes in international trade policies and international barriers to trade, or the escalation of trade tensions, may have an adverse effect on our business.
Recent international trade disputes and political tensions, including those between China and the United States and China and Canada, and the uncertainties created by such disputes may disrupt the transnational flow of goods, harming the Chinese economy and our business. International trade and political disputes could result in tariffs and other protectionist measures that could increase our operating costs as well as the cost of goods and products, which could affect our customer’s discretionary spending level. In addition, any escalation in existing trade tensions or the advent of a trade war, or news and rumors of the escalation of a potential trade war, could affect consumer confidence and have a material adverse effect on our business, financial condition and results of operations.
If relations between China and the United States or China and Canada deteriorate, our business, results of operations and financial condition could be adversely affected.
At various times during recent years, the United States and China and Canada and China have had significant disagreements over monetary, economic, political and social issues and future relations between the United States and China and/or Canada and China may deteriorate. Changes in political conditions and changes in the state of geopolitical relations are difficult to predict and could adversely affect our business, results of operations and financial condition. In addition, because of our extensive operations in the Chinese market and because the Tim Hortons brand has roots in, and continues to be tied to, Canada, any deterioration in political or trade relations might cause a public perception that might cause our products to become less attractive. We cannot predict the extent to which adverse changes in China-U.S. or China-Canada relations will impact our ability to access capital or effectively do business in China. See “ — Risks Related to Doing Business in China — Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult” for more information.
If our PRC Subsidiaries fail to manage inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.
Our inventories are mostly coffee beans, coffee condiments, tea leaves, tea powder and pre-made food and beverage items with short shelf life, which require our PRC Subsidiaries to manage inventory effectively. Our PRC Subsidiaries depend on demand forecasts for various kinds of raw materials and pre-made products to make purchase decisions and to manage inventory. Such demand, however, can change significantly between the time inventory is ordered and the date by which our PRC Subsidiaries hope to sell it. Demand may be affected by seasonality, new product launches, pricing and discounts, product defects, changes in customer spending patterns, changes in customer tastes and other factors, and our customers may not order products in the quantities that our PRC Subsidiaries expect. In addition, when our PRC Subsidiaries begin selling a new product, it may be difficult to establish supplier relationships, determine appropriate product selection, and accurately forecast demand. The acquisition of certain types of inventory may require significant lead time and prepayment and they may not be returnable.
Furthermore, as we plan to continue expanding our product offerings, we expect to include a wider variety of products and raw materials in our inventory, which will make it more challenging for our PRC Subsidiaries to manage inventory and logistics effectively. We cannot guarantee that our inventory levels will be able to meet the demands of customers, which may adversely affect our sales. We also cannot guarantee that all of our inventories can be consumed within their shelf lives. If our PRC Subsidiaries fail to manage inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory value, and significant inventory write-downs or write-offs. Any of the above may materially and adversely affect our results of operations and financial condition. On the other hand, if our PRC Subsidiaries underestimate demand for the products and services they offer, or if their suppliers fail to supply quality raw materials and pre-made products in a timely manner, they may experience inventory shortages, which might result in diminished brand loyalty and lost revenues, any of which could harm our business and reputation.
Our business is subject to seasonal fluctuations and unexpected interruptions.
We experience seasonality in our business. Our PRC Subsidiaries generally experience fewer purchase orders during holiday seasons, such as the Chinese New Year holidays. Our financial condition and results of operations for future quarters may continue to fluctuate and our historical quarterly results may not be comparable to future quarters. As a result, the trading price of our securities may fluctuate from time to time due to seasonality.

In addition, we are vulnerable to natural disasters, health epidemics, and other calamities. Any of such occurrences could cause severe disruption to the business operations of us, and may even require a temporary closure of facilities and logistics delivery networks, which may disrupt the business operations of our PRC Subsidiaries and adversely affect our results of operations.
We may be subject to customer complaints, litigation, and regulatory investigations and proceedings from time to time.
We have been and expect to continue to be subject to legal and other disputes in the ordinary course of our business, including, among others, intellectual property infringement claims, allegations against us regarding food safety or personal injury issues and lawsuits involving our marketing practices and labor-related disputes. In particular, due to several high-profile incidents involving food safety and consumer complaints that have occurred in China in recent years, the PRC government, media outlets and public advocacy groups are increasingly focused on consumer protection. If claims are brought against us under consumer protection laws, including health and safety claims and product liability claims, or on other grounds, we could be subject to damages and reputational damage as well as action by regulators, which could lead to investigations and administrative proceedings, cause us to the rights to offer certain products, or require us to make changes to our store operations. Any claims against us, with or without merit, could be time-consuming and costly to defend or litigate, divert our management’s attention and resources or harm our image, and even unsuccessful claims could result in the expenditure of funds and the diversion of management’s time and resources and cause consumers to lose confidence in us. All of the above could have a material adverse effect on our business, financial condition and results of operations.
Illegal actions or misconduct, or any failure by our third-party suppliers, service providers and retail partners to provide satisfactory products or services could materially and adversely affect our business, reputation, financial condition and results of operations.
Satisfactory performance by our third-party suppliers, service providers and retail partners are critical to the business operations of our PRC Subsidiaries. For example, the failure of our raw material suppliers to ensure product quality, speedy delivery or compliance with applicable laws and regulations could interrupt the operations of our stores and result in supply shortfalls, impaired product quality and potential claims against us. Our PRC Subsidiaries also rely on third-party delivery services and retail partners to deliver our products to customers, which increases the risk of food tampering while in transit. Failure in providing timely and high-quality delivery services may result in customer dissatisfaction, which could also result in reduction in sales, loss of customers and damage to our image. Furthermore, guidelines issued by the SAMR and other regulatory authorities impose heightened regulatory requirements on food delivery platforms that our PRC Subsidiaries partner with, which could increase their operating costs and pricing and exacerbate the shortage of delivery drivers, especially during peak hours. In addition, under the Business Cooperation Agreement between Tim Hortons China and DataCo, DataCo is obligated to use, and require its subcontractors to use, reasonable efforts to maintain procedures designed to protect the confidentiality of the personal data of our customers and store the collected personal data in compliance with applicable PRC laws and regulations. However, given the complexity of the applicable PRC laws and regulations and the significant uncertainty with respect to their interpretation and enforcement, we cannot assure you that DataCo or its subcontractors will be able to maintain compliance with these laws and regulations at all times.
In the event that we become subject to claims arising from actions taken by our suppliers or service providers, we may attempt to seek compensation from these parties. However, the amount of such compensation may be limited. If no claim can be asserted against a supplier, service provider or retail partner, or if the amount that we claim cannot be fully recovered, we may have to bear such losses on our own, which could have a material adverse effect on our business, financial condition and results of operations.
Any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business, financial condition and results of operations.
In accordance with relevant PRC laws and regulations, our PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate our company owned and operating stores and engage in commercial franchising activities. In the opinion of Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, our PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of our company owned and operated stores: (i) business licenses issued by the local SAMR, (ii) food operation licenses issued by the competent food safety supervision and administration department, and (iii) for some stores, fire safety inspection permits from the local fire department. Failure to obtain the necessary licenses, permits and approvals could subject such PRC Subsidiary to fines, confiscation of gains derived from the stores, or the suspension of operations of the stores. Specifically, (i) for stores without a business license, the in-charge government authorities may order such stores to rectify the non-compliance and impose a fine of up to RMB100,000 for each store; (ii) for stores without a food operation license, the in-charge government authorities may confiscate the income of such stores and their food and beverage products, raw materials and equipment and impose fines based on the value of the food and beverage products of such store; and (iii) for stores that operate without the requisite fire safety inspection permit, the in-charge government authorities may order such stores to rectify the non-compliance, suspend their operations and impose a fine ranging from RMB30,000 to RMB300,000 for each store. As of June 30, 2022, out of the 419 company owned and operated stores operated by our PRC Subsidiaries, seven stores had not obtained the requisite business licenses or the requisite food operation licenses, which stores represented less than 1% of our total revenues for the six months ended June 30, 2022. Local governments have significant discretion in promulgating, interpreting and implementing fire safety rules and policies. As a result, there is no assurance that the fire safety inspection permit will not be required for certain company owned and operated stores that we believe, based on evaluations conducted by external fire safety specialists, are not required to obtain a fire safety inspection permit under existing PRC laws, regulations or policies if relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on evaluations conducted by fire safety specialists engaged by us, five of our company owned and operated stores have not obtained those fire safety inspection permits that we believe are required under the applicable laws and regulations. Our PRC Subsidiaries are still in the process of applying for these outstanding licenses and permits and how soon these licenses and permits can be obtained is subject to regulatory approvals and certain other factors that are beyond their control. There can be no assurance that our PRC Subsidiaries will be able to obtain, renew and/or convert all of the approvals, licenses and permits required for our existing business operations upon their expiration in a timely manner, and our PRC Subsidiaries may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new stores, which could adversely affect the business operations, financial condition and prospects of our PRC Subsidiaries, subject us to negative publicity and delay our store opening and expansion.
Any PRC Subsidiary that is engaged in commercial franchising is required to (i) register as a commercial franchisor with the commerce department of the local government within fifteen days after entering into a franchise agreement with a franchisee located in mainland China for the first time; (ii) file with the in-charge authority information regarding franchise agreements entered into, withdrawn, renewed or amended each year by March 31 of the following year; and (iii) report any changes to its previously filed registration information and information on its operational resources and the geographical distribution of its franchisees’ stores in mainland China within 30 calendar days following such change. Failure to complete the registration in time could cause the PRC Subsidiary to be ordered by the in-charge authority to complete such registration within a designated timeframe and a fine ranging from RMB10,000 to RMB50,000 could be imposed, provided that it is able to complete the registration within the designated timeframe. If the PRC Subsidiary is unable to complete the registration within the designated timeframe, a fine ranging from RMB50,000 to RMB100,000 could be imposed and the violation could be publicly announced. If a commercial franchisor fails to comply with the annual filing requirement by the filing deadline, it could be ordered by the in-charge authority to complete such filing within a designated timeframe and be subject to a fine ranging from RMB10,000 to RMB50,000. Among the PRC Subsidiaries, only Tim Hortons China is, or has been, engaged in commercial franchising. Tim Hortons China has received the requisite governmental approval to be registered as a commercial franchisor. However, Tim Hortons China was not able to file its annual report for the year ended December 31, 2021 before the March 31, 2022 deadline because the reporting system was closed to all local filers due to the COVID-19 outbreak in Shanghai. Based on its discussions with local government officials, Tim Hortons China does not believe that it will be subject to any administrative penalty, including fines, as a result of its failure to timely file the report. However, such discussions are informal, and there can be no guarantee that no penalty would be imposed, in which case our reputation and results of operations could be adversely affected.

THHK, a wholly-owned subsidiary of ours that is incorporated under the laws of the HKSAR, does not currently have any business operations. THHK holds the requisite business license and has not been required by the HKSAR government to hold any other license, permit or approval under the laws and regulations of the HKSAR. Based on the experience of our management team, we do not believe that THHK is required to obtain such license, permit or approval. However, there is no assurance that the relevant HKSAR governmental authorities will not take a contrary position or that THHK can obtain such license, permit or approval, if required. If THHK fails to obtain such license, permit or approval in a timely manner, or at all, our business and results of operations could be materially and adversely affected.
Any significant disruption in our technology infrastructure or our failure to maintain the satisfactory performance, security and integrity of our technology infrastructure could materially and adversely affect our business, reputation, financial condition and results of operations.
As our reliance on technology has increased, so have the risks posed to our systems. Our PRC Subsidiaries rely heavily on computer systems and network infrastructure across operations. Despite our implementation of security measures, all of our technology systems are vulnerable to damage, disruption or failures due to physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from problems with transitioning to upgraded or replacement systems, internal and external security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers.
If someone is able to circumvent our data security measures or that of third parties with whom we do business, including our sub-franchisees, he or she could destroy or steal valuable information or disrupt our operations. If any of our technology systems or those of our sub-franchisees or business partners were to fail or be compromised, and we were unable to recover from such incidents in a timely manner, we could also be exposed to risks of litigation, liability, negative publicity and reputational harm. The occurrence of any of these incidents could have a material adverse effect on our future financial condition and results of operations.
We rely on a limited number of third-party suppliers and service providers to provide products and services to us or to our customers, and the loss of any of these suppliers or service providers or a significant interruption in the operations of these suppliers or service providers could negatively impact our business.
We work with a limited number of raw material suppliers, delivery service providers and warehouse and fulfillment service providers in the daily operations of our stores. As we continue to expand our product offerings and customer base, our existing suppliers and service providers may not be able to adequately accommodate the growth of our business, and we may not be able to find additional suppliers and service providers who can meet our requirements, standards and expectations. Any significant interruption in the businesses of our suppliers and service providers could have a material adverse effect on the availability, quality and cost of our supplies, our customer relationships and store operations. For example, during the recent outbreak of COVID-19 in certain regions in mainland China, our logistics operations in these regions have been adversely impacted by related lockdown measures and travel restrictions, which further led to temporary increases in staffing, warehousing and freight costs. In addition, our agreements with suppliers and service providers generally do not prohibit them from working with our competitors, and these parties may be more incentivized to prioritize the orders of our competitors in case of short supply. Any deterioration of our cooperative relationships with our suppliers and service providers, any adverse change in our contractual terms with them, or the suspension or termination of our agreements with them could have a material adverse effect on our business, financial condition and results of operations. There is no assurance that we will be able to find suitable replacements in time, or at all, in the event that our agreements with certain of our suppliers or service providers expire or terminate, or that our contractual terms with any new supplier or service provider will be as favorable as our exiting arrangements.
Grant of share-based awards could result in increased share-based compensation expenses.
We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key and qualified employees. We are required to account for share-based compensation in accordance with U.S. GAAP, which generally requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of the equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations and profitability. See “Note 17 — Share-based Compensation” of our consolidated financial statements included elsewhere in this prospectus for additional information.
Our success depends on the continuing efforts of our key management and experienced and capable personnel, as well as our ability to recruit new talent.
Our future success depends on the continued availability and service of our key management and experienced and capable personnel. If we lose the services of any member of our key management, we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. If any of our key management joins a competitor or forms a competing business, we may lose customers, know-how and key professionals and staff members.
Our rapid growth also requires us to hire, train and retain a wide range of personnel who can adapt to a dynamic, competitive and challenging business environment and are capable of helping us conduct effective marketing, innovate new products, and develop technological capabilities. We will need to continue to attract, train and retain personnel at all levels, such as skillful baristas, as we expand our business and operations. We may also need to offer attractive compensation and other benefits packages, including share-based compensation, to attract and retain employees and provide our employees with sufficient training to help them to realize their career development and grow with us. Following the outbreak of COVID-19, we may also face challenges in recruiting and retaining talents due to higher talent mobility. Any failure to attract, train, retain or motivate key management and experienced and capable personnel could severely disrupt our business and growth.
If we are unable to protect our customers’ credit card data and other personal information, we could be exposed to data loss, litigation, and liability, and our reputation could be significantly harmed.
Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of other personal information expose us to increased risk of privacy and/or security breaches as well as other risks. In connection with credit or debit card or mobile payment transactions in-restaurant, our company owned and operated stores and sub-franchisees collect and transmit confidential information by way of secure private retail networks. In February 2022, Tim Hortons China transferred control and possession of the personal data of THIL’s customers to DataCo, pursuant to a Business Cooperation Agreement. For a more detailed description, see the section of this prospectus titled “Business — Digital Technology and Information Systems.”
We or our service providers, including DataCo, may experience or be affected by with security breaches in which our customers’ personal information is stolen. Also, security and information systems that we use or rely on may be compromised as a result of data corruption or loss, cyberattack or a network security incident or the independent third-party service provider may fail to comply with applicable laws and regulations. Although private networks are used to transmit confidential information, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and the security measures employed may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. Further, the systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payment themselves, all of which can put electronic payment at risk, are determined and controlled by the payment card industry, not by us. In addition, our sub-franchisees, contractors, or third parties with whom we do business or to whom we outsource business operations may be subject to cyberattack or a network security incident that may lead to loss of our customers’ data or may attempt to circumvent our security measures in order to misappropriate such information, and may purposefully or inadvertently cause a breach involving such information. If a person is able to circumvent our security measures or those of third parties, he or she could destroy or steal valuable information or disrupt our operations. We may become subject to claims for purportedly fraudulent transactions arising out of the unlawful access or exfiltration of personal data, or actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits, administrative fines or other proceedings relating to these types of incidents. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our business, financial condition and results of operations. Further, adverse publicity resulting from such claims or proceedings could significantly harm our reputation which, in turn, may have an adverse effect on our business, financial condition and results of operations.
We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We and our PRC Subsidiaries are required by applicable laws to keep this personal information strictly confidential and to take adequate security measures to safeguard such information.
The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services, or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the National People’s Congress of the PRC issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not collect users’ personal information without their consent and may only collect users’ personal information necessary to the provision of services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. On September 14, 2022, the CAC released the Decision on Revising the Cybersecurity Law of the People’s Republic of China (Draft for Comment), which would impose more stringent legal liabilities and raise the upper limit of monetary fines for serious violation of the security protection obligations of network operation, network information, critical information infrastructure and personal information under the Cyber Security Law to RMB50 million or 5% of the company’s total sales from the previous year. In addition, the Civil Code of the PRC (issued by the National People’s Congress of the PRC on May 28, 2020 and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under PRC civil law.
PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various PRC regulatory bodies, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In addition, certain internet platforms in mainland China have reportedly been subject to heightened regulatory scrutiny in relation to cybersecurity matters.
In April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. In July 2021, the CAC and other related authorities released a draft amendment to the 2020 Cybersecurity Review Measures for public comments. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Under the Regulation on Protecting the Security of Critical Information Infrastructure promulgated by the State Council on July 30, 2021, effective September 1, 2021, “critical information infrastructure” is defined as important network facilities and information systems in important industries and fields, such as public telecommunication and information services, energy, transportation, water conservancy, finance, public services, e-government and national defense, science, technology and industry, as well as other important network facilities and information systems that, in case of destruction, loss of function or leak of data, may severely damage national security, the national economy and the people’s livelihood and public interests. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator. As of the date of this prospectus, neither we nor any of our PRC Subsidiaries has been informed by any PRC governmental authority that we or any of our PRC Subsidiaries is a “critical information infrastructure operator.”
Compared with the 2020 Cybersecurity Review Measures, the 2022 Cybersecurity Review Measures contain the following key changes: (i) internet platform operators who are engaged in data processing are also subject to the regulatory scope; (ii) the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review mechanism; (iii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office; (iv) the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or illegally transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously by foreign governments and any cybersecurity risk after a company’s listing on a stock exchange shall be collectively taken into consideration during the cybersecurity review process; and (v) critical information infrastructure operators and internet platform operators covered by the 2022 Cybersecurity Review Measures shall take measures to prevent and mitigate cybersecurity risks in accordance with the requirements therein. On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation”). Under the Draft Administrative Regulation, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level.
As of the date of this prospectus, neither we nor any of our PRC Subsidiaries has been required by any PRC governmental authority to undergo cybersecurity review, nor have we or any of our PRC Subsidiaries received any warning or sanction in such respect or been denied permission from any PRC regulatory authority to list or maintain listing on U.S. exchanges. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to this offering or the business operations of our PRC Subsidiaries, because neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations if the PRC regulatory authorities take a position contrary to ours, we cannot assure you that we or any of our PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can we assure you that we or our PRC Subsidiaries would be able to pass such review. If we or any of our PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.
On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development and the degree of harm it will cause to national security, public interests or the rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law, effective November 1, 2021. The Personal Information Protection Law clarifies the required procedures for personal information processing, the obligations of personal information processors, and individuals’ personal information rights and interests. The Personal Information Protection Law provides that, among other things, (i) the processing of personal information is only permissible under certain circumstances, such as prior consent from the subject individual, fulfillment of contractual and legal obligations, furtherance of public interests or other circumstances prescribed by laws and regulations; (ii) the collection of personal information should be conducted in a disciplined manner with as little impact on individuals’ rights and interests as possible; and (iii) excessive collection of personal information is prohibited. In particular, the Personal Information Protection Law provides that personal information processors should ensure the transparency and fairness of automated decision-making based on personal information, refrain from offering unreasonably differentiated transaction terms to different individuals and, when sending commercial promotions or information updates to individuals selected through automated decision-making, simultaneously offer such individuals an option not based on such individuals’ specific characteristics or a more convenient way for such individuals to turn off such promotions.
On July 7, 2022, the CAC promulgated the Measures on Data Export Security Assessment, which became effective on September 1, 2022. The Measures on Data Export Security Assessment provides for the circumstances under which a data processor shall be subject to security assessment, including (i) where a data processor provides important data abroad;(ii) where a critical information infrastructure operator or a data processor that processes personal information of more than one million individuals provides personal information abroad; (iii) where a data processor that has exported personal information of over 100,000 individuals or sensitive personal information of over 10,000 individuals in total since January 1 of the previous year provides personal information abroad; and (iv) other circumstances prescribed by the CAC. For outbound data transfers that were carried out before the effectiveness of the Measures on Data Export Security Assessment and are not compliant with these measures, rectification shall be completed by February 28, 2023. Given the nature of our business and as advised by our PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we do not believe that we or any of our PRC Subsidiaries is engaged in any activity that is subject to security assessment as outlined in the Measures on Data Export Security Assessment. As of the date of this prospectus, the Measures on Data Export Security Assessment has not materially affected our business or results of operations. Since the Measures on Data Export Security Assessment was newly enacted, there remain substantial uncertainties about its interpretation and implementation, and it is unclear whether the relevant

PRC regulatory authority would reach the same conclusion as us. The promulgation of the above-mentioned laws and regulations indicates heightened regulatory scrutiny from PRC regulatory authorities in areas such as data security and personal information protection.
As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we or our PRC Subsidiaries will be able to comply with such regulations in all respects, and we or our PRC Subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. In addition, while our PRC Subsidiaries take various measures to comply with all applicable data privacy and protection laws and regulations and the control and possession of our customer data has been transferred to DataCo, there is no guarantee that our current security measures, operation and those of our third-party service providers may always be adequate for the protection of our customers, employee or company data against security breaches, cyberattacks or other unauthorized access, which could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust and impairment of our technology infrastructure and harm our reputation and business, resulting in fines, penalties and potential lawsuits.
Unexpected termination of leases, failure to renew the leases of our existing premises or to renew such leases at acceptable terms could materially and adversely affect our business.
Our PRC Subsidiaries lease the premises for all of our stores. Our PRC Subsidiaries generally seek to enter into long-term leases of more than five years with an option to renew for our stores, though are not always able to secure either a term of that duration or the right to renew. Rent for our leases is typically stated as the higher of a fixed amount, which is usually subject to periodic incremental increases as stipulated in the lease agreements, and a variable amount, which is usually stated as a percentage of the revenue generated by the store situated on the leased premise. We cannot assure you that our PRC Subsidiaries would be able to renew the relevant lease agreements at the same rate, on similar terms or without substantial additional costs. If a lease agreement is renewed at a substantially higher rate or less favorable terms, our business and results of operations may be materially and adversely affected. If any of our PRC Subsidiaries is unable to renew the lease for a store site, it will have to close or relocate the store, which could result in additional costs and risks, loss of customers and decreased sales. Furthermore, we cannot assure you that the lessors are entitled to lease the relevant real properties to us. If the lessor is not entitled to lease the real properties and the owner of such real properties declines to ratify the lease agreement with the respective lessor, our PRC Subsidiaries may not be able to enforce their rights to lease such properties under the respective lease agreement against the owner. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without proper ownership proof. If a lease agreement is claimed as null and void by a third party who is the right owner of such leased real properties, we could be required to vacate the properties and we cannot assure you that suitable alternative locations will be readily available on commercially reasonable terms, or at all.
In addition, the PRC government has the statutory power to acquire any land in mainland China. As a result, we may be subject to compulsory acquisition, closure or demolition of any of the properties on which our stores are situated. Although we may receive liquidated damages or compensation if our leases are terminated unexpectedly, we may be forced to suspend operations of the relevant store, which could materially and adversely affect our business and results of operations.
We may require additional capital to support business growth and objectives, which might not be available in a timely manner or on commercially acceptable terms, if at all.
Historically, we have financed our operations primarily with operating cash flows, shareholder contributions and issuance of convertible notes. As part of our growth strategies, we expect to continue to require substantial capital through additional debt or equity financing in the future to cover our costs and expenses. However, we may be unable to obtain additional capital in a timely manner or on commercially acceptable terms, or at all. Our ability to obtain additional financing in the future is subject to a number of uncertainties, including those relating to:
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our market position and competitiveness in China’s coffee industry;

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our future profitability, overall financial condition, operating results and cash flows;

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the general market conditions for financing activities; and

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the macro-economic and other conditions in China and elsewhere.

To the extent we engage in debt financing, the incurrence of indebtedness would result in increased debt servicing obligations and could result in operating and financing covenants that may, among other things, restrict our operational flexibility or our ability to pay dividends to our shareholders. For example, the Indenture pursuant to which the Notes were issued contains covenants that, subject to significant exceptions, restrict the ability of our company and our subsidiaries to, among other things, incur debt, issue preferred stock, pay dividends on or purchase or redeem capital stock, incur liens, sell assets, amend or terminate our A&R MDA and amended and restated company franchise agreements with THRI, amend charter documents, or consolidate with or merge with or into other entities. The Indenture also contains events of default, such as failure to make timely payment or meet certain conversion obligations. If we fail to service our debt obligations or are unable to comply with our debt covenants, we could be in default under the relevant debt obligations, and our liquidity and financial condition may be materially and adversely affected. To the extent that we raise additional financing by issuance of additional equity or equity-linked securities, our shareholders may experience dilution. In the event that financing is not available or is not available on terms commercially acceptable to us, our business, operating results and growth prospects may be adversely affected.
Our history of recurring losses and need for additional financing raises substantial doubt about our ability to continue as a going concern.
We have incurred significant operating losses since our inception. In addition, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2021, 2020 and 2019 with respect to this uncertainty. Based upon our current operating plan and assumptions, we believe our existing sources of liquidity (including the committed equity facility with Cantor), together with the net proceeds of the Business Combination of $39.9 million, will be sufficient to fund our operations, including lease obligations, capital expenditures and working capital obligations for at least the next 12 months. However, the assumptions underlying this estimate may prove to be wrong, and changes may occur beyond our control and cause us to consume our available capital sooner than we expect. In order to reduce liquidity risks and risks related to our ability to continue as a going concern, we have evaluated plans to slow down the pace of our store network expansion, which, if implemented, could adversely affect the growth of our revenue and customer base. Failure to continue as a going concern could significantly harm our business, operating results and financial position and cause our shares to decline substantially in value or become worthless.
Our insurance may not be sufficient to cover certain losses.
We face the risk of loss or damage to our properties, machinery and inventories due to fire, theft and natural disasters such as earthquakes and floods. While our insurance policies cover some losses in respect of damage or loss of our properties, machinery and inventories, our insurance may not be sufficient to cover all such potential losses. In the event that such loss exceeds our insurance coverage or is not covered by our insurance policies, we will be liable for the excess in losses. In addition, even if such losses are fully covered by our insurance policies, such fire, theft or natural disaster may cause disruptions or cessations in our operations and adversely affect our business, financial condition and results of operations.
Industry data, projections and estimates contained in this prospectus are inherently uncertain, subject to interpretation and may not have been independently verified.
Industry data and projections are inherently uncertain and subject to change. There can be no assurance that China’s coffee industry or food and beverage sector will be as large as we anticipate or that projected growth will occur or continue. In addition, underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control. Our projected financial and operating information appearing elsewhere in this prospectus reflects our current estimates of future performance. We employ models to, among other uses, price products, value assets, make investment decisions and generate projections. These models rely on estimates and projections that are inherently uncertain, may use data and/or assumptions that do not adequately reflect recent experience and relevant industry data, and may not operate as intended. As our assumptions are based on historical experiences and expectations of future performance, which are highly dependent on modeling assumptions as to long-term macroeconomic conditions, we may discover errors or other deficiencies in existing models, assumptions and/or methodologies. Moreover, we may use additional, more granular and detailed information or we may employ more simplified approaches in the future, either of which may cause us to refine or otherwise change existing assumptions and/or methodologies. If the changes to our models indicate a decline in growth rate or unfavorable projections, this could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to Doing Business in China
Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.
On July 30, 2021, in response to the regulatory developments in mainland China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the offering of our securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult. We may also be required to adjust, modify, or completely change the business operations of our PRC Subsidiaries in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.
The approval and/or other requirements of Chinese governmental authorities may be required in connection with this offering or our future issuance of securities to foreign investors under PRC laws, regulations or policies.
As all of our operations are based in mainland China through our PRC Subsidiaries, we are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to foreign investors, and cause the value of our securities to significantly decline or be worthless. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that the issuance of our securities to foreign investors does not require permission or approval from any PRC governmental authority. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions, there is no assurance that such approval or permission will not be required under existing PRC laws, regulations or policies if the relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on the experience of our management team, we do not believe that any permission or approval is required under any laws or regulations of the HKSAR for us to issue securities to non-PRC investors or for any of our PRC Subsidiaries to conduct their business operations in mainland China. We cannot assure you that such approval or permission will not be required under PRC or HKSAR laws, regulations or policies if the relevant PRC or HKSAR governmental authorities take a contrary position, nor can we predict whether or how long it will take to obtain such approval. Any failure to obtain or delay in obtaining the requisite governmental approval for this offering, or a rescission of such approval, would subject us to sanctions imposed by the relevant PRC regulatory authority. Below is a summary of potential PRC laws and regulations that, in the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the in-charge PRC government authorities, namely, the CSRC, the CAC and their enforcement agencies to require us to obtain permission or approval in order to issue securities to foreign investors or offer securities to foreign investors.
The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the SAFE in 2006 and amended in 2009, as well as some other regulations and rules concerning mergers and acquisitions (collectively, the “M&A Rules”) include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.
While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC legal counsel and its understanding of the current PRC laws and regulations, that the CSRC approval is not required in the context of this offering because (i) our PRC Subsidiaries were established by means of direct investment, rather than by merger or acquisition, directly or indirectly, of the equity interest or assets of any “domestic company,” as defined under the M&A Rules, and (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether a transaction of the kind contemplated herein is subject to the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel.
On August 1, 2021, the CSRC stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. For details of risks relating to cybersecurity review, see “— Risks Related to THIL’s Business and Industry — We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.”
Furthermore, on December 24, 2021, the CSRC released the draft Administrative Provisions on the Offshore Listing and Securities Issuance of PRC-Based Companies and the draft Administrative Measures on the Filing of Offshore Listing and Securities Issuance of PRC-Based Companies for public comments through January 23, 2022 (collectively, the “CSRC Draft Rules”). Under the CSRC Draft Rules, issuers that intend to list or offer securities on foreign stock exchanges through direct offshore listing (i.e., the listing of a PRC-incorporated company) or indirect offshore listing (i.e., the listing of an overseas company that meets the following conditions: (a) more than 50% of the revenue, profit, gross assets or net assets of the issuer in the last fiscal year originated from a PRC-incorporated company or companies, and (b) a majority of the issuer’s senior executives in charge of its business operations are PRC citizens or habitually reside in mainland China and the issuer’s business operations are mainly conducted or located in mainland China) shall complete a filing with the CSRC within three business days upon the issuer’s initial filing of its listing application documents with the foreign stock exchange. The relevant filing materials include but are not limited to: (i) the filing report and relevant undertakings; (ii) regulatory opinions issued by, filings with or approvals from competent authorities of our industry, if applicable; (iii) cybersecurity assessment review opinions issued by competent authorities, if applicable; (iv) opinions issued by a PRC legal counsel; and (iv) the prospectus used for the overseas listing. If the filing documents submitted to the CSRC are complete and in compliance with the applicable requirements, the CSRC will issue a notice of record within 20 business days. According to questions and answers published by the CSRC on December 24, 2021 (the “Q&A”), the CSRC Draft Rules, as drafted, would not be applied retrospectively and would only be applied to new listings and refinancing by existing overseas-listed Chinese companies. It is uncertain whether, when and in what form the CSRC Draft Rules will be enacted. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that, this offering is not subject to filing requirement under the CSRC Draft Rules (if enacted), because (i) the Q&A explicitly states that the CSRC Draft Rules, including the requirement to complete a filing with the CSRC within three business days upon the issuer’s initial filing of its listing application documents with a foreign stock exchange, would not be applied retrospectively and (ii) our initial filing of the prospectus in connection with the business combination was completed on September 23, 2021 and submitted the initial draft of our listing application to Nasdaq on December 8, 2021, which was before the Q&A was issued. However, we cannot assure you that the CSRC will not interpret the Q&A differently and nonetheless require us to make such filing after our listing on Nasdaq. Given that (i) it is uncertain whether the CSRC Draft Rules will take effect as currently drafted and whether an issuer who applied for the listing on foreign stock exchange prior to the enactment of the CSRC Draft Rules but completed the listing after the enactment of the CSRC Draft Rules will be subject to the filing requirements therein, despite what the Q&A may indicate otherwise; and (ii) PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of the CSRC Draft Rules, we cannot assure you that we will not be required to comply with the filing requirements under the CSRC Draft Rules if the CSRC Draft Rules are adopted into law in the future or if the PRC regulatory authorities take a position contrary to ours. If we are required to comply with the filing requirements under the CSRC Draft Rules (if enacted), it is uncertain whether we can, or how long it will take us to, complete such filing procedures. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we do not believe there will be any substantial obstacle in making these filings if we were deemed to be subject to the filing requirements, unless the relevant government authorities fail to issue any required regulatory opinions or approvals, including cybersecurity assessment review opinions. Failure to comply with the filing requirements or any other requirements under the CSRC Draft Rules (if enacted) could result in warnings, a fine ranging from RMB1 million to RMB10 million, suspension of certain business operations, orders of rectification and revocation of business license.
If we fail to receive or maintain any requisite permission or approval from the CSRC for this offering or any future offerings, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently conclude that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we may be subject to fines and penalties (the details of which are unknown at this point), limitations on our business activities in mainland China, delay or restrictions on the contribution of the proceeds from the Business Combination into the PRC, or other sanctions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects. The CSRC may also take actions requiring us, or making it advisable for us, to halt future offerings of our securities to foreign investors. Such uncertainties and/or negative publicity regarding such approval requirements could cause our securities to decline significantly in value or become worthless.
Moreover, on November 14, 2021, the CAC released the Draft Administrative Regulation. Under the Draft Administrative Regulation, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level. The public comment period for the Draft Administrative Regulation ended on December 13, 2021, and the Draft Administrative Regulation has not come into effect as of the date of this prospectus. On December 28, 2021, the PRC government promulgated the 2022 Cybersecurity Review Measures, which came into effect on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. As of the date of this prospectus, neither we nor any of our PRC Subsidiaries has been required by any PRC governmental authority to undergo for cybersecurity review, nor have we or any of our PRC Subsidiaries received any warning or sanction in such respect or been denied permission from any PRC regulatory authority to list or maintain listing on U.S. exchanges. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to this offering or the business operations of our PRC Subsidiaries, because neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, if the PRC regulatory authorities take a position contrary to ours, we cannot assure you that we or any of our PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can we assure you that we or our PRC Subsidiaries would be able to pass such review. If we or any of our PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently conclude that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.
PRC governmental authorities’ significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our securities.
PRC governmental authorities have significant oversight and discretion over the business operations of our PRC Subsidiaries in mainland China and may seek to intervene or influence such operations at any time that the government deems appropriate to further its regulatory, political and societal goals, which could result in a material adverse change in our operations and/or the value of our securities. In addition, the PRC governmental authorities may also exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers based in mainland China. Any such action could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of such securities to significantly decline or be worthless. Furthermore, the implementation of industry-wide regulations directly targeting our operations could cause the value of our securities to significantly decline.
Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.
With substantially all of our assets and operations located in mainland China, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China, including, among others, overall economic growth, level of urbanization and level of per capita disposable income. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented various changes, a significant portion of the productive assets in China are owned by the government, and the PRC government continues to play a significant role in regulating industry development by setting industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing different treatment to particular industries or companies.
While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, the policies of the PRC government or PRC laws and regulations could have a material adverse effect on the overall economic growth of China. Such developments may lead to a reduction in demand for our products and materially and adversely affect our business, financial condition and results of operations.
In addition, stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. According to the National Bureau of Statistics of China, the year-over-year percent increases in the consumer price index for the years ended December 31, 2019, 2020 and 2021 were 2.9%, 2.5% and 3.1%, respectively. If prices of our services and products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other actions, which could inhibit economic activity in the PRC and thereby harm the market for our services and products.
The business operations of our PRC Subsidiaries are subject to various PRC laws and regulations, the interpretation and enforcement of which involve significant uncertainties as the PRC legal system is evolving rapidly.
The PRC legal system is a civil-law system based on written statutes. Unlike the common-law system, prior court decisions under the civil-law system may be cited for reference but have limited precedential value, which has led to uncertainty and inconsistency in the interpretation and enforcement of many laws. Uncertainties also exist with respect to new legislation or proposed changes in the PRC regulatory requirements as the PRC legal system is evolving rapidly. The interpretations of many laws and regulations may contain inconsistencies, and the enforcement of these laws, regulations and rules involves uncertainties. In addition, laws and regulations can change quickly with limited advance notice. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Because PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. Such uncertainty towards our contractual, property and procedural rights and legal obligations could adversely affect our business and impede our ability to grow our business. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.
We may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.
PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that (i) violates PRC laws and regulations, (ii) impairs the national dignity of the PRC, (iii) involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, (iv) is considered reactionary, obscene, superstitious or absurd, (v) is fraudulent, or (vi) disparages similar products. We may be subject to claims by customers misled by information on our mobile ordering system, website or other portals where we put our advertisements. We may not be able to recover our losses from advertisers by enforcing the indemnification provisions in the contracts, which may result in the diversion of management’s time and other resources from our business and operations to defending against these claims. As a result, our business, financial condition and results of operations could be materially and adversely affected.
Our employment practices may be adversely impacted under the Labor Law of the PRC, the PRC Labor Contract Law and related regulations.
The Labor Law of the PRC, effective on January 1, 1995, and last amended on December 29, 2018, and the PRC Labor Contract Law (including the implementing rules), effective on January 1, 2008, and amended on December 28, 2012, and related regulations impose requirements concerning, among other things, the execution of written contracts between employers and employees, the time limit for probationary periods, the length of employment contracts, the working hour system, and the social insurance and welfare. The interpretation and implementation of related laws and regulations are still evolving. Therefore, our employment practices may violate the Labor Law of the PRC, the PRC Labor Contract Law and related regulations, and we could be subject to penalties, fines or legal fees as a result. If we are subject to severe penalties or incur significant legal fees in connection with labor-law disputes or investigations, our business, financial condition and results of operations may be materially and adversely affected.
Our PRC Subsidiaries may be subject to fines relating to our leased properties.
Under the relevant PRC laws and regulations, our PRC Subsidiaries are required to register and file executed leases with the relevant government authority. However, the lease agreements for most of our leased properties have not been registered with the PRC government authorities as required due to property owners’ refusal to cooperate with the registration process, despite our efforts. Although the failure to do so does not in itself invalidate the leases, our PRC Subsidiaries may be ordered by the PRC government authorities to rectify such noncompliance, and if such noncompliance is not rectified within a given period of time, the PRC Subsidiaries may be subject to fines imposed by PRC government authorities ranging from RMB1,000 to RMB10,000 for each unregistered lease agreement. While our PRC Subsidiaries intend to continue to seek the property owner’s cooperation with the registration process, we cannot assure you that we will be able to successfully obtain such cooperation.
PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident shareholders, beneficial owners and PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC Subsidiaries, limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise adversely affect us.
In July 2014, the SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles (“SAFE Circular 37”). SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities, as well as foreign individuals that are deemed PRC residents for foreign exchange administration purposes) to register with the SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires the SAFE registrations be updated in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as a change in its name, operation term and PRC resident shareholder, an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions.
In April 2014, the National Development Reform Committee (the “NDRC”) promulgated the Administrative Measures for the Approval and Filing of Overseas Investment Projects, and in September 2014, the MOFCOM promulgated the Measures for the Administration of Overseas Investment. In December 2017, the NDRC further promulgated the Administrative Measures of Overseas Investment of Enterprises, which became effective in March 2018. Pursuant to these regulations, any outbound investment of PRC enterprises in a non-sensitive area or industry is required to be filed with the MOFCOM and the NDRC or their local branches.
We have requested that all of our current shareholders and beneficial owners who, to our knowledge, are PRC residents complete the foreign exchange registrations and that those who, to our knowledge, are PRC enterprises comply with outbound investment related regulations. However, we may not be informed of the identities of all the PRC residents and PRC enterprises holding direct or indirect interest in our company, and we cannot provide any assurance that these PRC residents and PRC enterprises will comply with our request to make or obtain the applicable registrations or continuously comply with all the requirements under SAFE Circular 37 or other related rules and the outbound investment related regulations. Failure by such shareholders or beneficial owners to comply with SAFE and outbound investment related regulations, or failure by us to amend the foreign exchange registrations of our PRC Subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC Subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation have been constantly evolving, it is uncertain how these regulations, and any future regulations concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. Due to the complexity and constantly changing nature of the regulations related to foreign exchange and outbound investment, as well as the uncertainties involved, we cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.
Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements.
We are a holding company incorporated in the Cayman Islands, and payment of dividends by our subsidiaries is an important source of support for us to meet our financing needs.
Dividend payments from our PRC Subsidiaries are subject to various restrictions under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that withholding tax at the rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. Furthermore, if our PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements. Due to these restrictions and additional restrictions that may be imposed under new PRC laws and regulations that may come into effect in the future, cash and/or non-cash assets held by our PRC Subsidiaries may not be available to fund our foreign currency needs or any foreign operations that we may have in the future or for other uses outside of mainland China.
Based on the experience of our management team, we do not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, an intermediary holding company with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor do we believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that our cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by our Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to us, to fund the operations of our subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes.
Fluctuations in exchange rates could have a material and adverse effect on the value of your investment and our results of operations.
The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the political and economic conditions in China and PRC foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right (the “SDR”) and decided that, from October 1, 2016, Renminbi would be determined to be a freely usable currency and will be included in the SDR basket. Since June 2010, the Renminbi has fluctuated significantly against the U.S. dollar. It is difficult to predict how market forces or policies by the PRC or U.S. government may impact the exchange rate between the Renminbi and the U.S. dollar in the future. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future.
Significant revaluation of the Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value and trading price of, and any dividends payable on, our securities in U.S. dollars. The appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion to the extent that we need to convert U.S. dollars into Renminbi for capital expenditures and working capital and other business purposes. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our securities and have a negative effect on the U.S. dollar amount available to us for the purpose of making payments for dividends, royalties, strategic acquisitions or investments or for other business purposes.
Very limited hedging options are available in mainland China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.
PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may restrict or delay us from using the proceeds of the Business Combination to make loans or additional capital contributions to our PRC Subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business.
Under PRC laws and regulations, loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. Currently, there is no statutory limit to the amount of funding that we can provide to our PRC Subsidiaries through capital contributions, because there is no statutory limit on the amount of registered capital for our PRC Subsidiaries and we are allowed to make capital contributions to our PRC Subsidiaries by subscribing for their registered capital, provided that the PRC Subsidiaries complete the relevant filing and registration procedures. According to relevant PRC regulations on foreign-invested enterprises, capital contributions to our PRC Subsidiaries are required to be registered with SAMR or its local counterpart and a local bank authorized by the SAFE.
Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the Business Combination and related financings and adversely affect the value of your investment.
The PRC government imposes foreign exchange controls on the convertibility of the Renminbi and, in certain cases, the remittance of currency out of mainland China. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC Subsidiaries to fund any cash and financing requirements we may have. We do not currently have any cash management policy that dictates how funds shall be transferred between our holding company and subsidiaries, including our PRC Subsidiaries, THHK and any other non-PRC subsidiaries that we may have in the future, or among our subsidiaries. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions (such as purchase of imported coffee beans with foreign currencies), can be made in foreign currencies without prior approval of the SAFE provided that certain procedural requirements are met. Specifically, under the existing exchange restrictions, without prior approval of the SAFE, cash generated from the operations of our PRC Subsidiaries in mainland China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval or registration to use cash generated from the operations of our PRC Subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends to our shareholders or fulfill other payment obligations in foreign currencies or fund any future operations that we may have outside of mainland China with foreign currencies.
In addition, under the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (“FIEs”) and the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, FIEs are prohibited from using Renminbi funds converted from their foreign exchange capital for expenditures beyond their business scopes or using such Renminbi funds to provide loans to persons other than their affiliates, unless within their business scope.
Any foreign loan procured by our PRC Subsidiaries is also required to be registered with the SAFE or its local branches or be filed with the SAFE in its information system, and each of our PRC Subsidiaries may not procure loans which exceed either (i) the amount of the difference between their respective registered total investment amount and registered capital or (ii) two and a half times, or the then-applicable statutory multiple, the amount of their respective audited net assets, calculated in accordance with PRC GAAP (the “Net Assets Limit”), at our election. Increasing the amount of the difference between their respective registered total investment amount and registered capital of our PRC Subsidiaries is subject to governmental approval and may require such subsidiary to increase its registered capital at the same time. If we choose to make a loan to a PRC entity based on its Net Assets Limit, the maximum amount that we would be able to loan to the relevant PRC entity would depend on the relevant entity’s net assets and the applicable statutory multiple at the time of the calculation. As of the date of this prospectus, all of our PRC Subsidiaries have negative or very limited net assets, which prevents us from providing loans to them using the Net Assets Limit. Any medium- or long-term loan to be provided by us to our PRC Subsidiaries must also be registered by and filed with the NDRC.
On October 23, 2019, SAFE further issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment (“Circular 28”), which took effect on the same day. Circular 28 allows non-investment FIEs to use their capital funds to make equity investments in mainland China as long as such investments do not violate the then effective negative list for foreign investments and the target investment projects are genuine and in compliance with laws. In addition, Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange-related rules. Violations of these circulars could result in severe monetary or other penalties.
These PRC laws and regulations and any new PRC laws and regulations that may come into effect in the future may significantly limit our ability to use Renminbi converted from the net proceeds of the Business Combination and related financings to fund the establishment of new entities in mainland China by our PRC Subsidiaries, and to invest in or acquire any other PRC companies through our PRC Subsidiaries. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC Subsidiaries, or future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals or comply with any new registration or approval requirements under laws and regulations that may come into effect in the future, or if we are found to be in violation of any applicable laws with respect to foreign currency exchange, our ability to use the proceeds we received or expect to receive from our offshore offerings may be negatively affected and we may be subject to penalties, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Due to these existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on our ability or the ability of our PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by our PRC Subsidiaries may not be available to fund our foreign currency needs or any foreign operations that we may have in the future or for other uses outside of mainland China, and we may not be able to effectively utilize the proceeds from the Business Combination and related financings to fund the operations or liquidity needs of our PRC Subsidiaries.
Based on the experience of our management team, we do not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor do we believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that our cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by our Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to us, to fund the operations of our subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes.
The M&A Rules and certain other PRC regulations could make it more difficult for us to pursue growth through acquisitions in mainland China.
The M&A Rules established additional procedures and requirements that could make merger and acquisition activities involving mainland China companies by foreign investors more time-consuming and complex, including requirements in some instances that the in-charge government authority be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-monopoly Law of the PRC requires that the in-charge government authority be notified in advance of any concentration of undertaking if certain thresholds are triggered. In light of the uncertainties relating to the interpretation, implementation and enforcement of the Anti-monopoly Law, we cannot assure you that the in-charge Anti- monopoly Law enforcement agency will not deem our past acquisition or investments to have triggered the filing requirement for anti-trust review. If we or any of our PRC Subsidiaries is found to have violated the concentration provisions of the Anti-monopoly Law, the Anti-monopoly Law enforcement agency may order us to cease the implementation of concentration, dispose of relevant shares or assets within a certain period, transfer the business within a certain period and take other necessary measures to set back the concentration and impose a fine of up to 10% of our total sales during the previous year, if the concentration has or may have the effect of eliminating or restricting competition, or impose a fine of up to RMB5,000,000 if the concentration has no effect of eliminating or restricting competition. These measures may materially and adversely affect our business, financial condition and results of operations. In addition, under applicable laws, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement, are prohibited.
In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.
Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, promulgated by the SAFE in 2012, grantees of our incentive share awards who are PRC citizens or who are non-PRC residents continuously residing in mainland China for a continuous period of no less than a year shall, subject to limited exceptions, be required to register with the SAFE and complete certain other procedures through a domestic qualified agent and collectively retain an overseas entrusted institution to handle matters related to the exercise of stock options and the purchase and disposition of related equity interests. Failure to comply with these SAFE requirements may subject these individuals to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC Subsidiaries and limit our PRC Subsidiaries’ ability to distribute dividends to us.
The PRC State Taxation Administration, or SAT, has also issued certain circulars concerning equity incentive awards. Under these circulars, our employees working in mainland China who exercise share options or are granted restricted share units will be subject to PRC individual income tax. If our employees fail to pay or if we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.
If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including THIL’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, THIL could fail to timely file future financial statements in compliance with the requirements of the Exchange Act.
Starting in 2011, the “big four” PRC-based accounting firms, including THIL’s independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S.-listed companies operating and audited in China, the SEC and the PCAOB sought to obtain from the PRC accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under PRC law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.
In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the PRC accounting firms, including THIL’s independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms, including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all the affiliates of the “big four.” If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including THIL’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, THIL could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.
In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in mainland China, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based U.S.-listed companies, and the market price of our securities may be adversely affected.
If THIL’s independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and THIL is unable to timely find another registered public accounting firm to audit and issue an opinion on its financial statements, its financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of THIL’s shares or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the shares in the United States.
The PCAOB has been and currently is unable to inspect our auditor. Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for three consecutive years after we are identified by the SEC as a Commission-Identified Issuer, or two consecutive years if the AHFCAA is enacted. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives investors of the benefits of such inspections.
On December 18, 2020, the HFCAA was enacted. In essence, the HFCAA requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will (i) identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by the authority in the foreign jurisdiction, and (ii) impose a trading prohibition on the issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The AHFCAA, which was passed by the U.S. Senate in June 2021, if enacted, would shorten the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduce the time before the potential trading prohibition against or delisting of the issuer’s securities. THIL’s independent registered public accounting firm is located in and organized under the laws of the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC regulatory authorities, and therefore THIL’s auditors are not currently inspected by the PCAOB.
On March 24, 2021, the SEC adopted interim final amendments, which will become effective 30 days after publication in the Federal Register, relating to the implementation of certain disclosure and documentation requirements of the HFCAA. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. Before any registrant will be required to comply with the interim final amendments, the SEC must implement a process for identifying such registrants. Consistent with the HFCAA, the amendments will require any identified registrant to submit documentation to the SEC establishing that the registrant is not owned or controlled by a government entity in that jurisdiction, and will also require, among other things, disclosure in the registrant’s annual report regarding the audit arrangements of, and government influence on, such registrant. In May 2021, the PCAOB issued a proposed Rule 6100, Board Determinations Under the HFCAA, for public comment. The proposed rule is related to the PCAOB’s responsibilities under the HFCAA, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On September 22, 2021, the PCAOB adopted Rule 6100, which was subsequently approved by the SEC on November 5, 2021. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland

China and Hong Kong because of positions taken by local authorities. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the CSRC and the Ministry of Finance of China. The terms of the Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. However, it is uncertain whether and how the Protocol will be implemented and whether THIL’s auditors will be able to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities.
The SEC may propose additional rules or guidance that could impact THIL if its auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets (the “PWG”) issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then-President of the United States. This report recommended that the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022. It is unclear when the SEC will complete its rulemaking, when such rules will become effective and what, if any, of the PWG recommendations will be adopted.
THIL’s auditors, who are headquartered in mainland China, are subject to the determinations announced by the PCAOB, and the PCAOB has been and currently is unable to inspect THIL’s auditors. The enactment of the HFCAA and AHFCAA and the implications of any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including THIL, and the market price of our securities could be materially adversely affected. Additionally, whether the PCAOB will be able to conduct inspections of THIL’s auditors in the next three, or two, consecutive years, or at all, is subject to substantial uncertainty and depends on a number of factors out of THIL’s control. If THIL is unable to meet the PCAOB inspection requirement in time, it could be delisted and THIL’s securities will not be permitted for trading “over-the-counter” either. Such a delisting would substantially impair your ability to sell or purchase THIL’s securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a delisting would significantly affect THIL’s ability to raise capital on acceptable terms, or at all, which would have a material adverse effect on THIL’s business, financial condition and prospects.
The PCAOB’s inability to conduct inspections prevents it from fully evaluating the audits and quality control procedures of THIL’s independent registered public accounting firm. As a result, THIL and investors in THIL’s securities are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of THIL’s independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors to lose confidence in the audit procedures and reported financial information and the quality of THIL’s financial statements.
Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the U.S. will be limited and addition costs may be required.
We are a Cayman Islands holding company that conducts our operations in mainland China through our PRC Subsidiaries. A majority of our assets, our entire management team and two of our directors are based in mainland China. Therefore, it may be difficult or costly for you to effect service of process against us or these officers and directors within the U.S. In addition, we have been advised by our PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the U.S. based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. See “Enforceability of Civil Liability” for more details. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on

U.S. federal securities laws. In addition, while we don’t have any business operations in Hong Kong, one of our directors is based in Hong Kong. Similarly, it may be difficult or costly for you to effect service of process against this director within the U.S., and enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in Hong Kong or bring original actions in Hong Kong based on U.S. federal securities laws. Furthermore, any judgment obtained in the U.S. against THIL and these individuals may not be collectible within the U.S.
Risks Related to THIL’s Securities and this Offering
The price of our securities may be volatile, and the value of our securities may decline.
We cannot predict the prices at which our securities will trade. The price of our securities may not bear any relationship to any established criteria of the value of our business and prospects, and the market price of our securities may fluctuate substantially. In addition, the trading price of our securities could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our securities as you might be unable to sell these securities at or above the price you paid for the securities. Factors that could cause fluctuations in the trading price of our securities include the following:
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actual or anticipated fluctuations in our financial condition or results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in our projected operating and financial results;

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changes in laws or regulations applicable to our business;

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announcements by us or our competitors of significant business developments, acquisitions or new offerings;

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sales of our securities by us, our shareholders or our warrant holders, as well as the anticipation of lockup releases;

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significant breaches of, disruptions to or other incidents involving our information technology systems or those of our business partners;

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our involvement in litigation;

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conditions or developments affecting the coffee industry in China;

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changes in senior management or key personnel;

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the trading volume of our securities;

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changes in the anticipated future size and growth rate of our markets;

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publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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general economic and market conditions; and

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other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.
A substantial amount of our shares are subject to transfer restrictions. An active trading market for our securities may never develop or, if developed, may not be sustained. In addition, the price of our securities may vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.
The trading market for our securities relies in part on the research reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of equity research analysts and investors, the price of our securities could decline. Moreover, the price of our securities could decline if one or more equity research analysts downgrade our securities or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.
Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our securities to fall.
Subject to applicable lock-ups, the Selling Securityholders can sell, under this prospectus, up to 62,151,365 Ordinary Shares constituting (on a post-exercise basis) approximately 38.7% of our issued and outstanding Ordinary Shares as of September 28, 2022 (assuming the exercise of all of our outstanding Warrants and the conversion of the Notes). The sales of a substantial number of Registered Securities could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the lower price that they purchased their Ordinary Shares and/or Warrants compared to other public investors and may be incentivized to sell their securities when others are not. For example, based on the closing price of our Ordinary Shares on October 12, 2022, the Sponsor may experience a potential profit of up to $4.13 per share; holders of the Legacy Shares may experience a potential profit of up to $2.03 per share; the PIPE Investors and the ESA Investors may experience a potential profit if the price of our Ordinary Shares exceeds $10.00 per Ordinary Share; and the Sponsor and the PIPE Investors may experience a potential profit on their Warrants if the price of our Ordinary Shares exceeds $11.50 per Ordinary Share.
Future issuance of our Ordinary Shares will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.
Certain of our shareholders are entitled to receive Earn-out Shares, consisting of up to an additional 1,400,000 newly issued Ordinary Shares to be issued in two equal 700,000 tranches based on the achievement of closing share price targets of Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period at any time commencing on or after the Closing and ending on or prior to the five-year anniversary of the Closing Date. To the extent the conditions to the issuance of the Earn-out Shares are satisfied, additional Ordinary Shares will be issued, which will result in dilution to our shareholders and increase the number of shares eligible for resale in the public market. However, there can be no assurance the conditions to the issuance of the Earn-out Shares will be satisfied by the fifth anniversary of the Closing Date, and as such, the right to receive the Earn-out Shares may be forfeited.
In addition, we may need additional capital in the future to finance our operations. We may sell Ordinary Shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. For example, pursuant to our Ordinary Share Purchase Agreement with CF Principal Investments LLC (“Cantor”) relating to a committed equity facility, we have the right, after the Closing and from time to time at our option, to sell to Cantor up to $100.0 million of Ordinary Shares subject to certain conditions and limitations set forth in the purchase agreement. As part of our business strategy, we may also acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Furthermore, we may issue additional Ordinary Shares in connection with the grant of equity awards to employees under our equity incentive plans.

Any such issuance of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Ordinary Shares to decline.
We do not intend to pay dividends before we become profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of our Ordinary Shares.
We do not intend to pay any cash dividends before we become profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in our periodic reports, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We do not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the first sale of our Ordinary Shares pursuant to an effective registration statement, (b) in which THIL has total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
We cannot predict if investors will find our securities less attractive if we choose to rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and the price of our securities may be more volatile.
We are foreign private issuer, and as a result, we are not subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
As we are a “foreign private issuer” and have the option to follow certain home country corporate governance practices rather than those of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We have opted to rely on this “foreign private issuer exemption” with respect to Nasdaq rules for shareholder meeting quorums and shareholder approval requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, a majority of our assets are located in the U.S., or our business is administered principally in the U.S. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. A U.S.-listed public company that is not a foreign private issuer will incur significant additional legal, accounting and other expenses that a foreign private issuer will not incur.
We are a “controlled company” within the meaning of Nasdaq corporate governance rules, which could exempt us from certain corporate governance requirements that provide protection to shareholders of companies that are not controlled companies.
As of the date of this prospectus, Peter Yu, our Chairman and the Managing Partner of Cartesian Capital Group, LLC (“Cartesian”), indirectly owns approximately 53.4% of our outstanding Ordinary Shares through entities controlled by him. As a result of Peter Yu’s majority ownership and voting power, which would give him the ability to control the outcome of certain matters submitted to our shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this registration statement), we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. We currently do not intend to take advantage of these exemptions. However, in the event that we elect to rely on the exemptions, shareholders of THIL will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We have incurred increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the continued listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and are required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.
As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our securities.
We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”
Our current internal controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of our internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.
During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
The growth and expansion of our business places a continuous, significant strain on our operational and financial resources, and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.
We have identified material weaknesses in our internal controls over financial reporting, which, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.
In connection with the audit of our consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2021, 2020 and 2019, we and our independent registered public accounting firm have identified material weaknesses in our internal controls over financial reporting, which we have begun to address and have a plan to further address. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified relate to (i) our company’s lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC required to formalize, design, implement and operate key controls over financial reporting processes to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) our company’s lack of period end financial closing policies and procedures to formalize, design, implement and operate key controls over period end financial closing process for the preparation of consolidated financial statements, including disclosures, in accordance with U.S. GAAP and relevant SEC financial reporting requirements.
Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal controls under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal controls over financial reporting. Had we performed a formal assessment of our internal controls over financial reporting, or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses or internal control deficiencies may have been identified.
To remediate our identified material weakness, we have hired a Chief Financial Officer with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC. We also plan to adopt measures to improve our internal controls over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) establishing period end financial closing policies and procedures for preparation of consolidated financial statements. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.
We do not intend to make any determinations on whether we or our subsidiaries are CFCs for U.S. federal income tax purposes.
We do not intend to make any determinations on whether we or any of our subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the United States Internal Revenue

Code of 1986, as amended (the “Code”) (“CFCs”), or whether any U.S. Holder of Ordinary Shares is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to any such CFC. We do not expect to furnish to any U.S. Holder of Ordinary Shares information that may be necessary to comply with applicable reporting and tax paying obligations with respect to CFCs. The IRS has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. U.S. Holders of Ordinary Shares should consult their tax advisors regarding the potential application of these rules to their particular circumstances. A “U.S. Holder” means any beneficial owner of THIL’s securities that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.
If we or any of our subsidiaries are characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, U.S. Holders may suffer adverse U.S. federal income tax consequences.
A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income.
Whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, our market value and the market value of our subsidiaries’ shares and assets. Changes in our composition, the composition of our income or the composition of any of our subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.
If we are a PFIC for any taxable year, a U.S. Holder of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. U.S. Holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.
Warrants to purchase Ordinary Shares will become exercisable commencing on the date that is 30 days after the Closing, subject to certain conditions, which could increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.
As of the Closing Date, there were 22,900,000 Warrants outstanding, of which 17,250,000 are Public Warrants. Each Warrant entitles its holder to purchase one share of Ordinary Shares at an exercise price of $11.50 per share (subject to adjustment as described herein). Warrants to purchase Ordinary Shares will become exercisable commencing on the date that is 30 days after the Closing, provided that, with respect to the Public Warrants, a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current. To the extent Warrants are exercised, additional shares of Ordinary Shares will be issued, which will result in dilution to our then existing shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our Ordinary Shares.
Our Warrants may never be in the money, and they may expire worthless.
The exercise price for our Warrants is $11.50 per share (subject to adjustment as described herein), which exceeds the market price of our Ordinary Shares, which was $4.13 per share based on the closing price of our Ordinary Shares on Nasdaq on October 12, 2022. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.
We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Ordinary Shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and there is an effective registration statement covering the issuance of Ordinary Shares issuable upon exercise of the Warrants. In addition, we have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the last reported sales price of our Ordinary Shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and if such last reported price is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like). Redemption of the outstanding Public Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price, which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.
The Sponsor Warrants and the PIPE Warrants (collectively, the “Private Warrants”), so long as held by the initial holders of these warrants and their permitted transferees, shall only be redeemable by us if the last reported sales price of our Ordinary Shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and if such last reported price is less than $18.00 per share (as adjusted).
The warrant agreement relating to the Warrants provides that we agree that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit warrant holders’ ability to obtain what they believe to be a favorable judicial forum for disputes related to the A&R Warrant Agreement.
In connection with the Business Combination, we entered into an assignment, assumption and amended & restated warrant agreement (the “A&R Warrant Agreement”) related to the Warrants. The A&R Warrant Agreement provides that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim. This provision will apply to claims under the Securities Act but, as discussed below, will not apply to claims under the Exchange Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the A&R Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the A&R Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in ordinary shares.
The exclusive forum provision in the A&R Warrant Agreement may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes related to the A&R Warrant Agreement, which may discourage such lawsuits against us and our directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
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THIL’s markets are rapidly evolving and may decline or experience limited growth;

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THIL’s ability to retain and expand its customer base;

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THIL’s reliance on third-party suppliers;

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THIL’s ability to compete effectively in the markets in which it operates;

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THIL’s quarterly results of operations may fluctuate for a variety of reasons;

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failure to maintain and enhance the Tim Hortons brand;

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THIL’s ability to successfully and efficiently manage its current and potential future growth;

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THIL’s dependence upon the continued growth of e-commerce and usage of mobile devices;

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THIL’s ability to ensure foot safety and quality control;

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failure to prevent security breaches or unauthorized access to THIL’s or its third-party service providers’ data;

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the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection and data security;

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the effects of health epidemics, including the COVID-19 pandemic; and

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the other matters described in the section titled “Risk Factors” beginning on page 26.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”
Market, ranking and industry data used throughout this prospectus, including statements regarding market size, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, including reports by Global Market Trajectory & Analytics, the Department of Agriculture Foreign Agricultural Service, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

USE OF PROCEEDS
We will receive proceeds of up to an aggregate of approximately $263,350,000 from the exercise of the Warrants if all of the Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.
We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Securities, such as registration and filing fees and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY
As of the date of this prospectus, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any investor. THIL plans to distribute cash dividends after it becomes profitable. Any determination to pay dividends in the future will be at the discretion of the Board.
RMB is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of THIL’s PRC subsidiaries to use their potential future RMB revenues to pay dividends to THIL. Restrictions on THIL’s PRC Subsidiaries’ ability to pay dividends to an offshore entity primarily include: (i) the PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; (ii) each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by the PRC subsidiary upon dividend remittance. Such restrictions under current PRC laws and regulations, or any new restrictions that could be imposed by new PRC laws and regulations that may come into effect in the future, could have a material and adverse effect on THIL’s ability to distribute profits to its shareholders. As of the date of this prospectus, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any U.S. investor. THIL is not subject to any restrictions under Cayman Islands law on dividend distribution to its shareholders and currently intends to distribute cash dividends after it becomes profitable.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2022 on:
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a historical basis for THIL; and

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an adjusted basis, after giving effect to the Business Combination and related transactions.

As we will not receive any proceeds from the sale of the securities registered hereby to be sold by the Selling Securityholders, no further change is disclosed on a pro forma basis to reflect sales of shares pursuant to this prospectus. Proceeds receivable from the exercise of the Public Warrants and the Private Warrants are also excluded from the adjustments.
	As of June 30, 2022
(RMB, in thousands)	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	285,134	870,454
Total liabilities	1,224,520	1,224,520
Equity
Ordinary shares	8	774
Additional paid-in capital	947,280	1,531,835
Accumulated losses	(961,925)	(961,925)
Accumulated other comprehensive income	26,440	26,440
Total Equity	11,803	597,123
Total Capitalization	1,236,323	1,821,643

BUSINESS
Who We Are
We are an emerging coffee champion in China. Our vision is as simple as it is ambitious: to build the premier coffee and bake shop in mainland China. Founded by affiliates of Cartesian and THRI, the owner of the Tim Hortons brand, we are the parent company of the master franchisee of, and hold the right to operate, Tim Hortons coffee shops in mainland China, Hong Kong and Macau. Tim Hortons, one of the largest coffee, donut, and tea restaurant chains in the world, is deeply rooted in core values of inclusivity and community. We opened our first coffee shop in China in February 2019 and have grown dramatically since then, selling high-quality coffee and freshly prepared food items at attractive price points through company owned and operated stores and franchised stores. As of June 30, 2022, we had 440 system-wide stores across 24 cities in mainland China.
As of the date of this prospectus, we do not have any stores outside of mainland China. In addition to our physical store network, we have built a rapidly expanding base of loyal customers and a robust technology infrastructure that facilitates digital ordering and supports the efficient growth of our business. In 2021, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 73.0% of our revenues from company owned and operated stores, representing an increase of 8.8 percentage points from approximately 64.2% in 2020. During the six months ended June 30, 2022, 77.0% of our revenues were generated from digital orders. We also have a popular loyalty program, which has experienced tremendous growth since its establishment in 2019, reaching 2.3 million, 6.0 million and 7.5 million as of December 31, 2020, December 31, 2021 and June 30, 2022, respectively. As of the date of this prospectus, the number of our loyalty program members has further grown to over 9.0 million. In February 2022, Tim Hortons China transferred control and possession of the personal data of our customers to DataCo, a PRC-incorporated company, pursuant to a Business Cooperation Agreement. For a more detailed description, see “— Digital Technology and Information Systems.”
We provide customers with a distinctive value proposition, combining freshly prepared, high-quality and locally relevant food and beverages, priced attractively and served to our guests with an inviting customer experience. Our business philosophy is anchored by four fundamental cornerstones: true local relevance, continuous innovation, genuine community, and absolute convenience, and we seek to deliver these through world-class execution and data-driven decision making.
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True local relevance:   As a global brand, we strive to understand and embrace what our guests like, want and need. True localization is evident in our menu, store designs and digital identity, allowing us to create familiarity and grow rapidly in the Chinese market.

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Continuous innovation:   In China’s dynamic and demanding consumer market, we bolster our strong core menu offering by continually updating our product offerings and innovating on our digital systems from customer facing elements like ordering, to back-of-the-house systems like training and supply chain.

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Genuine community:   We are not just about caffeine but also about connections. Our physical and digital spaces allow our community to interact around our products, and our loyalty club offers incentives and discounts to build community and drive sales.

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Absolute convenience:   We strive to make buying our products as simple and convenient as possible for guests. Towards this goal, we (i) strategically deploy three complementary store formats, namely flagship stores, classic stores and “Tims Go” stores, (ii) leverage mobile ordering to streamline the customer experience, and (iii) utilize delivery to increase our reach and efficiency.

Building on these four cornerstones, our revenue in 2021 nearly tripled compared to 2020, and we maintained positive adjusted store EBITDA for our company owned and operated stores for 2020 and 2021. The fully-burdened gross profit of our company owned and operated stores, the most comparable GAAP measure to adjusted store EBITDA, for 2020, 2021 and the six months ended June 30, 2022 was negative RMB46.3 million, negative RMB157.4 million (US$23.5 million) and negative RMB148.5 million (US$22.2 million) , respectively. During the same periods, our adjusted store EBITDA was RMB13.5 million, RMB27.5 million (US$4.1 million) and negative RMB61.3 million (US$9.2 million), respectively. For more details regarding adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by our management and board of directors in evaluating our operating performance and making strategic decisions regarding capital allocation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure.”
Our revenues grew significantly from RMB57.3 million in 2019 to RMB212.1 million in 2020, and further grew to RMB643.4 million (US$96.1 million) in 2021, and maintained a year-over-year revenue growth of over 70% in the six months ended June 30, 2022 from RMB237.3 million for the six months ended June 30, 2021 to RMB403.9 million (US$60.3 million) for the same period in 2022. Our total costs and expenses increased from RMB148.5 million in 2019 to RMB353.3 million in 2020, and further increased to RMB1,017.8 million (US$152.0 million) in 2021. Our total costs and expenses increased from RMB369.4 million for the six months ended June 30, 2021 to RMB703.2 million (US$105.0 million) for the same period in 2022. Our net loss increased from RMB87.8 million in 2019 to RMB143.1 million in 2020, and further increased to RMB382.9 million (US$57.2 million) in 2021. Our net loss increased from RMB132.8 million for the six months ended June 30, 2021 to RMB326.9 million (US$48.8 million) for the same period in 2022. For more details regarding our results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”
Our Market Opportunity
We believe that the Chinese coffee market remains significantly underpenetrated. Coffee consumption per capita in China is currently a small fraction of many Western and Asian markets. According to data from the United States Department of Agriculture Foreign Agricultural Service, in 2020, per capita annual consumption of coffee in China was only 19 cups, compared to 628 cups in the United States and 494 cups in Japan. At the same time, China has the fastest growing coffee market globally, according to a 2020 report by Global Market Trajectory & Analytics.
Our Strengths
We believe that the following strengths contribute to our success and differentiate us from our competitors:
High Quality Offerings and Value for Money
THRI has been developing its coffee expertise for over 50 years, including sourcing premium Arabica beans, roasting to create unique flavors and aromas, and brewing fresh cups of coffee. We are beneficiaries of this expertise, as we source our beans from and utilize the brewing techniques of THRI. Our coffee offers guests a compelling value proposition relative to competitors, offering high quality at attractive price points. This middle segment of the China coffee market, namely coffee priced at RMB15-30 per cup, has fewer competitors and a large consumer base.
In addition to coffee, we also offer other quality, freshly prepared and locally relevant beverages and food at compelling price points, delivering strong value-for-money to our customers. We believe that our food offerings are a key differentiator and one reason customers choose to come to our stores throughout the day. In addition to attractively priced, high-quality coffee, we also offer freshly prepared food as part of our strong value-for-money offerings, such as RMB9.9 breakfast bagels and RMB4.0 TIMBIT® snacks.
Robust Local Supply Chain
Drawing on our management’s experience and network from helping to build Burger King China, we have constructed a strong supply chain that supports our rapidly growing store network, focused on sourcing fresh ingredients. We partner with leading suppliers across our product categories and have primary and secondary suppliers for each key category, except coffee beans, which we source from THRI. For example, our dairy products and some of our vegetables are sourced regionally to ensure the highest freshness. We select suppliers based on quality, sustainability, innovation, capabilities, services and corporate social responsibility. In addition to complying with applicable PRC laws and regulations, each of our suppliers is required to have a Global Food Safety Initiative (GFSI) certificate, a widely-recognized food safety standard.

Best-in-Class Digital Capabilities
We have an integrated business intelligence system that covers various aspects of the business operations of our PRC Subsidiaries, including, among others, the way we train our team, the way we maintain our inventory and ensure food safety, how our guests order and how they share their feedback. The use of mobile and digital technologies enables us to provide our guests with added convenience. In 2021, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 73.0% of our revenues from company owned and operated stores, representing an increase of 8.8 percentage points from approximately 64.2% in 2020. During the six months ended June 30, 2022, 77.0% of our revenues were generated from digital orders. We have also built, and continue to expand, our presence across the digital ecosystem in China, from vertical service platforms such as Eleme, Tmall and Meituan Dianping, to social media platforms such as Weibo, Weixin, Xiaohongshu and TikTok, which effectively increases our brand awareness and enables us to expand our community. In 2021, members of our loyalty program who had been a member for over a year on average spend approximately 39.0% more at our stores than members who joined the program less than a year ago. This number grew further to 64.2% during the first half of 2022.
Development Expertise and High-Visibility Pipeline
Since entering the Chinese market, we have accelerated our store roll-out, opening 34 stores in 2019, 103 stores in 2020, and 253 stores in 2021. As of June 30, 2022, there are more than 200 additional sites in negotiation or construction. Under the leadership of our management team, which has a track record of supporting Burger King China’s expansion from approximately 60 stores to over 1,200 system-wide stores from June 2012 to September 2020, we expect to continue to expand our network of Tims China stores. We employ multiple formats and sizes to drive density and convenience, and leverage sophisticated analytics for site identification, which improves store-level economics and yields shorter payback periods.
Experienced Management Team Supported by Blue-Chip Shareholders
We are led by a team of industry veterans with world-class development expertise. Our Chairman, Peter Yu, is the Managing Partner and co-founder of Cartesian and was previously the founder, president and CEO of AIG Capital Partners, Inc., a leading international private equity firm. Our Chief Executive Officer and Director, Yongchen Lu, was the CFO of Burger King China from November 2012 to April 2018. Before joining Cartesian in 2008, Mr. Lu managed various aspects of General Electric’s Asia Pacific operations for over six years, including finance, six sigma, and product management. Our Chief Consumer Officer, Bin He, served as the interim head of marketing of Burger King China for two years. Before joining Cartesian in 2012, Ms. He was a Commercial Planning Assistant Manager at Bacardi Asia Pacific, and, prior to that, an analyst at ChinaVest.
Our shareholders, including Cartesian, THRI, Tencent and Sequoia China are committed to the long-term success of our business and are aligned with our management on strategy and long-term value creation. We expect our management team will continue to build on our competitive strengths and implement our growth strategies by leveraging their deep industry expertise, cross-cultural backgrounds, proven execution capabilities and the support of our shareholders.
Our Strategies
We plan to pursue the following strategies to grow our business, building from our four fundamental cornerstones:
Deepen localization across product offerings and other brand touchpoints.   We believe that product localization is key to our success, and thus have developed numerous popular, and sometimes sensational, products custom-made for local markets. Going forward, we plan to continue to deepen our product localization efforts, especially for the new cities that we enter, and expand our product offerings to include lunch combinations, afternoon tea specials and dinner sets. In addition to localizing products, we aim to blend the allure of the Tim Hortons Canadian branding with locally relevant features in every customer touchpoint. This includes, for example, the design of our stores, our digital identity, the uniforms of our store employees and our partnerships.

Continuously pursue innovation.   The Chinese consumer market is dynamic and demanding, giving consumers many choices for their attention and discretionary spending. We strive to offer creative engagement with our guests. In addition to our strong signature product platforms, we plan to continue developing over 30 new products every year, as we have done historically with products such as our coffee quartet latte, coffee cloud milk tea and lemon peach oolong tea. We plan to innovate new product offerings to grow our lunch, afternoon tea, and dinner dayparts. Further, we plan to continue investment in innovative digitalization, which permeates everything we do, including ordering, training, marketing, community, food safety and supply chain. Our pursuit of innovation not only supports our continued growth, but provides avenues to improve profitability.
Expand our genuine community.   Our stores are designed to feel like a second home for our guests. We create physical spaces where our guests can relax with their families and friends, and digital spaces where they can connect with other members of our online community. Going forward, we plan to continue building a diversity of digital and offline partnerships to further expand our customer community, like we have historically with Tencent Esports and MAC Cosmetics. We all live in overlapping communities, and we aim to continue to bring them together around Tims to enlarge and diversify our community and customer base.
Offer greater convenience.   We seek to serve our guests whenever and wherever, to deliver high-quality food and beverages with the greatest ease. Towards this goal, we strategically deploy three complementary store formats, namely: large, brand-building flagship stores, full-service classic stores and compact “Tims Go” stores to provide sufficient visibility and density in a trade area to enable truly convenient guest access. Further, as noted above, we utilize delivery to increase the reach and efficiency of our physical store network, which enables our stores to serve a greater population of guests and allows our guests to enjoy Tims products without coming to our stores. On a more macro basis, we focus our development on clusters of cities, building density in core consumer populations as a first order of business before spreading out geographically.
Our Products
We offer a broad selection of coffee drinks in three general price tiers. Our Tims signature brewed coffee, with customized cream and sugar options, is our entry-point product and traffic builder. Handcrafted coffee with popular espresso choices, such as Latte, Americano and Flat White, composes our core product offering and offers a great value for money at a slightly higher price. We also offer specialty coffees and on-trend products such as Oatmilk Latte, Cold Brew and seasonal limited time offerings. In addition to coffee, we also offer alternative beverages such as brewed tea and Oolong tea, coffee milk tea, lemonade, hot chocolate and more.

花式咖啡 HANDCRAFTED COFFEE

	大杯		大杯
加享枫味玛奇朵(热/冰) Maple Macchiato (hot/iced)	31	香柠冷萃(冰) Lemon Cold Brew (iced)	33
燕麦澳白(热/冰) Oat Milk Flat White (hot/iced)	33	拿铁(热/冰) Caffè Latte (hot/iced)	27
美式咖啡(热/冰) Americano (hot/iced)	24	澳白(热/冰) Flat White (hot/iced)	29
风味拿铁香草/榛果(热/冰) Flavored Caffè Latte Vanilla/Hazelnut (hot/iced)	30	摩卡(热/冰) Mocha (hot/iced)	29
卡布奇诺(热) Cappuccino (hot)	27	冷萃 Cold Brew	31

定制您的口味
TAILOR-MADE
加一份奶油+3元
加一份浓缩/牛奶换燕麦奶+4元

鲜萃咖啡 FRESHLY BREWED COFFEE

	大杯
鲜萃黑咖 Brewed Coffee	18
鲜萃奶咖 Creamy Brewed Coffee	18
Tim Hortons double double	18

定制您的口味
PERSONALIZE YOUR COFFEE

咖啡豆可选:
COFFEE BEANS:
- 中度烘焙(热)
Original Blend (hot)
- 深度烘焙(热/冰)
Dark Roast (hot/iced)

免费加奶或加糖
FREE CREAM OR SUGAR

自带杯 -3元

中杯 大杯 升杯 +3

*以上大杯 473ml 特大杯 591ml，价格单位为元，产品以实物为准。

天乐雪 ICED CAPP

	大杯		大杯
经典天乐雪 Classic Iced Capp	27	牛油果蜜瓜天乐雪 Avocado Melon Iced Capp 不含咖啡因 caffeine free	33
加享枫味天乐雪 Maple Flavored Iced Capp	31		
风味天乐雪(香草/巧克力/榛果) Flavored Iced Capp (Vanilla/Chocolate/Hazelnut)	29		

以上天乐雪饮料含咖啡因。
The above Iced Capp contain caffeine.

茶和其他饮品 TEA AND OTHER BEVERAGE

	大杯		大杯
四百次浮云奶茶(热/冰) Coffee Cloud Milk Tea (hot/iced)	28	抹茶桃山生椰乳(冰) Matcha Peach Coconut Milk (iced)	29
柠檬蜜桃乌龙茶(热/冰) Lemon Peach Oolong Tea (hot/iced)	28	鲜萃红茶(热/冰) Steeped Black Tea (hot/iced)	18
燕麦抹茶拿铁(热/冰) Oat Milk Matcha (hot/iced)	30	经典热可可(热) Cocoa (hot)	27
法式香草风味暖饮(热) French Vanilla (hot) 含咖啡 contains coffee	24	柠檬气泡饮(冰) Sparkling Lemon Drink (iced)	18

自带杯 -3元

中杯 大杯 升杯 +3

*以上大杯 473ml 特大杯 591ml，价格单位为元，产品以实物为准。

Tims
这个夏天
躺在云上…
——Tims 浮云系列上新
四百次浮云奶茶
Coffee Cloud Milk Tea
¥28
New!
椰林浮云鲜萃
¥26
New!
燕麦浮云鲜萃
Oat Cloud Brew
¥21
四重奏浮云拿铁
¥31

Our broader menu spans a broad range of categories designed to appeal to customers throughout the day, such as our breakfast bagels, croissants, toast, donuts, and TIMBITS®; our lunch sandwiches, wraps, and ciabatta; and our afternoon tea fresh baked goods, including donuts and cakes. In particular, we aim to build breakfast as a key daypart, offering guests seeking convenience a one-stop shop with our signature brewed coffee and freshly prepared food. Here are some of our most popular offerings:

Tims
元气早餐
全麦贝果
Whole Grain Bagel
黑麦坚果多多贝果
肉桂提子贝果
Cinnamon Raisin Bagel

优选暖食 SELECTED MEAL
卷卷系列
凯撒鸡腿肉拉法卷
Chicken Caesar Laffa Wrap
26/单点
川香灯影牛肉卷
Szechuan Beef Wrap
25/单点
农夫卷
Farmer's Wrap
18/单点
无肉也欢农夫卷
Vegetarian Farmer's Wrap
20/单点
三明治
蒙特利尔风味牛肉恰巴塔
Montreal Style Beef Ciabatta
36/单点
罗勒鸡肉恰巴塔
Basil Chicken Ciabatta
26/单点
蛋香培根多芝
Egg Bacon Melt
21/单点
贝果
蛋香鸡腿肉贝果
Roast Chicken Bagel
22/单点
黑松露菌菇风味贝果
Black Truffle Flavor Mushroom Bagel
19/单点
凯撒鸡腿肉拉法卷 26元
Chicken Caesar Laffa Wrap
价格单位为元，产品以实物为准。

Tims
一口爆浆
软糯Q弹
全新升级
timbits
timbits
天趣球 买5赠1

New product development is a key driver of our long-term success. We gather guest feedback and insights to inform the creation of new products. We believe the development of new products can drive incremental traffic by expanding our customer base, expanding our offerings in multiple dayparts, and continuing to build brand leadership in food and beverage quality and taste. The development process for each new product involves multiple steps, from supplier qualification, to taste testing and refinement, to cost analysis, and finally to operational complexity analysis. This helps us choose products that are not only desirable, but also profitable. We believe that our current pace of more than 30 new products per year keeps our guests interested and eager to return to our store and try something new. The chart below outlines the process flow for new project launch.

Innovation Main Stages

Ideation

Stage Owner: R&D
Preliminary market assessment
Market research
Concept development
Prototype and design

Feasibility

Stage Owner: R&D
Consumer testing
Cost validation
Operation validation

Commercialization

Stage Owner: Mkt Menu
Trial run
Shakedown
PIF
SPEQ
Mass production

Product Launch (Post-launch)

Stage Owner: Mkt Menu
Market launch
Post-launch operational analysis
Sales monitoring

Innovation Workgroup

- *Marketing Team*
- *R&D Team*
- *Operations & Training Team*
- *QA Team*
- *Supply Chain Team*
- *Finance Team*
- *Legal team*

As discussed above, in order to appeal to local tastes, we customize products for the Chinese market, and, in some cases, even for specific cities. Such products include, among others, Sichuan Beef Wraps, Red Bean Pumpkin Bagels, Lotus-Maple Latté and Mochi-style TIMBITS®. In honor of our launch in Beijing, we also offered TIMBITS® in tanghulu style, a take on the classic Beijing winter street snack of candied hawthorns.
Our Community
Driving the coffee market’s rapid growth is an expanding group of coffee drinkers in China, including among others, the emerging middle class, office workers, overseas returnees, and people who are drawn to global brands. From the beginning, our focus has been on offering our guests compelling values, both functional and emotional. Since we introduced our loyalty program in 2019, our membership has experienced tremendous growth, reaching 6.0 million as of December 31, 2021 and 7.5 million as of June 30, 2022. As of the date of this prospectus, the number of our loyalty program members has further grown to over 9.0 million.
Our core guest base includes the following groups: (i) young professionals who are attracted to global brands and seek value for money; (ii) lifestyle advocates, especially female professionals, entrepreneurs and stay-at-home moms, who seek a welcoming and comfortable environment and experience; (iii) mature coffee drinkers who value reliable high quality coffee and convenience; and (iv) fans who have strong emotional attachment to our brand and are eager to share our products with their network. We offer an integrated online and offline community experience for our customers, including both coupons and engaging activities, which drives traffic and strengthens our community. For instance, for young professionals, we have worked with Tencent Esports to build Esports themed coffee shops, offering the unique experience of watching and playing Esports while enjoying tailor-made coffees and beverages. For lifestyle advocates, we have hosted awareness-building events with cosmetic brands, inviting guests to try on new lipsticks while enjoying limited-time-offer peach coconut lattes. Our ultimate goal is to make every guest feel comfortable and at home at any time.
Within our loyalty program, we developed a member referral program to accelerate the expansion of our community. Our loyalty program allows registered members to earn points for each qualifying purchase, which may be used towards products in our company owned and operated stores. We offer three tiers of membership incentives based on points — further driving traction with our digitally-minded customers and encouraging repeat purchases. Customer points, which generally expire 12 months after being earned, may be credited towards purchases to receive products for free or at a discounted price in our stores. In February 2022, Tim Hortons China transferred control and possession of the personal data of our customers, including loyalty program, to DataCo, a PRC-incorporated company, pursuant to a Business Cooperation Agreement. For a more detailed description, see “— Digital Technology and Information Systems.”
Our Store Network
As of June 30, 2022, we had 440 stores across 24 cities in mainland China, of which 21 are franchised and 419 are owned and operated by us, as shown in the map below. As of the date of this prospectus, we do not have any stores outside of mainland China. Most of our stores are located in first-tier cities in China, including Beijing, Shanghai and Guangzhou, and within those, in locations with high demand for coffee, such as office buildings, shopping malls and transportation hubs.
Our Store Portfolio
The décor, layout and overall feel of our coffee shops are designed for efficient operations and to appeal to local tastes. Our stores incorporate elements of the global Tim Hortons décor, coupled with themes tailor-made by location for our guests, such as our distinctive soft colors, local artwork and abundant light. In particular, we strategically deploy three complementary store formats, namely flagship stores, classic stores and “Tims Go” stores, to drive traffic and network effects.
•
Flagship “Golden Maple” Stores (typically greater than 150 square meters) are situated in high-profile, high-traffic sites and are carefully architected to build brand equity, serving as both marquee advertising and sales outlets. Golden Maple stores offer an extended menu including classic coffee choices, premium specialty coffees and other alternative beverages, freshly made sandwiches, wraps and a wide assortment of baked goods. In addition, we have also built themed, co-branded stores to amplify guest experience for certain groups, such as Esports fans.
•
Classic “Maple” Stores (80 - 150 square meters) are our mainstream shops and offer a full menu of classic coffee choices and beverages along with freshly prepared sandwiches and baked goods.

•
Compact “Tims Go” Stores (20 - 80 square meters) are built to address “grab and go” and digital occasions and are situated in convenient locations where a classic shop would not fit (such as an office lobby or an exit from a subway station). “Tims Go” menus are beverage-focused with best-selling coffee choices and grab & go food offerings. In September 2021, we entered into a strategic partnership agreement with METRO China, a leader in China’s wholesale and retail industry with nearly 100 stores across 60 cities in China. Under the partnership, we will be the exclusive coffee shop brand in METRO stores in China. We have opened several Tims Go stores in METRO China outlets, and enjoy preferred site selection, as well as delivery services and complimentary marketing initiatives. In addition, in August 2022, as part of our collaboration with Easy Joy, China’s largest convenience store chain with more than 27,800 convenience stores, we opened three Tims Express coffee shops located within Easy Joy convenience stores in Beijing.

As of June 30, 2022, we had 31 flagship stores, 296 classic stores and 113 “Tims Go” stores.
Site Selection and Expansion
For store development, we utilize a clustering strategy, whereby we focus our store development efforts on a geographically proximate group of cities and trade areas, centered on a large tier-one city. This allows us to build store density quickly, thereby increasing brand awareness, driving convenience, and leveraging scale in marketing and logistics to improve margins. We plan to continue to open new stores in five main clusters centered around Shanghai, Beijing, Shenzhen, Chengdu and Chongqing. Shanghai was our entry point in China and is the core of our first cluster of cities for development. We believe that this clustering strategy will help increase the density of our operations, improve convenience for our customers and enhance our supply chain efficiency. We plan to open most of the new stores as company owned and operated stores to ensure the consistent high quality of our products and services, which is the foundation of our nationwide brand recognition. In the meantime, we also plan to work with well-selected, qualified franchisees to open certain franchise stores in lower-tier cities, or in exceptional locations to which the franchisee has unique access, to supplement our geographic expansion.
Within each city, we identify and select promising locations using a variety of intelligence tools and our sophisticated network planning process. Before we approve a location for development, we review that location’s demographics, site access, visibility, traffic count, residential/retail/commercial mix, competitive activity and rental market. We also assess the performance of nearby Tim Hortons locations, and project the location’s ability to meet financial return targets which ultimately drive our decision making.
Store Operations
Operationally, we aim to deliver best-in-class friendliness, cleanliness, speed of service, product quality and overall guest satisfaction. We measure ourselves to consistent operating standards and key performance indicators. Our stores are required to be operated in accordance with Tim Hortons’s quality assurance, safety and brand standards, as well as standards set by applicable governmental laws and regulations. We also engage third-party mystery shoppers to review store operations on a regular basis.
Food safety is at the core of what we do. We have established real-time systems that allow us to monitor our inventory levels and the quality and food safety of our suppliers. Additionally, we have instituted rigorous food safety control protocols built upon digital inventory management systems and strict global standards, verified by regular audits. We maintain high in-store standards and controls to ensure accurate product execution and adequate inventory levels. The picture below illustrates our restaurant operating system interface.
We also invest in the development and optimization of our recruiting and training systems to support our rapid expansion and to meet high standards of operating efficiency. Our online training solution offers enhanced training features, improved management tools, and robust reporting. Each application offers specialized capabilities that, when put together, enable a comprehensive, state-of-the-art approach to learning and management.
Our Supply Chain
Procurement
We purchase raw materials and consumables in the ordinary course of our operations, which primarily include coffee beans, dairy, bakery and food ingredients, such as bread and protein, and packing materials. We have built a robust, local supply chain. Pursuant to the A&R MDA, we only purchase goods and services that meet THRI’s standards and are purchased from suppliers and distributors that THRI approves. THRI has a comprehensive supplier approval process, covering suppliers of all food and packaging, which includes on-site food safety inspections of manufacturing processes.
We import roasted coffee beans from THRI’s world-class roasteries. All other inputs are sourced in China, with fresh produce and dairy sourced regionally. To mitigate risks associated with reliance on a single supplier, with the exception of coffee beans, we have developed both primary and secondary suppliers of our main inputs. We believe, based on relationships established with our suppliers, that our current network of suppliers is well suited to continue to supply our needs as we grow.
Warehouse and Fulfillment
We partner with third-party distribution center operators, which have extensive networks and proven track records in China. We submit sales forecasts to them, and they place orders to our certified suppliers and manage inventory at their warehouses. Inventory management is digital, and we are in the process of setting up automatic sales forecasting and ordering for each store. The distribution centers distribute stock to our stores, usually 2-3 times per week.
Food Safety and Quality Control
As discussed above, product quality and food safety are at our core. We have several layers of monitoring analysis and defense to ensure food safety and quality. Every supplier is approved by THRI under the A&R MDA. We work with THRI to conduct routine third-party audits of our stores and also conduct our own quality assurance audits on a regular basis. We use a digital inventory management system and an e-expiry mini app to further ensure best practices in food safety. The pictures below illustrate the expiration date management, inventory management and production management functions of these tools.
In addition, we use food safety audit scores as a key performance indicator to measure management performance, and we have a penalty mechanism for stores that fail to meet our standards. To prepare for contingencies, we established a crisis management team and protocols that we believe will allow us to manage any food safety incident in a timely manner. As of the date of this prospectus, we have not encountered any material customer complaint concerning food safety.
Digital Technology and Information Systems
We have invested intentionally and intensively in technology to enable us to scale and support our continued expansion. Each and every store is connected to our central information systems at various points (POS, HR, menu boards, security cameras, sales forecasting, inventory ordering and supply chain management, etc.), enabling us to monitor sales and operations across our network in real time. We also have an automated system that sends out business intelligence snapshots to our Board and senior management at the close of each business day. Other digitization initiatives include labor scheduling, office automation, digital marketing and site selection. On December 2, 2021, Tim Hortons China entered into a Business Cooperation Agreement with DataCo, the terms of which are set forth below:

•
Tim Hortons China will assign, convey and transfer, and shall cause its affiliates to assign, convey and transfer, to DataCo all rights, title and interests in and to (a) all personal data of customers in mainland China that is used, or held for use, in the operation of the loyalty program, (b) all intellectual property in and to such data, (c) all tangible embodiments of such data in any form and in any media and all records and documentation relating thereto, (d) copies of any of the foregoing, and (e) all other aggregated, processed or other data arising from DataCo’s performance of the services under the Agreement and all intellectual property therein (collectively, “TH China Data”), which was completed in February 2022;

•
DataCo will provide Tim Hortons China with various data maintenance and management services, technical support and consulting services (collectively, the “Services”) in support of the operation of the loyalty program;

•
In consideration for the Services, Tim Hortons China shall pay a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the Services, (ii) the seniority of and time consumed by the employees of DataCo providing the Services; (iii) the specific contents, scope and value of the Services; and (iv) the market price for services similar to the Services; and

•
DataCo will grant to Tim Hortons China a non-exclusive, non-assignable, generally non-sublicensable, fully paid-up and royalty-free license to access, use, reproduce, modify and prepare derivative works based upon TH China Data, solely on an aggregated or de-identified basis and solely for purposes of the operation of the loyalty program in mainland China.

Sales and Marketing
Our marketing and promotional activities are customer-centric, highlighting our differentiated value proposition, quality products, diverse menu choices, convenience and warm customer service. Leveraging our digital capabilities and strategic collaborations, we engage in omni-channel, online and offline, integrated marketing initiatives using social media, search engine optimization and themed events. For example, we initiated a “tastes of summer” marketing campaign on Douyin, China’s leading destination for short-form mobile videos, in July 2022, during which we hosted a special livestream event on Douyin with our brand ambassador and CEO, spotlighting our freshly brewed coffee and delicious bakery offerings. Tims China-themed pages and search tags on Douyin garnered nearly 400 million online visits during the campaign and we registered sales of over RMB20 million on Douyin in just 30 days.
In addition to in-store sales, we also utilize mobile ordering to streamline customer experience and delivery to increase reach and efficiency. In 2021, in-store sales, mobile ordering for self pick-up and delivery accounted for approximately 27.0%, 34.1% and 38.9% of our revenues from company owned and operated stores, respectively. In the six months ended June 30, 2022, in-store sales, mobile ordering for self pick-up and delivery accounted for approximately 23.0%, 30.9% and 46.1% of our revenues from company owned and operated stores, respectively. In addition, starting in 2021, we have collaborated with leading e-commerce platforms in China, such as Tmall and Tiktok, to sell our products directly to customers. During the recent COVID-19 lock-downs in certain cities, we have also adopted localized group buying marketing strategies that are focused on driving awareness and demand, which have enabled us to further expand our customer base.
We offer attractive offers through our loyalty program to incentivize enhanced frequency and loyalty. For new city openings, we also invite local key opinion leaders to visit our stores and endorse us on social media. We continue to build our community, which is a valuable source of marketing through word-of-mouth and digital posts.

Within our community, we segment our members by purchase history and provide incentives, by tier, to encourage additional purchases. For members with repeat purchase records during the past three months, we generally offer them (i) promotions to highlight new products, (ii) group discounts and limited time discounts and (iii) digital gift cards for them to introduce Tims to prospective customers. For members without repeat purchase records during the past three months, we generally use three programs to engage their interest: (i) exclusive offers to encourage return visits; (ii) membership upgrade or downgrade reminders; and (iii) discount reminders. The pictures below illustration some of these promotions.
All of our efforts aim to enhance our brand awareness, strengthen our emotional connection with customers, and ultimately drive sales and profit.
Intellectual Property
We rely on a combination of trademark, domain name and trade secret laws in mainland China, as well as confidentiality procedures and contractual provisions, to protect the intellectual property rights critical to our success. Under the terms of the A&R MDA, we have the exclusive right to use, among other things, a series of Tim Hortons’s trademarks within mainland China, Hong Kong and Macau, and are required to assist THRI with protecting its intellectual property rights in the territories in which we operate. In addition, an alternative logo with the name “Tims” on a prominent maple leaf is in the process of being registered in the name of a subsidiary of RBI, and Tims China has permission to use such alternative logo in accordance with the various franchise agreements.
Employees
As of December 31, 2021, we had 3,291 full-time employees and 1,634 part-time employees. The following table sets forth the number of our full-time employees categorized by function.

	As of December 31,
	2019		2020		2021
	Number	% of Total	Number	% of Total	Number	% of Total
Operations	371	83.0%	707	60.2%	2,971	90.2%
Sales and marketing	8	1.8%	31	2.6%	40	1.2%
Research and innovation	8	1.8%	10	0.8%	15	0.5%
Store development	15	3.3%	46	3.9%	92	2.8%
Management and administration	45	10.1%	383	32.5%	173	5.3%
Total	447	100%	1,177	100%	3,291	100%
Our success depends on our ability to attract, retain and motivate qualified personnel. As part of our retention strategy, we offer employees competitive salaries, performance-based cash bonuses, share-based compensation and other incentives. In order to maintain a competitive edge, we will continue to focus on attracting and retaining qualified professionals by providing an incentive-based and market-driven compensation structure that rewards performance and results. In addition to on-the-job training, we regularly provide management, technology, regulatory and other training to our employees through internally developed training programs or professional consultants.
As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, work-related injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.
We enter into employment agreements with our full-time employees that contain standard confidentiality and non-compete provisions. In addition to salaries and benefits, we provide bonuses for our employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions.
Facilities
We lease the property for our corporate headquarters and all of the premises on which our PRC Subsidiaries operate. We lease properties generally for initial terms of more than five years. We believe that these facilities are generally adequate to meet our current needs, although we expect to seek additional space as needed to accommodate future growth.
Competition
We face intense competition in China’s coffee shop industry and food and beverage sector in general. Our competitors include both new and well-established quick service restaurants and coffee chains, independent local coffee shop operators, convenience stores and grocery stores. Our main competitors include Starbucks, Costa Coffee, Peets, Luckin Coffee, Greybox Coffee, Pacific Coffee and McCafe. Delivery aggregators and other food delivery services also provide consumers with convenient access to a broad range of competing restaurant chains and food retailers.
We compete on the basis of product choice, quality, value for money, service and location. In particular, we seek to offer high-quality coffee products at a very attractive price through a differentiated pricing strategy. For example, our list price for Americano (16oz) and Latte (16oz), two very popular coffee products in China, is generally below the list price of Greybox, Peets, Starbucks, Costa Coffee, Pacific Coffee and Luckin Coffee and above the list price of McCafe, We believe that there is significant demand and opportunity in our market space. We believe that we are well-positioned to compete effectively with existing and new competitors on the basis of these factors. However, our competitors may have longer operating histories, greater brand recognition, more capital, better supplier relationships and larger customer bases. For discussion of risks relating to our competitors, see “Risk Factors — Risks Related to THIL’s Business and

Industry — We face intense competition in China’s coffee industry and food and beverage sector. Failure to compete effectively could lower our revenues, margins and market share.”
Insurance
We provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees in compliance with applicable PRC laws. We maintain business interruption insurance at the store level.
Legal Proceedings
We are currently not involved in any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This discussion and analysis should be read together with “Summary Consolidated Financial Information of THIL” and the audited historical consolidated financial statements and related notes that are included elsewhere in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section of this prospectus entitled “Risk Factors” or elsewhere in this prospectus.
THIL’s consolidated financial statements have been prepared in accordance with U.S. GAAP. For more information about the basis of presentation of THIL’s consolidated financial statements, see Note 2 to THIL’s audited historical consolidated financial statements included elsewhere in this prospectus.
Overview
We are an emerging coffee champion in China. THHK, our wholly-owned subsidiary, is the master franchisee of Tim Hortons coffee shops in mainland China, Hong Kong and Macau. We opened our first coffee shop in China in February 2019. As of June 30, 2022, we had 440 system-wide stores across 24 cities in mainland China. As of the date of this prospectus, we do not have any stores outside of mainland China. For more details, see “Business.”
Our revenues grew significantly from RMB57.3 million in 2019 to RMB212.1 million in 2020, and further grew to RMB643.4 million (US$96.1 million) in 2021. Our revenues grew significantly from RMB237.3 million for the six months ended June 30, 2021 to RMB403.9 million (US$60.3 million) for the same period in 2022. Our total costs and expenses increased from RMB148.5 million in 2019 to RMB353.3 million in 2020, and further increased to RMB1,017.8 million (US$152.0 million) in 2021. Our total costs and expenses increased from RMB369.4 million for the six months ended June 30, 2021 to RMB703.2 million (US$105.0 million) for the same period in 2022. Our net loss increased from RMB87.8 million in 2019 to RMB143.1 million in 2020, and further increased to RMB382.9 million (US$57.2 million) in 2021. Our net loss increased from RMB132.8 million for the six months ended June 30, 2021 to RMB326.9 million (US$48.8 million) for the same period in 2022. For more details, see “— Results of Operations.” Despite COVID-related lockdowns, the same-store sales growth of our company owned and operated stores remained positive and was 7.4%, 15.7% and 0.7% in 2020, 2021 and the six months ended June 30, 2022, respectively.
Key Factors Affecting Our Results of Operations
Our business and results of operations are affected by a number of general factors in China, including:
•
China’s overall economic growth, level of urbanization and level of per capita disposable income;

•
The spread and severity of COVID-19 variants in China and the government’s responses thereto;

•
Growth in consumer expenditure, especially the expenditure on food and beverage;

•
Consumers’ demand for coffee, especially for freshly-brewed coffee; and

•
Increasing usage of mobile internet and increasing adoption of mobile payment.

In addition, our performance and future success also depend on several specific factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”
The Expansion of Our Store Network
The scale of our store network significantly affects our revenue growth and operating efficiency. We started operating our store network in 2019 and have since rapidly expanded this network across mainland China with extensive coverage over major Chinese cities. As of June 30, 2022, we had 440 stores in mainland China, including 419 company owned and operated stores and 21 franchised stores, representing a significant increase from 137 stores in mainland China as of December 31, 2020, of which 128 were company owned and operated stores and nine were franchised stores, and 34 stores in mainland China as of December 31, 2019, of which 31 were company owned and operated stores and three were franchised stores. As we continue to grow our store network in China while maintaining highest food and beverage quality standards, we seek to leverage our increasing scale to improve our bargaining power over suppliers and landlords, which we believe will further lower our costs and expenses as a percentage of our revenues. In order to reduce liquidity risks and risks related to our ability to continue as a going concern, we have evaluated plans to slow down the pace of our store network expansion, which, if implemented, could adversely affect the growth of our revenue and customer base. We believe our expanding presence in the market will also enhance our brand image, which we believe will help attract more customers, expand our loyalty program, reduce our costs of attracting customers and in turn increase sales.
Customer Demand for Quality Coffee and Related Products
Our results of operations have been and will continue to be influenced by consumer spending on coffee and related products, especially for freshly-brewed coffee, which is largely affected by the continuous improvements in living standards and cultivation of coffee consumption behavior in China. As a result of strong economic growth, China has experienced a significant increase in per capita disposable income, which drives the significant growth in China’s coffee market. We have in the past benefitted from the robust growth of our industry, and we believe that the macro-economy in China and its growth will continue to significantly drive the growth of the coffee market as well as our business. In addition, with per capita consumption of coffee in China forecast to continue rising towards consumption levels in Western and other Asian markets, we are well positioned to capture this growth. However, the growth of the Chinese economy and the Chinese coffee market may slow down in the future due to factors beyond our control.
Customer demand is also affected by a number of other factors, including product quality, safety, product innovation and customer experience. As a leading coffee brand in China, we believe that our strong brand values, popular and high-quality products, proven track record, competitive pricing, and ability to innovate and adapt to changing customer preferences position us well to grow in China’s rapidly expanding freshly-brewed coffee market.
Our Ability to Grow Our Customer Base and Drive Customer Engagement
Our revenue growth depends largely on our ability to grow our customer base and drive customer engagement, including through our loyalty program. We focus on promoting our Tim Hortons brand, showcasing our signature products while constantly innovating our menu, and offering an enjoyable customer experience in our stores.
Efficient Store Operations
We have historically focused on driving high revenue growth. Costs and expenses of our company owned and operated stores primarily consist of food and packaging, payroll and employee benefits, occupancy, and other operating expenses. Going forward, as we continue to rapidly expand our store network, our profitability will largely depend on our ability to effectively control these expenses by implementing various measures such as leveraging our scale to negotiate more favorable supply and occupancy terms, increasing our in-store staff’s efficiency, and implementing technology to further automate and streamline our in-store operations. In the long run, we expect our store level operating costs as a percentage of our revenues will continue to decrease.
Seasonality
We experience seasonality in our business, primarily as a result of order fluctuations in holiday seasons. For example, we generally experience fewer purchase orders during Chinese New Year holidays, which fall between late January and late February. The decrease of sales during Chinese New Year holidays is a typical pattern in the Chinese coffee market.

Impact of COVID-19
We have demonstrated our resilience and agility throughout the COVID-19 pandemic, but serious challenges endure. The COVID-19 pandemic has adversely affected our store operations and the sales of affected stores since 2020, primarily as a result of temporary store closures, reduced operating hours and decreased customer traffic.
In late January and February 2020, our total sales dropped by approximately 20%-30% compared to pre-COVID levels. Our total sales began to gradually recover in March 2020, almost reaching pre-COVID levels by the end of June 2020. During the first half of 2020, home delivery of our products was very strong, which offset the impact from COVID-19. In late 2020, our dine-in business was again negatively affected for a brief period due to a moderate resurgence of COVID-19 cases. Beginning in March 2022, the outbreak of the Omicron variant of COVID-19 and the zero-COVID measures, such as lengthy city-wide lock-downs, undertaken in certain cities in which our PRC Subsidiaries operate (including Shanghai, where we have the highest number of stores), have caused significant disruptions to our operations in these cities, such as temporary closure of certain stores as a result of the lock-downs imposed in these cities, restrictions on delivery services in locked-down areas, shortage of production, service and delivery staff, slower pace of store network expansion, and volatility in the supply and price of raw materials and intermediary products. During this period, we continued to offer home-delivery services through group buying and e-commerce sales to the extent permitted, which mitigated the impact of the disruptions to some extent and enabled us to further expand our customer base. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. For a more detailed discussion, see “— Inflation and Supply Chain Impacts.” Despite the challenges posed by COVID-19, its disruptive impact on other retail groups also provided an opportunity to access many attractive sites and expand rapidly. Overall, we believe that the impact of COVID-19 on our business is manageable. The revenues of our company owned and operated stores have continued to grow on a year-over-year basis since 2020, and the same-store sales growth of our company owned and operated stores was 7.4%, 15.7% and 0.7% in 2020, 2021 and the six months ended June 30, 2022, respectively. As the pandemic continues to rapidly evolve in China and around the world, with several new COVID-19 variants continuing to be discovered, we are continuously assessing the impact of COVID-19 on our business operations and financial condition. While the rate of THIL’s same-store sales growth may continue to be adversely impacted by the COVID-19 pandemic and related public health measures, such as lock-downs, until such measures are largely relaxed or lifted, it cannot anticipate with certainty the length or severity of such impact. As of the date of this prospectus, the lock-downs in Shanghai and certain other cities in mainland China have eased to a substantial degree.
Inflation and Supply Chain Impacts
In addition to the COVID-19 pandemic and related control measures, rising inflation, geopolitical conflicts, including the recent war in Ukraine, and the related supply chain disruptions have also had a direct or indirect impact on our business, customer base, results of operations, profit margins and outlook.
Increases in the inflation rate of prices of commodities that are inputs to our products and services, such as agricultural and energy commodities, have led to higher raw material, fuel, freight, warehousing and labor costs and operating expenses. The unit purchase prices of our regionally sourced raw materials and other products, such as dairy, bakery and food ingredients and packing materials, have remained relatively stable, while the unit price of our coffee beans has continued to increase since our inception and was approximately 16.6% higher in January 2022 than January 2021. We have also enjoyed favorable discounts as our store network and procurement volume continue to grow. We anticipate that the average unit price of imported coffee beans will continue to increase in the foreseeable future and that continued inflationary pressure will continue to pressure our margins. Increased inflation rates could also cause discretionary purchases to decline and adversely affect our ability to attract and retain customers and encourage customer spending. In addition, if the disposable income of our customers does not increase at a similar rate as inflation does, our product sales could suffer, which could materially and adversely affect our business and financial condition and cause us to have additional working capital needs. However, we cannot predict whether or how long these higher inflation rates will persist. For a more detailed disclosure on the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — We face risks related to fluctuations in the cost, availability and quality of our raw materials and other products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations” and “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.”
In addition, although we do not have any operations outside of mainland China nor any business relationships, connections to, or assets in, Russia, Belarus, or Ukraine, our business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. See “Risk Factors — Risks Related to THIL’s Business and Industry — We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.”
The impact on our supply chains from rising inflation and geopolitical tensions primarily consists of: (i) higher purchase prices and fuel, freight and warehousing costs for both imported and regionally sourced raw materials and other products, (ii) delays in the manufacturing, processing and transportation of raw materials and other products; and (iii) logistics and operational disruptions. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. Specifically, (i) the COVID-19 pandemic has resulted in disruptions to the operations of the supplier of our coffee beans, all of which are imported from the United States, and delays in the transportation of coffee beans from the United States to China; and (ii) measures taken by the PRC government to contain the spread of COVID-19, such as lock-downs and travel restrictions, have caused temporary supply shortages or unstable supplies of certain raw materials and other products, longer lead times, and increased transportation, freight and warehousing costs during the implementation of these measures. As many of our coffee condiments and pre-made products have a relatively short shelf life, the lack of availability of these products that meet our or THRI’s quality standards or timing requirements could have a material adverse impact on our business, financial condition and results of operations. The magnitude of such impact is difficult to predict, in part because it closely hinges on the outbreaks of COVID-19 and related measures, which are highly unpredictable. Future interruptions or friction in our supply chains, as well as anticipation of interruptions or friction, may cause us to be unable to meet customer demand, retain extra inventory and make operational plans with less precision. Each of these impacts, if we are affected more than our competitors, could materially and adversely affect our business, adversely impact our prices and/or margins, and cause us to have additional working capital needs.
The increases in our costs and expenses described above have been mitigated to some extent by our growing economies of scale and operating efficiency as we continue to expand our store network and grow our business. As a result of favorable discounts granted in connection with bulk purchases of regionally sourced food ingredients and pre-made products, the profit margins for our food products have remained relatively stable.
Towards the goal of further mitigating the pressure on our overall cost structure as a result of price inflation, geopolitical tensions and additional costs and expenses associated with supply chain disruptions, since January 2022, we have raised the list price of our beverage products, including coffees, by RMB1 to RMB2 per cup (or approximately 5-8% of the list price) and reduced the rate of our promotional discounts by 3-5%. As a result of these mitigation efforts, our profit margins for these beverage products also have remained relatively stable. However, if the costs and expenses described above continue to increase, there can be no assurance that we can continue to increase prices to maintain our margins. Lower margins could adversely impact the profitability of our business and adversely impact our share price and prospects. If the amounts we charge our customers increase at a rate that is either unaffordable to our customers or insufficient to compensate for the rise in our material costs and operational expenses, our business may be materially and adversely affected, our product margin may deteriorate and we may have additional working capital needs. We do not believe that such mitigation efforts have introduced any other new material risks, including, but not limited to, those related to product quality or reliability or regulatory approval. For a more detailed discussion of the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — If we are unable to maintain or increase prices, we may fail to maintain a positive margin.” In order to mitigate the potential adverse impact of price increases on our financial condition and results of operations, we plan to continue to improve our operating efficiency and further strengthen our bargaining power with our suppliers through the continued expansion of our store network.
Components of Results of Operations
Revenues
Revenue includes sales of food and beverage products by company owned and operated stores, franchise fees and revenue from other franchise support activities. The following table sets forth a breakdown of our revenues for the periods indicated:
	For the year ended December 31,							For the six months ended June 30,
	2019		2020		2021			2021		2022
	(in thousands, except for %)
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
Revenues:
Sales of food and beverage products by company owned and operated stores	48,082	84.0%	206,036	97.1%	617,226	92,149	95.9%	229,870	96.9%	375,579	56,072	93.0%
Franchise fees	426	0.7%	795	0.4%	1,923	287	0.3%	917	0.4%	2,141	320	0.5%
Revenues from other franchise support activities	8,749	15.3%	5,254	2.5%	9,470	1,414	1.5%	4,531	1.9%	6,159	919	1.5%
Revenues from e-commerce sales	—	—	—	—	14,325	2,139	2.2%	1,948	0.8%	19,985	2,984	5.0%
Provision of consumer research service to THRI	—	—	—	—	428	64	0.1%	—	—	—	—	—
Total Revenues	57,257	100.0%	212,085	100.0%	643,372	96,053	100.0%	237,266	100.0%	403,864	60,295	100.0%
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Sales of food and beverage products by company operated stores.   We generate the vast majority of our revenue from sales of food and beverage products to customers by company owned and operated stores. The revenue amounts exclude sales-related taxes.

•
Franchise fees.   We earn a fixed upfront franchise fee and subsequent sales-based royalties from franchise right granted to sub-franchisees. Contributions from sub-franchisees for support activities that are integral to the sub-franchisees’ ability to benefit from the franchise right, such as marketing and advertising programs to promote the overall brand image, are required as part of the franchisee contracts.

•
Revenues from other franchise support activities.   Other franchise support activities mainly consists of sales of kitchen equipment, raw materials for food and beverage products and provision of pre-opening and training services to sub-franchisees. We ceased selling kitchen equipment to sub-franchisees in 2020.

•
Revenues from e-commerce sales.   We began generating revenue from sales of packaged coffee, tea and other ready-to-drink beverages and single-serve coffee and tea products to customers through third-party e-commerce platforms in 2021.

•
Revenue from provision of consumer research service to THRI.   In 2021, we provided assistance to THRI in a joint global consumer behaviors research program and generated revenue from such research services.

Costs and Expenses, Net
The following table sets forth a breakdown of our total costs and expenses for the periods indicated:

	For the year ended December 31,							For the six months ended June 30,
	2019		2020		2021			2021		2022
	(in thousands, except for %)
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
Costs and Expenses, Net
Company owned and operated stores
Food and packaging	21,598	14.5%	74,402	21.1%	207,948	31,046	20.4%	76,575	20.7%	128,466	19,180	18.3%
Rental expenses	18,767	12.6%	54,719	15.5%	148,152	22,118	14.6%	58,410	15.8%	98,014	14,633	13.9%
Payroll and employee benefits	20,696	13.9%	50,314	14.2%	199,330	29,759	19.6%	67,897	18.4%	136,166	20,329	19.4%
Delivery costs	774	0.5%	12,233	3.5%	38,605	5,764	3.8%	13,455	3.6%	28,109	4,197	4.0%
Other operating expenses	14,779	10.0%	52,063	14.7%	161,783	24,154	15.9%	57,089	15.5%	118,994	17,765	16.9%
Company owned and operated store costs and expenses	76,614	51.5%	243,731	69.0%	755,818	112,841	74.3%	273,426	74.0%	509,749	76,104	72.5%
Costs of other revenues	7,842	5.3%	5,208	1.5%	16,731	2,498	1.6%	4,642	1.3%	16,994	2,537	2.4%
Marketing expenses	8,020	5.4%	16,986	4.8%	50,317	7,512	4.9%	15,213	4.1%	31,865	4,757	4.5%
General and administrative expenses	51,067	34.4%	79,366	22.5%	174,963	26,121	17.2%	67,040	18.1%	113,518	16,948	16.1%
Franchise and royalty expenses	4,727	3.2%	8,592	2.4%	18,800	2,807	1.8%	8,330	2.3%	14,280	2,132	2.0%
Other operating costs and expenses	439	0.3%	2,713	0.8%	2,135	319	0.2%	66	—	4,568	682	0.7%
Loss on disposal of property and equipment	—	—	—	—	1,546	231	0.2%	741	0.2%	7,360	1,099	1.1%
Impairment losses of long-lived assets	—	—	—	—	1,002	149	0.1%	—	—	5,473	817	0.8%
Other income	(196)	(0.1)%	(3,339)	(1.0)%	(3,476)	(519)	(0.3)%	(38)	—	(596)	(89)	(0.1)%
Total costs and expenses, net	148,513	100.0%	353,257	100.0%	1,017,836	151,959	100.0%	369,420	100.0%	703,211	104,987	100.0%
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Company owned and operated store costs and expenses.   Company owned and operated store costs and expenses primarily consist of food and packaging costs, rental expenses, payroll and employee benefits costs, delivery costs, and other operating expenses.

•
Costs of other revenues.   Costs of other revenues primarily consist of costs related to the purchase of kitchen equipment, costs of raw materials for food and beverage products that we sell to sub-franchisees and costs of product sales related to our e-commerce business. We ceased selling kitchen equipment to sub-franchisees in 2020 and commenced our e-commerce business in 2021.

•
Marketing expenses.   Marketing expenses refer to expenses associated with advertising and brand promotion activities.

•
General and administrative expenses.   General and administrative expenses primarily consist of payroll and other employee benefits for our administrative employees, research and development expenses, rental expenses for our office space and other back-office expenses.

•
Franchise and royalty expenses.   Franchise and royalty expenses refer to upfront franchise fees and monthly royalties that we pay to THRI.

•
Other operating costs and expenses.   Other operating costs and expenses primarily consist of the disposal of certain limited-time-offer products.

•
Other income.   Other income primarily consists of government grants and additional input tax deductions.

Non-operating Expenses
•
Interest income.   Interest income primarily consists of interest received on cash deposited in bank accounts.

•
Foreign currency transaction gain/(loss).   Foreign currency transaction gains and losses are as a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency.

Taxation
Cayman Islands Tax
We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.
Hong Kong
Entities incorporated in Hong Kong are subject to Hong Kong profits tax at a rate of 16.5%.
Under the current Hong Kong Inland Revenue Ordinance, THHK is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. The first HK$2 million of assessable profits earned by a company will be taxed at 8.25% whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the Company to benefit from the progressive rates. Additionally, upon payments of dividends to the shareholders, no Hong Kong withholding tax will be imposed.
No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2019, 2020 and 2021 and the six months ended June 30, 2022.
PRC Tax
Our PRC Subsidiaries are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008, and latest amended on December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. For example, enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.
Our PRC Subsidiaries are subject to value-added taxes, or VAT, at a rate from 6% to 13% on our products and services, less any deductible VAT we have already paid or borne. They are also subject to surcharges on VAT payments in accordance
Results of Operations
Comparison of the Six Months Ended June 30, 2021 and 2022
The following table summarizes key components of our results of operations for the periods indicated:
	For the six months ended June 30,
	2021		2022
	(in thousands, except for %)
	RMB	%	RMB	US$	%
Revenues:
Company owned and operated stores	229,870	96.9%	375,579	56,072	93.0%
Other revenues	7,396	3.1%	28,285	4,223	7.0%
Total Revenues:	237,266	100.0%	403,864	60,295	100.0%
Costs and Expenses, Net
Company owned and operated stores
Food and packaging	76,575	32.3%	128,466	19,180	31.8%

	For the six months ended June 30,
	2021		2022
	(in thousands, except for %)
	RMB	%	RMB	US$	%
Rental expenses	58,410	24.6%	98,014	14,633	24.3%
Payroll and employee benefits	67,897	28.6%	136,166	20,329	33.7%
Delivery costs	13,455	5.7%	28,109	4,197	7.0%
Other operating expenses	57,089	24.1%	118,994	17,765	29.5%
Company owned and operated store costs and expenses	273,426	115.3%	509,749	76,104	126.3%
Costs of other revenues	4,642	2.0%	16,994	2,537	4.2%
Marketing expenses	15,213	6.4%	31,865	4,757	7.9%
General and administrative expenses	67,040	28.3%	113,518	16,948	28.1%
Franchise and royalty expenses	8,330	3.5%	14,280	2,132	3.5%
Other operating costs and expenses	66	—	4,568	682	1.1%
Loss on disposal of property and equipment	741	—	7,360	1,099	1.8%
Impairment losses of long-lived assets	—	—	5,473	817	1.4%
Other income	(38)	—	(596)	(89)	(0.1)%
Total costs and expenses, net	369,420	155.5%	703,211	104,987	174.2%
Operating Loss	(132,154)	(55.7)%	(299,347)	(44,691)	(74.1)%
Interest income	266	0.1%	334	50	0.1%
Interest expenses	—	—	(6,018)	(898)	(1.5)%
Foreign currency transaction loss	(941)	(0.4)%	(768)	(115)	(0.2)%
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	—	—	(21,078)	(3,147)	(5.2)%
Loss Before Income Taxes	(132,829)	(56.0)%	(326,877)	(48,801)	(80.9)%
Income Tax Expenses	—	—	—	—	—
Net Loss	(132,829)	(56.0)%	(326,877)	(48,801)	(80.9)%
Revenues
Our revenues increased significantly from RMB237.3 million for the six months ended June 30, 2021 to RMB403.9 million (US$60.3 million) for the six months ended June 30, 2022, primarily as a result of growth of revenue from company-owned and operated stores.
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Company owned and operated stores.   Revenue from company owned and operated stores represents revenue from sales of food and beverage products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB375.6 million (US$56.1 million) for the six months ended June 30, 2022, representing 93.0% of our total revenues, compared to RMB229.9 million for the six months ended June 30, 2021, or 96.9% of our total revenues. The growth of our revenues from company owned and operated stores was primarily driven by (i) an increase in the number of our company owned and operated stores from 208 as of June 30, 2021 to 419 as of June 30, 2022; and (ii) a 0.7% same-store sales growth of our company owned and operated stores during the six months ended June 30, 2022.

•
Other revenues.   Our other revenue nearly quadrupled from RMB7.4 million for the six months ended June 30, 2021 to RMB28.3 million (US$4.2 million) for the six months ended June 30, 2022, primarily attributable to the rapid expansion of our e-commerce business, which generated revenues of RMB20.0 million (USD3.0 million) in the six months ended June 30, 2022, and an increase in franchise fees and revenues from other franchise support activities from RMB5.4 million in the six months ended June 30, 2021 to RMB8.3 million (USD1.2 million) in the six months ended June 30, 2022, which was attributable to an increase in the number of our franchise stores from 11 as of June 30, 2021 to 21 as of June 30, 2022.
Company-Operated Store Costs and Expenses
Our company owned and operated store costs and expenses were RMB509.7 million (US$76.1 million) for the six months ended June 30, 2022, compared to RMB273.4 million for the six months ended June 30, 2021. The increase was primarily due to (i) an increase in payroll and employee benefits from RMB67.9 million in the six months ended June 30, 2021 to RMB136.2 million (US$20.3 million) in the six months ended June 30, 2022, primarily due to increased headcount of our store operations and management personnel; (ii) an increase in costs and expenses related to food and packaging from RMB76.6 million in the six months ended June 30, 2021 to RMB128.5 million (US$19.2 million) in the six months ended June 30, 2022, in line with our revenue growth and store network expansion; and (iii) an increase in rental expenses from RMB58.4 million in the six months ended June 30, 2021 to RMB98.0 million (US$14.6 million) in the six months ended June 30, 2022, driven by the increase in the number of our company owned and operated stores from 208 as of June 30, 2021 to 419 as of June 30, 2022. As a result of these factors, our company owned and operated store costs and expenses as a percentage of our total revenues increased from 115.2% for the six months ended June 30, 2021 to 126.2% for the six months ended June 30, 2022.
Cost of Other Revenues
Our cost of other revenues nearly quadrupled from RMB4.6 million for the six months ended June 30, 2021 to RMB17.0 million (US$2.5 million) for the six months ended June 30, 2022, as a result of (i) the increase in the number of franchise stores from 11 as of June 30, 2021 to 21 as of June 30, 2022, and (ii) the incurrence of costs of product sales related to our e-commerce business during the six months ended June 30, 2022.
Marketing Expenses
Our marketing expenses increased significantly from RMB15.2 million for the six months ended June 30, 2021 to RMB31.9 million (US$4.8 million) for the six months ended June 30, 2022, as a result of the increase in the number of our company owned and operated stores from 208 as of June 30, 2021 to 419 as of June 30, 2022. Our marketing expenses as a percentage of our total revenues increased from 6.4% for the six months ended June 30, 2021 to 7.9% for the six months ended June 30, 2022, as a result of additional marketing efforts to promote the business of newly opened stores, our delivery services and our e-commerce business.
General and Administrative Expenses
Our general and administrative expenses increased by 69.3% from RMB67.0 million for the six months ended June 30, 2021 to RMB113.5 million (US$16.9 million) for the six months ended June 30, 2022, primarily due to increased payroll and employee benefits as a result of growing headcount. Our general and administrative expenses as a percentage of our total revenues decreased from 28.3% for the six months ended June 30, 2021 to 28.1% for the six months ended June 30, 2022 as a result of our growing economies of scale and operating efficiency.
Franchise and Royalty Expenses
Our franchise and royalty expenses increased by 71.4% from RMB8.3 million for the six months ended June 30, 2021 to RMB14.3 million (US$2.1 million) for the six months ended June 30, 2022, primarily due to the opening of new company owned and operated stores and franchise stores.
Other Operating Costs and Expenses
Our other operating costs and expenses were RMB4.6 million (US$0.7 million) for the six months ended June 30, 2022, compared to RMB66 thousand for the six months ended June 30, 2021. The increase was primarily due to the disposal of certain limited time offer products and inventories as a result of the lock-downs in Shanghai and certain other cities during the period.
Loss on Disposal of Property and Equipment
We incurred loss on disposal of property and equipment of RMB7.3 million (US$1.1 million) primarily due to the disposal of certain scraped kitchen equipment and store leasehold improvements in the six months ended June 30, 2022.
Impairment Losses of Long-lived Assets
We incurred impairment losses of long-lived assets of RMB5.5 million (US$0.8 million) in the six months ended June 30, 2022 as a result of the closure of certain company owned and operated stores during the period.
Interest Income
Our interest income increased by 25.6% from RMB266 thousand for the six months ended June 30, 2021 to RMB334 thousand (US$50 thousand) for the six months ended June 30, 2022, primarily due to an increase in our bank deposits during the period.
Interest Expenses
We incurred interest expenses of RMB6.0 million (US$0.9 million) for the six months ended June 30, 2022, primarily due to interests accrued or paid in relation to bank borrowings during the period.
Changes in Fair Value of Convertible Notes, Excluding Impact of Instrument-specific Credit Risk
For the six months ended June 30, 2022, we recorded RMB21.1 million (US$3.1 million) of downward changes in fair value of the convertible notes issued in December 2021, excluding the impact of instrument-specific credit risks.
Foreign Currency Transaction Loss
We recorded net foreign exchange loss of RMB0.8 million (US$119 thousand) for the six months ended June 30, 2022, compared to a loss of RMB0.9 million for the six months ended June 30, 2021. The change in net foreign exchange loss was primarily due to the appreciation of U.S. dollars in relation to the Notes.
Net Loss
As a result of the foregoing, our net loss was RMB132.8 million for the six months ended June 30, 2021 and RMB326.9 million (US$48.8 million) for the six months ended June 30, 2022.
Comparison of the Years Ended December 31, 2020 and 2021
The following table summarizes key components of our results of operations for the periods indicated:
	For the year ended December 31,
	2020		2021
	(in thousands, except for %)
	RMB	%	RMB	US$	%
Revenues:
Company owned and operated stores	206,036	97.1%	617,226	92,149	95.9%
Other revenues	6,049	2.9%	26,146	3,904	4.1%
Total Revenues:	212,085	100.0%	643,372	96,053	100.0%

	For the year ended December 31,
	2020		2021
	(in thousands, except for %)
	RMB	%	RMB	US$	%
Costs and Expenses, Net
Company owned and operated stores
Food and packaging	74,402	35.1%	207,948	31,046	32.3%
Rental expenses	54,719	25.8%	148,152	22,118	23.0%
Payroll and employee benefits	50,314	23.7%	199,330	29,759	31.0%
Delivery costs	12,233	5.8%	38,605	5,764	6.0%
Other operating expenses	52,063	24.5%	161,783	24,154	25.1%
Company owned and operated store costs and expenses	243,731	114.9%	755,818	112,841	117.5%
Costs of other revenues	5,208	2.5%	16,731	2,498	2.6%
Marketing expenses	16,986	8.0%	50,317	7,512	7.8%
General and administrative expenses	79,366	37.4%	174,963	26,121	27.2%
Franchise and royalty expenses	8,592	4.1%	18,800	2,807	2.9%
Other operating costs and expenses	2,713	1.3%	2,135	319	0.3%
Loss on disposal of property and equipment	—	—	1,546	231	0.2%
Impairment losses of long-lived assets	—	—	1,002	149	0.2%
Other income	(3,339)	(1.6)%	(3,476)	(519)	(0.5)%
Total costs and expenses, net	353,257	166.6%	1,017,836	151,959	158.2%
Operating Loss	(141,172)	(66.6)%	(374,464)	(55,906)	(58.2)%
Interest income	511	0.2%	316	47	—
Interest expenses	—	—	(1,902)	(284)	(0.3)%
Foreign currency transaction loss	(2,399)	(1.1)%	(1,302)	(194)	(0.2)%
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	—	—	(5,577)	(833)	(0.9)%
Loss Before Income Taxes	(143,060)	(67.5)%	(382,929)	(57,170)	(59.5)%
Income Tax Expenses	—	—	—	—	—
Net Loss	(143,060)	(67.5)%	(382,929)	(57,170)	(59.5)%
Revenues
Our revenues increased by 203.4% from RMB212.1 million in 2020 to RMB643.4 million (US$96.1 million) in 2021, primarily as a result of growth of revenue from company-owned and operated stores.
•
Company owned and operated stores.   Revenue from company owned and operated stores represents revenue from sales of food and beverage products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB617.2 million (US$92.1 million) in 2021, representing 95.9% of our total revenues, compared to RMB206.0 million in 2020, or 97.1% of our total revenues. The growth of our revenues from company owned and operated stores was primarily driven by an increase in the number of orders from approximately 6.1 million in 2020 to approximately 19.2 million in 2021, which in turn was driven primarily by (i) an increase in the number of company owned and operated stores from 128 as of December 31, 2020 to 373 as of December 31, 2021 and (ii) a 15.7% same-store sales growth of our company owned and operated stores from 2020 to 2021.

•
Other revenues.   Our other revenue increased by 332.3% from RMB6.0 million in 2020 to RMB26.1 million (US$3.9 million) in 2021, primarily attributable to the launch of our e-commerce business, which generated revenues of RMB14.3 million (US$2.1 million) in 2021, and an increase in franchise fees from other franchise support activities from RMB6.0 million in 2020 to RMB11.4 million (US$1.7 million) in 2021, which was attributable to an increase in the number of franchise stores from nine as of December 31, 2020 to 17 as of December 31, 2021.
Company-Operated Store Costs and Expenses
Our company owned and operated store costs and expenses were RMB755.8 million (US$112.8 million) in 2021, compared to RMB243.7 million in 2020. The increase was primarily due to: (i) an increase in costs and expenses related to food and packaging from RMB74.4 million in 2020 to RMB207.9 million (US$31.0 million) in 2021, in line with our revenue growth and store network expansion; (ii) an increase in rental expenses from RMB54.7 million for the year ended December 31, 2020 to RMB148.2 million (US$22.1 million) for the year ended December 31, 2021, in line with the expansion of our stores; (iii) an increase in delivery costs from RMB12.2 million for the year ended December 31, 2020 to RMB38.6 million (US$5.8 million) in 2021, in line with the significant increase in delivery orders from 2020 to 2021; (iv) an increase in payroll and employee benefits from RMB50.3 million in 2020 to RMB199.3 million (US$29.8 million) in 2021, primarily due to increased headcount of our store operations and management personnel; and (v) an increase in other operating expenses from RMB52.1 million for the year ended December 31, 2020 to RMB161.8 million (US$24.2 million) for the year ended December 31, 2021, as a result of the opening of 245 additional company owned and operated stores in 2021. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores increased from 118.3% in 2020 to 122.5% in 2021, primarily due to increased headcount and labor costs incurred for training purposes during the store pre-opening period.
Cost of Other Revenues
Our cost of other revenues increased by 221.3% from RMB5.2 million in 2020 to RMB16.7 million (US$2.5 million) in 2021, as a result of the opening of eight additional franchise stores in 2021, and the incurrence of costs of product sales related to our new e-commerce business of RMB7.2 million (US$1.1 million) in 2021.
Marketing Expenses
Our marketing expenses increased significantly from RMB17.0 million in 2020 to RMB50.3 million (US$7.5 million) in 2021, as a result of the expansion of our nationwide store network from 137 as of December 31, 2020 to 390 as of December 31, 2021. Our marketing expenses as a percentage of our total revenues stayed flat at 8.0% in 2020 and 7.8% in 2021, as our brand awareness and affinity continued to increase along with our geographic expansion.
General and Administrative Expenses
Our general and administrative expenses increased by 120.4% from RMB79.4 million in 2020 to RMB175.0 million (US$26.1 million) in 2021, primarily due to increased payroll and employee benefits as a result of growing headcount. Our general and administrative expenses as a percentage of our total revenues decreased from 37.4% in 2020 to 27.2% in 2021 as a result of our growing economies of scale and operating efficiency.
Franchise and Royalty Expenses
Our franchise and royalty expenses increased by 118.8% from RMB8.6 million in 2020 to RMB18.8 million (US$2.8 million) in 2021, in line with the significant growth of our total revenues and the opening of 245 additional company owned and operated stores and eight additional franchise stores in 2021.
Other Operating Costs and Expenses
Our other operating costs and expenses were RMB2.1 million (US$0.3 million) in 2021, compared to RMB2.7 million in 2020. The decrease was primarily due to losses we incurred from the disposal of certain limited time offer products in 2020.

Loss on Disposal of Property and Equipment
We incurred loss on disposal of property and equipment of RMB1.5 million (US$231 thousand) primarily due to the disposal of certain scraped kitchen equipment and store leasehold improvements in 2021.
Impairment Losses of Long-lived Assets
We incurred impairment losses of long-lived assets of RMB1.0 million (US$149 thousand) in 2021 as a result of the closure of a company owned and operated store.
Interest Income
Our interest income decreased by 38.3% from RMB0.5 million in 2020 to RMB0.3 million (US$47 thousand) in 2021, which was due to a decrease in our average bank deposits as we allocated more working capital to support the rapid expansion of our store network.
Interest Expenses
We incurred interest expenses of RMB1.9 million (US$0.3 million) for the year ended December 31, 2021, primarily due to the bank borrowings made in 2021.
Changes in Fair Value of Convertible Notes, Excluding Impact of Instrument-specific Credit Risk
We recorded RMB5.6 million (US$0.8 million) of downward changes in fair value of the convertible notes issued in December 2021, excluding the impact of instrument-specific credit risks.
Foreign Currency Transaction Gain/(Loss)
We recorded net foreign exchange loss of RMB1.3 million (US$0.2 million) in 2021, compared to a loss of RMB2.4 million in 2020. The change in net foreign exchange gain and loss was primarily due to fluctuations in the exchange rates of our foreign currency deposits.
Net Loss
As a result of the foregoing, our net loss was RMB143.1 million for the year ended December 31, 2020 and RMB382.9 million (US$57.2 million) for the year ended December 31, 2021.
Comparison of the Years Ended December 31, 2019 and 2020
The following table summarizes key components of our results of operations for the periods indicated:
	For the year ended December 31,
	2019		2020
	(in thousands, except for %)
	RMB	%	RMB	%
Revenues:
Company owned and operated stores	48,082	84.0%	206,036	97.1%
Other revenues	9,175	16.0%	6,049	2.9%
Total Revenues:	57,257	100.0%	212,085	100.0%
Costs and Expenses, Net
Company owned and operated stores
Food and packaging	21,598	37.7%	74,402	35.1%
Rental expenses	18,767	32.8%	54,719	25.8%
Payroll and employee benefits	20,696	36.1%	50,314	23.7%

	For the year ended December 31,
	2019		2020
	(in thousands, except for %)
	RMB	%	RMB	%
Delivery costs	774	1.4%	12,233	5.8%
Other operating expenses	14,779	25.8%	52,063	24.5%
Company owned and operated store costs and expenses	76,614	133.7%	243,731	114.9%
Costs of other revenues	7,842	13.7%	5,208	2.5%
Marketing expenses	8,020	14.0%	16,986	8.0%
General and administrative expenses	51,067	89.2%	79,366	37.4%
Franchise and royalty expenses	4,727	8.3%	8,592	4.1%
Other operating costs and expenses	439	0.8%	2,713	1.3%
Other income	(196)	(0.3)%	(3,339)	(1.6)%
Total costs and expenses, net	148,513	259.4%	353,257	166.6%
Operating Loss	(91,256)	(159.4)%	(141,172)	(66.6)%
Interest Income	2,272	4.0%	511	0.2%
Foreign Currency Transaction Gain/(loss)	1,156	2.0%	(2,399)	(1.1)%
Loss Before Income Taxes	(87,828)	(153.4)%	(143,060)	(67.5)%
Income Tax Expenses	—	—	—	—
Net Loss	(87,828)	(153.4)%	(143,060)	(67.5)%

Revenues
Our revenues grew significantly from RMB57.3 million in 2019 to RMB212.1 million in 2020, primarily as a result of growth of revenue from company owned and operated stores.
•
Company owned and operated stores.   Revenue from company owned and operated stores represents revenue from sales of food and beverage products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB206.0 million in 2020, representing 97.1% of our total revenues, compared to RMB48.1 million in 2019, or 84.0% of our total revenues. The growth of our revenues from company owned and operated stores was primarily driven by an increase in the number of orders from less than 2.0 million in 2019 to approximately 8.0 million in 2020, which in turn was driven primarily by (i) an increase in the number of company owned and operated stores from 31 as of December 31, 2019 to 128 as of December 31, 2020 and (ii) a 5.2% same-store sales growth of our company owned and operated stores from 2019 to 2020.

•
Other Revenues.   Our other revenue decreased by 34.8% from RMB9.2 million in 2019 to RMB6.0 million in 2020, primarily due to a decrease in revenues from other franchise support activities from RMB8.7 million in 2019 to RMB5.3 million in 2020, as we ceased selling kitchen equipment to sub-franchisees in 2020, partially offset by an increase in franchise fees from RMB0.4 million in 2019 to RMB0.8 million in 2020 attributable to the opening of eight additional franchise stores in 2020.

Company-Operated Store Costs and Expenses
Our company owned and operated store costs and expenses were RMB243.7 million in 2020, compared to RMB76.6 million in 2019. The increase was primarily due to (i) an increase in rental expenses, delivery costs and other operating expenses from RMB34.3 million in 2019 to RMB119.0 million in 2020, as a result of opening 97 additional company owned and operated stores in 2020; (ii) an increase in costs and expenses related to food and packaging from RMB21.6 million in 2019 to RMB74.4 million in 2020, in line with our revenue growth and store network expansion; and (iii) an increase in payroll and employee benefits from

RMB20.7 million in 2019 to RMB50.3 million in 2020, primarily due to increased headcount. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores decreased from 159.3% in 2019 to 118.3% in 2020, driven by our growing economies of scale and increased bargaining power.
Cost of Other Revenues
Our cost of other revenues decreased by 33.3% from RMB7.8 million in 2019 to RMB5.2 million in 2020, as we ceased selling kitchen equipment to sub-franchisees in 2020.
Marketing Expenses
Our marketing expenses increased by 112.5% from RMB8.0 million in 2019 to RMB17.0 million in 2020, as a result of additional marketing initiatives to promote our image. Our marketing expenses as a percentage of our total revenues decreased from 14.0% in 2019 to 8.0% in 2020 as the awareness of the Tim Hortons brand and affinity continued to increase and we could leverage our brand more in high-density areas.
General and Administrative Expenses
Our general and administrative expenses increased by 55.4% from RMB51.1 million in 2019 to RMB79.4 million in 2020, primarily due to increased employee benefits as a result of growing headcount. Our general and administrative expenses as a percentage of our total revenues decreased from 89.2% in 2019 to 37.4% in 2020 as our operating efficiency and economy of scale continued to increase.
Franchise and Royalty Expenses
Our franchise and royalty expenses increased by 83.0% from RMB4.7 million in 2019 to RMB8.6 million in 2020, primarily due to the opening of 97 additional company owned six additional franchise stores.
Other Operating Costs and Expenses
Our other operating costs and expenses were RMB2.7 million in 2020, compared to RMB0.4 million in 2019. The increase was primarily due to the disposal of certain limited time offer products.
Interest Income
Our interest income decreased by 78.3% from RMB2.3 million in 2019 to RMB0.5 million in 2020, due to decrease in our bank deposits as we allocated more working capital to our business expansion.
Foreign Currency Transaction Gain/(loss)
We recorded net foreign exchange losses of RMB2.4 million in 2020, compared to a gain of RMB1.2 million in 2019. The change in net foreign exchange loss was primarily attributed to fluctuations in the exchange rates of our foreign currency deposits.
Net Loss
As a result of the foregoing, our net loss was RMB87.8 million in 2019 and RMB143.1 million in 2020.
Non-GAAP Financial Measure
In this prospectus, we have included adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by our management and board of directors in evaluating our operating performance and making strategic decisions regarding capital allocation. Adjusted store EBITDA is a measure that results from the removal of certain items to reflect what management and our board of directors believe presents a clearer picture of store-level performance. We believe that the exclusion of certain items in calculating adjusted store EBITDA facilitates store-level operating performance comparisons on a period-to-period basis.

Accordingly, we believe that adjusted store EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Adjusted store EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under U.S. GAAP. Some of these limitations are:
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted store EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted store EBITDA does not reflect changes in, or cash requirements for, its working capital needs;

•
Adjusted store EBITDA does not reflect tax payments that may represent a reduction in cash available to it; and

•
Other companies, including companies in its industry, may calculate adjusted store EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted store EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit and other U.S. GAAP results.
	Year ended December 31,			Six months ended June 30,
	2020	2021		2022
	(in thousands)
	RMB	RMB	US$	RMB	US$
Revenues – company owned and operated stores	206,036	617,226	92,149	375,579	56,072
Food and packaging costs – company owned and operated stores	(74,402)	(207,948)	(31,046)	(128,466)	(19,180)
Rental expenses – company owned and operated stores	(54,719)	(148,152)	(22,118)	(98,014)	(14,633)
Payroll and employee benefits – company owned and operated stores	(50,314)	(199,330)	(29,759)	(136,166)	(20,329)
Delivery costs – company owned and operated stores	(12,233)	(38,605)	(5,764)	(28,109)	(4,197)
Other operating expenses – company owned and operated stores	(52,063)	(161,783)	(24,154)	(118,994)	(17,765)
Franchise and royalty expenses – company owned and operated stores	(8,592)	(18,800)	(2,806)	(14,280)	(2,132)
Fully-burdened gross profit – company owned and operated stores	(46,287)	(157,392)	(23,498)	(148,450)	(22,164)
Depreciation and amortization(1)	27,838	74,276	11,089	64,738	9,666
Pre-opening material and labor costs(2)	19,850	81,109	12,110	14,312	2,137
Pre-opening rental expenses(3)	12,118	29,474	4,400	8,072	1,205
Adjusted Store EBITDA	13,519	27,467	4,101	(61,328)	(9,156)

Notes:
(1)
Primarily consists of depreciation related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.

(2)
Primarily consists of material costs and labor costs incurred for training purposes during the store pre-opening period.

(3)
Primarily consists of rental expenses recognized under U.S. GAAP, using straight-line recognition, during the store pre-opening period.

Liquidity and Capital Resources
Our capital expenditures are incurred primarily in connection with purchase of property and equipment. Our main source of liquidity is cash derived from revenue generating activities and proceeds from equity financing. As of December 31, 2020 and 2021 and June 30, 2022, our cash were RMB174.9 million, RMB390.8 million (US$58.3 million) and RMB285.1 million (US$42.6 million), respectively, consisting of bank deposits. The ongoing COVID-19 pandemic and resulting economic uncertainty could adversely affect our liquidity and capital resources in the future, and our cash requirements may fluctuate based on the timing and extent of many factors such as those discussed above. We believe our existing sources of liquidity (including the committed equity facility with Cantor), together with the net proceeds of the Business Combination of $39.9 million, will be sufficient to fund our operations, including lease obligations, capital expenditures and working capital obligations for at least the next 12 months. We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments or changes in our circumstances or unforeseen events or conditions, or fund organic or inorganic growth opportunities. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all. See “Risk Factors — Risks Related to THIL’s Business and Industry — We may require additional capital to support business growth and objectives, which might not be available in a timely manner or on commercially acceptable terms, if at all.”
On December 9, 2021, we and Pangaea Two Acquisition Holdings XXIIA Limited entered into a Convertible Note Purchase Agreement with each of the Notes Investors. On December 10, 2021, we issued $50 million aggregate principal amount of convertible notes (the “Private Notes”) to two institutional accredited investors for a purchase price of 98% of the principal amount thereof. On December 30, 2021, we issued $50 million aggregate principal amount of convertible notes (the “Notes”) under an indenture dated as of such date with Wilmington Savings Fund Society, FSB, as trustee (the “Indenture”). The Notes were issued in exchange for the Private Notes, which were cancelled upon such exchange. The Notes mature on December 10, 2026 (the “Maturity Date”) and bear interest commencing as of December 10, 2021, payable semi-annually in arrears on June 10 and December 10 of each year, commencing on June 10, 2022. We have the option, on each interest payment date, to pay accrued and unpaid interest (i) entirely in cash or (ii) by capitalizing such accrued and unpaid interest (such capitalized interest, “PIK Interest”).
Each holder of a Note has the right, after June 10, 2025, to require us to repurchase all of such holder’s Notes at a repurchase price equal to the principal amount of such Note plus accrued and unpaid interest thereon to, but excluding, the repurchase date. We have the right to redeem the Notes in whole, but not in part, (i) at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, in the event of certain tax changes as described in the Indenture; or (ii) at any time before December 10, 2025, at a redemption price equal to: (a) if the redemption is prior to December 10, 2024, 100% of the principal amount of the Notes plus a “make-whole” as described in the Indenture, and (b) if the redemption is on or after December 10, 2024 and prior to December 10, 2025, 104% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Until the Maturity Date, each Note is convertible into fully paid, validly issued and non-assessable Ordinary Shares at a conversion price of $11.50 per share (the “Conversion Price”). We have the right, at any time on or after the later of (i) December 10, 2023 and (ii) the effective date of the registration statement of which this prospectus is a part, until the Maturity Date, to convert all of the Notes, but only if (i) the last reported sale price per Ordinary Share is equal to or greater than 130% of the Conversion Price on each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we provide notice of such conversion, and (ii) the average daily trading volume in dollars of our Ordinary Shares is more than $5 million.
The Indenture contains covenants that, subject to significant exceptions, restrict the ability of our company and our subsidiaries to, among other things, incur debt, issue preferred stock, pay dividends on or purchase or redeem capital stock, incur liens, sell assets, amend or terminate the A&R MDA and our amended and restated company franchise agreements with THRI, amend charter documents, or consolidate with or merge with or into other entities. The Indenture also contains events of default and acceleration that are customary for transactions of this nature. On May 26, 2022 and August 19, 2022, waivers were executed to relieve THIL from the obligation to provide copies of its unaudited financial statements for the fiscal quarters ended March 31, 2022 and June 30, 2022 to the holders of the Notes.
On March 8, 2022, we entered into an Equity Support Agreement with Shaolin Capital Management LLC (the “ESA”), which assigned all of its rights and obligations under the ESA to the ESA Investors on May 25, 2022. On May 25, 2022, we, the ESA Investors and Shaolin Capital Management LLC entered into the Pledge and Security Agreement (the “Pledge and Security Agreement”) whereby we granted to each ESA Investor a first priority security interest in the Collateral Account (as defined below). On June 13, 2022, we, Shaolin Capital Management LLC, and U.S. Bank National Association entered into a Control Agreement (the “Control Agreement”) pursuant to which: (i) U.S. Bank National Association established an account in the name of THIL (the “Collateral Account”); and (ii) U.S. Bank National Association agreed to act as Securities Intermediary (as defined in the UCC) on behalf of us, as debtor, and Shaolin Capital Management LLC, as collateral agent on behalf of the ESA Investors. On the Closing Date, we issued 5,000,000 Ordinary Shares to the ESA Investors at a price of $10.00 per share. In connection with such issuance and pursuant to the ESA, we paid $500,000 to the ESA Investors as option premium and $3,166,667 to the Collateral Account as deposit in August 2022. There are three reference periods under the ESA: (i) the First Reference Period: the 25 consecutive VWAP Trading Days (as defined in the ESA) beginning on, and including, the 85th calendar day immediately following the Closing Date; (ii) the Second Reference Period: the 25 consecutive VWAP Trading Days beginning on, and including, the 145th calendar day immediately following the Closing Date; and (iii) the Third Reference Period: the 25 consecutive VWAP Trading Days beginning on, and including, the 235th calendar day immediately following the Closing Date, in each case, subject to acceleration and postponement in certain circumstances set forth in the ESA. At the end of each of the three Reference Periods under the ESA, we shall pay to the ESA Investors a Reference Period Payment (as defined in the ESA) and will receive from the Collateral Account an Issuer Release Amount (as defined in the ESA). At the end of the final reference period, the outstanding balance of the Collateral Account shall be released to us. Within five business days following the release of the outstanding balance of the Collateral Account, we shall pay to the ESA Investors and/or Shaolin Capital Management LLC, at the direction of Shaolin Capital Management LLC, the aggregate amount of interest accrued on the funds held in the Collateral Account prior to the release less $100,000, up to a maximum of $300,000.
In addition, on March 11, 2022, we entered into an Ordinary Share Purchase Agreement with Cantor relating to a committed equity facility, pursuant to which we have the right, after the Closing and from time to time at our option, to sell to Cantor up to $100.0 million of Ordinary Shares subject to certain conditions and limitations set forth in the purchase agreement.
We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions from our PRC Subsidiaries to satisfy our liquidity requirements, fund our operations or be used for other purposes outside of mainland China, which may not be available due to existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of our company or our PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC Subsidiaries are required to set aside at least 10% of their respective after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC Subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. As of the date of this prospectus, our PRC Subsidiaries have been in accumulated loss and did not pay dividends to us. Further, if any of our PRC Subsidiaries incurs debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. As a result, our ability to distribute dividends largely depends on earnings from our PRC Subsidiaries and their ability to pay dividends out of their earnings. We cannot assure you that our PRC Subsidiaries will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to us to enable us to meet our obligations, pay interest and expenses or declare dividends. For a detailed description of the restrictions and related risks, see “Summary — Corporate Structure,” “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Risk Factors — Risks Related to Doing Business in China — Foreign exchange controls may limit our ability to utilize our revenues and the proceeds from the Business Combination and related financings effectively and adversely affect the value of your investment.”
Subject to applicable lock-ups, the Selling Securityholders can sell, under this prospectus, up to 62,151,365 Ordinary Shares constituting (on a post-exercise basis) approximately 38.7 % of our issued and outstanding Ordinary Shares as of September 28, 2022 (assuming the exercise of all of our outstanding Warrants and the conversion of the Notes). The sales of a substantial number of Registered Securities could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities.
The following table sets forth a summary of our cash flows for the years and periods presented.
	Year ended December 31,				Six months ended June 30,
	2019	2020	2021		2021	2022
	(in thousands)
	RMB	RMB	RMB	US$	RMB	RMB	US$
Net cash used in operating activities	(77,121)	(145,773)	(244,966)	(36,573)	(114,727)	(154,942)	(23,132)
Net cash used in investing activities	(56,095)	(144,747)	(335,277)	(50,056)	(121,236)	(180,355)	(26,926)
Net cash provided by financing activities	212,802	221,125	797,997	119,138	287,470	226,606	33,831
Effect of foreign currency exchange rate changes on cash	4,730	(16,173)	(1,791)	(267)	(1,379)	2,988	446
Net increase/(decrease) in cash	84,316	(85,568)	215,963	32,242	50,128	(105,703)	(15,781)
Cash at beginning of year/period	176,126	260,442	174,874	26,108	174,874	390,837	58,350
Cash at end of year/period	260,442	174,874	390,837	58,350	225,002	285,134	42,569
Operating Activities
Net cash used in operating activities increased by 35.0% from 114.7 million for the six months ended June 30, 2021 to 154.9 million (US$23.1 million) for the six months ended June 30, 2022, which was mainly due to the rapid expansion of our business and store network nationwide.
Net cash used in operating activities for the year ended December 31, 2021 was RMB245.0 million (US$36.6 million). The difference between our net loss of RMB382.9 million (US$57.2 million) and net. cash used in operating activities for the year ended December 31, 2021 was primarily due to (i) an adjustment of RMB83.2 million (US$12.4 million) in non-cash items, which primarily consisted of depreciation and amortization expense of RMB74.3 million (US$11.1 million) and RMB5.6 million (US$0.8 million) in changes in fair value of convertible notes, excluding impact of instrument-specific credit risk; and (ii) net changes in operating assets and liabilities of RMB54.9 million (US$8.2 million), which primarily consisted of (a) an increase in accounts payable of RMB45.6 million (US$6.8 million) in line with the expansion of our business, (b) an increase in other current liabilities of RMB69.5 million (US$10.4 million) due to increased accrued payroll and employee-related costs, payable for other operating expenditures, (c) an increase in other non-current liabilities of RMB28.7 million (US$4.3 million) due to an increase in accrued operating lease charges and deferred government subsidies, net off by (d) an increase in inventories of RMB31.2 million (US$4.7 million) as we opened 245 new company owned and operated stores in 2021, (e) an increase in prepaid expenses and other current assets of RMB36.2 million (US$5.4 million) due to increased prepaid rental expenses, marketing expenses and deductible input VAT credit; and (f) an increase in other non-current assets of RMB35.5 million (US$5.3 million) due to increased long-term rental deposits. The 68.0% increase in net cash used in operating activities from RMB145.8 million in 2020 to RMB245.0 million (US$36.6 million) in 2021 was mainly due to the rapid expansion of our store network nationwide.
Net cash used in operating activities for the year ended December 31, 2020 was RMB145.8 million. The difference between our net loss of RMB143.1 million and net. cash used in operating activities for the year ended December 31, 2020 was primarily due to (i) an adjustment of RMB30.2 million in non-cash items, which primarily consisted of depreciation and amortization expense of RMB27.8 million; and (ii) net changes in operating assets and liabilities of RMB32.9 million, which primarily consisted of an increase of prepaid expenses and other current assets of RMB36.7 million due to prepaid rental expenses, marketing expenses and deductible input VAT credit and an increase of other non-current assets of RMB22.1 million due to long-term rental deposits. The 89.0% increase in net cash used in operating activities from RMB77.1 million in 2019 to RMB145.8 million in 2020 was mainly due to the rapid expansion of our business.
Investing Activities
Net cash used in investing activities for the six months ended June 30, 2022 was RMB180.4 million (US$26.9 million), which primarily resulted from the opening of 46 additional company owned and operated stores in the six months period ended June 30, 2022.
Net cash used in investing activities for the year ended December 31, 2021 was RMB335.3 million (US$50.1 million), compared to RMB144.7 million for the year ended December 31, 2020, which primarily resulted from the opening of 245 additional company owned and operated stores in 2021.
Net cash used in investing activities for the year ended December 31, 2020 was RMB144.7 million, which primarily resulted from capital expenditures in equipment, fixtures, store decorations and digital infrastructure. The 158.0% increase in net cash used in investing activities from RMB56.1 million in 2019 to RMB144.7 million in 2020 was mainly due to the opening of additional company owned and operated stores.
Financing Activities
Net cash provided by financing activities for the six months ended June 30, 2022 was RMB226.6 million (US$33.8 million), primarily attributable to the net proceeds from bank borrowings during the six months period ended June 30, 2022.
Net cash provided by financing activities for the year ended December 31, 2021 was RMB798.0 million (US$119.1 million), primarily attributable to net proceeds of RMB312.1 million (US$46.6 million) from the issuance of convertible notes, draw-down of bank loans in the amount of RMB204.0 million (US$30.5 million), and issuance of ordinary shares of RMB291.4 million (US$43.5 million), partially offset by payment for financing costs of RMB9.4 million (US$1.4 million) in 2021.
Net cash used provided by financing activities for the year ended December 31, 2020 was RMB221.1 million, primarily attributable to proceeds from issuance of ordinary shares of RMB222.8 million, partially offset by payment for financing cost of RMB1.7 million.
Contractual Obligations and Commitments
The following table sets forth our contractual obligations as of December 31, 2021:
	Payment due by
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(RMB, in thousands)
Bank borrowings	203,958	192,055	11,903	—	—
Convertible notes	318,785	—	—	318,785	—
Operating lease commitments	1,052,958	172,200	350,758	274,356	255,644
Total	1,575,701	364,255	362,661	593,141	255,644

Pursuant to the A&R MDA, we are required to pay an upfront franchise fee for each company-owned-and-operated store and franchise store and a continuing franchise fee for each company owned and operated store and franchise store, calculated as a certain percentage of the store’s monthly gross sales, depending on when the store is opened. In 2019, 2020 and 2021 and the six months ended June 30, 2022, THIL paid THRI continuing franchise fees in the amount of RMB1.2 million, RMB5.1 million, RMB15.6 million (US$2.3 million) and RMB12.7 million (US$1.9 million), respectively, and upfront fees in the amount of RMB1.6 million, RMB4.1 million, RMB24.3 million (US$3.6 million) and RMB4.6 million (US$0.7 million), respectively. The outstanding fees due to THRI were RMB3.6 million, RMB6.9 million (US$1.0 million) and RMB11.2 million (US$1.7 million) as of December 31, 2020 and 2021 and June 30, 2022, respectively.
Other than those shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2021.
Off-Balance Sheet Commitments and Arrangements
During the periods presented, we did not have any off-balance sheet commitments or arrangements.
Critical Accounting Policy, Judgments and Estimates
We prepare consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.
The selection of critical accounting policy, the judgments and other uncertainties affecting application of the policy and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. For further information on our significant accounting policies, see Note 2 to our consolidated financial statements. We believe the accounting policy below involves the most significant judgments and estimates used in the preparation of our financial statements.
Share-based compensation
Share-based awards granted to the employees and directors in the form of share options and restricted share units are subject to service and performance conditions. They are measured at the grant date fair value of the awards, and are recognized as compensation expense using the graded vesting method if and when we consider that it is probable that the performance condition will be achieved. We elect to recognize the effect of forfeitures in compensation costs when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.
Options granted under THIL’s 2019 Share Option Scheme, which was amended and restated on September 28, 2022 in connection with the Business Combination (the “Scheme”), were measured at fair value as of the respective dates using the Binomial Option Pricing Model with the following assumptions:

	2019	2020	2021	Six months ended June 30, 2022
Expected volatility	20.68% – 20.89%	24.51% – 26.99%	24.74% – 25.00%	25.00%
Risk-free interest rate (per annum)	1.75% – 2.46%	1.01% – 1.12%	2.47% – 2.53%	2.50% – 2.80%
Exercise multiple	2.80	2.50 – 2.80	2.50 – 2.80	2.50 – 2.80
Expected dividend yield	0.00%	0.00%	0.00%	0.00%
Expected term (in years)	7	6	10	10
Fair value of underlying unit (4,500 unit = 1 ordinary share)	$0.27	$0.37 – $0.53	$0.88 – $1.49	$1.86
The estimated fair value of the underlying unit at the grant date was estimated by management with the assistance of an independent valuation firm. The income approach involves applying discounted cash flow analysis based on our projected cash flow using management’s best estimate as of the valuation dates. Estimating future cash flow requires us to analyze projected revenue growth, gross margins, operating expense levels, effective tax rates, capital expenditures, working capital requirements, and discount rates. Our projected revenues were based on expected annual growth rates derived from a combination of historical experience and the general trend in this industry. The revenue and cost assumptions used are consistent with our long-term business plan and market conditions in this industry. We also have to make complex and subjective judgments regarding our business risks, limited operating history and future prospects at the time of grant.
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of our options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of our options in effect at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees. The expected dividend yield is zero as we have never declared or paid any cash dividends on our shares, and we do not anticipate any dividend payments in the foreseeable future. The expected term is calculated from the grant date to estimated expiration date.
Restricted share units granted to Grantees were measured at fair value as of the grant date using the income approach.
For more details, see Note 17 to THIL’s historical consolidated financial statements included elsewhere in this prospectus.
Recent Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 2 to our audited historical consolidated financial statements included elsewhere in this prospectus.
Internal Control over Financial Reporting
Prior to the Business Combination, we were a private company with limited accounting personnel and other resources with which to address our internal control. In the course of auditing our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting, which we have begun to address and have a plan to further address. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified relate to (i) our company’s lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC required to formalize, design, implement and operate key controls over financial reporting processes to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) our company’s lack of period end financial closing policies and procedures to formalize, design, implement and operate key controls over period end financial closing process for the preparation of consolidated financial statements, including disclosures, in accordance with U.S. GAAP and relevant SEC financial reporting requirements.
Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.
To remediate our identified material weaknesses, we have hired a Chief Financial Officer with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC. We also plan to adopt measures to improve our internal control over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) establishing period end financial closing policies and procedures for preparation of consolidated financial statements.
However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Currency Risk
Our principal activities are carried out in PRC and our transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must be processed through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for foreign exchange transactions are the rates of exchange quoted by the Peoples’ Bank of China, which are determined largely by supply and demand. We do not expect that there will be any significant currency risk during the reporting periods. A 5% depreciation of U.S. dollars against Renminbi may increase comprehensive loss and shareholders’ equity by RMB9.3 million, RMB4.5 million (US$0.7 million) and RMB12.8 million (US$1.9 million) for the years ended December 31, 2020 and 2021 and the six months ended June 30, 2022, respectively.
Concentration of Credit Risk
Our credit risk primarily arises from cash, prepaid expenses and other current assets and accounts receivable. Bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Hong Kong are insured by the government authorities up to RMB500,000 and HKD500,000, respectively. Total bank deposits are insured by the government authority with amounts up to RMB6.0 million, RMB7.3 million (US$1.1 million) and RMB11.0 million (US$1.6 million) as of December 31, 2020 and 2021 and June 30, 2022, respectively.
Market Risk
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. We may invest the net proceeds of the Business Combination in interest-earning instruments. Investments in both fixed-rate and floating-rate interest-earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall.

MANAGEMENT
The following table provides information about our directors and executive officers.
Name	Age	Position
Peter Yu	60	Chairman and Director
Yongchen Lu	45	Chief Executive Officer and Director
Dong Li	46	Chief Financial Officer
Bin He	39	Chief Consumer Officer
Gregory Armstrong	45	Director
Paul Hong	52	Director
Andrew Wehrley	44	Director
Meizi Zhu	37	Director
Eric Haibing Wu	50	Director
Rafael Odorizzi De Oliveira	37	Director
Derek Cheung	44	Director
Peter Yu.   Mr. Yu has served as Chairman of our Board since May 2018. Mr. Yu is the Managing Partner and co-founder of Cartesian Capital Group, LLC. He is also the chairman and CEO of Cartesian Growth Corporation and Cartesian Growth Corporation II, each a special purpose acquisition company, and served as a director at Westport Fuel Systems Inc., a clean transportation technology company, from January 2016 to July 2020. Prior to founding Cartesian in 2006, he founded and served as President & CEO of AIG Capital Partners, Inc. (“AIGCP”). Under his leadership, AIGCP became a leading international private equity firm, with more than $4.5 billion in committed capital. Mr. Yu led numerous investments in several regions, and served as Chairman of the investment committee of eight AIGCP private equity funds. Prior to founding AIGCP in 1996, Mr. Yu served President Clinton as Director to the National Economic Council, the White House office, responsible for developing and coordinating economic policy. Prior to that, Mr. Yu served as a law clerk on the U.S. Supreme Court. Mr. Yu holds a Bachelor of Arts degree from Princeton University’s Woodrow Wilson School and J.D. degree from Harvard Law School, where he served as the President of the Harvard Law Review.
Yongchen Lu.   Mr. Lu has served as our Chief Executive Officer since May 2018 and a member of our Board since September 2022. Mr. Lu has served as the Chief Executive Officer of Tim Hortons (China) Holdings Co., Ltd. since May 2018. Previously, Mr. Lu served as the CFO of Burger King China from November 2012 to April 2018 and China Representative at Cartesian from January 2008 to January 2016. Prior to joining Cartesian, Mr. Lu worked at General Electric for over six years, where he was responsible for managing an indoor fixture product line for the Asia Pacific region, including sourcing, R&D, supply chain, sales and marketing. Mr. Lu graduated from GE’s Financial Management Program and was a certified Six Sigma Black Belt. Mr. Lu holds a bachelor’s degree in international finance from Shanghai Jiaotong University and an MBA from Tuck School of Business at Dartmouth College.
Dong Li.   Mr. Li has served our Chief Financial Officer since September 2021. Mr. Li has served as the Chief Financial Officer of Tim Hortons China since September 2021. Mr. Li is also an independent director at GreenTree Hospitality Group Ltd. (NYSE: GHG), Boqii Holding Limited (NYSE: BQ) and Helens International Holdings Company Limited (HKEx: 09869). Previously, from September 2019 to September 2021, Mr. Li served as the Chief Financial Officer of Ximalaya Inc., a non-music audio company operating in China, where he led multiple fundraising rounds and supervised the overall corporate governance, capital markets, investor relations and internal finance functions. Prior to that, from July 2017 to June 2019, Mr. Li was the Chief Financial Officer of OneSmart International Education Group Limited (NYSE: ONE), a K-12 education company operating in China, where he helped lead the company’s initial public offering on the New York Stock Exchange. Prior to that, he was also the Chief Financial Officer of Pegasus Media Group Limited and Ecovacs Robotics Holdings Limited (SSE: 603486); worked in investment banking for Bank of America Merrill Lynch; and served in the auditing practice group for KPMG. Mr. Li holds a bachelor’s degree in accounting from Tsinghua University and an MBA from the

Kellogg School of Management at Northwestern University. Mr. Li is also a member of the Chinese Institute of Certified Public Accountants and the Certified General Accountants Association of Canada.
Bin He.   Ms. He has served as our Chief Consumer Officer since February 2021 and Chief Marketing Officer from May 2018 to February 2021. Prior to that, Ms. He served as China Representative at Cartesian from June 2012 to May 2018. During her tenure at Cartesian, Ms. He also served as the head of marketing of Burger King China for two years. Prior to joining Cartesian, Ms. He worked as a Commercial Planning Assistant Manager at Bacardi Asia Pacific, where she was responsible for commercial and strategy planning and business development. Previously, Ms. He was with ChinaVest where she worked on cross-border mergers & acquisitions advisory and private placement. Ms. He holds a Bachelor of Management degree from Shanghai University of International Business and Economics and Douglas College in Canada and an MBA from Columbia Business School, Columbia University.
Gregory Armstrong.   Mr. Armstrong has served as a member of our Board since May 2018. Mr. Armstrong currently serves as a Senior Managing Director at Cartesian and has served as the CFO and director of Cartesian Growth Corporation, a special purpose acquisition company, since February 2021. Prior to joining Cartesian in 2006, Mr. Armstrong served as an Associate at AIGCP, where he covered investments ranging from natural resources to telecommunications, and worked at Broadview International, a mid-market mergers & acquisitions advisory firm, where he specialized in advising communications infrastructure companies. Mr. Armstrong holds a bachelor’s degree in electrical engineering from Princeton University and an MBA from MIT Sloan School of Management.
Paul Hong.   Mr. Hong has served as a member of our Board since May 2018. Mr. Hong currently serves as a Senior Managing Director at Cartesian. Mr. Hong also served as a director at Pangaea Logistics Solutions, Ltd., a provider of seaborne drybulk logistics and transportation services, from October 2014 to March 2021. Prior to joining Cartesian in 2007, Mr. Hong served as Senior Vice President and General Counsel of AIGCP and participated in the bulk of the firm’s investments during his tenure. Prior to joining AIGCP, Mr. Hong practiced law in the corporate and tax departments of Kirkland & Ellis LLP where he specialized in private equity transactions. Mr. Hong holds an LL.M. in taxation from New York University School of Law, a J.D. degree from Columbia Law School, and a bachelor’s degree in economics from Columbia College.
Andrew Wehrley.   Mr. Wehrley has served as a member of our Board since February 2021. Mr. Wehrley currently serves as a Principal at Cartesian. Prior to joining Cartesian in 2010, Mr. Wehrley was a consultant at Bain & Company in South Africa and the United States, where he shaped international expansion strategies and reorganized operations for a variety of transnational clients. Prior to that, Mr. Wehrley served at Deutsche Bank and the Afghan Ministry of Commerce. Mr. Wehrley holds a bachelor’s degree from the University of California, Los Angeles, an MBA from the Kellogg School of Management at Northwestern University, and a Master of Public Administration from the Kennedy School at Harvard University.
Meizi Zhu.   Ms. Zhu has served as a member of our Board since May 2020. Ms. Zhu currently serves as a Director at Tencent Investment. Before joining Tencent Investment in 2015, Ms. Zhu was an Associate in A.T. Kearney (Shanghai) Management Consulting Co., Ltd., a consulting firm specialized in strategy projects in financial, auto and consumer industries, from September 2014 to August 2015. Ms. Zhu holds a bachelor’s degree in biotechnology from Zhejiang University and an MBA from Columbia Business School.
Eric Wu.   Mr. Wu has served as a member of our Board since February 2021. Mr. Wu currently serves as a Venture Partner of Sequoia Capital China. Mr. Wu is also an independent director at CooTek (Cayman) Inc. and was previously an independent director at Acorn International, Inc. Prior to joining Sequoia Capital China in June 2019, Mr. Wu was a partner of Vision Knight Capital from April 2018 to June 2019 and the Chief Financial Officer at Plateno Hotels Group (formerly known as 7 Days Group Holdings Limited) from October 2007 to March 2018. Mr. Wu also worked at PricewaterhouseCoopers in the United States from May 2000 to February 2006 and later worked as a senior manager in the assurance department of PricewaterhouseCoopers Zhong Tian CPAs Limited Company from February 2006 to October 2007. Mr. Wu holds bachelor’s degree in engineering economics from Shanghai Jiao Tong University and an MBA from Michigan State University.
Rafael Odorizzi De Oliveira.   Mr. Odorizzi has served as a member of our Board since March 2022. Mr. Odorizzi is the President, Asia-Pacific of Restaurant Brands International (RBI). In this capacity, he oversees the APAC businesses of following brands: BURGER KING®, TIM HORTONS®, POPEYES®, and FIREHOUSE SUBS®. Mr. Odorizzi joined RBI in 2014 and has previously served as the Regional Vice-President, Burger King® for the EMEA region and held other strategic roles in RBI’s Zug and Miami offices, including General Manager for the BK EMEA North Division, Head of operations for EMEA, and Director of Operations & Quality Assurance for Latin America. Prior to joining RBI, Mr. Odorizzi worked at Accenture, a strategy consulting firm. Mr. Odorizzi holds an MBA from the Kellogg School of Management at Northwestern University.
Derek Cheung.   Mr. Cheung, who was the Chief Executive Officer and a Director of Silver Crest prior to the Business Combination, has served as a member of our Board since September 2022. Mr. Cheung has over 20 years of experience in private equity and investment banking. Since 2019, he has been a Managing Director at Ascendent Capital Partners, spearheading the effort in global alternative investment opportunities. Previously, from 2013 to 2018, Mr. Cheung was the Chief Investment Officer at Verdant Capital Group Limited, a private investment firm based in Hong Kong, managing and overseeing a global portfolio of private equity, public equity and venture capital investments. During that time, he also served on the board of directors and as the responsible officer and the sole portfolio manager of Verdant Capital Management Limited, an asset management company licensed with the Securities and Futures Commission in Hong Kong, as well as the board of directors of Bosera Asset Management, one of the largest mutual fund companies in China. Prior to that, from 2008 to 2013, Mr. Cheung was an executive director of the Greater China private equity group at D. E. Shaw & Co, focused on complex situations in China and overseas opportunities. Mr. Cheung started his career as a mergers and acquisitions banker in the New York office of Credit Suisse First Boston, where he advised major U.S. retail and consumer companies on their China acquisition strategies, before joining the Hong Kong office of J.P. Morgan, focused on Greater China mergers and acquisitions. Mr. Cheung received Bachelor of Science degrees in mathematics and economics from the Massachusetts Institute of Technology.
Other than Yongchen Lu, Dong Li, Bin He, Meizi Zhu and Eric Haibing Wu, who are based in mainland China, and Derek Cheung, who is based in Hong Kong, none of THIL’s officers or directors is located in mainland China or Hong Kong.
Number and Terms of Office of Officers and Directors
The Board consists of nine directors of a single class. We are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.
Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Board is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate.
Committees of the Board
We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the Board and have adopted a charter for each of the three committees. Each committee’s members and functions are described below.
Audit Committee.   Our audit committee consists of Gregory Armstrong, Eric Haibing Wu and Derek Cheung, with Gregory Armstrong as the chair. The Board has determined that Gregory Armstrong, Eric Haibing Wu and Derek Cheung satisfy the “independence” requirements of Nasdaq, and Eric Haibing Wu and Derek Cheung meet the independence standards under Rule 10A-3 under the Exchange Act. Derek Cheung qualifies as an “audit committee financial expert” within the meaning of the SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:
•
selecting or replacing our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•
reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•
discussing the annual audited financial statements with management and our independent registered public accounting firm;

•
periodically reviewing and reassessing the adequacy of our audit committee charter;

•
meeting periodically with the management, our internal auditor and our independent registered public accounting firm;

•
reporting regularly to the Board;

•
reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•
handling such other matters that are specifically delegated to our audit committee by the Board from time to time.

Compensation Committee.   Our compensation committee consists of Gregory Armstrong, Andrew Wehrley and Derek Cheung, with Gregory Armstrong as the chair. Gregory Armstrong, Andrew Wehrley and Derek Cheung satisfy the “independence” requirements of Nasdaq. Our compensation committee assists the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee is responsible for, among other things:
•
reviewing and approving, or recommending to the Board for its approval, the compensation for our Chief Executive Officer and other executive officers;

•
reviewing the total compensation package for our employees and recommending any proposed changes to our management;

•
reviewing and recommending to the Board with respect to the compensation of our directors;

•
reviewing annually and administering all long-term incentive compensation or equity plans;

•
selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•
reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.   Our nominating and corporate governance committee consists of Gregory Armstrong, Andrew Wehrley and Derek Cheung, with Gregory Armstrong as the chair. Gregory Armstrong, Andrew Wehrley and Derek Cheung satisfy the “independence” requirements of Nasdaq. The nominating and corporate governance committee assist the Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The nominating and corporate governance committee is responsible for, among other things:
•
identifying and recommending nominees for election or reelection to the Board or for appointment to fill any vacancy;

•
reviewing annually with the Board its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•
advising the Board periodically with respect to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the Board on all matters of corporate governance and on any corrective action to be taken; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors
Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.
The functions and powers of our Board include, among others:
•
convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•
declaring dividends and distributions;

•
appointing officers and determining the term of office of officers;

•
exercising the borrowing powers of our company and mortgaging the property of our company; and

•
approving the transfer of shares of our company, including the registering of such shares in our register of members.

Director Independence
We adhere to the rules of Nasdaq and applicable SEC rules, as applicable to foreign private issuers, in determining whether a director is independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Gregory Armstrong, Paul Hong, Andrew Wehrley, Meizi Zhu, Eric Haibing Wu, Rafael Odorizzi De Olivieira and Derek Cheung are “independent directors” as defined in the Nasdaq listing standards and that Meizi Zhu, Eric Haibing Wu, Rafael Odorizzi De Olivieira and Derek Cheung meet the independence standards under Rule 10A-3 under the Exchange Act. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Employment Agreements and Indemnification Agreements
We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, or a specified time period that will be automatically extended unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including, but not limited to, the committing of any serious or persistent breach or nonobservance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the Board does not affect the executive’s position, willful disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with written notice.
Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets that they made, discovered, conceived, developed or reduced to practice during the executive officer’s employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world that the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer’s employment with us that either are related to our business, actual or demonstrably anticipated research or development or any of our services being developed, manufactured, marketed or sold, or are related to the scope of the employment or make use of our resources. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following the termination of his or her employment or the expiration of the employment agreement, (i) carry on or be engaged, concerned or interested in, directly or indirectly, whether as shareholder, director, employee, partner or agent, or otherwise carry on, any business in direct competition with us, (ii) solicit or entice away any of our business partners, representatives or agents, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officers, managers, consultants or employees.
We have entered into indemnification agreements with our directors and executive officers, pursuant to which we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.
Compensation of Directors and Executive Officers
For the year ended December 31, 2021, we paid an aggregate of RMB3.4 million (US$0.5 million) in cash and benefits to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC Subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.
Share-based Compensation
On March 19, 2019, the Board approved the 2019 Share Option Scheme to attract and retain key employees, which was amended and restated on September 28, 2022 in connection with the Business Combination. The maximum aggregate number of Ordinary Shares that may be issued under the Scheme is 14,486,152 (proportionally adjusted to reflect any share dividends, share splits, or similar transactions), of which 8,242,983 underlie outstanding options. The maximum aggregate number of Ordinary Shares that may be issued under the Scheme will be reduced by 2,128,595 if the number of company owned and operated stores store and franchise stores open and operating in mainland China, HKSAR and Macau (on or prior to August 31, 2023 is less than 495. Options under the plan will be granted in the form of individual unit, with each unit being equivalent to a fraction of an Ordinary Share equal to 14,486,152 divided by 50,000,000.
The following paragraphs describe the principal terms of the Scheme.
Plan administration.   The Scheme shall be subject to the administration of the Board, whose decision shall be final and binding, save as otherwise provided herein.
Award agreements.   Awards granted under the Scheme are evidenced by a letter of offer from THIL and acceptance form from the grantee, which set forth the terms and conditions for each award, including, among others, the term of the award, the vesting schedule and the provisions that are applicable in the event that the grantee’s employment or service terminates.
Eligibility.   The plan administrator will select participants under the Scheme from key employees.
Vesting Schedule.   In general, the plan administrator determines the vesting schedule, which is specified in the relevant letter of offer.
Exercise of Awards.   The plan administrator determines the exercise or purchase price, as applicable, for each award. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions.   Unless otherwise determined and approved by the Board, an award must be personal to the grantee and must not be assignable and no grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favor of any third party over or in relation to any award. Any breach of the foregoing shall entitle THIL to cancel any outstanding option or part thereof granted to such grantee without any compensation.
Termination and Amendment.   Unless terminated earlier, the plan has a term of ten years from its date of effectiveness. The Scheme may be altered in any respect by resolution of the Board, provided that the amended terms of the Scheme or the options shall still comply with the requirements of the Securities Act and that no such alteration shall operate to affect adversely the terms of issue of any option(s) granted or agreed to be granted prior to such alteration.
The following table summarizes, as of the date of this prospectus, the number of units of options granted and outstanding under the Scheme.
Name	Unit Granted	Ordinary Shares Underlying Options	Exercise Price (US$/Unit)	Date of Grant	Date of Expiration
Yongchen Lu	5,000,000	1,448,615	—	2018/05/01	2028/05/01
	5,000,000	1,448,615	0.2	2018/05/01	2028/05/01
	*	*	0.6	2021/04/01	2031/04/01
Bin He	*	*	0.2	2018/05/01	2028/05/01
	*	*	0.6	2021/02/01	2031/02/01
	*	*	1.2	2022/03/01	2032/03/01
Dong Li	*	*	0.6	2021/09/06	2031/09/06
	*	*	1.2	2022/03/01	2032/03/01
All directors and executive officers as a group	18,088,658	5,240,701

Note:
*
Less than 1% of our total outstanding shares.

Equity Incentive Trust
The THC Hope 2021 Trust (the “Trust”) was established under a trust deed dated June 25, 2021 between THIL as the settlor and Futu Trustee Limited (“Trustee”) as trustee. Certain grant recipients under the Scheme have transferred their options to a wholly-owned subsidiary of the Trustee to be held for their benefit. An advisory committee established and authorized by THIL shall make all determination and provide investment directions to the Trustee in relation to the share options held under the Trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Contractual Arrangements with THRI
In 2019, 2020 and 2021 and the six months ended June 30, 2022, THIL paid THRI continuing franchise fees in the amount of RMB1.2 million, RMB5.1 million, RMB15.6 million (US$2.3 million) and RMB12.7 million (US$1.9 million), respectively, and upfront fees in the amount of RMB1.6 million, RMB4.1 million, RMB24.3 million (US$3.6 million) and RMB4.6 million (US$0.7 million), respectively. THIL also paid consulting services fees to THRI of RMB0.4 million and RMB0.2 million in 2019 and 2020, respectively, and consumer research service fees of RMB0.4 million (US$60 thousand) in 2021. The outstanding fees due to THRI were RMB3.6 million, RMB6.9 million (US$1.0 million) and RMB11.2 million (US$1.7 million) as of December 31, 2020 and 2021 and June 30, 2022, respectively.
Amended and Restated Master Development Agreement
On June 11, 2018, THRI, THIL and THHK entered into a master development agreement, which was amended and restated by the A&R MDA, as amended. Certain provisions of the A&R MDA came into effect on September 28, 2022 upon the Closing. Pursuant to the A&R MDA, (i) THRI granted to THHK the exclusive right to develop, open and operate (through itself and approved subsidiaries), and to license franchisees to develop, open and operate, Tim Hortons restaurants in mainland China, Hong Kong and Macau (“the Territory”); (ii) THRI engages THHK to provide advertising, marketing, training, monitoring and development services and operational support to all Tim Hortons restaurants operating within the Territory to ensure the standards established by THRI and/or its affiliates from time to time as to quality of service, cleanliness, health and sanitation, requirements, specifications and procedures for Tim Hortons restaurants are complied with and maintained; (iii) THHK undertakes to secure and maintain in force in all material respects all licenses, permits and certificates relating to the operation of stores owned and operated by THIL, pay promptly or ensure payment of all material taxes and assessments when due and operate or ensure operation of stores owned and operated by THIL in compliance with all applicable Laws in all material respects and use commercially reasonable efforts to procure the same results with respect to franchise stores; (iv) THHK shall develop and open for business and license franchisees to develop and open for business in compliance with the annual development schedule specified therein and at least 1,700 Tim Hortons restaurants by August 31, 2028; and (v) THRI shall provide training, consulting and support services, and make certain resources available, to THHK.
Under the A&R MDA, THHK shall pay THRI (i) an upfront franchise fee for each company owned and operated stores store and franchise store, and (ii) a monthly franchise fee for each company owned and operated store and franchise store, calculated as a specified percentage of the store’s monthly gross sales, depending on when the store is opened. In addition, for each company owned and operated store and franchise store, THHK shall make a monthly contribution to an advertising fund maintained by THHK, in the amount of a percentage of the store’s monthly gross sales. In addition, for so long as THRI holds 1,239,906 Ordinary Shares(as adjusted, if necessary, to take into account any share splits, share dividends, share combinations and similar transactions occurring after the Closing), THRI shall have the right (but not the obligation) to nominate one individual of its choosing for election to the Board.
The A&R MDA has an initial term of 20 years and shall expire on June 11, 2038, subject to earlier termination in accordance with the terms contained therein. THHK shall have the option to extend the initial term for ten years, provided that certain conditions stated therein are met. THRI may terminate the A&R MDA unilaterally under certain circumstances, including failure by THHK to achieve development targets, failure to make payments in excess of $25,000 or any other material breach of its obligations under the A&R MDA, in each case subject to the applicable cure periods.
Amended and Restated Company Franchise Agreements
On March 31, 2018, THRI, THHK and certain PRC Subsidiaries of THIL (the “Franchisees”) entered into a company franchise agreement, which was amended and restated on June 11, 2018 and further amended and restated on August 13, 2021 (the “A&R PRC CFA”). Pursuant to the A&R PRC CFA, THRI granted the Franchisees and approved subsidiaries a non-exclusive license to operate Tim Hortons restaurant in mainland China for a term of five to 20 years, subject to renewal and early termination. The A&R PRC CFA also (i) sets forth the operational standards, requirements and procedures of Tim Hortons restaurants, (ii) obligates the Franchisees to report its total restaurant sales, ticket count and comparative sales reports on a daily, weekly and monthly basis and other operating data and financial statements periodically, and (iii) gives THRI inspection and audit rights. THRI may terminate the A&R PRC CFA unilaterally under certain circumstances, including material breach by any Franchisee of its obligations under the A&R PRC CFA, subject to the applicable cure period.
On June 11, 2018. THRI and THHK entered into another company franchise agreement, which was amended and restated on August 13, 2021 (the “A&R HK CFA”), on substantially the same terms as the A&R PRC CFA. Pursuant to the A&R HK CFA, THHK and its approved subsidiaries have a non-exclusive license to operate Tim Hortons restaurant in Hong Kong and Macau for a term of five to 20 years.
Other Related Party Transactions
Pangaea Two, LP, an indirect shareholder of THIL, paid certain operating expenses on behalf of THIL in the amount of RMB0.5 million in 2018, which were fully settled in 2019.
In 2019, 2020 and 2021 and the six months ended June 30, 2022, THIL purchased coffee beans from TDL Group Corp., an affiliate of THRI, in the amount of RMB6.8 million, RMB8.9 million, RMB28.1 million (US$4.2 million) and RMB18.0 million (US$2.7 million), respectively. As of December 31, 2020 and 2021 and June 30, 2022, RMB4.0 million, RMB7.2 million (US$1.1 million) and RMB12.6 million (US$1.9 million) due to TDL Group Corp was outstanding.
On December 2, 2021, Tim Hortons China entered into a Business Cooperation Agreement with Pangaea Data Tech (Shanghai) Co., Ltd., which is held 25% by Cartesian Capital Management, LLC, a wholly owned subsidiary of Cartesian Capital Group, LLC and 75% by Peng Zhang, an individual affiliated with Cartesian Capital Management, LLC. During the six months ended June 30, 2022, THIL incurred service fees to Pangaea Data Tech (Shanghai) Co., Ltd. of RMB3.4 million (US$0.5 million). As of June 30, 2022, RMB1.7 million (US$0.3 million) due to Pangaea Data Tech (Shanghai) Co., Ltd. was outstanding.
On March 9, 2022, THIL entered into a PIPE Subscription Agreement with each of THRI, Tencent Mobility Limited and TH China Partners Limited, an affiliate of Cartesian, pursuant to which each of THRI, Tencent Mobility Limited and TH China Partners Limited committed to subscribe for and purchase 1,000,000 Ordinary Shares for $10.00 per share at the Closing on the same terms as other PIPE Investors. Under the PIPE Subscription Agreement, THIL shall also issue to each PIPE Investor that invested $10 million or more an additional 200,000 Ordinary Shares and 400,000 Warrants upon the closing of the PIPE investment for no consideration. On September 28, 2022, THIL issued to each of THRI, Tencent Mobility Limited and TH China Partners Limited 1,200,000 Ordinary Shares and 400 Warrants for an aggregate consideration of $10,000,000 each pursuant to the PIPE Subscription Agreement.
Employment Agreements and Indemnification Agreements
See “Management — Employment Agreements and Indemnification Agreements.”
Share Incentives
See “Management — Share-based Compensation.”

DESCRIPTION OF SHARE CAPITAL
A summary of the material provisions governing our share capital is provided below. This summary is not complete and should be read together with THIL’s second amended and restated memorandum and articles of association (“THIL Articles”), a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.
We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by the THIL Articles, the Cayman Companies Law and the common law of the Cayman Islands. As of the date of this prospectus, there are 148,355,092 ordinary shares, par value $0.00000939586994067732 per share, outstanding. Pursuant to the THIL Articles, which were adopted immediately prior to the First Effective Time, the authorized share capital of THIL is US$5,000 divided into 500,000,000 ordinary shares with a nominal or par value of $0.00000939586994067732 each and 32,148,702.73519 shares with a nominal or par value of $0.00000939586994067732 (each of such class or classes (however designated) as the Board may determine in accordance with the Articles of Association of the Company.
All of our outstanding shares are validly issued, fully paid and non-assessable. The Board may determine the issue prices and terms for our shares or other securities and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the Board shall determine.
Ordinary Shares
The following is a description of the material terms of our Ordinary Shares and the THIL Articles. The following descriptions are qualified by reference to the THIL Articles.
Voting Rights
Each registered holder of our Ordinary Shares is entitled to one vote for each Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the THIL Articles, or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the Company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the Company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the THIL Articles, reducing our share capital and changing our name, will require a special resolution under Cayman Islands law and pursuant to the THIL Articles, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the Company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the Company.
Dividend Rights
We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.
Liquidation Rights
On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of our Ordinary Shares will be entitled to participate in any surplus assets in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up or the date of the return of capital, as the case may be, on the Ordinary Shares held by them respectively.
Registration Rights
Certain of our shareholders are entitled to certain registration rights, pursuant to which we have agreed to provide customary demand registration rights and “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.
Shareholder Meetings
One or more shareholders holding at least a majority of the paid up voting share capital of our company present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at that meeting shall form a quorum. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Law for us to hold annual or extraordinary general meetings.
Warrants
Public Warrants
Each whole Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the date that is 30 days after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the A&R Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. The Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant or settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.
We have agreed to use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants as soon as practicable, but in no event later than 20 business days after the Closing, to use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, provided that, if the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants when the price per Ordinary Share equals or exceeds $18.00.
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Warrants held by the Sponsor, the PIPE Investors and their permitted transferees):
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sales price of our Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00.
Once the Warrants become exercisable, we may redeem the outstanding Warrants:
•
in whole and not in part;

•
at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the fair market value of the Ordinary Shares, except as otherwise described below;

•
if, and only if, the last reported sales price of our Ordinary Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if the last reported sales price of our Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair value” of the Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of the Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the warrant holders, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of Ordinary Shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment. In no event shall the number of shares issued in connection with such a warrant exercise exceed 0.361 Ordinary Shares per Warrant (subject to adjustment).
	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of Warrants)	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Ordinary Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Ordinary Shares for each whole Warrant. Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature.

This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Ordinary Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of the Ordinary Shares is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrant holders.
If we choose to redeem the Warrants when Ordinary Shares are trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.
No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder.
Redemption Procedures.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.
If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend paid in Ordinary Shares to all or substantially all holders of Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Ordinary Shares issuable upon the exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one, minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for the Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of our Ordinary Shares on account of such Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable upon the exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.
If the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Ordinary Shares issuable upon the exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.
Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted pursuant to the first and second paragraphs of this subsection, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation or entity (other than a consolidation or merger in which we are the continuing corporation or company and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon the completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of our issued and outstanding Ordinary Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the A&R Warrant Agreement. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of the consummation of such applicable event, the warrant exercise price will be reduced as specified in the A&R Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the A&R Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The A&R Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the A&R Warrant Agreement to the description of the terms of the Warrants and the A&R Warrant Agreement set forth in this prospectus, or defective provision, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the A&R Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the A&R Warrant Agreement as the parties to the A&R Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants. All other modifications or amendments shall require the vote or written consent of the registered holders of 50% of the then-outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the warrant exercise price or extend the duration of the exercise period without the consent of warrant holders.
You should review a copy of the A&R Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Ordinary Shares.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the A&R Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Warrants
Except as described below, the Private Warrants have terms and provisions that are identical to the Public Warrants.
The Private Warrant will not be redeemable by us (except as described under “— Public Warrants — Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00”) so long as they are held by the initial holders of the Private Warrants or their permitted transferees (except as otherwise set forth herein). In addition, the Sponsor Warrants and the Ordinary Shares underlying the Sponsor Warrants are subject to lock-up restrictions described in this prospectus under the section titled “Plan of Distribution.”
The initial holders of the Private Warrants, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the initial holders of the Private Warrants or their permitted transferees, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Warrants or any provision of the A&R Warrant Agreement with respect to the Private Warrants will require a vote of holders of at least 50% of the number of the then-outstanding Private Warrants.
Except as described above under “— Public Warrants — Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00,” if holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “sponsor exercise fair market value” (as defined below) over the exercise price of the Warrants by (y) the sponsor fair market value. For these purposes, the

“sponsor exercise fair market value” shall mean the average last reported closing price of our Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Certain Differences in Corporate Law
Cayman Islands companies are governed by the Cayman Companies Law. The Cayman Companies Law is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   In certain circumstances, the Cayman Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution (usually a majority of not less than two-thirds of the votes which are cast in person or by proxy by those shareholders who, being entitled to do so, attend and vote at a quorate general meeting of the relevant company or a unanimous written resolution of all of the shareholders entitled to vote at a general meeting of the relevant company) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company where the parent and subsidiary company are both incorporated under the Cayman Companies Law. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Directors of a Cayman Islands company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, by way of schemes of arrangement, which will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
•
we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•
the shareholders have been fairly represented at the meeting in question;

•
the arrangement is such as a businessman would reasonably approve; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions.   When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders’ Suits.   Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officer or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•
a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•
those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of Civil Liabilities.   The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Special Considerations for Exempted Companies.   We are an exempted company with limited liability under the Cayman Companies Law. The Cayman Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company (other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies;

•
an exempted company’s register of members is not open to inspection;

•
an exempted company does not have to hold an annual general meeting;

•
an exempted company may issue shares with no par value;

•
an exempted company may obtain an undertaking against the imposition of any future taxation;

•
an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
an exempted company may register as a limited duration company; and

•
an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Anti-Money Laundering — Cayman Islands
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (2020 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (2018 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Data Protection — Cayman Islands
We have certain duties under the Data Protection Act (2021 Revision) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How the Company May Use a Shareholder’s Personal Data
The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
a)
where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Retention of the information we collect
We retain the information we collect for no longer than is reasonably necessary to fulfil the purposes for which we collect the information and to comply with our legal obligations.

Your choices and rights
Under the DPL you have certain rights regarding your personal data that we have collected. You may have the right to request (i) access to your personal data, (ii) rectification or erasure of personal data, (iii) restriction of processing concerning you, and (iv) objection to processing that is based upon our legitimate interests. Your ability to exercise these rights will depend on a number of factors and, in some instances, we will not be able to comply with your request, for example because we have legitimate grounds for not doing so or where the right doesn’t apply to the particular information we hold on you. If you would like to discuss or exercise the rights you may have, you can contact us through the methods stated below.
Complaints
We are committed to working with you to obtain a fair resolution of any complaint or concern about your privacy. If you would like to contact us, please use the methods stated above.
If, however, you believe that we have not been able to assist with your complaint or concern, you may have the right to complain to the relevant data protection authority in your jurisdiction

PRINCIPAL SHAREHOLDERS
The following table shows the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:
•
each person known by us to beneficially own more than 5% of the outstanding Ordinary Shares;

•
each of our directors and executive officers; and

•
all of our directors and executive officers as a group.

Except as otherwise noted herein, the number and percentage of Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Ordinary Shares which the holder has the right to acquire within 60 days of the Closing through the exercise of any option, warrant or any other right. We have based percentage ownership in the table below on 148,355,092 Ordinary Shares outstanding as of the date of this prospectus.
Name of Beneficial Owner	Number	Percentage
5% or Greater Shareholders:
Pangaea Two Acquisition Holdings XXIIA Limited	71,677,504(1)	48.3%
Tencent Mobility Limited	20,183,010(2)	13.6%
SCC Growth VI Holdco D, Ltd.	14,503,032(3)	9.8%
Silver Crest Management LLC	8,762,500(4)	5.7%
THC Hope IB Limited	8,242,983(5)	5.6%
Directors and Executive Officers†:
Peter Yu	79,468,522(6)	53.4%
Yongchen Lu	*(7)	*
Dong Li	—	—
Bin He	*(8)	*
Gregory Armstrong	—	—
Paul Hong	—	—
Andrew Wehrley	—	—
Meizi Zhu	—	—
Eric Haibing Wu	—	—
Rafael Odorizzi De Oliveira	—	—
Derek Cheung	—	—
All executive officers and directors as a group (eleven persons)	81,428,958	54.7%

†
Except as indicated otherwise below, the business address of our directors and executive officers is 2501 Central Plaza,
227 Huangpi North Road, Shanghai, People’s Republic of China.

*
Less than 1%.

(1)
Represents 71,677,504 Ordinary Shares held by Pangaea Two Acquisition Holdings XXIIA Limited, a company incorporated under the Laws of the United Kingdom (not including the Option Shares acquirable by Sona Credit Master Fund Limited). Pangaea Two Acquisition Holdings XXIIA Limited is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The business address of Pangaea Two Acquisition Holdings XXIIA Limited is at Suite 1, 3rd Floor 11  —  12 St. James’s Square, London, United Kingdom, SW1Y 4LB.

(2)
Represents 19,783,010 Ordinary Shares held by, and 400,000 Ordinary Shares underlying the Warrants held by, Tencent Mobility Limited, a company limited by shares incorporated in Hong Kong and a wholly-owned subsidiary of Tencent Holdings Limited. Tencent Holdings Limited is a company listed on the Hong Kong Stock Exchange. The principal place of business in Hong Kong of Tencent Mobility Limited and Tencent Holdings Limited is 29/F., Three Pacific Place No. 1, Queen’s Road East, Wanchai, Hong Kong.

(3)
Represents 14,503,032 Ordinary Shares held by SCC Growth VI Holdco D, Ltd. an exempted company incorporated under the Laws of the Cayman Islands. SCC Growth VI Holdco D, Ltd. is wholly owned by Sequoia Capital China Growth Fund VI, L. P. The general partner of Sequoia Capital China Growth Fund VI, L. P. is SC China Growth VI Management, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which is wholly owned by Mr. Neil Nanpeng Shen. The registered office of SCC Growth VI Holdco D, Ltd. is at PO Box 309 Ugland House Grand Cayman, KY1-1104, Cayman Islands.

(4)
Represents 4,312,500 Ordinary Shares held by, and 4,450,000 Ordinary Shares underlying the Warrants held by, Silver Crest Management LLC. Leon Meng is a member and the sole manager of Silver Crest Management LLC. Mr. Meng disclaims beneficial ownership of any shares held by the Sponsor except to the extent of his pecuniary interest therein..

(5)
Represents 8,242,983 Ordinary Shares held by THC Hope IB Limited, a trust established under a trust deed dated June 25, 2021 between THIL as the settlor and Futu Trustee Limited as trustee to hold securities on behalf of certain employees and members of management. Under the trust deed, an advisory committee is authorized by THIL from time to time to make all determination and provide investment directions and other directions to the trustee on behalf of the Board in relation to the trust fund. The business address of THC Hope IB Limited is 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China.

(6)
Represents (i) 71,677,504 Ordinary Shares held by Pangaea Two Acquisition Holdings XXIIA Limited, a company incorporated under the Laws of the United Kingdom (not including the Option Shares acquirable by Sona Credit Master Fund Limited), (ii) 6,191,018 Ordinary Shares held by Pangaea Two Acquisition Holdings XXIII, Ltd., and (iii) 1,200,000 Ordinary Share held by, and 400,000 Ordinary Shares underlying the Warrants held by, TH China Partners Limited, a private limited company incorporated in the Cayman Islands. Pangaea Two Acquisition Holdings XXIIA Limited, Pangaea Two Acquisition Holdings XXIII, Ltd and TH China Partners Limited are controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian Capital Group, LLC. The business address of Pangaea Two Acquisition Holdings XXIIA Limited is Suite 1, 3rd Floor 11  —  12 St. James’s Square, London, United Kingdom, SW1Y 4LB. The business address of Pangaea Two Acquisition Holdings XXIII, Ltd. and TH China Partners Limited is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(7)
Represents Ordinary Shares held by L&L Tomorrow Holdings Limited, a British Virgin Islands company wholly owned by Mr. Yongchen Lu. The registered office of L&L Tomorrow Holdings Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(8)
Represents Ordinary Shares held by Lord Winterfell Limited, a British Virgin Islands company wholly owned by Ms. Bin He. The registered office of Lord Winterfell Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

SELLING SECURITYHOLDERS
This prospectus relates to, among other things, the registration and resale by the Selling Securityholders of up to (i) 35,186,824 Ordinary Shares beneficially owned by certain legacy shareholders of the Company and their affiliates; (ii) 4,312,500 Sponsor Shares, 4,450,000 Sponsor Warrants and 4,450,000 Ordinary Shares underlying the Sponsor Warrants; (iii) 5,050,000 PIPE Shares, 1,200,000 PIPE Warrants and 1,200,000 Ordinary Shares underlying the PIPE Warrants; (iv) 5,000,000 ESA Shares; (v) 6,752,041 Conversion Shares; and (vi) 200,000 Option Shares. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the persons named in the table below.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Ordinary Shares or Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares or Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.
The table below sets forth, as of September 28, 2022, the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders and the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is based upon information provided by the Selling Securityholders.
	Ordinary Shares			Warrants to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering
Pangaea Two Acquisition Holdings XXIIA Limited(1)	71,677,504	21,363,251	50,314,253	—	—	—
Tencent Mobility Limited(2)	19,783,010	6,774,903	13,008,107	400,000	400,000	—
SCC Growth VI Holdco D, Ltd.(3)	14,503,032	4,560,910	9,942,122	—	—	—
Eastern Bell International XXVI Limited(4)	7,251,517	2,280,455	4,971,062	—	—	—
Pangaea Two Acquisition Holdings XXIII, Ltd.(5)	6,191,018	1,857,305	4,333,713
Silver Crest Management LLC(6)	4,312,500	4,312,500	—	4,450,000	4,450,000	—
Shaolin Capital Partners Master Fund Ltd(7)	2,108,200	2,108,200	—	—	—	—
TH China Partners Limited(8)	1,200,000	1,200,000	—	400,000	400,000	—
Tim Hortons Restaurants International GmbH(9)	5,651,956	1,200,000	4,451,956	400,000	400,000	—
MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC(10)	1,135,900	1,135,900	—	—	—	—
DS Liquid DIV RVA SCM LLC(11)	1,092,000	1,092,000	—	—	—	—
Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC(12)	663,900	663,900	—	—	—	—
Silver Crest Investment Limited(13)	500,000	500,000	—	—	—	—
Sona Credit Master Fund Limited(14)	3,130,735	3,130,735	—	—	—	—
Sunrise Partners Limited Partnership(15)	4,321,306	4,321,306	—	—	—	—

(1)
Consists of Ordinary Shares held by Pangaea Two Acquisition Holdings XXIIA Limited. Pangaea XXIIA is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The address of Pangaea Two Acquisition Holdings XXIIA Limited is Suite 1, 3rd Floor 11 – 12 St. James’s Square, London, United Kingdom, SW1Y 4LB.

(2)
Consists of Ordinary Shares and Warrants held by Tencent Mobility Limited. Tencent Mobility Limited is a wholly-owned subsidiary of Tencent Holdings Limited. Tencent Holdings Limited is a company listed on the Hong Kong Stock Exchange. The address of Tencent Mobility Limited is 29/F., Three Pacific Place No. 1, Queen’s Road East, Wanchai, Hong Kong.

(3)
Consists of Ordinary Shares held by SCC Growth VI Holdco D, Ltd. SCC Growth VI Holdco D, Ltd. is wholly owned by Sequoia Capital China Growth Fund VI, L. P. The general partner of Sequoia Capital China Growth Fund VI, L. P. is SC China Growth VI Management, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which is wholly owned by Mr. Neil Nanpeng Shen. The address of SCC Growth VI Holdco D, Ltd is PO Box 309 Ugland House Grand Cayman, KY1-1104, Cayman Islands.

(4)
Consists of Ordinary Shares held by Eastern Bell International XXVI Limited. Eastern Bell International XXVI Limited is wholly owned by Eastern Bell Capital Fund II, L.P. The general partner of Eastern Bell Capital Fund II, L.P. is Eastern Bell Capital II Limited. Eastern Bell Capital II Limited is collectively controlled by YAN Li, ZHU Yingchun and Sheung Man LAU. The address of Eastern Bell International XXVI Limited is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

(5)
Consists of Ordinary Shares held by Pangaea Two Acquisition Holdings XXIII, Ltd. Pangaea XXIII is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The address of Pangaea Two Acquisition Holdings XXIII, Ltd. is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(6)
Consists of Ordinary Shares and Warrants held by Silver Crest Management LLC. Leon Meng is a member and the sole manager of Silver Crest Management LLC. Mr. Meng disclaims beneficial ownership of any shares held by Silver Crest Management LLC except to the extent of his pecuniary interest therein. The address of Silver Crest Management LLC is 3501, 35/F, Jardine House, 1 Connaught Place, Hong Kong.

(7)
Consists of Ordinary Shares held by Shaolin Capital Partners Master Fund Ltd. Shaolin Capital Management LLC serves as investment advisor to Shaolin Capital Partners Master Fund, Ltd. David Puritz, in his position as CIO at Shaolin Capital Management LLC and Michael Jester in his position as Co-founder and Head of Research at Shaolin Capital Management LLC may be deemed to have voting and investment control with respect to the Ordinary Shares owned by Shaolin Capital Partners Master Fund, Ltd. Shaolin Capital Management LLC has sole voting and dispositive power over the Ordinary Shares held by Shaolin Capital Partners Master Fund, Ltd. The address of Shaolin Capital Partners Master Fund Ltd is c/o Waystone Corporate Services (Cayman) Ltd., PO Box 1344, Suite 5B201, 2nd Floor, One Nexus Way, Camana Bay, Grand Cayman KY1-1108, Cayman Islands.

(8)
Consists of Ordinary Shares and Warrants held by TH China Partners Limited. TH China Partners Limited is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian and the president and a director of TH China Partners Limited. The address of TH China Partners Limited is c/o Cartesian Capital Group; 505 Fifth avenue, 15th F1; New York, NY 10017, USA.

(9)
Consists of Ordinary Shares and Warrants held by Tim Hortons Restaurants International GmbH, a private limited liability company organized and existing under the laws of Switzerland and a subsidiary of Restaurant Brands International Inc., an NYSE-listed corporation organized under the laws of Canada. The business address of Tim Hortons Restaurants International GmbH is Dammstrasse 23, 6300 Zug, Switzerland.

(10)
Consists of Ordinary Shares held by MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC. Shaolin Capital Management LLC serves as investment advisor to MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC. David Puritz, in his position as CIO at Shaolin Capital Management LLC and Michael Jester in his position as Co-founder and Head of Research at Shaolin Capital Management LLC may be deemed to have voting and investment control with respect to the Ordinary Shares owned by MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC. Shaolin Capital Management LLC has sole voting and dispositive power over the Ordinary Shares held by MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC. The address of MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008 Cayman Islands.

(11)
Consists of Ordinary Shares held by DS Liquid DIV RVA SCM LLC. Shaolin Capital Management LLC serves as investment manager to DS Liquid DIV RVA SCM, LLC. David Puritz, in his position as CIO at Shaolin Capital Management LLC and Michael Jester in his position as Co-founder and Head of Research at Shaolin Capital Management LLC may be deemed to have voting and investment control with respect to the Ordinary Shares owned by DS Liquid DIV RVA SCM, LLC. Shaolin Capital Management LLC has sole voting and dispositive power over the Ordinary Shares held by DS Liquid DIV RVA SCM, LLC. The address of DS Liquid DIV RVA SCM LLC is c/o FRM Investment Management (USA) LLC, 1345 Avenue of the America, 21st Floor, New York, NY 10105.

(12)
Consists of Ordinary Shares held by Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC. Shaolin Capital Management LLC serves as investment advisor to Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC. David

Puritz, in his position as CIO at Shaolin Capital Management LLC and Michael Jester in his position as Co-founder and Head of Research at Shaolin Capital Management LLC may be deemed to have voting and investment control with respect to the Ordinary Shares owned by Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC. Shaolin Capital Management LLC has sole voting and dispositive power over the Ordinary Shares held by Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC. The address of Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104 Cayman Islands..
(13)
Consists of Ordinary Shares held by Silver Crest Investment Limited. Liang Meng is the sole director of Silver Crest Investment Limited and has investment control over the Ordinary Shares held by Silver Crest Investment Limited. Mr. Meng disclaims beneficial ownership of any shares held by Silver Crest Investment Limited except to the extent of his pecuniary interest therein. The address of Silver Crest Investment Limited is Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106.

(14)
Consists of (i) 500,000 Ordinary Shares held by Sona Credit Master Fund Limited (“Sona”); (ii) 200,000 Option Shares; and (iii) 2,430,735 Ordinary Shares issuable upon the conversion of the Conversion Notes purchased by Sona (including additional notes issuable as PIK Interest through the maturity of the Notes (the “PIK Notes”)). Sona is an exempted company with limited liability incorporated in the Cayman Islands and is wholly-owned by Sona Credit Fund Limited and Sona Credit Fund LP (“Feeder Funds”). Sona Asset Management (UK) LLP (“SAM UK LLP”) is appointed as the Alternative Investment Fund Manager to Sona and Feeder Funds. SAM UK LLP is incorporated under the laws of England and Wales, and is authorized and regulated by the UK Financial Conduct Authority. The address of Sona Credit Master Fund Limited is 20 St James’s Street, London, SW1A 1ES, United Kingdom.

(15)
Consists of Ordinary Shares issuable to Sunrise Partners Limited Partnership (“Sunrise”) upon the conversion of the Conversion Notes purchased by Sona Credit Master Fund Limited (including the PIK Notes). Paloma Partners Management Company (“PPMC”) is the investment adviser to Sunrise and SAM UK LLP is a subadvisor to Sunrise with respect to the registrable securities held by Sunrise. S. Donald Sussman controls PPMC and John Aylward controls SAM UK LLP. Therefore, Mr. Sussman and Mr. Aylward may have shared voting and investment power over the Ordinary Shares issuable to Sunrise. Each of Mr. Sussman and Mr. Aylward disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of Sunrise Partners Limited Partnership is c/o Paloma Partners Management Company, Two American Lane, Greenwich, CT 06831 USA.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 22,900,000 Ordinary Shares issuable upon the exercise of the Warrants. Pursuant to the terms of the Warrants, Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise the warrant, we will, within the time allotted by the agreement governing the warrants, issue instructions to our transfer agent to issue Ordinary Shares to the holder. If, at the time the Public Warrants are exercised, this registration statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Public Warrants will be issued free of a restrictive legend. We could potentially receive up to an aggregate of approximately $263,350,000 from the exercise of the Warrants, assuming the exercise in full of all of these warrants for cash.
We are also registering the resale, from time to time, by the Selling Securityholders, or their permitted transferees, of up to 62,151,365 Ordinary Shares and 5,650,000 Warrants. The aggregate proceeds to the Selling Securityholders from the sale of such securities will be the purchase price of the securities less any discounts and commissions. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Securities to be made directly or through agents. We will not receive any of the proceeds from the sale of the securities registered hereby by the Selling Securityholders.
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities covered by this prospectus that are beneficially owned by the Selling Securityholders may be offered and sold from time to time by the Selling Securityholders. Notwithstanding the foregoing, Selling Securityholders subject to our insider trading policy, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our securities. On August 13, 2021, we entered into the Sponsor Lock-Up Agreement with the Sponsor, pursuant to which the Sponsor, among other things, agreed not to transfer any Ordinary Shares held by it immediately after the Closing, any Ordinary Shares issuable upon the exercise of options or warrants to purchase Ordinary Shares held by it immediately after the Closing (along with such options or warrants themselves) or any Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Ordinary Shares held by it immediately after the Closing (along with such securities themselves) (such Ordinary Shares, options, warrants and securities, collectively, the “Sponsor Locked-Up Shares”) during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to the Sponsor Locked-Up Shares is: (i) with respect to 100% of the Sponsor Locked-Up Shares, six months from and after the Closing Date, (ii) with respect to 80% of the Sponsor Locked-Up Shares, twelve months from and after the Closing Date and (iii) with respect to 50% of the Sponsor Locked-Up Shares, eighteen months from and after the Closing Date. Additionally, 1,400,000 Ordinary Shares held by the Sponsor became unvested and subject to forfeiture upon the Closing, only to be vested again if certain share price milestones are achieved before the five-year anniversary of the Closing Date, subject to the terms and conditions contemplated by the Sponsor Lock-Up Agreement. Specifically, If the trading price of our Ordinary Shares at any point during the trading hours of a trading day equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period, 700,000 of such Ordinary Shares shall vest. If the trading price of our Ordinary Shares at any point during the trading hours of a trading day equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period, 700,000 of such Ordinary Shares (if the $12.50 milestone has previously been achieved) or 1,400,000 of such Ordinary Shares (if the $12.50 milestone has not previously been achieved) shall vest. In addition, on August 13, 2021, we entered into the Lock-up and Support Agreement with Pangaea Two Acquisition Holdings XXIIB Limited, Tim Hortons Restaurants International GmbH, L&L Tomorrow Holdings Limited and Lord Winterfell Limited, pursuant to which these THIL shareholders, among other things, agreed to the same lock-up restrictions as imposed on the Sponsor in the Sponsor Lock-Up Agreement. On October 11, 2022, Pangaea Two Acquisition Holdings

XXIIB Limited distributed all of its Ordinary Shares to its shareholders, namely, Pangaea Two Acquisition Holdings XXIIA Limited, Tencent Mobility Limited, SCC Growth VI Holdco D, Ltd. and Eastern Bell International XXVI Limited, each of which entered into a joinder agreement to the Lock-up and Support Agreement with us on the same day. On October 12, 2022, Tim Hortons Restaurants International GmbH transferred 6,191,018 Ordinary Shares to Pangaea Two Acquisition Holdings XXIII, Ltd., which entered into a joinder agreement to the Lock-up and Support Agreement with us on the same day. As a result, of the Registered Securities, 44,149,324 Ordinary Shares (including 4,450,000 Ordinary Shares underlying the Sponsor Warrants and the 200,000 Option Shares held by Pangaea Two Acquisition Holdings XXIIA Limited) and the Sponsor Warrants are subject to the aforementioned lock-ups. The PIPE Shares, the PIPE Warrants, the Ordinary Shares underlying the PIPE Warrants, the Conversion Shares and, to the extent that Sona Credit Master Fund Limited exercises its option to purchase Ordinary Shares from Pangaea Two Acquisition Holdings XXIIA Limited, the Option Shares are not subject to the aforementioned lock-ups.
Selling Securityholders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Selling Securityholder is deemed an “affiliate” of THIL. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, THIL and may include the executive officers, directors and significant shareholders of THIL.
The term “Selling Securityholders” includes pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the Selling Securityholders named in this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
The Registered Securities offered by the Selling Securityholders under this prospectus may be sold from time to time to purchasers:
•
directly by the Selling Securityholders;

•
to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Registered Securities;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing of options (including the issuance by the Selling Securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•
through an exchange distribution in accordance with the rules of the applicable exchange;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
through the settlement of short sales,

•
any other method permitted pursuant to applicable law; and

•
a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Securities by the Selling Securityholders.
The Registered Securities may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to such prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

These sales may be effected in one or more transactions:
•
on any securities exchange or quotation service on which the Registered Securities may be listed or quoted at the time of sale, including Nasdaq;

•
in the over-the-counter market;

•
in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
any other method permitted by applicable law; or

•
through any combination of the foregoing.

In connection with the sales of our securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions that, in turn, may:
•
engage in short sales of the securities in the course of hedging their positions;

•
sell the securities short and deliver the securities to close out short positions;

•
loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell; or

•
enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

At the time a particular offering of the Registered Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Registered Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
There can be no assurance that the Selling Securityholders will sell any or all of the Registered Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Registered Securities by other means not described in this prospectus. In addition, any Registered Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders and any other persons participating in the sale of the Registered Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Securities by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Securities to engage in market-making activities with respect to the particular Registered Securities being distributed. This may affect the marketability of the Registered Securities and the ability of any person or entity to engage in market-making activities with respect to the Registered Securities.
With respect to those Registered Securities being registered pursuant to the Registration Rights Agreement, the PIPE Subscription Agreements, the Equity Support Agreement and the Convertible Note Purchase Agreement, we and the Selling Securityholders have agreed to indemnify or hold harmless each other and certain related persons against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may also indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Securities against certain liabilities, including liabilities arising under the Securities Act.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

EXPENSES OF THIS OFFERING
Set forth below is an itemization of the total expenses that are expected to be incurred in connection with the registration of the securities registered hereby. With the exception of the registration fee payable to the SEC, all amounts are estimates.
Expense	Amount
SEC registration fee	$21,479.97
Printing expenses	$50,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$150,000
Miscellaneous	$25,000
Total	$496,479.97

ENFORCEABILITY OF CIVIL LIABILITY
THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. A majority of THIL’s assets, its entire management team and three of its directors are based in mainland China, and one of its directors is based in Hong Kong. Service of process upon THIL, its officers and these directors may be difficult to obtain within the U.S. and any judgment obtained in the U.S. against THIL and these individuals may not be collectible within the U.S. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties or incur additional costs in effecting service of legal process, enforcing judgments or bringing actions against us or certain of our officers and directors.”
THIL has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against THIL in any U.S. federal or state court arising out of the offering. The address of THIL’s agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.
THIL has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.
In addition, THIL has been advised by its PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, a PRC court will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. based upon the civil liability provisions of the U.S. federal securities laws. Further, pursuant to the Civil Procedures Law of the PRC, any matter, including matters arising under U.S. federal securities laws, in relation to assets or personal relationships may be brought as an original action in mainland China only if the institution of such action satisfies the conditions specified in the Civil Procedures Law of the PRC. As a result of the conditions set forth in the Civil Procedures Law and the discretion that PRC courts have in determining whether the conditions are satisfied and whether to accept the action for adjudication, there remains uncertainty as to whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws.
Service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the U.S. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the U.S. or any state in the U.S. A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.

LEGAL MATTERS
The legality of the Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for THIL by Maples and Calder (Cayman) LLP. The legality of certain legal matters relating to U.S. law will be passed upon for THIL by Kirkland & Ellis LLP. Certain legal matters relating to PRC law will be passed upon for THIL by Han Kun Law Offices.

EXPERTS
The consolidated balance sheets of TH International Limited as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2021, 2020 and 2019 have been included herein and in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Ordinary Shares and Warrants that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.timschina.com. The information on, or that can be accessed through, our website is not part of this prospectus.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. You should direct requests for those documents to:
TH International Limited
2501 Central Plaza
227 Huangpi North Road
Shanghai, People’s Republic of China, 200003
+86-021-6136-6616

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
TH International Limited:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of TH International Limited and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, had net cash used in operating activities and had an accumulated loss, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG Huazhen LLP
We have served as the Company’s auditor since 2019.
Shanghai, China
April 29, 2022

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Expressed in Renminbi Yuan)
		As of December 31
	Note	2021	2020
		RMB	RMB
ASSETS
Current assets
Cash		390,837,386	174,873,739
Accounts receivable	3	9,817,292	7,978,152
Inventories	4	42,479,403	11,304,698
Prepaid expenses and other current assets	5	142,838,295	56,736,515
Total current assets		585,972,376	250,893,104
Non-current assets
Property and equipment, net	6	554,015,231	235,752,655
Intangible assets, net	7	77,593,680	61,903,026
Other non-current assets	8	67,311,223	31,811,916
Total non-current assets		698,920,134	329,467,597
Total assets		1,284,892,510	580,360,701
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank borrowings	9	192,055,323	—
Accounts payable		60,952,491	15,396,770
Contract liabilities	10	14,129,311	2,860,704
Amount due to related parties	22	14,073,915	7,678,486
Other current liabilities	13	286,078,575	102,308,418
Total current liabilities		567,289,615	128,244,378
Non-current liabilities
Long-term bank borrowings	9	11,903,452	—
Convertible notes, at fair value	14	318,466,215	—
Contract liabilities – non-current	10	970,486	534,067
Other non-current liabilities		46,858,492	18,173,219
Other liabilities		309,214	356,787
Total non-current liabilities		378,507,859	19,064,073
Total liabilities		945,797,474	147,308,451
Shareholders’ equity
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 116,691 shares and 101,500 shares issued and outstanding as of December 31, 2021 and 2020, respectively)		7,497	6,513
Additional paid-in capital		937,315,273	644,906,635
Accumulated losses		(637,528,160)	(255,807,141)
Accumulated other comprehensive income		35,743,691	39,181,361
Total equity attributable to shareholders of the Company		335,538,301	428,287,368
Non-controlling interests		3,556,735	4,764,882
Total shareholders’ equity		339,095,036	433,052,250
Commitments and Contingencies	11
Total liabilities and shareholders’ equity		1,284,892,510	580,360,701
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Operations
(Expressed in Renminbi Yuan)
		Year ended December 31
	Note	2021	2020	2019
		RMB	RMB	RMB
Revenues
Company owned and operated stores		617,226,090	206,036,187	48,081,820
Other revenues (including other revenues from transactions with a related party of RMB428,148, nil and nil for the years ended December 31, 2021, 2020 and 2019, respectively)		26,145,859	6,048,384	9,175,283
Total revenues	15	643,371,949	212,084,571	57,257,103
Costs and expenses, net
Company owned and operated stores
Food and packaging (including cost of Company owned and operated stores from transactions with a related party of RMB19,521,561, RMB8,864,342 and RMB6,815,762 for the years ended December 31, 2021, 2020 and 2019, respectively)		207,947,581	74,401,872	21,598,486
Rental expenses		148,152,234	54,719,146	18,766,599
Payroll and employee benefits		199,329,992	50,314,270	20,695,652
Delivery costs		38,604,864	12,232,737	774,239
Other operating expenses		161,783,398	52,063,335	14,778,589
Company owned and operated store costs and expenses		755,818,069	243,731,360	76,613,565
Costs of other revenues		16,731,187	5,207,632	7,842,171
Marketing expenses		50,316,856	16,986,023	8,020,373
General and administrative expenses (including general and administrative expenses from transactions with a related party of nil, RMB160,532 and RMB443,260 for the years ended December 31, 2021, 2020 and 2019, respectively)		174,962,876	79,366,314	51,066,593
Franchise and royalty expenses (including franchise and royalty expenses from transactions with a related party of RMB15,576,324, RMB5,147,252 and RMB1,209,660 for the years ended December 31, 2021, 2020 and 2019, respectively)		18,800,024	8,591,902	4,726,773
Other operating costs and expenses		2,134,905	2,712,522	439,452
Loss on disposal of property and equipment		1,546,122	—	—
Impairment losses of long-lived assets		1,001,880	—	—
Other income	16	3,475,871	3,338,788	195,717
Total costs and expenses, net		1,017,836,048	353,256,965	148,513,210
Operating loss		(374,464,099)	(141,172,394)	(91,256,107)
Interest income		315,550	511,389	2,271,637
Interest expenses		(1,901,653)	—	—
Foreign currency transaction (loss)/gain		(1,301,963)	(2,399,162)	1,155,826
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	21	(5,577,001)	—	—
Loss before income taxes		(382,929,166)	(143,060,167)	(87,828,644)
Income tax expenses	18	—	—	—
Net loss		(382,929,166)	(143,060,167)	(87,828,644)
Less: Net Loss attributable to non-controlling interests		(1,208,147)	(1,060,660)	(174,458)
Net Loss attributable to shareholders of the Company		(381,721,019)	(141,999,507)	(87,654,186)
Basic and diluted loss Per Ordinary Share	20	(3,340)	(1,416)	(877)
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
(Expressed in Renminbi Yuan)
	Year ended December 31,
	2021	2020	2019
	RMB	RMB	RMB
Net loss	(382,929,166)	(143,060,167)	(87,828,644)
Other comprehensive (loss) / income
Fair value changes of convertible notes due to instrument- specific credit risk, net of nil income taxes	(548,029)	—	—
Foreign currency translation adjustment, net of nil income taxes	(2,889,641)	2,788,426	19,068,426
Total comprehensive loss	(386,366,836)	(140,271,741)	(68,760,218)
Less: Comprehensive loss attributable to non-controlling interests	(1,208,147)	(1,060,660)	(174,458)
Comprehensive loss attributable to shareholders of the Company	(385,158,689)	(139,211,081)	(68,585,760)
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
(Expressed in Renminbi Yuan)
		Ordinary shares		Additional paid-in capital	Subscription receivables	Accumulated losses	Accumulated other comprehensive income	Total equity attributable to shareholders of the Company	Non-controlling interests	Total shareholders’ equity
	Note	Number of shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2019		100,000	6,412	636,537,437	(384,726,000)	(26,153,448)	17,324,509	242,988,910	—	242,988,910
Net loss		—	—	—	—	(87,654,186)	—	(87,654,186)	(174,458)	(87,828,644)
Foreign currency translation adjustment		—	—	—	—	—	19,068,426	19,068,426	—	19,068,426
Contribution by a subsidiary’s non-controlling shareholder		—	—	—	—	—	—	—	6,000,000	6,000,000
Settlement of subscription receivable	19	—	—	—	192,363,000	—	—	192,363,000	—	192,363,000
Balance at December 31, 2019		100,000	6,412	636,537,437	(192,363,000)	(113,807,634)	36,392,935	366,766,150	5,825,542	372,591,692
Net loss		—	—	—	—	(141,999,507)	—	(141,999,507)	(1,060,660)	(143,060,167)
Foreign currency translation adjustment		—	—	—	—	—	2,788,426	2,788,426	—	2,788,426
Issuance of shares	19	1,500	101	10,089,000	—	—	—	10,089,101	—	10,089,101
Settlement of subscription receivable	19	—	—	(1,719,802)	192,363,000	—	—	190,643,198	—	190,643,198
Balance at December 31, 2020		101,500	6,513	644,906,635	—	(255,807,141)	39,181,361	428,287,368	4,764,882	433,052,250
Net loss		—	—	—	—	(381,721,019)	—	(381,721,019)	(1,208,147)	(382,929,166)
Fair value changes of convertible notes due to instrument-specific credit risk		—	—	—	—	—	(548,029)	(548,029)	—	(548,029)
Foreign currency translation adjustment		—	—	—	—	—	(2,889,641)	(2,889,641)	—	(2,889,641)
Issuance of shares	19	15,191	984	292,408,638	—	—	—	292,409,622	—	292,409,622
Balance at December 31, 2021		116,691	7,497	937,315,273	—	(637,528,160)	35,743,691	335,538,301	3,556,735	339,095,036
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Expressed in Renminbi Yuan)
	Year ended December 31,
	2021	2020	2019
	RMB	RMB	RMB
Cash flow from operating activities:
Net loss	(382,929,166)	(143,060,167)	(87,828,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	74,276,142	27,838,383	8,700,124
Loss on disposal of property and equipment	1,546,122	—	—
Impairment losses of long-lived assets	1,001,880	—	—
Unrealized foreign currency transaction (loss)/gain	827,068	2,399,162	(1,155,826)
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	5,577,001	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,839,140)	(4,804,658)	(3,173,494)
Inventories	(31,174,705)	(5,570,406)	(5,734,292)
Prepaid expenses and other current assets	(36,203,430)	(36,698,790)	(17,331,777)
Other non-current assets	(35,499,307)	(22,108,155)	(8,130,865)
Accounts payable	45,555,721	7,709,469	7,687,301
Amounts due to related parties	4,083,764	2,883,159	1,170,773
Contract liabilities	11,705,026	(657,361)	4,052,132
Other current liabilities	69,469,317	13,565,385	19,243,508
Other non-current liabilities	28,685,273	12,877,600	4,877,165
Other liabilities	(47,573)	(146,454)	503,241
Net cash used in operating activities	(244,966,007)	(145,772,833)	(77,120,654)
Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(335,318,355)	(144,747,183)	(56,094,906)
Proceeds from disposal of property and equipment	41,000	—	—
Net cash used in investing activities	(335,277,355)	(144,747,183)	(56,094,906)
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Expressed in Renminbi Yuan)
	Year ended December 31,
	2021	2020	2019
	RMB	RMB	RMB
Cash flows from financing activities:
Proceeds from convertible notes	312,092,172	—
Proceeds from short-term bank borrowings	194,259,323	—
Repayment of short-term bank borrowings	(5,300,000)	—
Proceeds from long-term bank borrowings	14,999,452	—
Contribution from a subsidiary’s non-controlling shareholder	—	—	6,000,000
Proceeds from issuance of ordinary shares	291,393,000	222,844,800	206,802,000
Payment for issuance costs of ordinary shares	(136,000)	(1,719,802)	—
Payment of offering costs	(9,310,208)	—	—
Net cash provided by financing activities	797,997,739	221,124,998	212,802,000
Effect of foreign currency exchange rate changes on cash	(1,790,730)	(16,173,085)	4,729,108
Net increase / (decrease) in cash	215,963,647	(85,568,103)	84,315,548
Cash at beginning of year	174,873,739	260,441,842	176,126,294
Cash at end of year	390,837,386	174,873,739	260,441,842
Supplemental disclosure of cash flow information:
Interest expenses paid	1,481,293	—	—
Supplemental disclosure of non-cash investing and financing activities:
Payable for acquisition of property and equipment	172,981,034	67,893,359	31,104,761
Accrued offering costs	9,164,827	—	—
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
1
Description of Business

TH International Limited was incorporated in Cayman Islands in April 2018. Pursuant to a master development agreement between TH Hong Kong International limited (“THHK”), a subsidiary of TH International Limited , and Tim Hortons Restaurants International GmbH (“THRI”), effective from June 11, 2018, with initial contractual term of 20 years and THHK has the option to extend the initial term for 10 years, subject to achieving certain agreed-upon milestones of cumulative store opening target by the end of development year 10 and the end of development year 20, TH International Limited together with its subsidiaries (“the Company”) owns the exclusive franchise right authorized by THRI, and is authorized to develop and operate stores branded “Tim Hortons” throughout the People’s Republic of China (“PRC”), including Hong Kong and Macau. The master development agreement also sets out terms related to development obligations, services and related obligations, fees, system standards and manuals, insurance obligations, relationship of the parties and indemnification, inspections and assignments, termination, rights and obligations upon termination or expiration, and other general provisions. On August 13, 2021, the master development agreement was amended and restated to set out new terms related to (1) conditions at which the Company is allowed to incur indebtedness and usage of such proceeds; (2) THRI’s right to nominate one individual to the board of directors of TH International Limited; (3) THRI’s right to designate an observer to attend all meetings of the Company’s board of directors or any committee of the board of directors.
The first Tim Hortons store in Mainland China opened in February 2019. As of December 31, 2021, there were 390 Tim Hortons stores in China, including 373 Company owned and operated stores and 17 franchised stores. For the 373 Company owned and operated stores, 164 stores are in Shanghai, 58 stores in Beijing, 32 stores in Hangzhou, 17 stores in Chengdu, 16 stores in Guangzhou, 16 stores in Nanjing and other 70 stores in Chongqing, Shenzhen, Xiamen, Dalian, etc.
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Summary of Significant Accounting Policies

Basis of Preparation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and include the financial statements of TH International Limited and its subsidiaries. All intercompany balances and transactions have been eliminated on consolidation. For consolidated subsidiary where the ownership in the subsidiary is less than 100%, the equity interest not held by the Company is shown as non-controlling interests.
These consolidated financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.
The Company has incurred losses since its inception. The Company incurred net losses of RMB88 million, RMB143 million and RMB383 million for the years ended December 31, 2019, 2020 and 2021, respectively. For the year ended December 31, 2021, the Company had net operating cash outflow of RMB245 million. As of December 31, 2021, the Company’s accumulated losses were RMB638 million.
Historically, the Company had relied principally on proceeds from issuance of ordinary shares and convertible notes, and bank borrowings to finance its operations and business expansion. The Company will require additional liquidity to continue its operations over the next 12 months. The Company has evaluated plans to continue as a going concern which include: a) a financial plan to raise external financing which includes completion of the merger with Silver Crest Acquisition Corporation in conjunction with the equity financings relating to that merger, obtaining additional loan facilities from banks and renewal of existing bank borrowings when they are due, obtaining financial support from shareholders, and issuance of ordinary shares or convertible notes to new investors, though there is no assurance that the Company will

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
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Summary of Significant Accounting Policies (continued)

be successful in obtaining such additional liquidity on terms acceptable to the Company, if at all; or failing that, b) a business plan to slow down the pace of the Company’s store network expansion, reduce various discretionary expenditures and optimize operational efficiency to improve the Company’s cash flow from operations. The feasibility of such plan is contingent upon many factors out of the control of the Company, including the severity of the impact of the COVID-19 pandemic on the Chinese economy and the Company’s business operations which is highly uncertain and difficult to predict.
The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.
Fiscal Calendar
The Company’s fiscal year is from January 1 to December 31.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the recoverability of deferred tax assets, fair values of share-based compensation and convertible notes.
Foreign Currency Transaction and Translation
The Company’s reporting currency is Chinese Renminbi Yuan (“RMB”). The functional currency of TH International Limited and its wholly-owned subsidiary incorporated at Hong Kong (THHK) is United States Dollars (“US$”). The functional currency of the Company’s PRC subsidiaries is RMB.
Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded in foreign currency transaction gain or loss in the Consolidated Statements of Operations.
The financial statements of TH International Limited and THHK are translated from US$ into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than deficits generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive income / (loss) in the Consolidated Statements of Comprehensive Loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income in the Consolidated Balance Sheets.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
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Summary of Significant Accounting Policies (continued)

Cash
The Company’s cash consist of cash on hand and cash held in banks. Cash are deposited in financial institutions at below locations:
	December 31, 2021	December 31, 2020
Cash on hand	132,127	—
Cash balances include deposits in:
Financial institutions in the mainland of the PRC
– Denominated in RMB	30,060,065	46,198,989
– Denominated in USD	45,514,330	65,612,421
Total cash balances held at mainland PRC financial institutions	75,574,395	111,811,410
Financial institutions in Hong Kong Special Administrative Region (“HK S.A.R.”)
– Denominated in USD	1,827,905	54,797,625
– Denominated in HKD	—	119
Total cash balances held at HK S.A.R. financial institutions	1,827,905	54,797,744
Financial institutions in Cayman Islands
– Denominated in USD	313,302,959	8,264,585
Total cash balances held at Cayman financial institutions	313,302,959	8,264,585
Total cash balances held at financial institutions	390,705,259	174,873,739
Total cash balances	390,837,386	174,873,739
Revenue Recognition
The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, since its incorporation. The Company’s revenues are generated from sales of food and beverage products by Company owned and operated stores, franchise fees, revenues from other franchise support activities and revenue from e-commerce sales.
Sales of food and beverage products by Company owned and operated stores
The Company generates majority of its revenue from sales of food and beverage products to customers by Company owned and operated stores. The revenue amounts exclude sales-related taxes.
For customers that visit the Company’s stores, sales revenue is recognized when customers take possession of the products and tender payment, which is when the Company’s obligation to perform is satisfied.
The Company also offers its customers the food and beverage products through third-party aggregators’ platforms. When orders are completed by the stores and control of the food and beverage products is transferred to the delivery staff of third-party aggregators, which control and determine the price for the delivery service, the Company recognizes revenue, excluding delivery fees.
Franchise fees
Franchise fees primarily include upfront franchise fees, continuing fees and revenue from advertising services.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
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Summary of Significant Accounting Policies (continued)

The Company grants franchise rights to sub-franchisees in exchange for upfront franchise fees and continuing fees. The Company recognizes upfront franchise fees received from a sub-franchisee as revenue over the term of the franchise agreement because the franchise rights are accounted for as rights to access the Company’s symbolic intellectual property in accordance with ASC 606. The Company recognizes continuing fees, which are based upon a percentage of sub-franchisee sales, as those sales occur.
For advertising services, the Company often engages third parties to provide services and acts as a principal in the transaction based on its responsibilities of defining the nature of the services and administering and directing all marketing and advertising programs in accordance with the provisions of the Company’s franchise agreements. The Company collects advertising contributions, which are generally based on certain percentage of sales from sub-franchisees. Advertising services provided to sub-franchisees are highly interrelated to franchise right, and are not considered individually distinct. The Company recognizes revenue from advertising services when the related sales occur.
Revenues from other franchise support activities
Other franchise support activities mainly consist of sales of kitchen equipment, raw materials for food and beverage products and provision of pre-opening and training services to sub-franchisees. These support activities provide stand-alone benefits to the sub-franchisees which are separate from the franchise right and are considered as distinct performance obligations of the Company. The Company recognizes the corresponding revenue of these sales and services when kitchen equipment or products are delivered to and accepted by the sub-franchisees and over the period of time when services are provided, respectively, at the amount that the Company is entitled to receive in exchange.
Loyalty program
The Company operates a loyalty program that allows registered members to earn points for each qualifying purchase. Points, which generally expire 12 months after being earned, may be redeemed for future purchases of products for free or at a discounted price in Company owned and operated stores. Points cannot be redeemed or exchanged for cash. The Company defers revenue associated with the estimated selling price of the points earned by the loyalty program members, as contract liabilities on the Consolidated Balance Sheets. The Company subsequently recognizes revenue when the points are redeemed or expired. The Company estimates the value of the product for which points are expected to be redeemed and redemption patterns, including an estimate of the breakage for points that members will never redeem. The Company reviews the estimated value of points at least annually based upon the latest available information regarding redemption and expiration patterns.
Revenue from e-commerce sales
Beginning from year 2021, the Company generates revenue from e-commerce sales, that is, sale of packaged coffee, tea and a variety of ready-to-drink beverages and single-serve coffee and tea products to customers through third-party e-commerce platforms. The Group recognizes revenue at point of time when customers obtain physical possession of the products, which occurs upon the delivery of goods.
Accounts receivable
Accounts receivable primarily consist of receivables from sub-franchisees which are recognized and carried at the original invoice amount less an allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts primarily based on the aging of the receivables and factors surrounding the credit risk of specific sub-franchisees. Accounts receivable balances are charged off against the allowance

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Summary of Significant Accounting Policies (continued)

after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2021 and 2020, the Company does not have any off-balance-sheet credit exposure relate to its sub-franchisees.
Receivables from Payment Processors and Aggregators
Receivables from payment processors such as WeChat and Alipay and aggregators are amounts due from them for clearing transactions and are included in prepaid expenses and other current assets. The cash was paid by customers through these payment processors and aggregators for food and goods provided by the Company. The Company considers and monitors the credit worthiness of the third-party payment processors and aggregators. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Receivable balances are written off after all collection efforts have been exhausted and the potential for recovery is considered remote.
Deferred Offering Costs
Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the proposed offering and that would be charged to shareholders’ equity upon the completion of the proposed offering. Should the proposed offering prove to be unsuccessful, these deferred offering costs will be charged to the Consolidated Statements of Operations.
Inventories
Inventories are stated at the lower of cost (determined by the first-in, first-out method) and net realizable value. Net realizable value is the estimated selling price of the inventory in the ordinary course of business less reasonably predictable costs of disposal. Adjustments are recorded in the cost of revenues to write down the carrying amount of any obsolete and excess inventory to its estimated net realizable value based on historical and forecasted demand.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and impairment, if any. The Company calculates depreciation and amortization on a straight-line basis over the estimated useful lives of the assets as follows: 3 to 15 years for furniture and office equipment, 4 to 12 years for kitchen equipment, 3 to 5 years for capitalized software costs, and shorter of the estimated useful lives and remaining lease term for leasehold improvements. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.
The Company capitalizes items associated with construction but not yet placed into service, as construction in progress (CIP). Items capitalized include fees associated with the design, build out and furnishing of the stores. Store CIP is not amortized or depreciated until the related assets are ready for intended use. Items are placed into service according to their asset category when the store is open for service.
Internal Development Costs
Capitalized internal costs include payroll expenses related to employees fully dedicated to store construction, decoration design and store site acquisition. Capitalized payroll costs are allocated to each new store location based on the actual time spent on each project. The Company commences capitalizing costs related to construction, decoration design and store site acquisition when it becomes probable that the project will be developed — when the site has been identified and the related profitability assessment has been approved.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
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Summary of Significant Accounting Policies (continued)

Intangible Assets
Intangible assets include the franchise right authorized by THRI and upfront franchise fees requested to pay to THRI upon opening of a new store. The franchise right authorized by THRI is amortized on a straight-line basis over the initial term of 20 years. The upfront franchise fees related to both Company owned and operated stores and franchised stores are capitalized as an intangible asset and amortized on a straight-line basis over the term of each individual franchise agreement, which ranges from 2 to 12 years.
Delivery Costs
Delivery costs are expenses incurred for delivery of food and beverage products sold to customers through third-party aggregator platforms. The Company incurred delivery costs of RMB38,604,864, RMB12,232,737 and RMB774,239 for the years ended December 31, 2021, 2020 and 2019, respectively. Delivery costs are separated from occupancy and other operating expenses during 2021. This reclassification has been retrospectively applied for all the periods presented.
Impairment of Long-Lived Assets
The Company reviews long-lived assets (including property and equipment and intangible assets with definite useful lives) for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. For purposes of reviewing assets for potential impairment, assets are grouped at an individual store level. If an indicator of impairment exists for an individual store, an estimate of undiscounted future cash flows produced by each individual store is compared to its carrying value. If an individual store is determined to be impaired, the loss is measured by the excess of the carrying amount of the store over its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The impairment losses were RMB1,001,880, nil and nil for the years ended December 31, 2021, 2020 and 2019, respectively.
Employee Benefits
The Company’s subsidiaries in the PRC participate in a government mandated, multi-employer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Company has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statement of operations amounted to RMB60,189,806, RMB10,441,439 and RMB9,062,037 for the years ended December 31, 2021, 2020 and 2019, respectively.
As a result of COVID-19, the PRC government exempted or reduced certain enterprises’ contributions to basic pension insurance, unemployment insurance, and work injury insurance (“certain social insurance”). The Company’s PRC subsidiaries were exempted from contributions to certain social insurance during the period of February 2020 through December 2020. The exemption was recognized as a reduction of Company owned and operated store expenses and general administrative expenses in the total amount of RMB10,518,612 for the year ended December 31, 2020.
Share-Based Compensation
Share-based awards granted to the employees and directors in the form of share options and restricted share units are subject to service and performance conditions. They are measured at the grant date fair value of the awards, and are recognized as compensation expense over the service period for the entire award on

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Summary of Significant Accounting Policies (continued)

a straight-line basis and when performance conditions are probable of being achieved. The Company elects to recognize the effect of forfeitures in compensation costs when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.
Asset Retirement Obligations
The Company recognizes an asset and a liability for the fair value of an asset retirement obligation (“ARO”) when such an obligation is incurred. The Company’s AROs are primarily associated with leasehold improvements which, at the end of the lease, the Company is contractually obligated to remove in order to comply with the lease agreement. As such, the Company amortizes the asset on a straight-line basis over the lease term and accrete the liability to its nominal value using the effective interest method over the lease term.
Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.
Non-controlling Interests
The Company reports net loss attributable to non-controlling interests separately on the face of the Consolidated Statements of Operations. The portion of equity attributable to non-controlling interests is reported within equity, separately from the Company’s Shareholders’ equity on the Consolidated Balance Sheets.
Leases
The Company records rental expense from operating leases that contain rent holidays or scheduled rent increases on a straight-line basis over the lease term. Contingent rentals are generally based on sales levels in excess of stipulated amounts, and are included in rental expense when attainment of the contingency is considered probable (e.g., when Company sales occur). Rental expenses incurred for company owned and operated stores are separated from occupancy and other operating expenses during 2021. This reclassification has been retrospectively applied for all the periods presented.
Advertising and Promotional Expenses
The Company records advertising and promotional costs in the marketing expenses as incurred. The advertising and promotional costs were RMB50,316,856, RMB16,986,023 and RMB8,020,373 for the years ended December 31, 2021, 2020 and 2019, respectively.
Government Subsidies
Government subsidies primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of

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Summary of Significant Accounting Policies (continued)

the relevant government authorities. Government subsidies are recognized when it is probable that the Company will comply with the conditions attached to them, and the subsidies will be received. A government subsidy related to an asset is deferred and recorded in other liabilities and then recognized as other income ratably over the expected useful life of the related asset in the Consolidated Statement of Operations. A government subsidy that compensates the Company for expenses or losses to be incurred in the future is deferred and recorded in other liabilities and recognized as other income in the periods in which the expenses or losses are recognized. Government grant for the purpose of giving immediate financial support to the Company with no future related costs is recognized as other income in the Consolidated Statement of Operations when the grant becomes receivable.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the year in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expenses and penalties in general and administrative expenses.
A valuation allowance to reduce the carrying amount of deferred income tax assets is established when it is more likely than not that the Company will not realize some portion or all of the tax benefit of its deferred income tax assets. The Company evaluates, on a quarterly basis, whether it is more likely than not that its deferred income tax assets are realizable. In performing this analysis, the Company considers all available evidence, both positive and negative, including historical operating results, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards and potential tax planning strategies that may be employed to prevent operating loss or tax credit carryforwards from expiring unused.
Loss Per Share
Basic loss per share represents net loss to shareholders divided by the weighted-average number of ordinary shares outstanding during the year. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.
Operating Segments
The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. For the purpose of internal reporting and management’s operation review, the Company’s chief executive officer does not segregate the Company’s business by product or service. Management has determined that the Company has one operating segment, which is Tim Hortons brand segment.
Fair Value Measurements
The Company applies ASC 820, Fair Value measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
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Summary of Significant Accounting Policies (continued)

recognized or disclosed at fair value in the financial statements on a recurring and non-recurring basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.
ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
•
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2 inputs are inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly or indirectly.

•
Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.
The Company’s financial instruments primarily include cash, accounts receivable, prepaid expenses and other current assets, short-term bank borrowings and long-term bank borrowings, accounts payable, amount due to related parties, other current liabilities and convertible notes. The long-term bank borrowings approximate their fair values, because these borrowings carry interest rates which approximate rates currently offered by the Company’s bankers for similar debt instruments of comparable maturities. The Company’s convertible notes were measured at fair value using unobservable inputs and categorized in Level 3 of the fair value hierarchy. As of December 31, 2021 and 2020, the carrying amounts of other financial instruments approximate their fair value due to their short-term nature.
Statutory Reserve
In accordance with the PRC Company Laws, the paid-in capitals of the PRC subsidiaries are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.
In addition, in accordance with the PRC Company Laws, the PRC subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies. The statutory surplus fund and discretionary surplus fund

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Summary of Significant Accounting Policies (continued)

are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation. As of December 31, 2021 and 2020, there was no statutory surplus fund and discretionary surplus fund by the Company’s PRC subsidiaries, as these PRC companies were in accumulated losses as determined under PRC GAAP.
As of December 31, 2021, the Company’s restricted net assets were the paid-in capitals of the PRC subsidiaries, that is in the amount of RMB789,217,070.
Reclassification
The prior years’ consolidated statements of operations have been reclassified to conform to the current consolidated financial statement presentation. Delivery costs, rental expenses and other operating expenses was reclassified from occupancy and other operating expenses. The reclassification had no effect on consolidated balance sheets, consolidated statements of comprehensive loss, changes in shareholders’ equity, and cash flows as previously reported.
Recently Adopted Accounting Standards
In August 2018, the FASB issued Accounting Standards Update (ASU) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820. The ASU removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, including the policy for timing of transfers between levels; the description of valuation processes for Level 3 fair value measurements; and, for non-public entities, the changes in unrealized gains and losses from remeasurement for the period included in earnings for recurring Level 3 fair value measurements held at the end of the reporting period. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 as of January 1, 2020 and the adoption did not have a material effect on the Company’s consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which expands the scope of Topic 718 to include non-employee share-based payment transactions. Under the guidance in ASU 2018-07, non-employee share-based payment awards are accounted for in the same manner as employee awards, except for attribution and certain option valuation exceptions. The Company adopted ASU 2018-07 as of January 1, 2020. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. As a result, ASU 2020-06 is effective for public companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company has early adopted ASU 2020-06 on January 1, 2021 and applied this standard to convertible notes issued in December 2021. The Company did not have any convertible instruments prior to January 1, 2021.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
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Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 was further amended in June 2020 by ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842), ASU 2020-05 deferred the effective date of new lease standard. As a result, ASC 842, Leases, is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15,2018. For all other entities, it is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. As the Company is an “emerging growth company” and elects to apply for the new and revised accounting standards at the effective date for a private company, the Company will adopt ASU 2016-02 for the fiscal year ending December 31, 2022. The Company currently plans to elect the modified retrospective transition approach, which allows the Company to record a cumulative-effect adjustment as of the effective date without restating prior periods. Additionally, the Company currently plans to use the package of practical expedients that allows the Company not to reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any existing leases. The Company also plans to elect the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The Company expects that this standard will have a material effect on the Consolidated Financial Statements. The Company currently believes the most significant change relate to the recognition of right-of-use (“ROU”) assets and lease liabilities on the Consolidated Balance Sheets for operating leases of the building of the stores and office space. The adoption of the standard is expected to result in recognition of ROU assets and lease liabilities in the range of RMB750 million to RMB850 million on the Consolidated Balance Sheets as of January 1, 2022. The Company does not believe the standard will materially affect the Company’s Consolidated Statements of Operations, except for potential impairment of ROU assets, which could be material.
Recently Issued Accounting Standards (continued)
In June 2016, the FASB issued ASU 2016-13,Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. ASU 2016-13 was further amended in November 2019 by ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC 326, Financial Instruments — Credit Losses, is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2019. For all other entities, it is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. As the Company is an “emerging growth company” and elects to apply for the new and revised accounting standards at the effective date for a private company, the Company will adopt ASU 2016-13 for the fiscal year ending December 31, 2023. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements.
In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The provisions of ASU 2021-04 are effective for annual reporting periods beginning after December 15, 2021, and interim reporting periods within those annual periods, with early adoption permitted. The ASU is applied

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

prospectively to modifications or exchanges occurring on or after the effective date of the amendments. The Company does not expect the adoption to have a material effect on its consolidated financial statements.
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, which requires business entities (except for not-for-profit entities and employee benefit plans) to disclose information about certain government assistance they receive. The Topic 832 disclosure requirements include: (i) the nature of the transactions and the related accounting policy used; (ii) the line items on the balance sheet and income statement that are affected and the amounts applicable to each financial statement line item; and (iii) significant terms and conditions of the transactions. The ASU is effective for the Company for fiscal years beginning after December 15, 2021. The ASU will be applied to government assistance received on or after the effective date. The Company does not expect the adoption to have a material effect on its consolidated financial statements.
Risks and Concentration
Foreign exchange risk
As the Company’s principal activities are carried out in PRC, the Company’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’ Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’ Bank of China that are determined largely by supply and demand.
The management does not expect that there will be any significant currency risk for the Company during the reporting periods.
Concentration of credit risk
The Company’s credit risk primarily arises from cash, prepaid expenses and other current assets and accounts receivable. The bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Hong Kong are insured by the government authorities up to RMB500,000 and HKD500,000, respectively. Total bank deposits are insured by the government authority with amounts up to RMB7,266,814 and RMB5,949,837 as of December 31, 2021 and 2020, respectively.
The Company expects that there is no significant credit risk associated with the cash which are held by reputable financial institutions. The Company believes that it is not exposed to unusual risks as these financial institutions have high credit quality.
The Company has no significant concentrations of credit risk with respect to its prepaid expenses and other current assets.
Accounts receivable are unsecured and are primarily derived from revenue earned from sub-franchisees. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.
Concentration of operating risk
The Company owns, operates and franchises stores in the PRC, including Hong Kong and Macau under the “Tim Hortons” brand. Such business activities are solely dependent upon its master development agreement with THRI. The Company’s failure to comply its master development agreement with THRI would have a material adverse effect on its financial condition, results of operations, and cash flows.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
3
Accounts Receivable

Accounts receivable consist of the following:
	December 31, 2021	December 31, 2020
Accounts receivable	9,817,292	7,978,152
Less: allowance for doubtful accounts	—	—
Accounts receivable, net	9,817,292	7,978,152

4
Inventories

Inventories consist of the following:
	December 31, 2021	December 31, 2020
Food and beverage	31,858,814	10,275,190
Merchandise for e-commerce sales	6,927,512	—
Others	3,693,077	1,029,508
	42,479,403	11,304,698

5
Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:
	December 31, 2021	December 31, 2020
Creditable input VAT	50,212,274	22,795,390
Short-term deposits	4,161,725	5,480,871
Receivables from payment processors and aggregators	17,701,386	8,896,459
Prepaid rental expenses	26,855,976	11,959,627
Prepaid insurance expenses	859,319	340,479
Prepaid marketing expenses	14,666,752	2,961,467
Deferred offering costs	18,475,035	—
Others	9,905,828	4,302,222
	142,838,295	56,736,515

6
Property and Equipment, Net

Property and equipment, net, consist of the following:
	December 31, 2021	December 31, 2020
Furniture and office equipment	44,636,186	19,733,409
Kitchen equipment	151,405,306	60,110,595
Software	30,171,796	16,581,285
Leasehold improvements	408,353,529	163,623,522
Construction in progress	15,747,154	4,742,035
Property and equipment, gross	650,313,971	264,790,846
Less: accumulated depreciation	(96,298,740)	(29,038,191)
Property and equipment, net	554,015,231	235,752,655
Depreciation and amortization related to property and equipment was RMB67,512,655, RMB23,702,255 and RMB5,183,011 for the years ended December 31, 2021, 2020 and 2019, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
7
Intangible Assets, Net

Intangible assets, net consist of the following:
	Weighted-Average Amortization Period (years)	December 31, 2021	December 31, 2020
Franchise right – authorized by THRI	20	63,757,000	65,249,000
Franchise right – upfront franchise fees	2 – 12	28,156,287	4,097,227
Less: accumulated amortization		(14,319,607)	(7,443,201)
Intangible assets, net		77,593,680	61,903,026
Amortization of intangible assets was RMB6,763,487, RMB4,136,128 and RMB3,517,113 for the years ended December 31, 2021, 2020 and 2019, respectively.
The estimated future amortization expenses related to the intangible assets are set forth as follows:
Year ending December 31
2022	7,687,799
2023	7,678,257
2024	7,580,373
2025	7,318,148
2026	6,187,348
Thereafter	41,141,755
77,593,680

8
Other Non-Current Assets

Other non-current assets consist of the following:
	December 31, 2021	December 31, 2020
Long-term rental deposits	67,311,223	31,811,916

9
Bank borrowings

Short-term bank borrowings:
	December 31, 2021	December 31, 2020
Short-term borrowings under credit facility agreements	188,959,323	—
Long-term borrowings under credit facility agreements due within one year	3,096,000	—
	192,055,323	—
Long-term bank borrowings:
	December 31, 2021	December 31, 2020
Borrowings under credit facility agreements	11,903,452	—
In year 2021, the Company’s subsidiaries entered into RMB denominated credit facility agreements with certain commercial banks in the PRC, which allow the Company to draw down borrowings up to RMB320,000,000 for daily operation purposes and RMB50,000,000 for payments associated with design, build out and furnishing of new stores.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
9
Bank borrowings (continued)

As of December 31, 2021, the outstanding short-term bank borrowings balance under those credit facility agreements bore interest rates ranging from 3.9% to 4.5% per annum.
As of December 31, 2021, the outstanding long-term bank borrowings balance under those credit facility agreement bore an interest rate of 4.2% per annum.
As of December 31, 2021, the unused credit limits under credit facility agreements were RMB160,741,225.
The aggregate maturities of the above long-term bank borrowings for each year subsequent to December 31, 2021 are summarized as follows:
RMB
2022	—
2023	6,192,000
2024	5,711,452
Thereafter	—
11,903,452

10
Contract Liabilities

Contract liabilities as of December 31, 2021 and 2020 were as follows:
	December 31, 2021	December 31, 2020
Deferred revenue related to customer loyalty program	8,312,436	2,507,749
Advance from customers related to coupons and gift cards	5,208,549	241,699
Deferred revenue related to upfront franchise fees	230,968	111,256
Deferred revenue related to marketing services	377,358	—
	14,129,311	2,860,704
Contract liabilities — non-current as of December 31, 2021 and 2020 were as follows:
	December 31, 2021	December 31, 2020
Deferred revenue related to upfront franchise fees	970,486	534,067
Contract liabilities primarily consist of deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards. The deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards are expected to be recognized as revenue in the next 12 months from the balance sheet date.
As of December 31, 2021, the Company had RMB1,201,454 of deferred revenues related to upfront franchise fees which are expected to be recognized as revenues over the remaining contract periods of each individual franchise agreement and of which RMB230,968 is expected to be recognized in the next 12 months, RMB970,486 is expected to be recognized in next 2 to 10 years.
Revenue recognized that was included in the contract liability balance at the beginning of the year amounting to RMB2,860,704 in year 2021.
The Company has elected, as a practical expedient not to disclose the value of remaining performance obligations associated with sales-based royalty promised to sub-franchisees in exchange for franchise right and other related services.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
11
Commitments and Contingencies

Pursuant to the master development agreement (see note 1), the Company is required to pay an upfront franchise fee for each Company owned and operated store and franchise store, and a continuing franchise fee for each Company owned and operated store and franchise store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened. The upfront franchise fee and continuing franchise fee were RMB24,265,373 and RMB15,576,324 for the year ended December 31, 2021, and RMB4,097,227 and RMB5,147,252 for the year ended December 31, 2020, respectively. The outstanding accrued franchise fee due to THRI were RMB6,863,322 and RMB3,624,554 as of December 31, 2021 and 2020, respectively, which was recorded as amount due to related parties in the Consolidated Balance Sheets.
12
Leases

The Company leases building, office space and motor vehicles, and most leases provide for fixed monthly payment, certain leases also include provisions for contingent rent, determined as a percentage of sales.
Scheduled future minimum lease payments for each of the five years and thereafter for non-cancelable operating leases for existing stores with initial or remaining lease terms in excess of one year as of December 31, 2021 are summarized as follows:
Operating lease commitments
2022	172,200,445
2023	175,780,318
2024	174,976,803
2025	158,662,679
2026	115,693,173
Thereafter	255,644,148
1,052,957,566
The details of rental expenses for the years ended December 31, 2021, 2020 and 2019 are set forth below:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Minimum	147,056,229	57,592,623	19,054,000
Contingent	8,465,509	1,611,354	313,048
Rent reduction related to COVID-19	(192,767)	(3,392,458)	—
	155,328,971	55,811,519	19,367,048
The Company charged store rental expenses of RMB148,152,234, RMB54,719,146 and RMB18,766,599 into rental expenses for the years ended December 31, 2021, 2020 and 2019, respectively. The Company also charged rental expenses of RMB7,176,737, RMB1,092,373 and RMB600,449 into general and administrative expenses for the years ended December 31, 2021, 2020 and 2019, respectively.
As of December 31, 2021 and 2020, accrued operating lease charges of RMB42,972,018 and RMB16,637,471 were classified as other non-current liabilities in the Company’s Consolidated Balance Sheet.
The Company was granted RMB192,767, RMB3,392,458 and nil in lease concessions from landlords related to the effects of the COVID-19 pandemic for the years ended December 31, 2021, 2020 and 2019,

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
12
Leases (continued)

respectively. The lease concessions were primarily in the form of rent reduction over the period of time when the Company’s store business was adversely impacted. The Company elected to treat COVID-19-related rent concessions as variable rent. Rent concessions were recognized as an offset to rent expense within occupancy and other operating expenses on the Consolidated Statement of Operations.
13
Other Current Liabilities

Other current liabilities consist of the following:
	December 31, 2021	December 31, 2020
Accrued payroll and employee-related costs	47,194,542	20,837,807
Payable for acquisition of property and equipment	172,981,034	67,893,359
VAT payable	—	689,479
Guarantee deposits	6,620,000	2,100,000
Accrued marketing expenses	10,639,627	1,550,777
Sundry taxes payable	2,329,431	1,293,752
Accrued professional service fee	8,205,320	2,158,565
Accrued offering costs	9,164,827	—
Other accrual expenses	28,943,794	5,784,679
	286,078,575	102,308,418

14
Convertible notes, at fair value

Convertible Senior Notes due December 10, 2026 issued by the Company
On December 10, 2021, the Company issued convertible notes due December 10, 2026 (“Maturity Date”) in an aggregate principal amount of US$50,000,000 (“Private Notes”) to certain investors at 2% discount, resulting in cash proceeds of US$49,000,000. The Private Notes bear interest commencing from December 10, 2021, payable semi-annually in arrears on the interest payment dates falling on June 10 and December 10 of each year.
The key terms of Private Notes are summarized as follows:
Interest
For any interest payment period, the Company may, at its option, elect to pay interest on the Private Notes:
(1)
entirely in cash at 7.00% per annum if the Mergers (as defined below in subsequent event) is consummated prior to September 30, 2022, otherwise at 10.00% per annum on or after September 30, 2022;

(2)
entirely by increasing the principal amount of the outstanding Private Notes or by issuing additional Private Notes (“PIK Interest”) having an aggregate principal amount equal to the amount of interest then due and owing at 9.00% per annum if the Mergers is consummated prior to September 30, 2022, otherwise at 12% per annum on or after September 30, 2022.

Note Holders’ conversion right
At any time from (and including) the earlier of (i) September 30, 2022 and (ii) the date of closing of the Mergers until the Maturity Date, each holder of the Private Notes may, in its sole discretion, convert all

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
14
Convertible notes, at fair value (continued)

of its Private Notes into a number of fully paid, validly issued and non-assessable ordinary shares of the Company. The initial conversion price is US$11.50 per share, and subject to changes based on adjustment mechanism provided in the contracts of the Private Notes.
Company’s conversion option
If the Mergers occurs, at any time from the later of the date falling 24 months from December 10, 2021 and the effective date of the documents required by authorities, until the Maturity Date, the Company has the right, at its option, to convert all of the Private Notes outstanding at conversion price provided by the contracts of the Private Notes. The initial conversion price is US$11.50 per share, and subject to changes based on adjustment mechanism provided in the contracts of the Private Notes.
Repurchase
Each holder of a Private Note will have the right, after June 20, 2025, at its election, to require the Company to repurchase all of such holder’s Private Notes for a repurchase price at an amount in cash equal to the principal amount of such Private Notes plus accrued and unpaid interest.
Redemption
The Private Notes may be redeemed at the option of the Company in whole, but not in part, at any time before December 10, 2025, for a cash purchase price equal to the redemption price provided in the contract of the Private Notes based on the different scenarios.
Tax redemption
The Private Notes may be redeemed at the option of the Company in whole, but not in part, at a redemption price equal to 102% of the principal amount, plus accrued and unpaid interest, as a result of any change in tax law.
The Company considered the Private Notes were issued at discount. As a result, The Company made a one-time irrevocable policy election at Private Notes’ inception to elect the fair value option under ASC 825 and measure Private Notes at fair value. The fair value option election is made on an instrument-by-instrument basis. Subsequently, the component of fair value changes relating to the instrument specific credit risk of the Private Note is recognized in other comprehensive (loss)/income. Fair value changes, other than the impact of instrument specific credit risk is recognized in changes in fair value of financial instruments in the Consolidated Statement of Operations.
Replacement of Private Notes
On December 30, 2021, the Private Notes were replaced by convertible senior notes with no change of terms (the “Notes”). On December 30, 2021, such convertible senior notes have been registered on Singapore Exchange Limited under the security registration number US87251CAA45. The Notes bear interest commencing as of December 10, 2021, payable semi-annually in arrears on the interest payment dates falling on June 10 and December 10 of each year, commencing on June 10, 2022. The Notes mature on December 10, 2026.
The Company assessed that there were no changes in fair value of the replacement by the Notes immediately after the replacement compared to the fair value of Private Notes immediately before the replacement on the replacement date. As a result, the Company determined the replacement is subject to modification accounting in accordance with ASC 470-50.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
14
Convertible notes, at fair value (continued)

As of December 31, 2021 and 2020, the balance of convertible notes measured at fair value was summarized as below:
	December 31, 2021	December 31, 2020
Convertible notes, at fair value	318,466,215	—
As of December 31, 2021, the unpaid principal balance of the Convertible Notes was US$ 50,000,000 (equivalent to RMB 318,785,000). The difference between the fair value of the Convertible Notes and the unpaid principal balance of the Convertible Notes was US$ 50,000 (RMB 318,785).
15
Revenue

Revenue consist of the following:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Sales of food and beverage products by Company owned and operated stores	617,226,090	206,036,187	48,081,820
Franchise fees	1,923,149	794,608	426,424
Revenues from other franchise support activities	9,469,639	5,253,776	8,748,859
Revenues from e-commerce sales	14,324,923	—	—
Provision of consumer research service to THRI	428,148	—	—
Total revenues	643,371,949	212,084,571	57,257,103
All of the property and equipment of the Company are physically located in the PRC. The geographical location of customers is based on the location at which the customers operate and all of the Company’s revenue is derived from operations in the PRC for the years ended December 31, 2021, 2020 and 2019.
16
Other income

Other income consists of the following:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Government grants	3,319,871	3,329,009	55,949
VAT exemption	—	—	102,399
Others	156,000	9,779	37,369
Total other income	3,475,871	3,338,788	195,717

17
Share-based Compensation

On March 19, 2019, the Company adopted Share Option Scheme 2019 (“2019 Scheme”).
Under the 2019 Scheme, the Board of Directors has approved that 11,111 ordinary shares are reserved and will be issued pursuant to 2019 Scheme. In accordance with 2019 Scheme, for the purposes of administering this Scheme, the Board may divide such 11,111 ordinary shares into fifty million (50,000,000) individual units with each unit being equivalent to 0.00022222 share.
All share options and restricted share units granted to employees or directors (collectively as “Grantees”) under the Scheme are not exercisable until the completion of the Company’s IPO and are required to render

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
17
Share-based Compensation (continued)

service to the Company in accordance with a stipulated service schedule under which an employee earns an entitlement to vest in 25% of his options or restricted share units granted at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year and 25% at the end of the fifth year. Option and restricted share units granted under the 2019 Scheme are valid and effective for 10 years from the grant date.
Prior to the completion of the IPO, the share options and restricted share units granted to the employees and directors shall be forfeited upon the termination of employment of the employee and directors.
(a) Share options
The Company granted 7,194,000 units (1,599 ordinary shares equivalent), 2,093,000 units (465 ordinary shares equivalent) and 19,334,000 units (4,296 ordinary shares equivalent) of share options to Grantees during the years ended December 31, 2021, 2020 and 2019, respectively.
During the year ended December 31, 2021, the Company granted additional 955,643 units (212 ordinary shares equivalent) of share options under the 2019 Scheme with an exercise price of US$0.60 to the Grantees (“Additional Option”) to settle the accrued bonus of RMB3,769,622 for these employees. The awards cliff vest after three years of service. If employment of the Grantees is terminated (either voluntarily or involuntarily) prior to vesting, a cash payment equal to the cash bonus plus interests at the interest rate of People’s Bank of China for the term commencing on the signing date of Additional Option contract until the cease date is made to the Grantees. Upon vesting of the Additional Option, the cash settlement feature lapses. The award is treated as two separate components: (i) a cash bonus payable in the amount of RMB3,769,622 plus interests, and (ii) 955,643 units of share options with three-year requisite service period.
No options granted are exercisable as of December 31, 2021 and 2020. The following table sets forth the share option activities for the year ended December 31, 2021:
	Number of units	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual years	Aggregate intrinsic value
		US$	US$		US$
Outstanding as of January 1, 2021	20,317,000	0.21	0.12	8.41	6,488,010
Granted	8,149,643	0.60	0.63
Forfeited	(434,901)	0.27	0.16
Outstanding as of December 31, 2021	28,031,742	0.32	0.27	8.01	39,155,628
Expected to be vested as of December 31, 2021	28,031,742	0.32	0.27	8.01	39,155,628

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
17
Share-based Compensation (continued)

Options granted to Grantees were measured at fair value as of the respective grant dates using the Binomial Option Pricing Model with the following assumptions:
	2021	2020	2019
Expected volatility	24.74% – 25.00%	24.51% – 26.99%	20.68% – 20.89%
Risk-free interest rate (per annum)	2.47% – 2.53%	1.01% – 1.12%	1.75% – 2.46%
Exercise multiple	2.50 – 2.80	2.50 – 2.80	2.80
Expected dividend yield	0.00%	0.00%	0.00%
Expected term (in years)	10	6	7
Fair value of underlying unit (4,500 unit = 1 ordinary share)	US$0.88 – US$1.49	US$0.37 – US$0.53	US$0.27
The estimated fair value of the underlying unit at the grant date was estimated by management with the assistant of an independent valuation firm. The income approach involves applying discounted cash flow analysis based on the Company’s projected cash flow using management’s best estimate as of the valuation dates. Estimating future cash flow requires the Company to analyze projected revenue growth, gross margins, operating expense levels, effective tax rates, capital expenditures, working capital requirements, and discount rates. The Company’s projected revenues were based on expected annual growth rates derived from a combination of historical experience and the general trend in this industry. The revenue and cost assumptions used are consistent with the Company’s long-term business plan and market conditions in this industry. The Company also has to make complex and subjective judgments regarding its unique business risks, its limited operating history, and future prospects at the time of grant.
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company’s options in effect at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not intend to pay dividend before the Company becomes profitable. The expected term is calculated from the grant date to estimated IPO date or the contractual term of the option.
(b) Restricted share units
The Company granted 6,000,000 units (1,333 ordinary shares equivalent) of restricted share units to Grantees during the year ended December 31, 2019. No restricted share units were granted or forfeited during the years ended December 31, 2021 and 2020.
No restricted share units granted are exercisable as of December 31, 2021 and 2020.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
17
Share-based Compensation (continued)

The following table sets forth the restricted share units held by the Company’s employees for the year ended December 31, 2021:
	Number of units	Weighted Average Grant Date Fair Value
		US$
Unvested as of January 1, 2021	6,000,000	0.28
Granted	—
Unvested as of December 31, 2021	6,000,000	0.28
Restricted share units granted to Grantees were measured at fair value as of the grant date using the income approach.
Since the share options and restricted share units have both a service condition and a performance condition on the completion of an IPO of the Company, no compensation expense relating to the share options and restricted share units was recorded for the years ended December 31, 2021, 2020 and 2019, because the IPO is not deemed probable. The Company will recognize compensation expenses relating to share options and restricted share units vested cumulatively upon the completion of the Company’s IPO. As of December 31, 2021, the total unrecognized compensation expense associated with share options and restricted share units amounted to RMB60,236,367 of which RMB20,799,553 was based on the degree of service period that had been completed as of December 31, 2021.
(c) Co-investment
On May 1, 2018, the Company entered into share purchase agreements with Chief Executive Officer, Lu Yongchen (“Mr. Lu”), and Chief Marketing Officer, He Bin (“Ms. He”) (“Co-Investment”), pursuant to which Mr. Lu and Ms. He were entitled the option to subscribe for 1,000 and 500 ordinary shares of the Company at a consideration of US$1,000,000 (RMB equivalent 6,726,000) and US$500,000 (RMB equivalent 3,363,000), respectively. The consideration shall be fully paid up within 30 months commencing from May 1, 2018 and the ordinary shares shall be issued upon the receipt of cash consideration. The Co- Investment was accounted for as grant of share options to the two employees and the related compensation expenses was recognized immediately on the grant date of May 1, 2018, because these two employees can pay up the consideration at any time within 30 months and are not required to provide future services. The fair value of the options granted to Mr. Lu and Ms. He on the grant date was US$237 per option.
	Number of shares	Weighted average exercise price	Weighted average remaining contractual years	Aggregate intrinsic value
		US$		US$
Outstanding as of January 1, 2020	1,500	1,000	0.92	862,534
Exercised	(1,500)	1,000
Outstanding as of December 31, 2021 and 2020	—	—	—	—
On October 26, 2020, the cash consideration amounted to US$1,500,000 (equivalent to RMB10,089,000) was fully paid up and the Company issued 1,000 and 500 ordinary shares to L&L Tomorrow Holdings Limited (an entity controlled by Mr. Lu) and Lord Winterfell Limited (an entity controlled by Ms. He), respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
18
Income Taxes

a) Income Tax
Cayman Islands
Under the current laws of the Cayman Islands, the Company is not subject to income tax on income or capital gains. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.
Hong Kong
Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. The first HK$2 million of assessable profits earned by a company will be taxed at 8.25% whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the Company to benefit from the progressive rates. Additionally, upon payments of dividends to the shareholders, no Hong Kong withholding tax will be imposed.
No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2021, 2020 and 2019.
Mainland PRC
The Company’s subsidiaries in Mainland PRC are subject to the PRC Corporate Income Tax Law (“CIT Law”) and are taxed at the statutory income tax rate of 25%, unless a preferential income tax rate is otherwise stipulated.
The components of loss before income taxes are as follows:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Mainland PRC	(371,992,927)	(132,554,844)	(82,951,557)
Hong Kong S.A.R and overseas entities	(10,936,239)	(10,505,323)	(4,877,087)
Total	(382,929,166)	(143,060,167)	(87,828,644)
For the years ended December 31, 2021, 2020 and 2019, there are no current and deferred income tax expenses recorded in the Company’s consolidated financial statements.
Reconciliation of the differences between PRC statutory income tax rate and the Company’s effective income tax rate for the years ended December 31, 2021, 2020 and 2019 are as follows:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
PRC statutory tax rate	(25.0%)	(25.0%)	(25.0%)
Effect of tax rate differential for non-PRC entities	0.7%	1.8%	1.4%
Effect of non-deductible expenses	0.3%	0.8%	1.2%
Change in valuation allowance	24.0%	22.4%	22.4%
Actual income tax rate	—	—	—

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
18
Income Taxes (continued)

b) Deferred income tax assets
	December 31, 2021	December 31, 2020
Operating losses carryforwards	133,725,956	36,613,887
Current contract liabilities	2,230,190	654,751
Non-current contract liabilities	242,622	133,517
Other current liabilities	12,644,968	19,694,841
Property and equipment	250,470	—
Total gross deferred tax assets	149,094,206	57,096,996
Less: valuation allowances	(149,094,206)	(57,096,996)
Net deferred tax assets	—	—
As of December 31, 2021, the Company had net operating loss carry forwards of approximately RMB534,903,824 attributable to the PRC subsidiaries. Tax losses of the subsidiaries in PRC of RMB17,429,438, RMB46,953,288, RMB82,072,823 and RMB388,448,275 will expire, if unused, by year 2023, 2024, 2025 and 2026, respectively.
A valuation allowance is provided against deferred income tax assets when the Company determines that it is more-likely-than-not that the deferred income tax assets will not be utilized in the foreseeable future. In making such determination, the Company evaluates a variety of factors including the Company’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.
As of December 31, 2021 and 2020, the valuation allowance of RMB149,094,206 and RMB57,096,996 were related to the deferred income tax assets of the PRC entities which were in loss position. Since these entities have incurred accumulated net operating losses for income tax purposes since their inception, the Company has provided full valuation allowance for the net deferred income tax assets as of December 31, 2021 and 2020.
Changes in valuation allowance are as follows:
	December 31, 2021	December 31, 2020
Balance at the beginning of the year	57,096,996	25,056,824
Increases in the year	91,997,210	32,040,172
Balance at the end of the year	149,094,206	57,096,996
According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100 thousand. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company’s PRC subsidiaries for the years from establishment (i.e., 2018) to 2021 are open to examination by the PRC tax authorities.
19
Shareholders’ Equity

On May 28, 2018, the Company issued 10,000 ordinary shares to THRI as consideration to acquire the entire issued capital shares of THHK.
On June 12, 2018, the Company issued 90,000 ordinary shares to Pangaea Two Acquisition Holdings XXIIB, Ltd. for a total cash consideration of US$90,000,000, which are to be settled in three equal

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
19
Shareholders’ Equity (continued)

installments in June 2018, 2019 and 2020, respectively. As of December 31, 2020, all the three installments in the amount of US$30,000,000 (RMB equivalent 192,363,000) each, have been received. Issuance cost incurred in connection with the third installment in the amount of RMB1,719,802 was charged against additional paid-in capital.
On October 26, 2020, the Company issued 1,000 and 500 ordinary shares to L&L Tomorrow Holdings Limited (an entity controlled by Mr. Lu Yongchen) and Lord Winterfell Limited (an entity controlled by Chief Marketing Officer, Ms. He Bin), respectively. The cash consideration amounted to US$1,500,000 (equivalent to RMB10,089,000) was fully paid up.
On February 26, 2021, the Company issued 15,013 ordinary shares to Pangaea Two Acquisition Holdings XXIIB, Ltd. at a cash consideration of US$45,000,000 (RMB equivalent 291,393,000). On March 1, 2021, the cash consideration has been fully paid up.
On August 11, 2021, the Board of Directors approved issuance of 178 ordinary shares of the Company to L&L Tomorrow Holdings Limited at a price per share of US$1,000 in lieu of cash bonus to Chief Executive Office, Mr. Lu Yongchen. On August 12, 2021, these shares were issued.
The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.
20
Loss Per Share

Basic and diluted losses per ordinary share for the years ended December 31, 2021, 2020 and 2019 are calculated as follow:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Numerator:
Net loss attributable to shareholders of the Company	(381,721,019)	(141,999,507)	(87,654,186)
Denominator:
Weighted average number of ordinary shares	114,279	100,275	100,000
Basic and diluted net loss per ordinary share (in RMB)	(3,340)	(1,416)	(877)
For the years ended December 31,2021, 2020 and 2019, options granted to purchase 6,229, 4,515 and 4,168 ordinary shares, respectively, and 1,333, 1,333 and 1,333 unvested restricted share units, respectively, granted under 2019 Scheme were excluded from the calculation of diluted net loss per ordinary share as their vesting is contingent upon the satisfaction of a performance condition (i.e. completion of an IPO), which is not considered probable until the event occurs.
For the year ended December 31, 2019, options granted under Co-investment to purchase 1,500 ordinary shares were also excluded from the calculation of diluted net loss per ordinary share as their inclusion would be anti-dilutive.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
21
Fair Value Measurement

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2021:
	As of December 31, 2021			Total Fair Value
	Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Liabilities
Convertible notes	—	—	318,466,215	318,466,215
The table below reflects the reconciliation from the opening balances to the closing balances for recuring fair value measurement of the fair value hierarchy for the year ended December 31, 2021:
Total Fair Value
RMB
Balance as of January 1, 2021	—
Additions	312,092,172
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	5,577,001
Changes in fair value of convertible notes due to instrument-specific credit risk	548,029
Foreign currency translation adjustment	249,013
Balance as of December 31, 2021	318,466,215
The Company measured the fair value of its convertible notes on a recurring basis using significant unobservable (Level 3) inputs as of December 31, 2021.
The convertible notes were measured at fair value as of December 31, 2021 using the Binomial Option Pricing Model with the following assumptions:
	2021
Expected volatility		25.00%
Risk-free interest rate (per annum)		1.10%
Expected dividend yield		0.00%
Bond yield		11.00%
Coupon rate		9.00%
Fair value of the underlying ordinary share	US$	6,079.83
The estimated fair value of the convertible notes as of December 31, 2021 estimated by management with the assistance of an independent valuation firm. The Binomial Option Pricing Model simulate the equity value movement which provide the calculation basis of the convertible notes fair value.
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Notes. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Notes in effect at the Note’s valuation date. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares and the Company does not intend to pay dividend before the Company becomes profitable.
The inputs used in the analysis were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
22
Related Parties

The related parties are summarized as follow:
Cartesian Capital Group, LLC	Ultimate controlling party
Pangaea Two, LP	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIA, Ltd.	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIB, Ltd.	Parent company
Tim Hortons Restaurants International GmbH	Shareholder of the Company
TDL Group Corp	A subsidiary of investor’s ultimate holding company
The material related party transactions are summarized as follows:
		Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Repayment of payments made by Pangaea Two, LP on behalf of the Company	(i)	—	—	517,080
Continuing franchise fee to THRI	(ii)	15,576,324	5,147,252	1,209,660
Upfront franchise fee to THRI	(iii)	24,265,373	4,097,227	1,603,020
Purchase of coffee beans from TDL Group Corp		28,168,228	8,864,342	6,815,762
Provision of consumer research service to THRI		428,148	—	—
Consulting services provided by THRI		—	160,532	443,260

(i)
Pangaea Two, LP paid certain expenses on behalf of the Company for the year ended December 31, 2018 and the Company fully settled the amount in the year ended December 31, 2019.

(ii)
Pursuant to the master development agreement between the Company and THRI, the Company pays continuing franchise fee based on certain percentage of revenue generated from Company owned and operated stores and such continuing franchise fee was recorded in Franchise and royalty expenses.

(iii)
Pursuant to the master development agreement between the Company and THRI, the Company pays upfront franchise fee for each newly opened store to THRI during the term of the master development contract.

As of December 31, 2021 and 2020, the balances of transactions with related parties are set forth below:
Amount due to related parties:
	December 31, 2021	December 31, 2020
TDL Group Corp	7,210,593	4,053,932
Tim Hortons Restaurants International GmbH	6,863,322	3,624,554
Amount due to related parties	14,073,915	7,678,486

23
Subsequent Events

Management has considered subsequent events through April 29, 2022, which was the date the consolidated financial statements were issued.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
23
Subsequent Events (continued)

(a) Merger Agreement and subsequent amendments
On August 13, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Miami Swan Ltd, a wholly-owned subsidiary of the Company which is established for merger purpose (“Merger Sub”) and Silver Crest Acquisition Corporation (“SPAC”). Upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), at the Closing, Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company. Immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, SPAC will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger.
Subject to the terms of the Merger Agreement, at the Closing (the consummation of the Mergers), each ordinary share of SPAC shall be converted automatically into one ordinary share of the Company and each warrant of SPAC shall be converted automatically into a corresponding warrant of the Company exercisable for the Company’s ordinary shares in accordance with its terms.
The proposed transaction is expected to be completed, subject to, satisfaction of the conditions stated in the Merger Agreement and other customary closing conditions.
On March 9, 2022, the Company entered into a series of subsequent amendments to the Merger Agreement and the Voting and Support Agreement, pursuant to which the Company will issue 4,312,500 ordinary shares and 4,450,000 warrants to the Sponsor of the SPAC at the Closing, upon the conversion of the 4,312,500 SPAC class B shares and 4,450,000 private placement warrants held by the Sponsor of the SPAC upon the Closing.
Immediately prior to the effective time of the First Merger, each ordinary share of the Company that is issued shall be subdivided into a number of ordinary shares (“Share Split”). Pursuant to the Merger Agreement, as amended, after the Share Split, the total number of issued and outstanding ordinary shares will be 140,000,000 (including the Company’s existing shareholders’ ordinary shares of 126,555,003, underlying granted option shares and restricted shares of 7,405,464 and as-converted ordinary shares of the convertible bonds of 6,039,533).
(b) Other agreements
On March 8, 2022, the Company entered into Equity Support Agreement with Shaolin Capital Management LLC (“Shaolin Capital”), according to which Shaolin Capital committed to subscribe no more than 5,000,000 ordinary shares by the notification in writing issued by the Company immediately prior to the closing of Mergers, in a private placement for a purchase price of US$10.00 per share. Pursuant to Equity Support Agreement, the Company is obligated to pay US$500,000 cash to Shaolin Capital, regardless of consummation or termination of Equity Support Agreement.
On March 9, 2022, the Company entered into Subscription Agreement with certain investors, according to which, these investors agree to subscribe 4,450,000 ordinary shares in total for a purchase price of US$10.00 per share, contingent on the closing of the Mergers. Pursuant to Subscription Agreement, the Company agrees that it will, substantially concurrently with and contingent upon the closing of Subscription Agreement, issue to three investors, who respectively agrees to invest US$10,000,000, in total of additional 600,000 ordinary shares and 1,200,000 warrants at nil consideration.
On March 11, 2022, the Company entered into Ordinary Share Purchase Agreement with CF Principal Investments LLC (“CF”), according to which, based on the Company’s notification from time to time, CF

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
23
Subsequent Events (continued)

will purchase from the Company, up to US$100,000,000 in aggregate gross purchase price of newly issued ordinary shares during the 36 months counting from the effective date of initial registration statements filed with Securities and Exchange Commission. Pursuant to Ordinary Share Purchase Agreement, the Company shall issue US$3,000,000 worth of ordinary shares to CF at nil consideration on the closing date of this agreement.
(c) Impact of epidemic prevention measures on the Company’s business since March 2022
Beginning in March 2022, the outbreak of the Omicron variant of COVID-19 and the zero-tolerance epidemic prevention measures undertaken in certain cities, including Shanghai, in which the Company operates, have caused significant disruptions to the Company’s operations in those cities. These include the temporary closure of certain stores, shortage of production, service and delivery staff, and decreased supply of raw materials and intermediary products. During this period, the Company continued to offer home-delivery services through group purchases and e-commerce sales, which mitigated the impact of the disruptions to some extent. However, the severity of the impact of the COVID-19 pandemic on the Chinese economy and the Company’s results of operations, cash flows and financial position is highly uncertain and difficult to predict.
24
Parent Only Financial Information

The following condensed parent company financial information of TH International Limited has been prepared using the same accounting policies as set out in the accompanying consolidated financial information. As of December 31, 2021 and 2020, there were no material contingencies, significant provisions of long-term obligations or guarantees of TH International Limited, except for those, which have been separately disclosed in the consolidated financial information.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
24
Parent Only Financial Information (continued)

a)
Condensed Balance Sheets

	As of December 31
	2021	2020
	RMB	RMB
ASSETS
Current assets
Cash	313,302,959	8,264,585
Prepaid expenses and other current assets	18,475,035	1,372,519
Amounts due from subsidiaries	844,195,206	568,501,401
Total current assets	1,175,973,200	578,138,505
Non-current assets
Intangible assets, net	52,333,871	56,821,004
Total non-current assets	52,333,871	56,821,004
Total assets	1,228,307,071	634,959,509
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Amounts due to subsidiaries	564,973,350	206,408,572
Other current liabilities	9,329,205	263,569
Total current liabilities	574,302,555	206,672,141
Non-current liabilities
Convertible notes, at fair value	318,466,215	—
Total non-current liabilities	318,466,215	—
Total liabilities	892,768,770	206,672,141
Shareholders’ equity
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 116,691 shares and 101,500 shares issued and outstanding as of December 31, 2021 and 2020, respectively)	7,497	6,513
Additional paid-in capital	937,315,273	644,906,635
Subscription receivables	—	—
Accumulated losses	(637,528,160)	(255,807,141)
Accumulated other comprehensive income	35,743,691	39,181,361
Total shareholders’ equity	335,538,301	428,287,368
Total liabilities and shareholders’ equity	1,228,307,071	634,959,509

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
24
Parent Only Financial Information (continued)

b)
Condensed Statements of Operations

	Year ended December 31
	2021	2020	2019
	RMB	RMB	RMB
General and administrative expenses	1,976,807	6,862,862	2,444,602
Franchise and royalty expenses	3,223,700	3,447,050	3,447,200
Total costs and expenses	5,200,507	10,309,912	5,891,802
Operating loss	(5,200,507)	(10,309,912)	(5,891,802)
Equity in loss of subsidiaries	(370,940,089)	(131,640,926)	(82,945,076)
Interest income	—	804	1,182,692
Foreign currency transaction loss	(3,422)	(49,473)	—
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	(5,577,001)	—	—
Loss before income taxes	(381,721,019)	(141,999,507)	(87,654,186)
Income tax expenses	—	—	—
Net loss	(381,721,019)	(141,999,507)	(87,654,186)

c)
Condensed Statements of Comprehensive Loss

	Year ended December 31
	2021	2020	2019
	RMB	RMB	RMB
Net loss	(381,721,019)	(141,999,507)	(87,654,186)
Other comprehensive (loss) / income
Fair value changes of convertible notes due to in instrument- specific credit risk	(548,029)	—	—
Foreign currency translation adjustment, net of nil income taxes	(2,889,641)	2,788,426	19,068,426
Total comprehensive loss	(385,158,689)	(139,211,081)	(68,585,760)

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
24
Parent Only Financial Information (continued)

d)
Condensed Statements of Cash Flows

	Year ended December 31
	2021	2020	2019
	RMB	RMB	RMB
Net cash used in operating activities	(703,479)	(8,690,319)	(2,605,934)
Net cash used in investing activities	(294,708,897)	(322,209,625)	(242,266,500)
Net cash provided by financing activities	597,662,648	221,124,998	206,802,000
Effect of foreign currency exchange rate changes on cash	2,788,102	(10,113,157)	3,209,758
Net increase / (decrease) in cash	305,038,374	(119,888,103)	(34,860,676)
Cash at beginning of year	8,264,585	128,152,688	163,013,364
Cash at end of year	313,302,959	8,264,585	128,152,688
Supplemental disclosure of non-cash investing and financing activities:
Accrued offering costs paid by subsidiaries of TH International Limited	3,623,684	—	—

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(Expressed in Renminbi Yuan)
	Note	As of June 30, 2022	As of December 31, 2021
		RMB	RMB
ASSETS
Current assets
Cash		285,134,069	390,837,386
Accounts receivable	2	7,792,999	9,817,292
Inventories	3	55,172,549	42,479,403
Prepaid expenses and other current assets	4	155,296,724	142,838,295
Total current assets		503,396,341	585,972,376
Non-current assets
Property and equipment, net	5	583,340,518	554,015,231
Intangible assets, net	6	80,883,046	77,593,680
Other non-current assets	7	69,778,697	67,311,223
Total non-current assets		734,002,261	698,920,134
Total assets		1,237,398,602	1,284,892,510
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank borrowings	8	426,578,071	192,055,323
Accounts payable		52,410,514	60,952,491
Contract liabilities	9	17,950,836	14,129,311
Amount due to related parties	18	25,611,930	14,073,915
Other current liabilities	12	281,069,056	286,078,575
Total current liabilities		803,620,407	567,289,615
Non-current liabilities
Long-term bank borrowings	8	9,743,452	11,903,452
Convertible notes, at fair value	13	355,704,200	318,466,215
Contract liabilities – non-current	9	1,247,450	970,486
Other non-current liabilities		53,918,757	46,858,492
Other liabilities		285,429	309,214
Total non-current liabilities		420,899,288	378,507,859
Total liabilities		1,224,519,695	945,797,474
Shareholders’ equity
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 116,855 shares and 116,691 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)		7,508	7,497
Additional paid-in capital		947,279,747	937,315,273
Accumulated losses		(961,925,166)	(637,528,160)
Accumulated other comprehensive income		26,440,358	35,743,691
Total equity attributable to shareholders of the Company		11,802,447	335,538,301
Non-controlling interests		1,076,460	3,556,735
Total shareholders’ equity		12,878,907	339,095,036
Commitments and Contingencies	10
Total liabilities and shareholders’ equity		1,237,398,602	1,284,892,510
See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Expressed in Renminbi Yuan)
		Three months ended June 30,		Six months ended June 30,
	Note	2022	2021	2022	2021
		RMB	RMB
Revenues	14
Company owned and operated stores		164,533,517	130,521,641	375,578,999	229,869,554
Other revenues		14,673,375	5,295,058	28,284,857	7,396,527
Total revenues		179,206,892	135,816,699	403,863,856	237,266,081
Costs and expenses, net
Company owned and operated stores
Food and packaging (including cost of Company owned and operated stores from transactions with a related party of RMB 4,653,176 and RMB4,427,951 for the three months ended June 30, 2022 and 2021, respectively, and RMB10,534,168 and RMB7,360,272 for the six months ended June 30, 2022 and 2021, respectively)		58,894,729	44,135,662	128,465,658	76,575,145
Rental expenses		48,736,898	31,265,543	98,014,162	58,410,380
Payroll and employee benefits		64,367,012	36,185,496	136,165,843	67,897,118
Delivery costs		13,274,671	7,821,379	28,108,849	13,454,920
Other operating expenses (including service fee from transactions with a related party of RMB1,801,623 and nil for the three months ended June 30, 2022 and 2021, respectively, and RMB1,901,623 and nil for the six months ended June 30, 2022 and 2021, respectively)		54,320,905	35,582,291	118,994,258	57,088,911
Company owned and operated store costs and expenses		239,594,215	154,990,371	509,748,770	273,426,474
Costs of other revenues		8,212,604	2,878,041	16,994,459	4,641,475
Marketing expenses		19,163,087	7,057,070	31,864,468	15,213,101
General and administrative expenses		63,011,835	38,338,036	113,517,875	67,040,378
Franchise and royalty expenses (including franchise and royalty expenses from transactions with a related party of RMB 5,617,286 and RMB3,407,914 for the three months ended June 30, 2022 and 2021, respectively, and RMB12,653,983 and RMB5,991,039 for the six months ended June 30, 2022 and 2021, respectively)		6,450,199	4,932,896	14,280,433	8,329,084
Other operating costs and expenses		2,055,179	65,915	4,567,830	65,915
Loss on disposal of property and equipment		1,956,631	741,140	7,359,776	741,140
Impairment losses of long-lived assets		3,580,123	—	5,472,545	—
Other income		381,947	24,135	595,524	37,918
Total costs and expenses, net		343,641,926	208,979,334	703,210,632	369,419,649
Operating loss		(164,435,034)	(73,162,635)	(299,346,776)	(132,153,568)
See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Expressed in Renminbi Yuan)
		Three months ended June 30,		Six months ended June 30,
	Note	2022	2021	2022	2021
		RMB	RMB
Interest income		147,879	180,936	334,343	265,514
Interest expenses		(3,397,885)	—	(6,017,747)	—
Foreign currency transaction gain/(loss)		464,702	(3,464,513)	(768,309)	(940,802)
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	20	(8,394,889)	—	(21,078,792)	—
Loss before income taxes		(175,615,227)	(76,446,212)	(326,877,281)	(132,828,856)
Income tax expenses	16	—	—	—	—
Net loss		(175,615,227)	(76,446,212)	(326,877,281)	(132,828,856)
Less: Net (loss)/income attributable to non-controlling interests		(1,834,547)	555,097	(2,480,275)	(446,675)
Net loss attributable to shareholders of the Company		(173,780,680)	(77,001,309)	(324,397,006)	(132,382,181)
Basic and diluted loss Per Ordinary Share	17	(1,489)	(688)	(2,780)	(1,183)
See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(Expressed in Renminbi Yuan)
		Three months ended June 30,		Six months ended June 30,
	Note	2022	2021	2022	2021
		RMB	RMB
Net loss		(175,615,227)	(76,446,212)	(326,877,281)	(132,828,856)
Other comprehensive income
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes		1,566,214	—	1,236,102	—
Foreign currency translation adjustment, net of nil income taxes		(11,024,589)	(2,719,401)	(10,539,435)	(1,085,003)
Total comprehensive loss		(185,073,602)	(79,165,613)	(336,180,614)	(133,913,859)
Less: Comprehensive (loss)/income attributable to non-controlling interests		(1,834,547)	555,097	(2,480,275)	(446,675)
Comprehensive loss attributable to shareholders of the Company		(183,239,055)	(79,720,710)	(333,700,339)	(133,467,184)
See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(Expressed in Renminbi Yuan)
	Six months ended June 30,
	2022	2021
	RMB	RMB
Cash flow from operating activities:
Net cash used in operating activities	(154,942,269)	(114,727,468)
Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(180,354,474)	(121,277,187)
Proceeds from disposal of property and equipment	—	41,000
Net cash used in investing activities	(180,354,474)	(121,236,187)
Cash flows from financing activities:
Proceeds from bank borrowings	403,890,265	—
Repayment of bank borrowings	(171,527,517)	—
Payment of offering costs	(5,756,845)	(3,923,040)
Proceeds from issuance of ordinary shares	—	291,393,000
Net cash provided by financing activities	226,605,903	287,469,960
Effect of foreign currency exchange rate changes on cash	2,987,523	(1,377,805)
Net (decrease)/increase in cash	(105,703,317)	50,128,500
Cash at beginning of the period	390,837,386	174,873,739
Cash at end of the period	285,134,069	225,002,239
Supplemental disclosure of non-cash investing and financing activities:
Payable for acquisition of property and equipment	94,408,551	66,434,687
Accrued offering costs	34,715,220	—
Issuance of ordinary shares to settle bonus payable	1,057,374	—
See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
1
Summary of Significant Accounting Policies

Basis of Preparation
The accompanying unaudited condensed consolidated financial statements of TH International Limited and its subsidiaries (“the Company”) have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the United States Securities and Exchange Commission. The consolidated balance sheet as of December 31, 2021 was derived from the audited consolidated financial statements of the Company. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company as of and for the year ended December 31, 2021.
In the opinion of the management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of June 30, 2022, the results of operations for the three months and six months ended June 30, 2022 and 2021, and cash flows for the six months ended June 30, 2022 and 2021, have been made.
The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the recoverability of deferred tax assets, fair value of share-based compensation and fair value of convertible notes.
Risks and Concentration
Foreign exchange risk
As the Company’s principal activities are carried out in PRC, the Company’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’ Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’ Bank of China that are determined largely by supply and demand.
The management does not expect that there will be any significant currency risk for the Company during the reporting periods.
Concentration of credit risk
The Company’s credit risk primarily arises from cash, prepaid expenses and other current assets and accounts receivable. The bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Hong Kong are insured by the government authorities up to RMB500,000 and HKD500,000, respectively. Total bank deposits are insured by the government authority with amounts up to RMB10,975,502 and RMB7,266,814 as of June 30, 2022 and December 31, 2021, respectively.
The Company expects that there is no significant credit risk associated with the cash which are held by reputable financial institutions. The Company believes that it is not exposed to unusual risks as these financial institutions have high credit quality.
The Company has no significant concentrations of credit risk with respect to its prepaid expenses and other current assets.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
1
Summary of Significant Accounting Policies (continued)

Accounts receivable are unsecured and are primarily derived from revenue earned from sub-franchisees. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.
Concentration of operating risk
The Company owns, operates and franchises stores in the PRC, including Hong Kong and Macau under the “Tim Hortons” brand. Such business activities are solely dependent upon its master development agreement with Tim Hortons Restaurants International GmbH (“THRI”). The Company’s failure to comply its master development agreement with THRI would have a material adverse effect on its financial condition, results of operations, and cash flows.
Concentration of Cash
Cash at bank is deposited in financial institutions at below locations:
	June 30, 2022	December 31, 2021
Cash on hand	96,371	132,127
Financial institutions in the mainland of the PRC
– Denominated in RMB	207,761,778	30,060,065
– Denominated in USD	932,015	45,514,330
Total cash balances held at mainland PRC financial institutions	208,693,793	75,574,395
Financial institutions in Hong Kong Special Administrative Region (“HK S.A.R.”)
– Denominated in RMB	31,906,333	—
– Denominated in USD	41,498,839	1,827,905
Total cash balances held at the HK S.A.R. financial institutions	73,405,172	1,827,905
Financial institutions in Cayman
– Denominated in USD	2,938,733	313,302,959
Total cash balances held at the Cayman financial institutions	2,938,733	313,302,959
Total cash balances held at financial institutions	285,037,698	390,705,259
Total cash balances	285,134,069	390,837,386

2
Accounts Receivable

Accounts receivable consist of the following:
	June 30, 2022	December 31, 2021
Accounts receivable	7,792,999	9,817,292
Less: allowance for doubtful accounts	—	—
Accounts receivable, net	7,792,999	9,817,292

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
3
Inventories

Inventories consist of the following:
	June 30, 2022	December 31, 2021
Food and beverage	43,754,548	31,858,814
Merchandise for e-commerce sales	7,344,391	6,927,512
Others	4,073,610	3,693,077
	55,172,549	42,479,403

4
Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:
	June 30, 2022	December 31, 2021
Creditable input VAT	50,230,428	50,212,274
Short-term deposits	4,970,313	4,161,725
Receivables from payment processors and aggregators	9,133,991	17,701,386
Prepaid rental expenses	19,722,846	26,855,976
Prepaid insurance expenses	—	859,319
Prepaid marketing expenses	12,448,492	14,666,752
Deferred offering costs	50,026,066	18,475,035
Others	8,764,588	9,905,828
	155,296,724	142,838,295

5
Property and Equipment, Net

Property and equipment, net, consist of the following:
	June 30, 2022	December 31, 2021
Furniture and office equipment	49,104,093	44,636,186
Kitchen equipment	162,663,906	151,405,306
Software	35,909,835	30,171,796
Leasehold improvements	463,766,989	408,353,529
Construction in progress	24,601,908	15,747,154
Property and equipment, gross	736,046,731	650,313,971
Less: accumulated depreciation	(152,706,213)	(96,298,740)
Property and equipment, net	583,340,518	554,015,231
Depreciation and amortization related to property and equipment was RMB31,512,916 and RMB13,452,016 for the three months ended June 30, 2022 and 2021, respectively, and RMB60,781,658 and RMB24,332,073 for the six months ended June 30, 2022 and 2021, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
6
Intangible Assets, Net

Intangible assets, net consist of the following:
	Weighted- Average Amortization Period (years)	June 30, 2022	December 31, 2021
Franchise right – authorized by THRI	20	67,114,000	63,757,000
Franchise right – upfront franchise fees	2 – 14	32,709,502	28,156,287
Less: accumulated amortization		(18,940,456)	(14,319,607)
Intangible assets, net		80,883,046	77,593,680
Amortization of intangible assets was RMB1,902,596 and RMB1,239,903 for the three months ended June 30, 2022 and 2021, respectively, and RMB3,956,314 and RMB2,338,038 for six months ended June 30, 2022 and 2021, respectively.
The estimated future amortization expenses related to the intangible assets are set forth as follows:
Six months ending December 31,2022	5,949,065
Year ending December 31, 2023	8,521,450
2024	8,419,550
2025	8,154,799
2026	7,030,513
Thereafter	42,807,669
80,883,046

7
Other Non-Current Assets

Other non-current assets consist of the following:
	June 30, 2022	December 31, 2021
Long-term rental deposits	69,778,697	67,311,223

8
Bank Borrowings

Short-term bank borrowings:
	June 30, 2022	December 31, 2021
Short-term borrowings under credit facility agreements	421,700,071	188,959,323
Long-term borrowings under credit facility agreements due within one year	4,878,000	3,096,000
	426,578,071	192,055,323
Long-term bank borrowings:
	June 30, 2022	December 31, 2021
Borrowings under credit facility agreements	9,743,452	11,903,452

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
8
Bank Borrowings (continued)

In year 2021, the Company’s subsidiaries entered into RMB denominated credit facility agreements with certain commercial banks in the PRC, which allow the Company to draw down borrowings up to RMB320,000,000 for daily operation purposes and RMB50,000,000 for payments associated with design, build out and furnishing of new stores.
In February 2022, the Company’s subsidiaries entered into USD denominated credit facility agreements with certain commercial banks in the PRC, which allow the Company to draw down borrowings up to USD10,000,000 for daily operation purposes.
In year 2022, the Company’s subsidiaries entered into RMB denominated credit facility agreements with certain commercial banks in the PRC, which allow the Company to draw down borrowings up to RMB350,000,000 for daily operation purposes.
As of June 30, 2022, the outstanding short-term bank borrowings balance under those credit facility agreements bore interest rates ranging from 3.85% to 4.5% per annum.
As of June 30, 2022, the outstanding long-term bank borrowings balance under those credit facility agreement bore an interest rate of 4.2% per annum.
As of June 30, 2022, the unused credit limits under credit facility agreements were RMB343,535,047.
The aggregate maturities of the above long-term bank borrowings for each year subsequent to June 30, 2022 are summarized as follows:
RMB
Six months ending December 31,2022	—
Year ending December 31, 2023	3,330,000
2024	6,179,452
Thereafter	234,000
9,743,452

9
Contract Liabilities

Contract liabilities as of June 30, 2022 and December 31, 2021 were as follows:
	June 30, 2022	December 31, 2021
Deferred revenue related to customer loyalty program	9,667,359	8,312,436
Advance from customers related to coupons and gift cards	7,976,891	5,208,549
Deferred revenue related to upfront franchise fees	306,586	230,968
Deferred revenue related to marketing services	—	377,358
	17,950,836	14,129,311
Contract liabilities — non-current as of June 30, 2022 and December 31, 2021 were as follows:
	June 30, 2022	December 31, 2021
Deferred revenue related to upfront franchise fees	1,247,450	970,486

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
9
Contract Liabilities (continued)

Contract liabilities primarily consist of deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards. The deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards are expected to be recognized as revenue in the next 12 months from the balance sheet date.
As of June 30, 2022, the Company had RMB1,554,036 of deferred revenues related to upfront franchise fees which are expected to be recognized as revenues over the remaining contract periods of each individual franchise agreement and of which RMB306,586 is expected to be recognized in the next 12 months, RMB1,247,450 is expected to be recognized in next 2 to 10 years.
Revenue recognized that was included in the contract liability balance at the beginning of each period amounted to RMB1,782,352 and RMB1,174,540 for the three months ended June 30, 2022 and 2021, respectively, and RMB6,080,959 and RMB1,673,331 for the six months ended June 30, 2022 and 2021, respectively.
The Company has elected, as a practical expedient not to disclose the value of remaining performance obligations associated with sales-based royalty promised to sub-franchisees in exchange for franchise right and other related services.
10
Commitments and Contingencies

Pursuant to the master development agreement between the Company and THRI, the Company is required to pay an upfront franchise fee for each Company owned and operated store and franchise store, and a continuing franchise fee for each Company owned and operated store and franchise store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened. The upfront franchise fee and continuing franchise fee were RMB1,880,059 and RMB5,617,286 for the three months ended June 30, 2022 and RMB5,788,067 and RMB3,407,914 for the three months ended June 30, 2021, respectively, and RMB4,553,215 and RMB12,653,983 for the six months ended June 30, 2022 and RMB7,835,031 and RMB5,991,039 for the six months ended June 30, 2021, respectively. The outstanding accrued franchise fee due to THRI were RMB11,249,927 and RMB6,863,322 as of June 30, 2022 and December 31, 2021, respectively, which was recorded as amount due to related parties in the Unaudited Condensed Consolidated Balance Sheets.
11
Leases

The Company leases building, office space and motor vehicles, and most leases provide for fixed monthly payment, certain leases also include provisions for contingent rent, determined as a percentage of sales.
Scheduled future minimum lease payments for each of the five years and thereafter for non-cancelable operating leases for existing stores with initial or remaining lease terms in excess of one year as of June 30, 2022 are summarized as follows:
Operating lease commitments
Six months ending December 31, 2022	94,994,653
Year ending December 31, 2023	191,028,993
2024	192,407,833
2025	175,930,862
2026	134,116,629
Thereafter	310,807,678
1,099,286,648

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
11
Leases (continued)

The details of rental expenses for the six months ended June 30, 2022 and 2021 are set forth below:
	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Minimum	49,348,521	30,932,184	99,878,310	58,429,238
Contingent	2,460,075	1,604,110	5,987,800	2,713,909
Rent reduction related to COVID-19	(2,215,414)	—	(2,215,414)	—
	49,593,182	32,536,294	103,650,696	61,143,147
The Company charged rental expenses of RMB48,736,898 and RMB31,265,543 into store rental expenses for the three months ended June 30, 2022 and 2021, respectively, and RMB98,014,162 and RMB58,410,380 into rental expenses for the six months ended June 30, 2022 and 2021, respectively. The Company also charged rental expenses of RMB2,915,950 and RMB1,270,751 into general and administrative expenses for the three months ended June 30, 2022 and 2021, respectively, and RMB5,636,534 and RMB2,732,767 into general and administrative expenses for the six months ended June 30, 2022 and 2021, respectively.
As of June 30, 2022 and December 31, 2021, accrued operating lease charges of RMB48,474,213 and RMB42,972,018 were classified as other non-current liabilities in the Company’s Unaudited Condensed Consolidated Balance Sheet.
12
Other Current Liabilities

Other current liabilities consist of the following:
	June 30, 2022	December 31, 2021
Accrued payroll and employee-related costs	53,712,816	47,194,542
Payable for acquisition of property and equipment	94,408,551	172,981,034
Guarantee deposits	7,540,181	6,620,000
Accrued marketing expenses	10,539,000	10,639,627
Sundry taxes payable	3,069,120	2,329,431
Accrued professional service fees	5,855,761	8,205,320
Accrued offering costs	34,715,220	9,164,827
Accrued rental expenses	23,361,805	3,210,387
Other accrual expenses	47,866,602	25,733,407
	281,069,056	286,078,575

13
Convertible Notes, at fair value

As of June 30, 2022 and December 31, 2021, the balance of convertible notes measured at fair value was summarized as below:
	June 30, 2022	December 31, 2021
Convertible notes, at fair value	355,704,200	318,466,215

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
13
Convertible Notes, at fair value (continued)

As of June 30, 2022 and December 31, 2021, the unpaid principal balance of the Convertible Notes was US$ 50,000,000 (equivalent to RMB335,570,000 and RMB318,785,000). The difference between the fair value of the Convertible Notes and the unpaid principal balance of the Convertible Notes were US$3,000,000 (RMB 20,134,200) and US$50,000 (RMB318,785) as of June 30, 2022 and December 31, 2021, respectively.
14
Revenues

Revenues consist of the following:
	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Sales of food and beverage products by Company owned and operated stores	164,533,517	130,521,641	375,578,999	229,869,554
Franchise fees	1,186,258	597,309	2,140,668	917,767
Revenues from other franchise support activities	3,015,430	2,833,721	6,158,984	4,530,928
Revenue from e-commerce sales	10,471,687	1,864,028	19,985,205	1,947,832
Total revenues	179,206,892	135,816,699	403,863,856	237,266,081
All of the property and equipment of the Company are physically located in the PRC. The geographical location of customers is based on the location at which the customers operate and all of the Company’s revenue is derived from operations in the PRC for the three months and six months ended June 30, 2022 and 2021.
15
Share-based Compensation

Share options
The Company granted 1,643,500 units (365 ordinary shares equivalent) and 4,287,000 units (953 ordinary shares equivalent) of share options to employees or directors (collectively as “Grantees”) during the three months ended June 30, 2022 and 2021, respectively, and 1,643,500 units (365 ordinary shares equivalent) and 4,287,000 units (953 ordinary shares equivalent) of share options to the Grantees during the six months ended June 30, 2022 and 2021, respectively.
During the six months ended June 30, 2022, the Company granted additional 460,756 units (102 ordinary shares equivalent) of share options to the Grantees under Share Option Scheme 2019 (“2019 Scheme”) with an exercise price of US$1.20 to the Grantees (“Additional Option”) to settle the accrued bonus of RMB3,520,177 for these employees. The awards cliff vest after three years of service. If employment of the Grantees is terminated (either voluntarily or involuntarily) prior to vesting, a cash payment equal to the cash bonus plus interest at the interest rate of People’s Bank of China for the term commencing on the signing date of Additional Option contract until the cease date is made to the Grantees. Upon vesting of the Additional Option, the cash settlement feature lapses. The award is treated as two separate components: (i) a cash bonus payable in the amount of RMB3,520,177 plus interest, and (ii) 460,756 units of share options with three-year pre-requisite service period.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
15
Share-based Compensation (continued)

No options granted are exercisable as of June 30, 2022. The following table sets forth the share option activities for the six months ended June 30, 2022, respectively:
	Number of units	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual years	Aggregate intrinsic value
		US$	US$		US$
Outstanding as of January 1, 2022	28,031,742	0.32	0.27	8.01	39,155,628
Granted	2,104,256	1.09
Forfeited	(331,973)	0.60
Outstanding as of June 30, 2022	29,804,025	0.37	0.31	7.26	44,278,063
Expected to be vested as of June 30, 2022	29,804,025	0.37	0.31	7.26	44,278,063
Options granted to Grantees were measured at fair value as of the respective grant dates using the Binomial Option Pricing Model with the following assumptions:
Six months ended June 30, 2022
Expected volatility	25.00%
Risk-free interest rate (per annum)	2.50% – 2.80%
Exercise multiple	2.50 – 2.80
Expected dividend yield	0.00%
Expected term (in years)	10
Fair value of underlying unit (4,500 unit = 1 ordinary share)	US$1.86
The estimated fair value of the underlying unit at the grant date was estimated by management with the assistant of an independent valuation firm. The income approach involves applying discounted cash flow analysis based on the Company’s projected cash flow using management’s best estimate as of the valuation dates. Estimating future cash flow requires the Company to analyze projected revenue growth, gross margins, operating expense levels, effective tax rates, capital expenditures, working capital requirements, and discount rates. The Company’s projected revenues were based on expected annual growth rates derived from a combination of historical experience and the general trend in this industry. The revenue and cost assumptions used are consistent with the Company’s long-term business plan and market conditions in this industry. The Company also has to make complex and subjective judgments regarding its unique business risks, its limited operating history, and future prospects at the time of grant.
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company’s options in effect at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not intend to pay dividend before the Company becomes profitable. The expected term is calculated from the grant date to the contractual term of the option.
Since the share options and restricted share units have both a service condition and a performance condition on the completion of an IPO of the Company, no compensation expense relating to the share

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
15
Share-based Compensation (continued)

options and restricted share units was recorded for the three-month periods and six-month periods ended June 30, 2022 and 2021, because the IPO is not deemed probable. The Company will recognize compensation expenses relating to share options and restricted share units vested cumulatively upon the completion of the Company’s IPO. As of June 30, 2022, the total unrecognized compensation expense associated with share options and restricted share units amounted to RMB67,231,067 of which RMB27,901,063 was based on the degree of service period that had been completed as of June 30, 2022.
16
Income Taxes

The statutory income tax rate for the Company’s subsidiaries in Mainland PRC is 25% for the six months ended June 30, 2022 and 2021. The effective income tax rate for the six months ended June 30, 2022 and 2021 was nil. The effective income tax rate for the six months ended June 30, 2022 and 2021 differs from the PRC statutory income tax rate of 25% primarily due to the recognition of full valuation allowance for deferred income tax assets of loss-making entities.
17
Loss Per Share

Basic and diluted losses per ordinary share for the six months ended June 30, 2022 and 2021 are calculated as follow:
	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Numerator:
Net loss attributable to shareholders of the Company	(173,780,680)	(77,001,309)	(324,397,006)	(132,382,181)
Denominator:
Weighted average number of ordinary shares	116,703	111,868	116,697	111,868
Basic and diluted net loss per ordinary share (in RMB)	(1,489)	(688)	(2,780)	(1,183)
For the three months and six months ended June 30, 2022 and 2021, options granted to purchase 6,623 ordinary shares and 5,601 ordinary shares, respectively, and 1,333 and 1,333 unvested restricted share units, respectively, granted under 2019 Scheme were excluded from the calculation of diluted net loss per ordinary share as their vesting is contingent upon the satisfaction of a performance condition (i.e. completion of an IPO), which is not considered probable until the event occurs.
18
Related Parties

The related parties are summarized as follow:
Cartesian Capital Group, LLC	Ultimate controlling party
Pangaea Two, LP	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIA, Ltd.	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIB, Ltd.	Parent company
Tim Hortons Restaurants International GmbH	Shareholder of the Company
TDL Group Corp	A subsidiary of investor’s ultimate holding company
Pangaea Data Tech (Shanghai) Co., Ltd	A subsidiary of investor’s ultimate holding company

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
18
Related Parties (continued)

The material related party transactions are summarized as follows:
	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Continuing franchise fee to Tim Hortons Restaurants International GmbH(i)	5,617,286	3,407,914	12,653,983	5,991,039
Upfront franchise fee to Tim Hortons Restaurants International GmbH(ii)	1,880,059	5,788,067	4,553,215	7,835,031
Purchase of coffee beans from TDL Group Corp	2,303,403	9,985,278	18,015,982	13,192,935
Services provided by Pangaea Data Tech (Shanghai) Co., Ltd	3,282,378	—	3,382,378	—

(i)
Pursuant to the master development agreement between the Company and THRI, the Company pays continuing franchise fee based on certain percentage of revenue generated from Company owned and operated stores and such continuing franchise fee was recorded in Franchise and royalty expenses.

(ii)
Pursuant to the master development agreement between the Company and THRI, the Company pays upfront franchise fee for each newly opened store to THRI during the term of the master development contract.

As of June 30, 2022 and December 31, 2021, the balances of transactions with related parties are set forth below:
Amount due to related parties:
	June 30, 2022	December 31, 2021
TDL Group Corp	12,631,248	7,210,593
Tim Hortons Restaurants International GmbH	11,249,927	6,863,322
Pangaea Data Tech (Shanghai) Co., Ltd	1,730,755	—
Amounts due to related parties	25,611,930	14,073,915

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
19
Changes in Shareholders’ Equity

	Ordinary shares		Additional paid-in capital	Subscription receivables	Accumulated losses	Accumulated other comprehensive income	Total equity attributable to shareholders of the Company	Non- controlling interests	Total shareholders’ equity
	Number of shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at March 31, 2021	116,513	7,485	936,298,663	—	(311,188,013)	40,815,759	665,933,894	3,763,110	669,697,004
Net loss	—	—	—	—	(77,001,309)	—	(77,001,309)	555,097	(76,446,212)
Other comprehensive income	—	—	—	—	—	(2,719,401)	(2,719,401)	—	(2,719,401)
Balance at June 30, 2021	116,513	7,485	936,298,663	—	(388,189,322)	38,096,358	586,213,184	4,318,207	590,531,391
Balance at March 31, 2022	116,691	7,497	937,315,273	—	(788,144,486)	35,898,733	185,077,017	2,911,007	187,988,024
Net loss	—	—	—	—	(173,780,680)	—	(173,780,680)	(1,834,547)	(175,615,227)
Fair value changes of convertible notes due to instrument-specific credit risk	—	—	—	—	—	1,566,214	1,566,214	—	1,566,214
Other comprehensive income	—	—	—	—	—	(11,024,589)	(11,024,589)	—	(11,024,589)
Issuance of shares(i)	164	11	9,964,474	—	—	—	9,964,485	—	9,964,485
Balance at June 30, 2022	116,855	7,508	947,279,747	—	(961,925,166)	26,440,358	11,802,447	1,076,460	12,878,907
	Ordinary shares		Additional paid-in capital	Subscription receivables	Accumulated losses	Accumulated other comprehensive income	Total equity attributable to shareholders of the Company	Non- controlling interests	Total shareholders’ equity
	Number of shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2021	101,500	6,513	644,906,635	—	(255,807,141)	39,181,361	428,287,368	4,764,882	433,052,250
Net loss	—	—	—	—	(132,382,181)	—	(132,382,181)	(446,675)	(132,828,856)
Other comprehensive income	—	—	—	—	—	(1,085,003)	(1,085,003)	—	(1,085,003)
Settlement of subscription receivable(ii)	15,013	972	291,392,028	—	—	—	291,393,000	—	291,393,000
Balance at June 30, 2021	116,513	7,485	936,298,663	—	(388,189,322)	38,096,358	586,213,184	4,318,207	590,531,391
Balance at January 1, 2022	116,691	7,497	937,315,273	—	(637,528,160)	35,743,691	335,538,301	3,556,735	339,095,036
Net loss	—	—	—	—	(324,397,006)	—	(324,397,006)	(2,480,275)	(326,877,281)
Fair value changes of convertible notes due to instrument-specific credit risk	—	—	—	—	—	1,236,102	1,236,102	—	1,236,102
Other comprehensive income	—	—	—	—	—	(10,539,435)	(10,539,435)	—	(10,539,435)
Issuance of shares(i)	164	11	9,964,474	—	—	—	9,964,485	—	9,964,485
Balance at June 30, 2022	116,855	7,508	947,279,747	—	(961,925,166)	26,440,358	11,802,447	1,076,460	12,878,907

(i)
On June 7, 2022, the Board of Directors approved to issue 164 ordinary shares of the Company to L&L Tomorrow Holdings Limited in lieu of cash bonus of US$164 thousand due to the Chief Executive Officer, Mr. Lu Yongchen. On June 24, 2022, these

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
19
Changes in Shareholders’ Equity (continued)

shares were issued to L&L Tomorrow Holdings Limited which is beneficially owned by Mr. Lu Yongchen. The total fair value of such shares was US$1,487,237, resulting in share-based compensation expense of US$1,323,237 (equivalent to RMB8,608,713) being recognized in profit and loss for the quarter ended June 30, 2022.
(ii)
On February 26, 2021, the Company issued 15,013 ordinary shares to Pangaea Two Acquisition Holdings XXIIB, Ltd. at a cash consideration of US$45,000,000 (RMB equivalent 291,393,000). On March 1, 2021, the cash consideration has been fully paid up.

20
Fair Value Measurement

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of June 30, 2022:
	As of June 30, 2022			Total Fair Value
	Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Liabilities
Convertible notes	—	—	355,704,200	355,704,200
The table below reflects the reconciliation from the opening balances to the closing balances for recuring fair value measurement of the fair value hierarchy for the six months ended June 30, 2022:
Total Fair Value
RMB
Balance as of January 1, 2022	318,466,215
Additions	—
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	21,078,792
Changes in fair value of convertible notes due to instrument-specific credit risk	(1,236,102)
Foreign currency translation adjustment	17,395,295
Balance as of June 30, 2022	355,704,200
The Company measured the fair value of its convertible notes on a recurring basis using significant unobservable (Level 3) inputs as of June 30, 2022.
The convertible notes were measured at fair value as of June 30, 2022 using the Binomial Option Pricing Model with the following assumptions:
	June 30, 2022
Expected volatility		25.00%
Risk-free interest rate (per annum)		3.05%
Expected dividend yield		0.00%
Bond yield		12.40%
Coupon rate		9.00%
Fair value of the underlying ordinary share	US$	9,053.1
The estimated fair value of the convertible notes as of June 30, 2022 estimated by management with the assistance of an independent valuation firm. The Binomial Option Pricing Model simulate the equity value movement which provide the calculation basis of the convertible notes fair value.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
20
Fair Value Measurement (continued)

The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Notes. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Notes in effect at the Note’s valuation date. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares and the Company does not intend to pay dividend before the Company becomes profitable.
The inputs used in the analysis were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity.
21
Subsequent Events

Management has considered subsequent events through October 13, 2022, which was the date the unaudited condensed consolidated financial statements were issued.
(a)
Merger Agreement and PIPE Agreement

On August 13, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Miami Swan Ltd, a wholly-owned subsidiary of the Company which was established for merger purpose (“Merger Sub”) and Silver Crest Acquisition Corporation (“SPAC”). On August 18, 2022, the shareholders of SPAC approved the transactions contemplated by the Merger Agreement (the “Transactions”). On September 28, 2022 (“the Closing Date”), the Transactions were consummated.
Upon the consummation of the Transactions, 116,855 issued ordinary shares of the Company held by existing shareholders of the Company before the Transactions (the “Existing Shareholders”) were subdivided into 124,368,473 Company Ordinary Shares. The Company also commits to issue up to 14,000,000 Company Ordinary Shares to the Existing Shareholders upon the Company’s future share price reaching certain price threshold.
Upon the consummation of the Transactions, the Company issued 5,693,636 Company Ordinary Shares in exchange for 1,381,136 Class A ordinary shares of SPAC held by Public Shareholders and 4,312,500 Class B ordinary share of SPAC held by Silver Crest Management LLC (the “Sponsor”), among which 1,400,000 Company Ordinary Shares owned by the Sponsor are unvested and are to be vested upon the Company’s future share price reaching certain price threshold.
Upon the consummation of the Transactions, the Company issued 17,250,000 Company Warrants in exchange for the warrants of SPAC held by public shareholders (the “Public Warrants”), and 4,450,000 Company warrants to the Sponsor in exchange for warrants held by the Sponsor (the “Sponsor Warrants”). Each Company Warrant can be exercised at an exercise price of US$11.50 in exchange for one Company Ordinary Share.
The Company Ordinary Shares and Company Warrants began trading on the Nasdaq Capital Market under the symbols “THCH” and “THCHW,” respectively, on September 29, 2022.
On March 19, 2019, the Board approved the 2019 Share Option Scheme to attract and retain key employees, which allowed for a maximum of 50,000,000 share units to be issued under the Scheme. On the Closing Date, the terms of the Scheme was amended and restated to allow a maximum aggregate number of Company Ordinary Shares that may be issued under the Scheme to be 14,486,152 shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions), of which 8,242,983 shares were related to outstanding share options that have been granted as of June 30, 2022. The maximum aggregate number of Company Ordinary Shares that may be issued under the Scheme will be reduced by 2,128,595 if the number of Company owned and operated stores and franchise stores open and operating in mainland

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
21
Subsequent Events (continued)

China, HKSAR and Macau on or prior to August 31, 2023 is less than 495. Options under the plan will be granted in the form of individual unit, with each unit being equivalent to a fraction of an Ordinary Share equal to 14,486,152 divided by 50,000,000.
On the Closing Date, the Company issued 5,050,000 Company Ordinary Shares and 1,200,000 Company Warrants to a number of investors in a total consideration of US$44,500,000 in accordance with Subscription Agreement entered into on March 9, 2022 (the “PIPE Transaction”).
Upon the consummation of Transactions and the PIPE Transaction, the Company received total net proceeds of US$39,865,480 on September 29, 2022. With the consummation of the Transactions, receipt of such proceeds and additional available equity financing as disclosed in note 21(b) and note 21(c), the liquidity of the Company to continue its operations over the next 12 months has been improved and therefore management determined that there was no substantial doubt about the Company’s ability to continue as a going concern.
(b)
Equity Support Agreement

In August 2022, the Company made payment of US$500,000 to Shaolin Capital Partners Master Fund Ltd, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC (collectively, “ESA Investors”) and made payments amounted to US$3,166,667 to a collateral account as deposit in accordance with Equity Support Agreement (“ESA Agreement”) entered into on March 8, 2022 and amended on May 25, 2022.
On the Closing Date, the Company issued 5,000,000 Company Ordinary Shares to the ESA Investors pursuant to the ESA Agreement, concurrently with receipt of the subscription price paid by the ESA investors, which were deposited into a collateral account.
According to the ESA Agreement, the Company will receive the proceeds from the collateral account at the end of each of Reference Period: (i) the First Reference Period: the 25 consecutive Volume Weighted Average Price trading days (“VWAP Trading Days”) beginning on, and including, the 85th calendar day immediately following the Closing Date; (ii) the Second Reference Period: the 25 consecutive VWAP Trading Days beginning on, and including, the 145th calendar day immediately following the Closing Date; and (iii) the Third Reference Period: the 25 consecutive VWAP Trading Days beginning on, and including, the 235th calendar day immediately following the Closing Date. In each case, subject to acceleration and postponement in certain circumstances set forth in the ESA Agreement, the proceeds to be received by the Company at the end of each Reference Period will be an amount equal to the agreed number of shares provided in ESA Agreement multiplied (i) by the lesser of an agreed price provided in ESA Agreement (US$10.40 in the First Reference Period, US$10.60 in the Second Reference Period and US$10.90 in the Third Reference Period) and (ii) the average Volume Weighted Average Price determined by the calculation agent for the Reference Period (“Reference Price”). Concurrently, the Company shall pay to the ESA Investors a Reference Period Payment, which is an amount equal to the agreed number of shares multiplied by (i) if Reference Price is less than the agreed price, an amount equal to agreed price minus the reference price for the Reference Period, or (ii) if the Reference Price for the Reference Period is greater than or equal to the agreed price, zero. At the end of the final Reference Period, the outstanding cash balance in the collateral account shall be released to the Company. Within five business days following the release of the outstanding cash balance of the collateral account, the Company shall pay to the ESA Investors and/or Shaolin Capital Management LLC, at the direction of Shaolin Capital Management LLC, the aggregate amount of interest accrued on the funds held in the collateral account prior to the release less US$100,000, up to a maximum of US$300,000.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(Expressed in Renminbi Yuan)
21
Subsequent Events (continued)

(c)
Share purchase agreement with CF Principal Investments LLC

Upon the consummation of the Transactions, the Company is obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) to register under the Securities Act for the resale of ordinary shares to be issued to CF Principal Investments LLC (“CF”) in accordance with Ordinary Share Purchase Agreement entered into between the Company and CF on March 11, 2022, under which, based on the Company’s notification from time to time, CF will purchase from the Company, up to US$100,000,000 in aggregate gross purchase price of newly issued ordinary shares during the 36 months counting from the effective date of initial registration statements filed with the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.
THIL’s amended and restated memorandum and articles of association provide that THIL shall indemnify its directors and officers, including directors and officers and their personal representatives (each, an “indemnified person”) against all against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own actual fraud or wilful default as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.
In addition, THIL has entered into separate indemnification agreements with its directors and officers, pursuant to which THIL has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.
THIL has purchased and intends to maintain insurance on behalf of each person who is or was a director or officer of THIL against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.   Recent Sales of Unregistered Securities
Set forth below is information regarding all securities sold or granted by us within the past three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.
Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
L&L Tomorrow Holdings Limited	October 26, 2020	1,000	Nil
Lord Winterfell Limited	October 26, 2020	500	Nil
Pangaea Two Acquisition Holdings XXIIB Limited	February 26, 2021	15,013	Nil
L&L Tomorrow Holdings Limited	August 12, 2021	178	Nil
THC Hope IB Limited	September 27, 2022	7,745	Nil
Silver Crest Management LLC	September 28, 2022	4,312,500	Nil
Shaolin Capital Partners Master Fund Ltd	September 28, 2022	2,108,200	US$21,082,000
TH China Partners Limited	September 28, 2022	1,200,000	US$10,000,000
Tim Hortons Restaurants International GmbH	September 28, 2022	1,200,000	US$10,000,000
Tencent Mobility Limited	September 28, 2022	1,200,000	US$10,000,000

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC	September 28, 2022	1,135,900	US$11,359,000
DS Liquid DIV RVA SCM LLC	September 28, 2022	1,092,000	US$10,920,000
Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC	September 28, 2022	663,900	US$6,639,000
Sona Credit Master Fund Limited	September 28, 2022	500,000	US$5,000,000
Silver Crest Investment Limited	September 28, 2022	500,000	US$5,000,000
SCC Growth VI Holdco D, Ltd.	September 28, 2022	300,000	US$3,000,000
Eastern Bell International XXVI Limited	September 28, 2022	150,000	US$1,500,000
Warrants
Silver Crest Management LLC	September 28, 2022	4,450,000	Nil
TH China Partners Limited	September 28, 2022	400,000	Nil
Tim Hortons Restaurants International GmbH	September 28, 2022	400,000	Nil
Tencent Mobility Limited	September 28, 2022	400,000	Nil
Convertible Notes
On December 9, 2021, THIL and Pangaea Two Acquisition Holdings XXIIA Limited entered into a Convertible Note Purchase Agreement with each of Sona Credit Master Fund Limited and Sunrise Partners Limited Partnership (the “Notes Investors”). On December 10, 2021, THIL issued $50 million aggregate principal amount of convertible notes (the “Private Notes”) to the Notes Investors for a purchase price of 98% of the principal amount thereof. On December 30, 2021, THIL issued $50 million aggregate principal amount of convertible notes (the “Notes”) under an indenture dated as of such date with Wilmington Savings Fund Society, FSB, as trustee (the “Indenture”). The Notes were issued in exchange for the Private Notes, which were cancelled upon such exchange. The Notes mature on December 10, 2026 (the “Maturity Date”) and bear interest commencing as of December 10, 2021, payable semi-annually in arrears on June 10 and December 10 of each year, commencing on June 10, 2022. Each holder of a Note has the right, after June 10, 2025, to require THIL to repurchase all of such holder’s Notes at a repurchase price equal to the principal amount of such Note plus accrued and unpaid interest thereon to, but excluding, the repurchase date. THIL has the right to redeem the Notes in whole, but not in part, (i) at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, in the event of certain tax changes as described in the Indenture; or (ii) at any time before December 10, 2025, at a redemption price equal to: (a) if the redemption is prior to December 10, 2024, 100% of the principal amount of the Notes plus a “make-whole” as described in the Indenture, and (b) if the redemption is on or after December 10, 2024 and prior to December 10, 2025, 104% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Until the Maturity Date, each Note is convertible into fully paid, validly issued and non-assessable Ordinary Shares at a conversion price of $11.50 per share. THIL has the right, at any time on or after the later of (i) December 10, 2023 and (ii) the effective date of a registration statement filed by THIL with the SEC registering the resale of the Ordinary Shares issuable upon conversion of the Notes, until the Maturity Date, to convert all of the Notes, but only if (i) the last reported sale price per Ordinary Share is equal to or greater than 130% of the Conversion Price on each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date THIL provides notice of such conversion, and (ii) the average daily trading volume in dollars of the Ordinary Shares is more than $5 million.

Item 8.   Exhibits and Financial Statements Schedules
(a) Exhibits.
The following exhibits are filed herewith unless otherwise indicated:
			Incorporation by Reference
ExhibitNo.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
2.1	Agreement and Plan of Merger, dated as of August 13, 2021, by and among TH International Limited, Miami Swan Ltd and Silver Crest Acquisition Corporation.		F-4	333-259743	2.1	September 23, 2021
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 30, 2022.		F-4/A	333-259743	2.2	March 28, 2022
2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of March 9, 2022.		F-4/A	333-259743	2.3	March 28, 2022
2.4	Amendment No. 3 to Agreement and Plan of Merger, dated as of June 27, 2022.		F-4/A	333-259743	2.4	July 5, 2022
2.5	Amendment No. 4 to Agreement and Plan of Merger, dated as of August 30, 2022.	X
3.1	Second Amended and Restated Memorandum and Articles of Association of TH International Limited.	X
4.1	Specimen Ordinary Share Certificate of TH International Limited.		F-4	333-259743	4.5	September 23, 2021
4.2	Specimen Warrant Certificate of TH International Limited.		F-4	333-259743	4.6	September 23, 2021
4.3	Assignment, Assumption and Amended & Restated Warrant Agreement by and among Silver Crest Acquisition Corporation, TH International Limited and Continental Stock Transfer & Trust Company.	X
4.4	Registration Rights Agreement by and among the TH International Limited, Silver Crest Management LLC and certain shareholders of TH International Limited.	X
4.5	Indenture between TH International Limited and Wilmington Savings Fund Society, FSB, as trustee.		F-4/A	333-259743	4.9	January 28, 2022

			Incorporation by Reference
ExhibitNo.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
5.1	Opinion of Kirkland & Ellis LLP as to the validity of the warrants of TH International Limited.	X
5.2	Opinion of Maples and Calder (Cayman) LLP as to the validity of the ordinary shares of TH International Limited to be issued.	X
10.1	Lock-Up and Support Agreement, dated as of August 13, 2021, by and among TH International Limited, Silver Crest Acquisition Corporation and the shareholders of TH International Limited.		F-4	333-259743	10.2	September 23, 2021
10.2	Sponsor Lock-Up Agreement, dated as of August 13, 2021, by and between TH International Limited and Silver Crest Management LLC.		F-4	333-259743	10.3	September 23, 2021
10.3	Voting and Support Agreement, dated as of August 13, 2021, made by and among TH International Limited, Silver Crest Acquisition Corporation and Silver Crest Management LLC.		F-4	333-259743	10.4	September 23, 2021
10.4	Amendment No. 1 to Voting and Support Agreement, dated as of March 9, 2022.		F-4/A	333-259743	10.5	March 28, 2022
10.5+	Amended and Restated Share Incentive Plan of TH International Limited.	X
10.6	Form of Director and Officer Indemnification Agreement.		F-4/A	333-259743	10.7	March 28, 2022
10.7	Amended and Restated Master Development Agreement, dated as of August 13, 2021, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and TH International Limited.		F-4	333-259743	10.7	September 23, 2021
10.8	Amendment No. 1 to Amended and Restated Master Development Agreement, dated as of September 28, 2022, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and TH International Limited.	X

			Incorporation by Reference
ExhibitNo.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
10.9	Amended and Restated Company Franchise Agreement, dated as of August 13, 2021, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited, Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., Tim Hortons (China) Holdings Co. Ltd., Tim Hortons (Beijing) Food and Beverage Services Co., Ltd. and Tim Coffee (Shenzhen) Co., Ltd.		F-4	333-259743	10.8	September 23, 2021
10.10	Amended and Restated Company Franchise Agreement, dated as of August 13, 2021, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited.		F-4	333-259743	10.9	September 23, 2021
10.11	Business Cooperation Agreement between Pangaea Data Tech (Shanghai) Co., Ltd and Tim Hortons (China) Holdings Co., Ltd., dated December 2, 2021.		F-4/A	333-259743	10.10	January 28, 2022
10.12	Form of Convertible Note Purchase Agreement.		F-4/A	333-259743	10.12	March 28, 2022
10.13	Form of Subscription Agreement.		F-4/A	333-259743	10.13	March 28, 2022
10.14	Ordinary Share Purchase Agreement, dated March 11, 2022.		F-4/A	333-259743	10.14	March 28, 2022
10.15	Registration Rights Agreement, dated March 11, 2022.		F-4/A	333-259743	10.15	March 28, 2022
10.16	Equity Support Agreement, dated March 9, 2022.		F-4/A	333-259743	10.16	March 28, 2022
10.17	Pledge and Security Agreement, dated May 25, 2022.		F-4/A	333-259743	10.17	June 8, 2022
10.18	Control Agreement, dated June 13, 2022.	X
21.1	List of subsidiaries of TH International Limited.	X
23.1	Consent of KPMG Huazhen LLP, an independent registered public accounting firm for TH International Limited.	X
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

Incorporation by Reference
ExhibitNo.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
23.3	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.2).
23.4	Consent of Han Kun Law Offices.	X
24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
107	Filing table.	X

+
Indicates management contract or compensatory plan or arrangement.

#
Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 9.   Undertakings
(a)
The undersigned Registrant hereby undertakes:

(1)
to file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on October 13, 2022.
TH INTERNATIONAL LIMITED
By:
/s/ Yongchen Lu

Name:
Yongchen Lu

Title:
Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Gregory Armstrong, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto any said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Peter Yu Peter Yu	Chairman and Director	October 13, 2022
/s/ Yongchen Lu Yongchen Lu	Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2022
/s/ Dong Li Dong Li	Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2022
/s/ Bin He Bin He	Chief Consumer Officer	October 13, 2022
/s/ Gregory Armstrong Gregory Armstrong	Director	October 13, 2022
/s/ Paul Hong Paul Hong	Director	October 13, 2022
/s/ Andrew Wehrley Andrew Wehrley	Director	October 13, 2022
/s/ Meizi Zhu Meizi Zhu	Director	October 13, 2022

Signature	Title	Date
/s/ Eric Haibing Wu Eric Haibing Wu	Director	October 13, 2022
/s/ Rafael Odorizzi De Oliveira Rafael Odorizzi De Oliveira	Director	October 13, 2022
/s/ Derek Cheung Derek Cheung	Director	October 13, 2022

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of TH International Limited, has signed this registration statement or amendment thereto in the City of New York, State of New York, on October 13, 2022.
COGENCY GLOBAL INC.
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Senior Vice President